Filed Pursuant to Rule 424(b)(4)

Registration No. 333-254461 and

Registration No. 333-254605

11,173,335 Units

(each Unit consists of one American Depositary Share and  four-tenths of a warrant to purchase one American Depositary Share)

WiMi Hologram Cloud Inc.

This is a public offering of 11,173,335 Units, with each Unit consisting of: (i) one American depositary shares, or ADSs, of WiMi Hologram Cloud Inc., or WiMi, and (ii)  four-tenths of a warrant to purchase one ADS at an exercise price of US$ 8.60 per ADS. WiMi is offering on a best-efforts basis a maximum of  11,173,335 Units at the public offering price of US$7.50 per Unit.  Each ADS represents two of our Class B ordinary shares, par value US$0.0001 per share.  The warrants may be exercised only for a whole number of the ADSs, and no fractional ADSs will be issued upon exercise of the warrants.

Units will not be issued or certificated. The ADSs and the warrants included in the Units can only be purchased together in this offering, but the securities contained in the Units will be issued separately and will be immediately separable upon issuance. The ADSs issuable from time to time upon exercise of the warrants are also being offered by this prospectus.

Our ADSs are listed on the Nasdaq Global Market, or the NASDAQ, under the symbol “WiMi”. On March 22, 2021, the closing trading price for our ADSs, as reported on the NASDAQ, was US$8.79 per ADS. There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the warrants will be limited.

The placement agents are offering our Units in this offering on a best-efforts basis. The offering is being made without a firm commitment by the placement agents, who have no obligations or commitments to purchase any securities. Following the completion of this offering, our issued and outstanding share capital will consist of 20,115,570 Class A ordinary shares and 153,300,513 Class B ordinary shares, assuming none of the warrants, the Placement Agent Warrants, or other outstanding warrants are exercised. Jie Zhao will beneficially own all of our issued Class A ordinary shares and will be able to exercise approximately 68.5% of the total voting power of our issued and outstanding share capital immediately following the completion of this offering. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to ten (10) votes and is convertible into one Class B ordinary share at any time at the option of the holder thereof, and each Class B ordinary share is entitled to one (1) vote. Class B ordinary shares are not convertible into Class A ordinary shares under any circumstances.

Our issued and outstanding share capital consists of Class A ordinary shares and Class B ordinary shares. We are, and following the completion of this offering will continue to be, a “controlled company” as defined under the Nasdaq Listing Rules because Jie Zhao, our Chairman, will beneficially own 100% of our issued and outstanding Class A ordinary shares and approximately 27.1% of our issued and outstanding Class B ordinary shares, assuming none of the warrants, the Placement Agent Warrants, or other outstanding warrants are exercised. Accordingly, Mr. Zhao will be able to exercise approximately 68.5% of our total voting power following the completion of this offering, assuming none of the warrants, the Placement Agent Warrants, or other outstanding warrants are exercised. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. See “Principal Shareholders.”

See “Risk Factors” beginning on page 18 for factors you should consider before buying the Units.

PRICE US$7.50 PER UNIT

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit		Total
Public offering price	US$	7.50	US$	83,800,012.50
Placement agent fees(1)	US$	0.45	US$	5,028,000.75
Proceeds, before expenses, to us	US$	7.05	US$	78,772,011.75

(1)	Does not include additional compensation payable to the placement agents. We have also agreed to reimburse the placement agents for certain accountable expenses, to pay to the placement agents a non-accountable expense allowance equal to 0.8% of the gross proceeds of this offering, and to issue to the placement agents a warrant to purchase ADSs representing 5% of the number of Class B ordinary shares sold by WiMi in this offering at an exercise price equal to 125% of the public offering price of the Units. See “Plan of Distribution” on page 151 for additional disclosure regarding the placement agents’ compensation.

We expect to deliver the ADSs and warrants against payment in U.S. dollars in New York, NY on or about March 25, 2021.

FT Global Capital, Inc.	The Benchmark Company

The date of this prospectus is March 23, 2021.

We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not, and the placement agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, the Units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Units.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the related notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the Units discussed under “Risk Factors” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy the Units. Investors should note that WiMi Hologram Cloud Inc. (“WiMi Cayman”), our ultimate Cayman Islands holding company, does not directly own any substantive business operations in the PRC and the businesses described in this prospectus are operated through our variable interest entity. This prospectus contains information from an industry report, dated July 15, 2019, commissioned by us and prepared by Frost & Sullivan, an independent research firm, to provide information regarding our industry and our market position in China and globally. We refer to this report as the “Frost & Sullivan Report.”

Our Business

We offer augmented reality (“AR”) -based holographic services and products to cater to our customers’ needs, all centered upon providing an innovative, immersive and interactive holographic augmented reality experience for our customers and end users. Our service and product offerings primarily consist of holographic AR advertising services and holographic AR entertainment products. Approximately 69.3%, 80.5%, 83.8% and 91.2% of our revenues were generated from our holographic AR advertising services for the years ended December 31, 2017, 2018, and 2019, and the six months ended June 30, 2020, respectively. Approximately 30.7%, 19.5%, 16.2% and 8.8% of our revenues were generated from our holographic AR entertainment products for the years ended December 31, 2017, 2018, and 2019 and the six months ended June 30, 2020, respectively. The core of our business is holographic AR technologies used in software engineering, content production, cloud and big data. By leveraging our strong technological capabilities and infrastructure, we are able to deliver superior products and services and conduct our operations in a highly efficient manner.

Holographic AR Advertising Services

Our holographic AR advertising software enables users to insert into video footages real or animated three dimensional (“3D”) objects that integrate seamlessly within the scene of such footages. Our online holographic AR advertising solution embeds holographic AR ads into films and shows that are hosted by leading online streaming platforms in China. For the year ended December 31, 2018, holographic AR ads produced using our software generated a total of approximately 6.6 billion views, representing an increase of 34.7% from approximately 4.9 billion views for the year ended December 31, 2017. For the year ended December 31, 2019, holographic AR ads produced using our advertising solutions generated approximately 9.7 billion views, representing an increase of 47.0% from approximately 6.6 billion views for the year ended December 31, 2018. The number of paid impressions through our AR advertising increased by 65.3% from approximately 4.9 billion for the six months ended June 30, 2019 to approximately 8.1 billion for the six months ended June 30, 2020. “View” is also known as “impression”. Each time an advertisement is fetched, it is counted as one impression or one view. CPM, or cost per thousand impressions, is a term used in traditional, online advertising and marketing related to web traffic, which refers to the cost or expense incurred for every thousand potential customers who view the advertisement.

Our customers are those who have entered into contracts with us and used our services pursuant to such contracts during the relevant period. Customers typically enter into a master agreement with us for a term of one year, although they do not necessarily purchase products or services from us during each quarter of such year. A separate request is submitted by a customer for each order of products or services. The number of our customers for advertising services increased from 97 for the year ended December 31, 2017, to 121 for the year ended December 31, 2018 and further increased to 153 for the year ended December 31, 2019. The number of our customers for advertising services increased by 44, from 131 for the six months ended June 30, 2019 to 175 for the six months ended June 30, 2020. Average revenue per customer for AR advertising services increased from approximately RMB1.4 million for the year ended December 31, 2017, to approximately RMB1.5 million for the year ended December 31, 2018 and further increased to approximately RMB1.7 million for the year ended December 31, 2019. Average revenue per customer for AR advertising services decreased from approximately RMB 1.0 million for the six months ended June 30, 2019 to approximately RMB 0.9 million for the six months ended June 30, 2020. The decrease in average revenue was due to lower price on our AR advertising services in order to retain customers, as they reduced their budgets on online advertising and marketing as a result of the COVID-19 pandemic.

Through our proprietary image and video recognition technologies, our software enables users to analyze the underlying video footages at a pixel level to identify ad spaces that can be augmented by 3D objects. Advertisers and their agencies purchase these ad spaces through application programming interfaces, or APIs, integrated with our systems, specifying their target audience and budgets and typically providing the 3D models to be embedded in the videos. When the ad space is detected and 3D objects are generated, the 3D objects are embedded into the underlying streaming videos automatically on a batch-processing basis as determined by our software.

Holographic AR Entertainment Products

Our holographic AR entertainment products consist primarily of payment middleware software, game distribution platform and holographic mixed reality (“MR”) software.

Payment middleware is a software solution that connects mobile apps to payment channels, giving mobile app users convenient access to a wide range of online payment options. We have cooperated with more than 55 app developers and our payment middleware has been embedded to over 1,100 marketed mobile apps of over 300 customers in 2018, most of which were featured by AR functions.

Our advanced payment middleware streamlines the often time-consuming mobile payment process. Our mobile payment middleware facilitates app developers to build an in-app payment infrastructure that allows micropayments to be made or received through an efficient, secure system, without any interface redirection. Such mobile payment middleware enables app developers to store users’ payment credentials in a trusted and safe environment and eases user’s burden of repeatedly entering and authenticating payment information for each transaction.

Our payment middleware can be fully integrated with various types of mobile apps, especially those employing AR technologies, such as live streaming, gaming, selfie, photo editing, and video-sharing apps. Currently, our payment middleware supports substantially all of the major online payment channels in China, and is compatible with the mainstream mobile operating systems.

Recent Developments

Our Newly Established Joint Venture Companies and Wholly-owned Subsidiaries

We believe that the application demand of holographic 3D vision in the semiconductor industry is growing rapidly, representing promising market potentials. In order to develop the application of holographic AR technologies in the semiconductor industry, we, through our Hong Kong subsidiary WiMi Hologram Cloud Limited, or WiMi HK, set up joint venture companies, Icinit Limited and VIDA Semicon Co., Limited, to develop our business and the relevant applications of holographic 3D vision in the semiconductor industry in June and August 2020, respectively. We believe that the establishment of the joint venture companies are conducive to the expansion of the semiconductor industry and the rapid integration of market resources. Furthermore, they would facilitate our strategies of extending the holographic 3D vision software from the application layer to the chip field and combining software and hardware through the holographic 3D vision software solution, namely, the strategic derivative upgrade to the semiconductor industry. We plan to invest in the semiconductor industry, acquire semiconductor-related assets and cooperate with chip factory in the future, so as to enhance the our technical service capability and retain current customers.

In August 2020, we established a wholly-owned subsidiary, Lixin Technology Co., Ltd., or Lixin Technology, to focus on research, development, and sales of holographic vision intelligent robots and related holographic vision technology services.

In September 2020, we established our subsidiary, VIYI Technology Inc., or VIYI Technology, to accelerate the development of AI algorithm and cloud computing services. VIYI Technology will focus on low latency cloud computing and data service growth, supporting a wide range of data-centric applications from gaming, multi-media entertainment, to online and mobile advertising, and PaaS cloud services. While we are focused on organic business growth, we also evaluate and selectively pursue strategic alliance, investment and acquisition opportunities to supplement our existing business and operations. As of September 27, 2020, VIYI Technology entered into an acquisition framework agreement with FE-DA Electronics Company Private Limited, or FE-DA, and its original shareholder, to acquire the entire equity interests of FE-DA for a total consideration of US$35 million, which shall be paid in several installments, subject to the fulfilment of certain performance conditions by FE-DA. The acquisition framework agreement was subsequently amended and supplemented on September 28, 2020. Pursuant to the amended and supplemental agreement dated September 28, 2020, the original shareholder of FE-DA has undertaken certain performance guarantees of FE-DA’s net profits, and VIYI Technology is entitled to seek refund from the original shareholder of FE-DA. VIYI Technology paid USD 15 million on November 27, 2020 and the remaining payments for this acquisition are expected to be made in three installments during the next three years, subject to the fulfilment of certain performance conditions by FE-DA. The first payment of USD 6 million is due on March 31, 2022 if the net income of FE-DA for the year of 2021 is at least USD 3 million; the second payment of USD 6 million is due on March 31, 2023 if the net income of FE-DA for the year of 2022 is at least USD 6 million; and the third payment of USD 8 million is due on March 31, 2024 if the net income of FE-DA for the year of 2023 is at least USD 9 million. If FE-DA is unable to meet the performance target in any year, the Company is entitled to a refund of consideration that is twice of the difference between FE-DA’s actual net profits and the guaranteed net profits. FE-DA is a provider of Internet of Things solutions based in Singapore, and primarily engages in the central processing algorithm integrated circuit (“CPA-IC”) solution business in Southeast Asia.

As part of our growth strategies, we will continue to actively seek acquisition opportunities to extend our holographic content production capabilities and evaluate potential target companies with strong software engineering and middleware development capabilities and leading patent-protected hologram technologies.

On November 15, 2020, we entered into an equity transfer agreement with Bofeng Investment Limited and Bravo Great Enterprises Limited, pursuant to which we transferred 4.0% and 6.0% of the issued share capital of VIYI Technology to Bofeng Investment Limited and Bravo Great Enterprises Limited, respectively, for a total consideration of US$10,000,000. On December 7, 2020, we entered into an equity transfer agreement with Universal Winnings Holding Limited, pursuant to which we transferred 3.5% of the issued share capital of VIYI Technology Inc. to Universal Winnings Holding Limited for a consideration of US$3,500,000.

On December 18, 2020, for the purpose of internal restructuring and under the continuous control of Beijing Hologram WiMi Cloud Internet Technology Co., Ltd., or Hologram WiMi, the then shareholders of Beijing WiMi Hologram Cloud Software Co., Ltd., or Beijing WiMi, transferred all of their respective equity interests in Beijing WiMi to Ms. Yadong Sun and Ms. Zhaohua Yao, the nominee shareholders of Beijing WiMi. On the same day, Ms. Yadong Sun and Ms. Zhaohua Yao, Beijing WiMi, and Hologram WiMi entered into a series of contractual agreements that allow us to exert effective control over our Beijing WiMi and its subsidiaries. On December 24, 2020, Shenzhen Weiyixin Technology Co., Ltd., or Shenzhen Weiyixin, a wholly-owned subsidiary of VIYI Technology, entered into a series of contractual agreements with Shenzhen Yitian Hulian Internet Technology Co., Ltd., or Shenzhen Yitian, and its shareholders, which allow us to exert effective control over Shenzhen Yitian. See “Corporate History and Structure —Contractual Arrangements with Our VIEs and Their Respective Shareholders”.

Coronavirus (COVID-19) Update

The ongoing outbreak of the novel coronavirus (COVID-19) has spread rapidly to many parts of the world. In March 2020, the World Health Organization declared the COVID-19 as a pandemic. The pandemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities in China for the past few months. Given the rapidly expanding nature of the COVID-19 pandemic, and because substantially all of our business operations and our workforce are concentrated in China, we believe there is a substantial risk that our business, results of operations, and financial condition will be adversely affected. Potential impact to our results of operations will also depend on future developments and new information that may emerge regarding the duration and severity of the COVID-19 and the actions taken by government authorities and other entities to contain the COVID-19 or mitigate its impact, almost all of which are beyond our control.

The impacts of COVID-19 on our business, financial condition, and results of operations include, but not limited to, the following:

●	We temporarily closed our offices and implemented work from home policy in February 2020, as required by relevant PRC regulatory authorities. Since March 16, 2020, our offices have reopened and have been fully operational.

●	Our customers were negatively impacted by the outbreak and reduced their budgets for online advertising and marketing in 2020. As a result, our gross profit and net income for 2020 were negatively impacted. However, to date, none of our customers have terminated contracts with us.

●	The situation may worsen if the COVID-19 outbreak continues. Certain of our customers have, and additional customers may request additional time to pay us or fail to pay us on time, or at all, which may require us to record additional allowances. We have not experienced significant collection issues in 2020. We will continue to closely monitor our collections throughout 2021.

●	The global stock markets have experienced, and may continue to experience, significant decline from the COVID-19 outbreak. It is possible that the price of our ADSs will decline significantly after the consummation of this offering, in which case you may lose your investment.

While many of the restrictions on movement within China have been relaxed as of the date of this prospectus, there is great uncertainty as to the future progress of the pandemic. Because of the uncertainty surrounding the COVID-19 pandemic, the business disruption and the related financial impact of and response to the pandemic cannot be reasonably estimated at this time. For a detailed description of the risks associated with the novel coronavirus, see “Risk Factors—Risks Related to Our Business—Our business could be materially harmed by the ongoing coronavirus (COVID-19) pandemic.”

Our Technology

We have developed powerful, cutting-edge holographic AR technologies.

Software Engineering

Since our inception, we have devoted the majority of our research and development resources to software development. Our software engineering team is responsible for building the company-wide software platform, supporting the integration of our products and applications within our cloud infrastructure, as well as producing the holographic AR-related and MR-related software and solutions we license to our entertainment industry customers.

Content Production

Our leading holographic AR content production capabilities are built around image acquisition, object recognition, automated image process, and computer vision technologies. Our software engineering team and visualization design team work closely to consistently advance such visualization-related technologies, and harness them to design and produce innovative holographic AR contents. Through real-time computer vision algorithms which provide an accurate pose estimation, we are able to perform scene recognition and tracking within seconds. Such cutting-edge algorithms also allow us to perform visualization of photorealistic high-resolution renderings of products on a pixel basis. While most peer companies may identify and capture 40 to 50 blocks of image data within a specific space unit, the number of data blocks we can collect reaches 500 to 550, according to Frost & Sullivan. According to Frost & Sullivan, our speed of image processing is 80% faster than the industry average, leading to improved operation efficiency. In the course of scene reconstruction, our automated image processing tools can perform noise cleaning and feature enhancement on the image we initially captured, enabling us to create best-in-class holographic AR designs with an industry-leading simulation degree.

We have built a comprehensive holographic AR content library as compared to our peers in China, according to Frost & Sullivan. The formats of our holographic AR contents range from 3D models to holographic short videos. As of December 31, 2019, we owned over 4,600 ready-to-use AR holographic contents that were available to be adapted to our holographic AR products and solutions, including animals, cartoon characters, vehicles and foods. Our AR holographic contents can be applied in various scenarios, such as education, tourism, arts and entertainment, and popular science. In addition, our content library is also enriched by copyrighted contents that we have licensed from third parties. We cooperate with various content owners, including brands, film producers and talent agencies, to adapt high-quality, popular Ips into holographic AR formats.

Cloud

We believe that the next-generation cloud delivery technology provides the flexibility and scalability necessary for holographic AR experience. Cloud technology is of high importance to build our comprehensive holographic AR ecosystem. We have developed our cloud architecture to work effectively in a flexible cloud environment that has a high degree of elasticity. Meanwhile, benefiting from our cloud storage and connecting capabilities, users of our integrated holographic AR software are able to access our large-size holographic AR content library on their native devices.

Big Data

We have developed advanced data analytics capabilities to derive actionable insights from the large amounts of data we collected from our products and third party sources. Currently, we have infiltrated a solid end-user base of approximately 350 million from which we are able to collect raw data. Our processing capabilities enable us to manage extremely large volumes of data and deliver real-time analysis at scale, making it possible for us to continue to improve and innovate our products and services. Our data mining and user behavioral data analytics technologies allow us to build and segment context-rich user profiles and apply such analysis in numerous applications. For instance, we have created over 2,000 user tags by analyzing user data we collected through our holographic AR advertising services. We are also in the process of developing ads performance tracking and evaluation tools.

Our Strengths

We have developed an innovative business model with fundamental strengths that positions us for continued leadership.

Leading Holographic Augmented Reality Application Platform in China

We were the largest holographic AR application platform in China, in terms of the total revenue in 2018, according to Frost & Sullivan. In addition, we have built the most comprehensive and diversified holographic AR content library among all holographic AR solution providers in China, according to Frost & Sullivan.

Market Potential Across the Holographic AR Value Chain

As holography and AR continue to proliferate, China’s holographic AR market is fast-growing and evolving. According to Frost & Sullivan, the total market size of China’s holographic AR industry in terms of total revenues is expected to grow from RMB 3.6 billion in 2017 to RMB 454.8 billion in 2025.

Cutting-edge Technology Capabilities and High-Quality User Experience

We have developed the professional media player in China specifically designed for holographic AR contents. It has built in a comprehensive set of setting parameters and editing tools used for holographic AR content playback and allows end-users to playback complex high-fidelity simulations quickly and cost-effectively. End-users are able to adjust the contrast, saturation and vibrancy of the displayed holographic AR content and create their own custom visual effect.

Experienced Management Team

We benefit significantly from the experience of our founder and senior management team, who have been successfully riding the growth wave in China’s booming holographic AR industry. Our chairman, Mr. Jie Zhao, has been with our company since our inception and possesses deep entrepreneurship and extensive expertise in the internet industry. Prior to establishing our company, Mr. Zhao founded Weixun Yitong, a mobile internet platform in China. Mr. Shuo Shi, our Chief Executive and Operations Officer, is experienced in sales marketing, internet management and culture media. Mr. Songrui Guo, our Chief Technology Officer, has extensive research, development and project management experience in holographic, mixed reality and augmented reality industries. He also has many years of research experiences in computer image processing, software algorithms, data mining and artificial intelligence. We believe that our management team’s collective experience and insights have paved and will continue to pave the way for our success. Our management team is supported by a research and development team with strong academic background and industry expertise in audio/video processing, 3D modeling and cloud computing.

Our Industry

China has a large number of Internet users and mobile Internet users. With the introduction of the underlying tool platform by system vendors such as Apple and Google, it is much more convenient for developers to create and apply diverse AR contents, enabling AR technology to quickly reach a large number of users. In addition, stores offering AR experiences are penetrating rapidly into shopping malls in China, which have enabled consumers to enjoy the AR experience at a low cost and promoted consumers’ acceptance of AR.

Currently, advertisement is the biggest vertical of AR. According to Frost & Sullivan, the market size was estimated at RMB1.5 billion in 2016, and is expected to be at RMB7.8 billion by 2020, with a compound annual growth rate (“CAGR”) of 71.6%, much higher than the growth of total online advertising market, which has a CAGR of 32.4% from 2014 to 2018. As AR technology keeps evolving to satisfy the advertisers’ growing need, AR is expected to be largely used in advertisement. According to Frost & Sullivan, in 2025, the market will be valued at RMB143.9 billion with a CAGR of 79.1%, indicating a larger market share in total online advertising market in the next five years. Entertainment, including gaming and video, takes a huge share of AR sector as well, and it is expected to have a higher growth rate. In 2016 the market size was estimated at RMB0.6 billion and is expected to be at RMB6.8 billion by 2020, with a CAGR of 83.5%. Driven by the availability of AR SDK, improvement in smart phone performance, prospect of gaming industry, AR entertainment is expected to have a promising future, with a market size of RMB180 billion by 2025, indicating a CAGR of 92.6%, and surpassing advertisement to be the biggest application scenario of AR.

There are four key drivers in the China holographic AR industry:

●	Ultimate goal for visual display medium;

●	Advancement in technology;

●	Diversifying customer base and expanding application field; and

●	Government and policy support.

Our Strategies

We seek to build our AR ecosystem through collaboration with partners and customers. We intend to pursue the following strategies:

●	Bring holographic AR experience to broader mass market;

●	Continue to invest in technology and innovations;

●	Develop the application of holographic AR technologies in the semiconductor industry and invest in the semiconductor industry through setting up joint venture companies;

●	Strengthen our AR content development capabilities and enrich our content library; and

●	Explore acquisition or investment opportunities.

Our Challenges

We face risks and uncertainties in realizing our business objectives and executing our strategies, including those relating to:

●	operating in a relatively new and rapidly evolving market;

●	our ability to compete effectively;

●	our ability to sustain our rapid growth, effectively manage our growth or implement our business strategies;

●	our ability to keep up with industry trends or technological developments;

●	our ability to continue to develop, acquire, market and offer new products and services or enhancements to existing products and services that meet customer requirements;

●	our ability to achieve expected returns of our significant investments;

●	our ability to optimize our monetization strategies;

●	our ability to obtain sufficient pricing to enable us to meet our profitability expectations;

●	our ability to obtain sufficient capital to fund our research and development investments;

●	our ability to adapt and manage the impact caused by the global outbreak of COVID-19; and

●	our ability to maintain continued and collaborative efforts of our senior management and key employees.

Moreover, we face risks and uncertainties related to our corporate structure and regulatory environment in China, including:

●	risks associated with our control over our VIEs in China, which is based on contractual arrangements rather than equity ownership; and

●	changes in the political and economic policies of the PRC government.

Corporate History and Structure

We commenced our commercial operations in May 2015 through Beijing WiMi Hologram Cloud Software Co., Ltd. (previously under the name “WiMi Lightspeed Capital Investment Management (Beijing) Co., Ltd.”), or Beijing WiMi. In February 2016, Beijing WiMi formed a wholly-owned subsidiary, Micro Beauty Lightspeed Investment Management HK Limited in Hong Kong. In addition, Beijing WiMi acquired 100% equity interest in Shenzhen Yidian Internet Technology Co., Ltd, or Shenzhen Yidian, on October 21, 2015, Shenzhen Yitian Hulian Internet Technology Co., Ltd., or Shenzhen Yitian, on August 20, 2015 and Shenzhen Kuxuanyou Technology Co., Ltd., or Shenzhen Kuxuanyou on August 26, 2015.

We incorporated WiMi Cayman under the laws of the Cayman Islands as our offshore holding company in August 2018 to facilitate offshore financing. In September 2018, we established WiMi Hologram Cloud Limited, or WiMi HK, our wholly-owned Hong Kong subsidiary, and WiMi HK established a wholly-owned PRC subsidiary, Beijing Hologram WiMi Cloud Internet Technology Co., Ltd., or Hologram WiMi, which is also referred to as WiMi WFOE in this prospectus. WiMi HK set up joint venture companies, Icinit Limited and VIDA Semicon Co., Limited in June and August 2020, respectively. In August 2020, we established a wholly-owned subsidiary, Lixin Technology, in Hainan Province, China. In September 2020, we established a subsidiary, VIYI Technology, in Cayman Islands. On September 27, 2020, VIYI Technology, FE-DA and its original shareholder entered into an acquisition framework agreement, which was subsequently amended and supplemented on September 28, 2020, pursuant to which VIYI Technology acquired the entire equity interests of FE-DA.

On November 15, 2020, we entered into an equity transfer agreement with Bofeng Investment Limited and Bravo Great Enterprises Limited, pursuant to which we transferred 4.0% and 6.0% of the issued share capital of VIYI Technology to Bofeng Investment Limited and Bravo Great Enterprises Limited, respectively, for a total consideration of US$10,000,000. On December 7, 2020, we entered into an equity transfer agreement with Universal Winnings Holding Limited, pursuant to which we transferred 3.5% of the issued share capital of VIYI Technology Inc. to Universal Winnings Holding Limited for a consideration of US$3,500,000.

Due to restrictions imposed by PRC laws and regulations on foreign ownership of companies that engage in internet and other related business, Hologram WiMi and Shenzhen Weiyixin later entered into a series of contractual arrangements with Beijing WiMi and Shenzhen Yitian, or our VIEs, and their respective shareholders, respectively. We depend on these contractual arrangements with our VIEs, in which we have no ownership interests, and their shareholders to conduct most aspects of our operations. We have relied and expect to continue to rely on these contractual arrangements to conduct our business in China. For more details, see “—Contractual Arrangements with Our VIEs and Their Respective Shareholders.” The shareholders of our VIEs may have potential conflicts of interest with us. See “Risk Factors—Risks Related to Our Corporate Structure—Our shareholders or the shareholders of our VIEs may have potential conflicts of interest with us, which may materially and adversely affect our business.”

Under PRC laws and regulations, our PRC subsidiaries may pay cash dividends to us out of their respective accumulated profits. However, the ability of our PRC subsidiaries to make such distribution to us is subject to various PRC laws and regulations, including the requirement to fund certain statutory funds, as well as potential restriction on currency exchange and capital controls imposed by the PRC government. For more details, see “Risk Factors—Risks Related to Doing Business in China—Our PRC subsidiaries and VIEs are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements, conduct our business and to pay dividends to holders of the ADSs and our ordinary shares” and “PRC Regulation—Regulation on Dividend Distributions.”

As a result of our direct ownership in WiMi WFOE and Shenzhen Weiyixin and the variable interest entity contractual arrangements, we are regarded as the primary beneficiary of each of our VIEs. We treat each of them and their respective subsidiaries as our consolidated affiliated entities under generally accepted accounting principles in the United States of America (“U.S. GAAP”), and have consolidated the financial results of these entities in our consolidated financial statements in accordance with U.S. GAAP.

Implication of Being a Foreign Private Issuer and a Controlled Company

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the U.S. Securities and Exchange Commission (“SEC”) will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq listing standards.

Our issued and outstanding share capital consists of Class A ordinary shares and Class B ordinary shares. We are, and following the completion of this offering will continue to be, a “controlled company” as defined under the Nasdaq Stock Market Rules because Jie Zhao, our Chairman, will beneficially own 100% of our issued and outstanding Class A ordinary shares and 27.1 % of our issued and outstanding Class B ordinary shares, assuming none of the warrants, the Placement Agent Warrants, or other outstanding warrants are exercised. Accordingly, Mr. Zhao will be able to exercise 68.5 % of our total voting power following the completion of this offering, assuming none of the warrants, the Placement Agent Warrants, or other outstanding warrants are exercised. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Under the Nasdaq Stock Market Rules, a “controlled company” may elect not to comply with certain corporate governance requirements. Currently, we do not plan to utilize the “controlled company” exemptions with respect to our corporate governance practice after we complete this offering.

Contractual Arrangements and Corporate Structure

Currently, substantially all of our users and business operations are located in the PRC and our primary focus is the PRC hologram market, which we believe possesses tremendous growth potential and attractive monetization opportunities. In addition, we plan to grow our presence in international markets and become a global holographic enterprise. We believe that our hologram technology is applicable to global markets and anticipates expanding our business to new markets.

Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in value-added telecommunication services, internet audio-video program services and certain other businesses. The Special Administrative Measures for Entrance of Foreign Investment (Negative List) (2018 Version) provides that foreign investors are generally not allowed to own more than 50% of the equity interests in a value-added telecommunication service provider other than an e-commerce service provider, and the Provisions on the Administration of Foreign-Invested Telecommunications Enterprises (2016 Revision) require that the major foreign investor in a value-added telecommunication service provider in China must have experience in providing value-added telecommunications services overseas and maintain a good track record. In addition, foreign investors are prohibited from investing in companies engaged in certain online and culture related businesses. See “Risk Factors—Risks Related to Our Corporate Structure—We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both our costs and the risk of non-compliance” and “PRC Regulation—Regulations on Foreign Direct Investment in Value Added Telecommunications Companies.” We are an exempted company incorporated in the Cayman Islands. Hologram WiMi and Shenzhen Weiyixin, our PRC subsidiaries, are considered foreign-invested enterprises. To comply with the foregoing PRC laws and regulations, we primarily conduct our business in China through Beijing WiMi and Shenzhen Yitian, our VIEs and their respective subsidiaries in the PRC, based on a series of contractual arrangements. As a result of these contractual arrangements, we exert effective control over our VIEs and their respective subsidiaries, and consolidate their operating results in our consolidated financial statements under GAAP. These contractual arrangements may not be as effective as direct ownership in providing us with control over our VIEs. If our VIEs or their respective shareholders fail to perform their respective obligations under the contractual arrangements, we could be limited in our ability to enforce the contractual arrangements that give us effective control over our business operations in the PRC and may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure will be effective under PRC law. For details of these and other risks associated with our VIE structure, see “Risk Factors—Risks Related to Our Corporate Structure.”

On November 6, 2018, WiMi Cayman completed a reorganization of entities under common control of its shareholders, who collectively owned all of the equity interests of WiMi Cayman prior to the reorganization. WiMi Cayman and WiMi HK were established as the holding companies of Hologram WiMi. Hologram WiMi is the primary beneficiary of Beijing WiMi and its subsidiaries. All of the direct and indirect subsidiaries of WiMi Cayman are under common control. Consequently, the consolidation of Beijing WiMi and its subsidiaries has been accounted for as a reorganization of entities under common control at carrying value. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of WiMi Cayman.

The following diagram illustrates our corporate structure, including our significant subsidiaries and our VIEs as of the date of this prospectus.

The principal shareholders of Beijing WiMi are Jie Zhao and Minwen Wu. Jie Zhao, our Chairman, beneficially owns 100% of our outstanding Class A ordinary shares, 27.1% of our outstanding Class B ordinary shares immediately after this offering, assuming none of the warrants, the Placement Agent Warrants, or other outstanding warrants are exercised, and 82.05% of the outstanding capital stock of Beijing WiMi. Minwen Wu, the controlling person of Sensefuture Holdings Limited and Sensebright Holdings Limited, beneficially owns approximately 5.7% of our issued and outstanding Class B ordinary shares, immediately after this offering, assuming none of the warrants, the Placement Agent Warrants, or other outstanding warrants are exercised, and 11.32% of the outstanding capital stock of Beijing WiMi.

Contractual Arrangements with Our VIEs and Their Respective Shareholders

The following is a summary of the currently effective contractual arrangements by and among our PRC subsidiaries, our VIEs and their respective shareholders. We entered into a series of contractual agreements with Beijing WiMi and its shareholders on November 6, 2018 that allowed us to exert effective control over Beijing WiMi and its subsidiaries. On December 18, 2020, for the purpose of internal restructuring and under the continuous control of Hologram WiMi, the then shareholders of Beijing WiMi transferred all of their respective equity interests in Beijing WiMi to Ms. Yadong Sun and Ms. Zhaohua Yao, the nominee shareholders of Beijing WiMi. On the same day, the original series of contractual agreements were terminated and replaced by another series of contractual agreements among us, Beijing WiMi, Ms. Yadong Sun and Ms. Zhaohua Yao, to reflect the change with respect to the nominee shareholders. On December 24, 2020, Shenzhen Weiyixin entered into a series of contractual agreements with Shenzhen Yitian and its shareholders. These contractual arrangements enable us to (i) exercise effective control over our VIEs; (ii) receive substantially all of the economic benefits of our VIEs; (iii) have an exclusive option to purchase the equity interests in our VIEs, and (iv) have an exclusive option to purchase all or part of the assets of Beijing WiMi when and to the extent permitted by PRC law.

Agreements that provide us effective control over Beijing WiMi

Power of Attorney. Pursuant to the power of attorney dated December 18, 2020, by Hologram WiMi and each shareholder of Beijing WiMi, respectively, each shareholder of Beijing WiMi irrevocably authorized Hologram WiMi or any person(s) designated by Hologram WiMi to exercise such shareholder’s voting rights in Beijing WiMi, including, without limitation, the power to participate in and vote at shareholder’s meetings, the power to nominate directors and appoint senior management, the power to sell or transfer such shareholder’s equity interest in Beijing WiMi, and other shareholders’ voting rights permitted by PRC law and the Articles of Association of Beijing WiMi. The power of attorney remains irrevocable and continuously valid from the date of execution so long as each shareholder remains as a shareholder of Beijing WiMi.

Equity Interest Pledge Agreement. Pursuant to the equity interest pledge agreement dated December 18, 2020, by and among Hologram WiMi, Beijing WiMi and the shareholders of Beijing WiMi, the shareholders of Beijing WiMi pledged all of their equity interests in Beijing WiMi to Hologram WiMi to guarantee their and Beijing WiMi’s obligations under the contractual arrangements including the exclusive business cooperation agreement, the exclusive option agreement, the exclusive asset purchase agreement and the power of attorney and this equity interest pledge agreement, as well as any loss incurred due to events of default defined therein and all expenses incurred by Hologram WiMi in enforcing such obligations of Beijing WiMi or its shareholders. The shareholders of Beijing WiMi agree that, without the prior written approval of Hologram WiMi, during the term of each of the equity interest pledge agreements, they will not dispose of the pledged equity interests or create or allow any other encumbrance on the pledged equity interests. We have completed the registration of the equity pledges with the relevant office of SAIC in accordance with the PRC Property Rights Law.

Spousal Consent Letters. Pursuant to these letters, the spouses of the applicable shareholders of Beijing WiMi unconditionally and irrevocably agreed that the equity interest in Beijing WiMi held by them and registered in their names will be disposed of pursuant to the equity interest pledge agreement, the exclusive option agreement, the exclusive asset purchase agreement and the power of attorney. Each of their spouses agreed not to assert any rights over the equity interest in Beijing WiMi held by their respective spouses. In addition, in the event that any spouse obtains any equity interest in Beijing WiMi held by his or her spouse for any reason, he or she agreed to be bound by the contractual arrangements.

Agreements that allow us to receive economic benefits from Beijing WiMi

Exclusive Business Cooperation Agreement. Under the exclusive business cooperation agreement between Hologram WiMi and Beijing WiMi, dated December 18, 2020, Hologram WiMi has the exclusive right to provide to Beijing WiMi consulting and services related to, among other things, use of software, operation maintenance, product development, and management and marketing consulting. Hologram WiMi has the exclusive ownership of intellectual property rights created as a result of the performance of this agreement. Beijing WiMi agrees to pay Hologram WiMi service fee in the amount equal to the consolidated profit minus the loss (if any). This agreement will remain effective until the date when it is terminated by WiMi WFOE.

Agreements that provide us with the option to purchase the equity interests in Beijing WiMi

Exclusive Share Purchase Option Agreement. Pursuant to the exclusive share purchase option agreement dated December 18, 2020, by and among Hologram WiMi, Beijing WiMi and each of the shareholders of Beijing WiMi, each of the shareholders of Beijing WiMi irrevocably granted Hologram WiMi an exclusive call option to purchase, or have its designated person(s) to purchase, at its discretion, all or part of their equity interests in Beijing WiMi, and the purchase price shall be the lowest price permitted by applicable PRC law. Each of the shareholders of Beijing WiMi undertakes that, without the prior written consent of Hologram WiMi or us, they may not increase or decrease the registered capital, amend the articles of association or change the registered capital structure of Beijing WiMi. This agreement will remain effective for ten years and can be renewed at Hologram WiMi’s sole discretion. Any transfer of shares pursuant to this agreement would be subject to PRC regulations and to any changes required thereunder.

Agreements that provide us with the option to purchase the assets in Beijing WiMi

Exclusive Asset Purchase Agreement. Pursuant to the exclusive asset purchase agreement dated December 18, 2020 by Hologram WiMi and Beijing WiMi, Beijing WiMi irrevocably granted Hologram WiMi an exclusive call option to purchase, or have its designated person(s) to purchase, at its discretion, all or part of Beijing WiMi’s current or future assets (including intellectual property rights), and the purchase price shall be the lowest price permitted by applicable PRC law. Beijing WiMi undertakes that, without the prior written consent of Hologram WiMi, it may not sell, transfer, pledge, dispose of its assets, incur any debts or guarantee liabilities. It will notify Hologram WiMi any potential litigation, arbitration or administrative procedures regarding the assets, and defend the assets if necessary. This agreement will remain effective for ten years and can be renewed at Hologram WiMi’s sole discretion. Any transfer of assets pursuant to this agreement would be subject to PRC regulations and to any changes required thereunder.

Agreements that provide us effective control over Shenzhen Yitian

Power of Attorney. Pursuant to the power of attorney dated December 24, 2020, by Shenzhen Weiyixin and each of the shareholders of Shenzhen Yitian, respectively, each shareholder of Shenzhen Yitian irrevocably authorized Shenzhen Weiyixin or any person(s) designated by Shenzhen Weiyixin to exercise such shareholder’s voting rights in Shenzhen Yitian, including, without limitation, the power to participate in and vote at shareholder meetings, the power to nominate directors and appoint senior management, the power to sell or transfer such shareholder’s equity interest in in Shenzhen Yitian, and other shareholders’ voting rights permitted by PRC law and the Articles of Association of Shenzhen Yitian. The power of attorney remains irrevocable and continuously valid from the date of execution so long as each shareholder remains as a shareholder of Shenzhen Yitian.

Equity Interest Pledge Agreement. Pursuant to the equity interest pledge agreement dated December 24, 2020, by and among Shenzhen Weiyixin, Shenzhen Yitian and the shareholders of Shenzhen Yitian, the shareholder of Shenzhen Yitian pledged all of their equity interest in Shenzhen Yitian to Shenzhen Weiyixin to guarantee the payment of the secured debt under the loan agreement, the performance of their other obligations under the exclusive business cooperation agreement, the exclusive share purchase option agreement and the power of attorney, as well as any loss incurred due to events of default defined therein and all expenses incurred by Shenzhen Weiyixin in enforcing such obligations. The shareholders of Shenzhen Yitian agree that, without the prior written approval of Shenzhen Weiyixin, during the term of each of the equity interest pledge agreements, they will not dispose of the pledged equity interests or create or allow any other encumbrance on the pledged equity interests. We have completed the registration of the equity pledges with the relevant office of SAIC in accordance with the PRC Property Rights Law.

Spousal Consent Letters. Pursuant to these letters, the spouses of the applicable shareholders of Shenzhen Yitian unconditionally and irrevocably agreed that the equity interest in Shenzhen Yitian held by them and registered in their names will be disposed of pursuant to the equity interest pledge agreements, the exclusive option agreements, and the powers of attorney. Each of their spouses agreed not to assert any rights over the equity interest in Shenzhen Yitian held by their respective spouses. In addition, in the event that any spouse obtains any equity interest in Shenzhen Yitian held by his or her spouse for any reason, he or she agreed to be bound by the contractual arrangements.

Agreements that allow us to receive economic benefits from Shenzhen Yitian

Exclusive Business Cooperation Agreement. Under the exclusive business cooperation agreement between Shenzhen Weiyixin and Shenzhen Yitian, dated December 24, 2020, Shenzhen YIYI has the exclusive right to provide Shenzhen Yitian with technical support, consulting and other services, in exchange for a service fee in the amount equal to the consolidated profits of Shenzhen Yitian minus the loss (if any). These exclusive business cooperation agreements will remain effective unless and until terminated by Shenzhen Weiyixin, as applicable.

Agreements that provide us with the option to purchase the equity interests in Shenzhen Yitian

Exclusive Share Purchase Option Agreement. Pursuant to the exclusive share purchase option agreement dated December 24, 2020, by and among Shenzhen Weiyixin, Shenzhen Yitian and each of the shareholders of Shenzhen Yitian, each of the shareholders of Shenzhen Yitian irrevocably granted Shenzhen Weiyixin an exclusive option to purchase, or have its designated person(s) to purchase, at its discretion, all or part of their equity interests in Shenzhen Yitian, and the purchase price shall be the lowest price permitted by applicable PRC law. Each of the shareholders of Shenzhen Yitian undertakes that, without the prior written consent of Shenzhen Weiyixin, they may not increase or decrease the registered capital, amend the articles of association or change the registered capital structure of Shenzhen Yitian.  Any transfer of shares pursuant to this agreement would be subject to PRC regulations and to any changes required thereunder.

Loan Agreement

In addition, pursuant to the loan agreement dated December 24, 2020, between Shenzhen Weiyixin and the shareholders of Shenzhen Yitian, Shenzhen Weiyixin agreed to provide loans to the shareholders of Shenzhen Yitian to be used exclusively for the capital injection into Shenzhen Yitian. The term of the loan agreement ends on the date when Shenzhen Weiyixin exercises its exclusive share purchase option under the aforementioned exclusive share purchase option agreement.

In the opinion of Jingtian & Gongcheng Law Firm, our PRC legal counsel:

●	the ownership structures of Hologram WiMi, Shenzhen Weiyixin and our VIEs, both currently and immediately after giving effect to this offering, are not in any violation of PRC laws or regulations currently in effect; and

●	the contractual arrangements among Hologram WiMi, Beijing WiMi and its shareholders, and among Shenzhen Weiyixin, Shenzhen Yitian and its shareholders, which are governed by PRC law both currently and immediately after giving effect to this offering, are legal, valid, binding and enforceable in accordance with their terms and applicable PRC laws, and do not and will not result in any violation of PRC laws or regulations currently in effect.

However, we have been further advised by our PRC legal counsel that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. If the PRC government finds that the agreements that establish the structure for operating our hologram business do not comply with PRC government restrictions on foreign investment in our businesses, we could be subject to severe penalties including being prohibited from continuing operations. See “Risk Factors—Risks Related to Our Corporate Structure—If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or their interpretation change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.”

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting and financial disclosure requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, (1) presenting only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus, (2) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and (3) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We intend to take advantage of these exemptions. As a result, investors may find investing in our ordinary shares less attractive.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. As a result, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We could remain an emerging growth company for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues exceed US$1.07 billion, (2) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months, or (3) the date on which we have issued more than US$1 billion in non-convertible debt during the preceding three-year period.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	We are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	Subject to Nasdaq rules, for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	We are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	We are exempt from provisions of Regulation Fair Disclosure (“Regulation FD”) aimed at preventing issuers from making selective disclosures of material non-public information;

●	We are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	Our insiders are not required to comply with Section 16 of the Exchange Act requiring such insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

OUR CORPORATE INFORMATION

The principal executive offices of our main operations are located at No. 6 Xiaozhuang, #101A, Chaoyang District, Beijing, the People’s Republic of China. Our telephone number at this address is +86-10-5338-4913. Our registered office in the Cayman Islands is located at the office of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, DE 19711.

CONVENTIONS WHICH APPLY TO THIS PROSPECTUS

Unless we indicate otherwise, all information in this prospectus reflects the following:

●	“ADS” refers to the American depositary share, each representing two Class B ordinary shares;

●	“AR” refers to augmented reality, a technology that enhances the real world through the use of sensory information (visual, audio, or otherwise), which is added to the actual view of the real world;

●	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau;

●	“CPM” refers to cost per thousand impressions, a term used in traditional online advertising and marketing related to web traffic that measures the cost or expense incurred for every thousand potential customers who view the advertisement;

●	“GAAP” refers to the generally accepted accounting principles in the United States;

●	“HK$”, “HKD” or “Hong Kong dollars” refers to the legal currency of the Hong Kong Special Administrative Region;

●	“IPO” refers to our initial public offering, in which we offered and sold an aggregate of 9,500,000 Class B ordinary shares in the form of 4,750,000 ADSs at an offering price of US$5.50 per ADS, and the exercise of the over-allotment option of 338,280 Class B ordinary shares in the form of 169,140 ADSs;

●	“ordinary shares” refers to our Class A ordinary shares of par value US$0.0001 per share and Class B ordinary shares of par value US$0.0001 per share;

●	“RMB” or “Renminbi” refers to the legal currency of the People’s Republic of China;

●	“US$,” “dollars”, “USD”or “U.S. dollars” refers to the legal currency of the United States; and

●	“View”, refers to the number of time an advertisement is fetched (each time an advertisement is fetched, it is counted as one impression or one view or one impression); and

●	“WIMI,” “we,” “us,” “our company,” “the company,” “our,” or similar terms used in this prospectus refer to WiMi Hologram Cloud Inc., a Cayman Islands exempted company, including its wholly owned subsidiaries and, in the context of describing our operations and consolidated financial information, its VIEs and its subsidiaries.

Our reporting currency is the Renminbi. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus are made at RMB6.9762 to US$1.00, representing the mid-point reference rate set forth by the Peoples’ Bank of China on December 31, 2019. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. On March 12, 2021, the mid-point rate for Renminbi was RMB6.5081 to US$1.00.

This prospectus contains information derived from various public sources and certain information from an industry report commissioned by us and prepared by Frost & Sullivan, a third-party industry research firm, to provide information regarding our industry and market position in China. Such information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

THE OFFERING

Offering price	US$7.50 per Unit, with each Unit consisting of (i) one ADS and (ii) four-tenths of a warrant to purchase one ADS. The Units will not be certificated, and the ADS and warrant comprising each Unit are immediately separable and will be issued separately in this offering.

Units offered by us in this offering	11,173,335 Units.

Ordinary shares outstanding immediately after this offering	173,416,083 ordinary shares, comprised of 20,115,570 Class A ordinary shares of par value US$0.0001 per share and 153,300,513 Class B ordinary shares of par value US$0.0001 per share, assuming none of the warrants, the Placement Agent Warrants, or other outstanding warrants are exercised.

ADSs outstanding immediately after this offering	53,682,086 ADSs, assuming none of the warrants, the Placement Agent Warrants, or other outstanding warrants are exercised.

The ADSs	Each ADS represents two Class B ordinary shares, par value US$0.0001 per share. The depositary will hold the underlying Class B ordinary shares represented by the ADSs. You will have rights as provided in the deposit agreement.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our Class B ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class B ordinary shares, after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may turn in the ADSs to the depositary in exchange for Class B ordinary shares. The depositary will charge you fees for any exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold the ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Ordinary shares	We will issue 22,346,670 Class B ordinary shares represented by the ADSs offered by us in this offering, assuming none of the warrants, the Placement Agent Warrants, or other outstanding warrants are exercised.

Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. In respect of matters requiring a shareholder vote, each Class B ordinary share is entitled to one vote, and each Class A ordinary share is entitled to 10 votes. Each Class A ordinary share is convertible into one Class B ordinary share at any time by the holder thereof. Class B ordinary shares are not convertible into Class A ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class A ordinary shares by a holder thereof to any non-affiliate to such holder or upon a change of ultimate beneficial ownership of any Class A ordinary share to any person who is not an affiliate of such holder, each of such Class A ordinary shares will be automatically and immediately converted into one Class B ordinary share.

All share-based compensation awards, regardless of grant dates, will entitle holders to the equivalent number of Class B ordinary shares once the vesting and exercising conditions on such share-based compensation awards are met.

See “Description of Share Capital.”

Warrants	Each warrant will have an exercise price of US$8.60 per ADS, and will be exercisable at any time after the date of issuance and will expire on the second anniversary of the date of issuance. To better understand the terms of the warrants, you should carefully read the “Description of Warrants” section of this prospectus.

Use of proceeds	We expect to receive net proceeds of approximately US$77.7 million in the aggregate from this offering, assuming none of the warrants, the Placement Agent Warrants, or other outstanding warrants are exercised, after deducting placement agent fees and estimated offering expenses payable by us, based on the public offering price of US$7.50 per Unit.

We plan to use (i) approximately 40% of the net proceeds for operating expenses and the research and development of the application of holographic AR technologies in the semiconductor industry, (ii) approximately 40% of the net proceeds for strategic acquisitions and investments in complementary business, and (iii) approximately 20% of the net proceeds for other general corporate purposes, including working capital, operating expenses, and capital expenditures.

See “Use of Proceeds.”

Lock-up	We, certain of our directors and executive officers, and certain of our existing shareholders have agreed with the placement agents, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of the ADSs or ordinary shares or securities convertible into or exercisable or exchangeable for the ADSs or ordinary shares for a period of 90 days after the date of this prospectus. See “Shares Eligible for Future Sale” and “Plan of Distribution” for more information.

Listing	Our ADSs are listed on the Nasdaq Global Market. Our ordinary shares will not be listed on any other stock exchange or quoted for trading on any over-the-counter trading system. The warrants issued as part of the Units are not listed on any securities exchange and we do not intend to list the warrants on NASDAQ or any other national securities exchange or any other recognized trading system, and we do not expect a market to develop for the warrants. Without a trading market, the liquidity of the warrants will be limited.

Nasdaq trading symbol	WIMI

Payment and settlement	We expect to deliver the ADSs and warrants against payment therefor through the facilities of The Depository Trust Company on or about March 25, 2021.

Depositary	JPMorgan Chase Bank, N.A.

Taxation	For the Cayman Islands, PRC and U.S. federal income tax considerations with respect to the ownership and disposition of the ADSs, see “Taxation.”

Risk Factors	See “Risk Factors” and other information included in this prospectus for discussions of the risks relating to investing in the Units. You should carefully consider these risks before deciding to invest in the Units.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated statement of income and comprehensive income data for the years ended December 31, 2017, 2018 and 2019, the summary consolidated balance sheet data as of December 31, 2018 and 2019, and summary consolidated cash flow data for the years ended December 31, 2017, 2018 and 2019, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our summary consolidated balance sheet data as of December 31, 2017 has been derived from our audited consolidated financial statements not included in this prospectus. The summary consolidated statement of income and comprehensive income data for the six months ended June 30, 2019 and 2020, summary consolidated balance sheet data as of June 30, 2020, and summary consolidated cash flow data for the six months ended June 30, 2019 and 2020 have been derived from our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus.

The consolidated financial statements are prepared in accordance with U.S. GAAP. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included elsewhere in this prospectus.

The following table presents our summary consolidated statements of income and comprehensive income for the periods as indicated.

Summary Consolidated Statements of	For the Years Ended December 31,				For the Six Months Ended June 30,
Income and Comprehensive Income:	2017	2018	2019	2019	2019	2020	2020
	RMB	RMB	RMB	USD	RMB	RMB	USD
						(Unaudited)
Operating revenues	192,029,524	225,271,564	319,181,424	45,752,906	158,481,409	170,835,899	24,131,068
Cost of revenues	(79,180,187)	(85,414,061)	(146,167,843)	(20,952,358)	(50,446,015)	(118,029,069)	(16,671,950)
Gross profit	112,849,337	139,857,503	173,013,581	24,800,548	108,035,394	52,806,830	7,459,118
Operating expenses	(35,550,993)	(39,054,908)	(60,162,041)	(8,623,899)	(23,717,117)	(31,655,483)	(4,471,429)
Income from operations	77,298,344	100,802,595	112,851,540	16,176,649	84,318,277	21,151,347	2,987,689
Other expenses, net	(3,432,362)	(3,509,207)	(7,517,988)	(1,077,663)	(326,382)	2,729,160	385,502
Provision for income taxes	(528,011)	(8,075,596)	(3,129,080)	(448,536)	(4,714,304)	(981,657)	(138,662)
Net income	73,337,971	89,217,792	102,204,472	14,650,450	79,277,591	22,898,850	3,234,529
Other comprehensive income (loss)	(250,623)	1,759,288	1,589,076	227,785	215,805	1,564,191	220,947
Comprehensive income	73,087,348	90,977,080	103,793,548	14,878,235	79,493,396	24,463,041	3,455,476
WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic	100,000,000	100,000,000	100,000,000	100,000,000	100,000,000	109,173,741	109,173,741
Diluted	100,000,000	100,922,621	108,611,133	108,611,133	108,611,133	113,503,095	113,503,095
EARNINGS PER SHARE
Basic	0.73	0.89	1.02	0.15	0.79	0.21	0.03
Diluted	0.73	0.88	0.94	0.13	0.73	0.20	0.03

The following table presents our summary consolidated balance sheet as of the dates as indicated.

	As of December 31,				As of June 30
Summary Consolidated Balance Sheet Data:	2017	2018	2019	2019	2020	2020
	RMB	RMB	RMB	USD	RMB	USD
					(Unaudited)
Current assets	52,030,035	213,295,430	177,511,440	25,445,291	322,702,351	45,582,648
Other assets	405,451,567	394,187,996	385,987,073	55,329,130	380,032,069	53,680,636
Total assets	457,481,602	607,483,426	563,498,513	80,774,421	702,734,420	99,263,284
Total liabilities	(367,275,213)	(288,561,957)	(140,783,496)	(20,180,542)	(84,083,614)	(11,877,057)
Total shareholders’ equity	90,206,389	318,921,469	422,715,017	60,593,879	618,650,806	87,386,227

The following table presents our summary consolidated cash flow data for the periods as indicated.

Summary Consolidated Cash Flow	For the Years Ended December 31				For the Six Months Ended June 30,
Data:	2017	2018	2019	2019	2019	2020	2020
	RMB	RMB	RMB	USD	RMB	RMB	USD
						(Unaudited)
Net cash provided by operating activities	108,057,941	99,452,205	143,955,544	20,635,238	82,780,214	11,477,091	1,621,172
Net cash used in investing activities	(118,364,263)	(98,597,356)	(126,479,892)	(18,130,198)	(10,196,550)	(100,713,506)	(14,226,076)
Net cash (used in) provided by financing activities	(3,800,000)	137,493,993	(40,974,000)	(5,873,398)	(93,820,000)	109,472,748	15,463,345
Effect of exchange rate change on cash and cash equivalents	(234,124)	937,466	599,384	85,917	366,376	3,883	549
Net change in cash and cash equivalents	(14,340,446)	139,286,308	(22,898,964)	(3,282,441)	(20,869,960)	20,240,216	2,858,990
Cash and cash equivalents, beginning of year	27,002,080	12,661,634	151,947,942	21,780,904	151,947,942	129,048,978	18,228,544
Cash and cash equivalents, end of year	12,661,634	151,947,942	129,048,978	18,498,463	131,077,982	149,289,194	21,087,534

RISK FACTORS

You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below and the information in our consolidated financial statements and related notes, before making an investment in the Units. Any of the following risks and uncertainties could have a material adverse effect on our business, financial condition, results of operations and prospects. The market price of the Units could decline significantly as a result of any of these risks and uncertainties, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

We operate in a relatively new and rapidly evolving market.

Our business and prospects primarily depend on the continuing development and growth of the holographic AR industry in China. Growth of the holographic AR industry in China is affected by numerous factors, including but not limited to technological innovations, user experience, development of internet and internet-based services, regulatory environment, and macroeconomic environment. The markets for our products and services are relatively new and rapidly developing and are subject to significant challenges. In addition, our continued growth depends, in part, on our ability to respond to changes in the holographic AR industry, including rapid technological evolution, continued shifts in customer demands, introductions of new products and services and emergence of new industry standards and practices. Developing and integrating new content, products, services or infrastructure could be expensive and time-consuming, and these efforts may not yield the benefits we expect to achieve.

In addition, as the holographic AR industry in China is relatively young, there are few proven methods of projecting customer demand or available industry standards on which we can rely. Some of our current monetization methods are also in a relatively preliminary stage. We cannot assure you that our attempts to monetize our current offerings will continue to be successful, profitable or accepted, and therefore the profit potential of our business is difficult to gauge. Our growth prospects should be considered in light of the risks and uncertainties that fast-growing early-stage companies with limited operating history in an evolving industry may encounter, including, among others, risks and uncertainties regarding our ability to:

●	continue to develop new software and related solutions that are appealing to end users;

●	enrich our holographic AR content portfolio;

●	maintain stable relationships with other key participants in the holographic AR value chain;

●	expand our products and services into more use cases; and

●	expand into new geographic markets with high growth potential.

Addressing these risks and uncertainties will require significant capital expenditures and allocation of valuable management and employee resources. We cannot assure you that we will succeed in any of these aspects or that the holographic AR industry in China will continue to grow at a rapid pace. If we fail to successfully address any of the above risks and uncertainties, the size of our user base, our revenue and profits may decline.

Our competitive position and results of operations could be harmed if we do not compete effectively.

The markets for our products and services are characterized by intense competition, new industry standards, limited barriers to entry, disruptive technology developments, short product life cycles, customer price sensitivity and frequent product introductions (including alternatives with limited functionality available at lower costs or free of charge). Any of these factors could create downward pressure on pricing and profitability and could adversely affect our ability to attract new customers. Our future success will depend on our continued ability to enhance our existing products and services, introduce new products and services in a timely and cost-effective manner, meet changing customer expectations and needs, extend our core technology into new applications, and anticipate emerging standards, business models, software delivery methods and other technological developments. Furthermore, we are a small-size company as compared to some of the well-established enterprises that could potentially enter the holographic AR market. Some of our current and potential competitors enjoy competitive advantages such as greater financial, technical, sales, marketing and other resources, broader brand awareness, and access to larger customer bases. As a result of these advantages, potential and current customers might select the products and services of our competitors, causing a loss of our market share.

We are a relatively young company, and we may not be able to sustain our rapid growth, effectively manage our growth or implement our business strategies.

Our business was launched in 2015 and we have a limited operating history. Although we have experienced significant growth since our business was launched, our historical growth rate may not be indicative of our future performance. We may not be able to achieve similar results or grow at the same rate as we had in the past. As our business and the holographic AR market in China continue to develop, we may need to adjust our product and service offerings or modify our business model. These adjustments may not achieve expected results and may have a material and adverse impact on our financial conditions and results of operations.

In addition, our rapid growth and expansion have placed, and continue to place, a significant strain on our management and resources. This level of significant growth may not be sustainable or achievable at all in the future. We believe that our continued growth will depend on many factors, including our ability to develop new sources of revenues, diversify monetization methods, attract and retain customers, continue developing innovative hologram-related technologies, increase brand awareness, expand into new market segments, and adjust to the rapidly changing regulatory environment in China. We cannot assure you that we will achieve any of the above, and our failure to do so may materially and adversely affect our business and results of operations.

If we fail to keep up with industry trends or technological developments, our business, results of operations and financial condition may be materially and adversely affected.

The holographic AR industry is rapidly evolving and subject to continuous technological changes. Our success depends on our ability to continue to develop and implement services and solutions that anticipate and respond to rapid and continuing changes in technology and industry developments and offerings to serve the evolving needs of our customers. Our growth strategy is focused on responding to these types of developments by driving innovation that will enable us to expand our business into new growth areas. If we do not sufficiently invest in new technology and industry developments, or evolve and expand our business at sufficient speed and scale, or if we do not make the right strategic investments to respond to these developments and successfully drive innovation, our services and solutions, our results of operations, and our ability to develop and maintain a competitive advantage and continue to grow could be negatively affected. In addition, we operate in a quickly evolving environment, in which there currently are, and we expect will continue to be, new technology entrants. New services or technologies offered by competitors or new entrants may make our offerings less differentiated or less competitive, when compared to other alternatives, which may adversely affect our results of operations. Technological innovations may also require substantial capital expenditures in product development as well as in modification of products, services or infrastructure. We cannot assure you that we can obtain financing to cover such expenditure. Failure to adapt our products and services to such changes in an effective and timely manner could materially and adversely affect our business, financial condition and results of operations.

If we cannot continue to develop, acquire, market and offer new products and services or enhancements to existing products and services that meet customer requirements, our operating results could suffer.

The process of developing and acquiring new technology products and services and enhancing existing offerings is complex, costly and uncertain. If we fail to anticipate customers’ rapidly changing needs and expectations, our market share and results of operations could suffer. We must make long-term investments, develop, acquire or obtain appropriate intellectual property and commit significant resources before knowing whether our predictions will accurately reflect customer demand for our products and services. If we misjudge customer needs in the future, our new products and services may not succeed and our revenues and earnings may be harmed. Additionally, any delay in the development, acquisition, marketing or launch of a new offering or enhancement to an existing offering could result in customer attrition or impede our ability to attract new customers, causing a decline in our revenue or earnings.

We make significant investments in new products and services that may not achieve expected returns.

We have made and will continue to make significant investments in research, development, and marketing for existing products, services, and technologies, including holographic AR advertising solutions, mobile payment middleware, integrated holographic AR software and other AR-based holographic offerings, as well as new technology or new applications of existing technology. Investments in new technology are speculative. Commercial success depends on many factors, including but not limited to innovativeness, developer support, and effective distribution and marketing. If customers do not perceive our latest offerings as providing significant new functionality or other value, they may reduce their purchases of our services or products, unfavorably affecting our revenue and profits. We may not achieve significant revenue from new product, service or distribution channel investments, or new applications of existing new product, service or distribution channel investments, for several years, if at all. New products and services may not be profitable, and even if they are profitable, operating margins for some new products and businesses may not be as high as the margins we have experienced historically. Furthermore, developing new technologies is complex and can require long development and testing periods. Significant delays in new releases or significant problems in creating new products or offering new services could adversely affect our revenue and profits.

We cannot guarantee our monetization strategies will be successfully implemented or generate sustainable revenues and profit.

Our monetization model is evolving. We currently generate a substantial majority of our revenues from holographic AR advertising services and payment middleware licensing. We plan to increase revenue contribution from our other hologram-related monetization methods including, for example, holographic AR IP licensing. If our strategic initiatives do not enhance our monetization ability or enable us to develop new approaches to monetization, we may not be able to maintain or increase our revenues or profits or recover any associated costs. In addition, we may in the future introduce new services to further diversify our revenue streams, including services with which we have little or no prior development or operating experience. If these new or enhanced services fail to engage customers, we may fail to attract or retain users or to generate sufficient revenues or profits to justify our investments, and our business and operating results may suffer as a result.

Our results of operations could materially suffer if we are not able to obtain sufficient pricing to enable us to meet our profitability expectations.

If we are not able to obtain sufficient pricing for our services and solutions, our revenues and profitability could materially suffer. The rates we are able to charge for our services and solutions are affected by a number of factors, including:

●	general economic and political conditions;

●	the competitive environment in our industry;

●	our customers’ desire to reduce their costs; and

●	our ability to accurately estimate, attain and sustain contract revenues, margins and cash flows over the full contract period.

In addition, our profitability with respect to our services and solutions for new technologies may be different when compared to the profitability of our current business, due to factors such as the use of alternative pricing, the mix of work and the number of service providers, among others.

The competitive environment in our industry affects our ability to obtain favorable pricing in a number of ways, any of which could have a material negative impact on our results of operations. The less we are able to differentiate our services and solutions and/or clearly convey the value of our services and solutions, the more risk we have that they will be seen as commodities, with price being the driving factor in selecting a service provider. In addition, the introduction of new services or products by competitors could reduce our ability to obtain favorable pricing for the services or products we offer. Competitors may be willing, at times, to price contracts lower than us in an effort to enter new markets or increase market share. Further, if competitors develop and implement methodologies that yield greater efficiency and productivity, they may be better positioned to offer services similar to ours at lower prices.

We require a significant amount of capital to fund our research and development investments. If we cannot obtain sufficient capital on favorable terms or at all, our business, financial condition and prospects may be materially and adversely affected.

Operating our holographic AR business requires significant, continuous investment in acquiring, maintaining and upgrading content and technology. Historically, we have financed our operations primarily with net cash generated from operating activities, financial support from our shareholders and equity financings and loans from third parties. As part of our growth strategy, we plan to continue to invest substantial capital in our research and development activities in the future, which may require us to obtain additional equity or debt financing. Our ability to obtain additional financing in the future is subject to a number of uncertainties, including but not limited to those relating to:

●	our future business development, financial condition and results of operations;

●	general market conditions for financing activities; and

●	macro-economic and other conditions in China and elsewhere.

Although we expect to rely increasingly on net cash provided by operating activities and financing through capital markets for our liquidity needs as our business continues to grow and after we become a public company, we cannot assure you that we will be successful in our efforts to diversify our sources of liquidity. If we raise additional funds through future issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our ordinary shares. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, including the ability to pay dividends. This may make it more difficult for us to obtain additional capital to fund our research and pursue business opportunities, including potential acquisitions. If we cannot obtain sufficient capital to meet our capital needs, we may not be able to implement our growth strategies, and our business, financial condition and prospects may be materially and adversely affected.

If we fail to attract, retain and engage appropriately skilled personnel, including senior management and technology professionals, our business may be harmed.

Our future success depends on our retention of highly skilled executives and employees. Competition for well-qualified and skilled employees is intense, and our future success also depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees, including, in particular, software engineers, artificial intelligence scientists and AR technology professionals. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate existing employees. All of our senior management and key personnel are employees at will and, as a result, any of these employees could leave with little or no prior notice. If any member of our senior management team or other key employees leave our company, our ability to successfully operate our business and execute our business strategy could be adversely affected. In particular, such individuals are free to compete with us in the event that they leave. Furthermore, under PRC law, certain of our employees may have ownership rights to our intellectual property, which rights would continue in the event they left our company. We may also have to incur significant costs in identifying, hiring, training and retaining replacements of departing employees.

If existing or new customers are less willing to cooperate with us, our revenues and profits may be adversely affected.

We offer holographic AR advertising solutions primarily through contracts entered into with advertisers or third-party advertising agencies and middleware services primarily through contracts entered into with app developers and content providers. We promote our products and services directly through our experienced and creative sales and marketing team by making direct office visits, attending conferences and industry exhibitions, and through word-of-mouth referral. Our ability to retain existing customers or attract new customers depends on many factors, some of which are out of our control, including:

●	Our ability to innovate and rapidly respond to customer needs;

●	The competitiveness of our pricing and payment terms for our clients, which may, in turn, be constrained by our capital and financial resources;

●	Sufficient capital support;

●	Our ability to acquire complementary technologies, products and businesses to enhance the features and functionality of our applications; and

●	Brand awareness and reputation.

We cannot assure you that we will be able to continue retain these customers or attract new customers. If we fail to retain and enhance our business relationships with new and existing customers, our business and results of operations may be materially and adversely affected.

If we fail to successfully compete with other advertising platforms, media companies, AR or traditional advertisement producers, our revenues and profits may be adversely affected.

Revenue generated from our advertising business is affected by the online advertising industry in China and advertisers’ allocation of budgets to Internet advertising and promotion in general, and specifically with respect to online holographic AR advertising. Companies that decide to advertise or promote online may utilize more established methods or channels for online advertising and promotion, such as key words advertising on established Chinese search engines, over in-video holographic AR advertising. In addition, we compete with media companies, AR or traditional advertisement producers. If the holographic AR advertising market size does not increase from current levels, if we are unable to capture and retain a sufficient share of that market, or if we are unable to compete effectively with our competitors, our ability to maintain or increase our current level of advertisement revenue and our profitability and prospects could be adversely affected.

Our products and software are highly technical and may contain undetected software bugs or vulnerabilities, which could manifest in ways that could seriously harm our reputation and our business.

Our products and software are highly technical and complex. Our software or any of our products may contain undetected software bugs, hardware errors, and other vulnerabilities. These bugs and errors can manifest in any number of ways in our products, including through diminished performance, security vulnerabilities, malfunctions, or even permanently disabled products. We have a practice of regularly updating our products and some errors in our products may be discovered only after a product has been used by users, and may in some cases be detected only under certain circumstances or after extended use. Any errors, bugs or other vulnerabilities discovered in our code or backend after release could damage our reputation, drive away users, allow third parties to manipulate or exploit our software, lower revenue and expose us to claims for damages, any of which could seriously harm our business.

Our business could be materially harmed by the ongoing coronavirus (COVID-19) pandemic.

The outbreak of COVID-19 starting from late January 2020 has spread rapidly to many parts of the world. In March 2020, the World Health Organization declared the COVID-19 as a pandemic. The pandemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities in China for the past few months. Given the rapidly expanding nature of the COVID-19 pandemic, and because substantially all of our business operations and our workforce are concentrated in China, we believe there is a substantial risk that our business, results of operations, and financial condition may be materially and adversely affected. Potential impact to our results of operations will also depend on future developments and new information that may emerge regarding the duration and severity of the COVID-19 and the actions taken by government authorities and other entities to contain the COVID-19 or mitigate its impact, almost all of which are beyond our control.

The impacts of COVID-19 on our business, financial condition, and results of operations include, but are not limited to, the following:

●	We temporarily closed our offices and implemented work from home policy in February 2020, as required by relevant PRC regulatory authorities. Since March 16, 2020, our offices have reopened and have been fully operational.

●	Our customers were negatively impacted by the outbreak and reduced their budgets for online advertising and marketing in 2020. As a result, our gross profit and net income for 2020 were negatively impacted. However, to date, none of our customers have terminated contracts with us.

●	The situation may worsen if the COVID-19 outbreak continues, and our customers may request additional time to pay us or fail to pay us on time, or at all, which may require us to record additional allowances. We have not experienced significant collection issues in 2020. We will continue to closely monitor our collections throughout 2021.

●	The global stock markets have experienced, and may continue to experience, significant decline from the COVID-19 outbreak. It is possible that the price of our ADSs will decline significantly after the consummation of this offering, in which case you may lose your investment.

While many of the restrictions on movement within China have been relaxed as of the date of this prospectus, there is great uncertainty as to the future progress of the pandemic. Because of the uncertainty surrounding the COVID-19 pandemic, the business disruption and the related financial impact of and response to the pandemic cannot be reasonably estimated at this time

Our failure to protect our intellectual property rights may undermine our competitive position.

We believe that our patents, copyrights, trademarks and other intellectual property are essential to our success. Please see “Business—Intellectual Property” for more details. We depend to a large extent on our ability to develop and maintain the intellectual property rights relating to AR technology and our hologram content. We have devoted considerable time and energy to the development and improvement of our software, middleware, websites, and our hologram Ips.

We rely primarily on a combination of patents, copyrights, trademarks and trade secrets laws, and contractual restrictions for the protection of the intellectual property used in our business. Nevertheless, these provide only limited protection and the actions we take to protect our intellectual property rights may not be adequate. Our trade secrets may become known or be independently discovered by our competitors. We may have no or limited rights to stop others’ use of our information. Moreover, to the extent that our employees or third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights to such intellectual property. Furthermore, it is often difficult to maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement, and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Contractual restrictions may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to protect our source code from copying if there is an unauthorized disclosure.

Source code, the detailed program commands for our middleware and software programs, is critical to our business. Although we license portions of our application and operating system source code to several licensees, we take significant measures to protect the secrecy of large portions of our source code. If our source code leaks, we might lose future trade secret protection for that code. It may then become easier for third parties to compete with our products by copying functionality, which could adversely affect our revenue and operating margins.

As our patents may expire and may not be extended, our patent applications may not be granted and our patent rights may be contested, circumvented, invalidated or limited in scope, our patent rights may not protect us effectively. In particular, we may not be able to prevent others from developing or exploiting competing technologies, which could have a material and adverse effect on our business operations, financial condition and results of operations.

In China, the validity period of utility model patent rights or design patent rights is ten years and not extendable. As of December 31, 2019, we had 145 registered patents, 68 patent applications pending in China and no additional patent applications under the patent cooperation treaty. For our pending application, we cannot assure you that we will be granted patents pursuant to our pending applications. Even if our patent applications succeed, it is still uncertain whether these patents will be contested, circumvented or invalidated in the future. In addition, the rights granted under any issued patents may not provide us with sufficient protection or competitive advantages. The claims under any pending patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar to or that achieve results similar to ours. It is also possible that the intellectual property rights of others will bar us from licensing and from exploiting any patents that issue from our pending applications. Numerous U.S. and foreign issued patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. These patents and patent applications might have priority over our patent applications and could subject our patent applications to invalidation. Finally, in addition to those who may claim priority, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable.

Our services or solutions could infringe upon the intellectual property rights of others or we might lose our ability to utilize the intellectual property of others.

We cannot be sure that our services and solutions do not infringe on the intellectual property rights of third parties, and these third parties could claim that we or our clients are infringing upon their intellectual property rights. These claims could harm our reputation, cause us to incur substantial costs or prevent us from offering some services or solutions in the future. Any related proceedings could require us to expend significant resources over an extended period of time. Any claims or litigation in this area could be time-consuming and costly, damage our reputation and/or require us to incur additional costs to obtain the right to continue to offer a service or solution to our clients. If we cannot secure this right at all or on reasonable terms, or we cannot substitute alternative technology, our results of operations could be materially adversely affected. The risk of infringement claims against us may increase as we expand our industry software solutions.

In the operation of our AR holographic ads business, we do not enter into any agreements directly with the copyright owners of the videos in which ads are placed using our software. Consequently, there is no assurance that we will not be affected by disputes between platform operators, on the one hand, and copyright owners of such videos, on the other hand.

Additionally, in recent years, individuals and firms have purchased intellectual property assets in order to assert claims of infringement against technology providers and customers that use such technology. Any such action naming us or our clients could be costly to defend or lead to an expensive settlement or judgment against us. Moreover, such an action could result in an injunction being ordered against our client or our own services or operations, causing further damages.

In addition, we rely on third-party software in providing some of our services and solutions. If we lose our ability to continue using such software for any reason, including in the event that the software is found to infringe the rights of others, we will need to obtain substitute software or seek alternative means of obtaining the technology necessary to continue to provide such services and solutions. Our inability to replace such software, or to replace such software in a timely or cost-effective manner, could materially adversely affect our results of operations.

Third parties may register trademarks or domain names or purchase internet search engine keywords that are similar to our trademarks, brands or websites, or misappropriate our data and copy our platform, all of which could cause confusion to our users, divert online customers away from our products and services or harm our reputation.

Competitors and other third parties may purchase (i) trademarks that are similar to our trademarks and (ii) keywords that are confusingly similar to our brands or websites in internet search engine advertising programs and in the header and text of the resulting sponsored links or advertisements in order to divert potential customers from us to their websites. Preventing such unauthorized use is inherently difficult. If we are unable to prevent such unauthorized use, competitors and other third parties may continue to drive potential online customers away from our platform to competing, irrelevant or potentially offensive platform, which could harm our reputation and cause us to lose revenue.

Our business is highly dependent on the proper functioning and improvement of our information technology systems and infrastructure. Our business and operating results may be harmed by service disruptions, or by our failure to timely and effectively scale up and adjust our existing technology and infrastructure.

Our business depends on the continuous and reliable operation of our information technology (“IT”) systems. Our IT systems are vulnerable to damage or interruption as a result of fires, floods, earthquakes, power losses, telecommunications failures, undetected errors in software, computer viruses, hacking and other attempts to harm our IT systems. Disruptions, failures, unscheduled service interruptions or a decrease in connection speeds could damage our reputation and cause our customers and end-users to migrate to our competitors’ platforms. If we experience frequent or constant service disruptions, whether caused by failures of our own IT systems or those of third-party service providers, our user experience may be negatively affected, which in turn may have a material and adverse effect on our reputation and business. We may not be successful in minimizing the frequency or duration of service interruptions. As the number of our end-users increases and more user data are generated on our platform, we may be required to expand and adjust our technology and infrastructure to continue to reliably store and process content.

Our operations depend on the performance of the Internet infrastructure and fixed telecommunications networks in China, which may experience unexpected system failure, interruption, inadequacy or security breaches.

Almost all access to the Internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology, or the MIIT. Moreover, we primarily rely on a limited number of telecommunication service providers to provide us with data communications capacity through local telecommunications lines and Internet data centers to host our servers. We have limited access to alternative networks or services in the event of disruptions, failures or other problems with China’s Internet infrastructure or the fixed telecommunications networks provided by telecommunication service providers. Web traffic in China has experienced significant growth during the past few years. Effective bandwidth and server storage at Internet data centers in large cities such as Beijing are scarce. With the expansion of our business, we may be required to upgrade our technology and infrastructure to keep up with the increasing traffic on our platform. We cannot assure you that the Internet infrastructure and the fixed telecommunications networks in China will be able to support the demands associated with the continued growth in Internet usage. If we cannot increase our capacity to deliver our online services, we may not be able to expand customer base, and the adoption of our services may be hindered, which could adversely impact our business and profitability.

In addition, we have no control over the costs of the services provided by telecommunication service providers. If the prices we pay for telecommunications and Internet services rise significantly, our results of operations may be materially and adversely affected. Furthermore, if Internet access fees or other charges to Internet users increase, some users may be prevented from accessing the mobile Internet and thus cause the growth of mobile Internet users to decelerate. Such deceleration may adversely affect our ability to continue to expand our user base.

We use third-party services and technologies in connection with our business, and any disruption to the provision of these services and technologies to us could result in adverse publicity and a slowdown in the growth of our users, which could materially and adversely affect our business, financial condition and results of operations.

Our business partially depends on services provided by, and relationships with, various third parties. Some third-party software we use in our operations is currently publicly available and free of charge. If the owner of any such software decides to charge users or no longer makes the software publicly available, we may need to incur significant costs to obtain licensing, find replacement software or develop it on our own. If we are unable to obtain licensing, find or develop replacement software at a reasonable cost, or at all, our business and operations may be adversely affected.

We exercise no control over the third parties with whom we have business arrangements. If such third parties increase their prices, fail to provide their services effectively, terminate their service or agreements or discontinue their relationships with us, we could suffer service interruptions, reduced revenues or increased costs, any of which may have a material adverse effect on our business, financial condition and results of operations.

If we are unable to collect our receivables or unbilled services, our results of operations, financial condition and cash flows could be adversely affected.

Our business depends on our ability to successfully and timely obtain payment from our customers of the amounts they owe us for work performed. We evaluate the financial condition of our clients and usually bill and collect on 30 to 60 day cycles. We have established allowances for losses of receivables and unbilled services. Actual losses on client balances could differ from those that we currently anticipate, and, as a result, we might need to adjust our allowances. We might not accurately assess the creditworthiness of our clients. Macroeconomic conditions could also result in financial difficulties for our customers, including bankruptcy and insolvency. This could cause customers to delay payments to us, request modifications to their payment arrangements that could increase our receivables balance, or default on their payment obligations to us. Recovery of customer financing and timely collection of client balances also depend on our ability to complete our contractual commitments and bill and collect our contracted revenues. If we are unable to meet our contractual requirements, we might experience delays in collection of and/or be unable to collect our customer balances, and if this occurs, our results of operations and cash flows could be adversely affected. In addition, if we experience an increase in the time to bill and collect for our services, our cash flows could be adversely affected.

If we fail to obtain or maintain the required licenses and approvals or if we fail to comply with laws and regulations applicable to our industry, our business, financial condition and results of operations may be materially and adversely affected.

The Internet industry in China is highly regulated, which requires certain licenses, permits, filings and approvals to conduct and develop business. Currently, we have obtained Business Performance Permit, Telecom Value-added Service License and Network Culture Operation License Business Performance Permit.

Due to the uncertainties of interpretation and implementation of existing and future laws and regulations, the licenses we held may not be sufficient to meet regulatory requirements, which may restrain our ability to expand our business scope and may subject us to fines or other regulatory actions by relevant regulators if our practice is deemed as violating relevant laws and regulations. As we further develop and expand our business scope, we may need to obtain additional qualifications, permits, approvals or licenses. Moreover, we may be required to obtain additional licenses or approvals if the PRC government adopts more stringent policies or regulations for our industry.

As the Internet industry in China is still at a relatively early stage of development, new laws and regulations may be adopted from time to time to address new issues that come to the authorities’ attention. Considerable uncertainties still exist with respect to the interpretation and implementation of existing and future laws and regulations governing our business activities. We cannot assure you that we will not be found in violation of any future laws and regulations or any of the laws or regulations currently in effect due to changes in the relevant authorities’ interpretation of these laws and regulations.

In accordance with the Notice on Adjusting the Scope and Standardizing the Examination and Approval Process of Network Culture Operation License (“Notice”) of the Ministry of Culture and Tourism, dated May 14, 2019, any network culture operation licenses whose business scope contains online-games related activities remains valid, although such licenses may not be renewed by the Ministry of Culture and Tourism upon expiration thereof. It is not clear yet whether new licenses could be issued by an alternative governmental authority. As a result, there is risk that we may not have a valid license to conduct online-gaming activities after the expiration of such license.

As of the date of this prospectus, we have not received any material penalties from the relevant government authorities for our past business operations. We cannot assure you, however, that the government authorities will not do so in the future. In addition, we may be required to obtain additional license or permits, and we cannot assure you that we will be able to timely obtain or maintain all the required licenses or permits or make all the necessary filings in the future. If we fail to obtain, hold or maintain any of the required licenses or permits or make the necessary filings on time or at all, we may be subject to various penalties, such as confiscation of the net revenues that were generated through the unlicensed activities, the imposition of fines and the discontinuation or restriction of our operations. Any such penalties may disrupt our business operations and materially and adversely affect our business, financial condition and results of operations.

We may be materially and adversely affected by the complexity, uncertainties and changes in PRC regulation of the Internet industry and companies.

The PRC government extensively regulates the Internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the Internet industry. These Internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violations of applicable laws and regulations. Issues, risks and uncertainties relating to PRC regulation of the Internet business include, but are not limited to, the following:

●	There are uncertainties relating to the regulation of the Internet business in China, including evolving licensing practices and the requirement for real-name registrations. Permits, licenses or operations at some of our subsidiaries and PRC variable interest entity levels may be subject to challenge, we may not be able to timely obtain or maintain all the required licenses or approvals, permits, or to complete filing, registration or other formalities necessary for our present or future operations, and we may not be able to renew certain permits or licenses or renew certain filing or registration or other formalities. See “—If we fail to obtain or maintain the required licenses and approvals or if we fail to comply with laws and regulations applicable to our industry, our business, financial condition and results of operations may be materially and adversely affected” and “PRC Regulation.”

●	The evolving PRC regulatory system for the Internet industry may lead to the establishment of new regulatory agencies. For example, in May 2011, the State Council announced the establishment of a new department, the State Internet Information Office. The primary role of this new agency is to facilitate the policy-making and legislative development in this field to direct and coordinate with the relevant departments in connection with online content administration and to deal with cross-ministry regulatory matters in relation to the Internet industry. We are unable to determine what policies this new agency or any new agencies to be established in the future may have or how they may interpret existing laws, regulations and policies and how they may affect us. Further, new laws, regulations or policies may be promulgated or announced that will regulate Internet activities, including online video and online advertising businesses. If these new laws, regulations or policies are promulgated, additional licenses may be required for our operations. If our operations do not comply with these new regulations after they become effective, or if we fail to obtain any licenses required under these new laws and regulations, we could be subject to penalties.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the Internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, Internet businesses in China, including our business. There are also risks that we may be found to violate the existing or future laws and regulations given the uncertainty and complexity of China’s regulation of Internet business.

Our business generates and processes a large amount of data, and we are required to comply with PRC laws and regulations relating to cyber security. These laws and regulations could create unexpected costs, subject us to enforcement actions for compliance failures, or restrict portions of our business or cause us to change our data practices or business model.

Our business generates and processes a large quantity of data. We face risks inherent in handling and protecting large volume of data. In particular, we face a number of challenges relating to data we collect through our game distribution platform and integrated holographic AR software offering, including:

●	protecting the data in and hosted on our system, including against attacks on our system by outside parties or fraudulent behavior or improper use by our employees;

●	addressing concerns related to privacy and sharing, safety, security and other factors; and

●	complying with applicable laws, rules and regulations relating to the collection, use, storage, transfer, disclosure and security of personal information, including any requests from regulatory and government authorities relating to this data.

Governments around the world, including the PRC government, have enacted or are considering legislation related to online businesses. There may be an increase in legislation and regulation related to the collection and use of anonymous internet user data and unique device identifiers, such as IP address or mobile unique device identifiers, and other data protection and privacy regulation. The PRC regulatory and enforcement regime with regard to data security and data protection is evolving. We may be required by Chinese governmental authorities to share personal information and data that we collect to comply with PRC laws relating to cybersecurity. All these laws and regulations may result in additional expenses to us and any non-compliance may subject us to negative publicity which could harm our reputation and negatively affect the trading price of our ADSs. There are also uncertainties with respect to how these laws will be implemented in practice. PRC regulators have been increasingly focused on regulation in the areas of data security and data protection. We expect that these areas will receive greater attention and focus from regulators, as well as attract continued or greater public scrutiny and attention going forward, which could increase our compliance costs and subject us to heightened risks and challenges associated with data security and protection. If we are unable to manage these risks, we could become subject to penalties, fines, suspension of business and revocation of required licenses, and our reputation and results of operations could be materially and adversely affected. In addition, regulatory authorities around the world have recently adopted or are considering a number of legislative and regulatory proposals concerning data protection. These legislative and regulatory proposals, if adopted, and the uncertain interpretations and application thereof could, in addition to the possibility of fines, result in an order requiring that we change our data practices, which could have an adverse effect on our business and results of operations.

Our business depends on the market recognition of our brand, and if we are unable to maintain and enhance brand recognition, or promote or maintain our brand in a cost-effective manner, our business, financial conditions and results of operations may be materially and adversely affected.

We believe that maintaining and enhancing our brand is of significant importance to the success of our business. A well-recognized brand is important to attract customers, especially in this novel and evolving market. We promote our brand though marketing team and word-of-mouth referrals. Successful promotion of our brand will depend on the effectiveness of our marketing efforts and amount of word-of-mouth referrals we received from satisfied customers. We may incur extra expenses in promoting our brand. However, our brand promotion activities and marketing efforts may not yield increased revenues, and even if they do, any increased revenues may not offset the expenses we incurred in promoting our brand. Since we operate in a highly competitive industry, our brand recognition directly affects our ability to maintain our market position. If we fail to successfully promote and maintain our brand, or if we incur extra expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract enough new customers or retain our existing customers, and our business and results of operations may be materially and adversely affected.

Our success depends on the interoperability of our products and services with next-generation AR hardware.

The success of our products depends upon the cooperation of AR hardware manufactures to ensure interoperability with our products and offer compatible products and services to end users. To the extent that hardware manufactures perceive that their products and services compete with ours, they may have an incentive to withhold their cooperation, decline to share access or sell to us their proprietary application programming interfaces (“APIs”), protocols or formats, or engage in practices to actively limit the functionality, compatibility and certification of our products. If any of the foregoing occurs, our product development efforts may be delayed or foreclosed and it may be difficult and more costly for us to achieve functionality and service levels that would make our services attractive to end users, any of which could negatively impact our business and operating results.

Future litigation could have a material and adverse impact on our business, financial condition and results of operations.

From time to time, we have been, and may in the future be, subject to lawsuits brought by our competitors, individuals, or other entities against us, in matters relating to intellectual property rights, contractual disputes and competition claims. The outcomes of actions we institute may not be successful or favorable to us. Lawsuits against us may also generate negative publicity that significantly harms our reputation, which may adversely affect our user base. In addition to the related cost, managing and defending litigation and related indemnity obligations can significantly divert our management’s attention from operating our business. We may also need to pay damages or settle lawsuits with a substantial amount of cash. While we do not believe that any currently pending proceedings are likely to have a material adverse effect on us, if there were adverse determinations in legal proceedings against us, we could be required to pay substantial monetary damages or adjust our business practices, which could have an adverse effect on our business, financial condition and results of operations.

Negative media coverage could adversely affect our business.

Negative publicity about us and our business, shareholders, affiliates, directors, officers, and other employees, as well as the industry in which we operate, can harm our operations. Negative publicity concerning these parties could be related to a wide variety of matters, including:

●	alleged misconduct or other improper activities committed by our shareholders, affiliates, directors, officers and other employees;

●	false or malicious allegations or rumors about us or our shareholders, affiliates, directors, officers, and other employees;

●	user complaints about the quality of our products and services;

●	copyright or patent infringements involving us and contents offered on our platforms; and

●	governmental and regulatory investigations or penalties resulting from our failure to comply with applicable laws and regulations.

In addition to traditional media, there has been an increasing use of social media platforms and similar devices in China, including instant messaging applications, social media websites and other forms of internet-based communications that provide individuals with access to a broad audience of users and other interested persons. The availability of information on instant messaging applications and social media platforms is virtually immediate as is its impact without affording us an opportunity for redress or correction. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless and readily available. Information concerning our company, shareholders, directors, officers and employees may be posted on such platforms at any time. The risks associated with any such negative publicity or incorrect information cannot be completely eliminated or mitigated and may materially harm our reputation, business, financial condition and results of operations.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of our shares may be materially and adversely affected.

We are subject to the reporting requirements of the Exchange Act of 1934, or Exchange Act, the Sarbanes-Oxley Act of and the rules and regulations of the Nasdaq Stock Market. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting, as we are not required to provide a report of management’s assessment on our internal control over financial reporting due to a transition period established by the rules of the SEC for newly public companies. However, in the course of auditing our consolidated financial statements for the financial statements included elsewhere in this prospectus, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting. As defined in standards established by the Public Company Accounting Oversight Board (“PCAOB”), a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified relates to our lack of sufficient skilled staff with U.S. GAAP knowledge and the SEC reporting knowledge for the purpose of financial reporting as well as the lack in formal accounting policies and procedures manual to ensure proper financial reporting in accordance with U.S. GAAP and SEC reporting requirements.

We have already taken some steps and have continued to implement measures to remediate the material weakness identified, including but not limited to (i) streamline our accounting department structure and enhance our staff’s U.S. GAAP expertise on a continuous basis; (2) hire a new reporting manager who has sufficient expertise in U.S. GAAP to improve the quality of U.S. GAAP reports; (3) make an overall assessment on the current finance and accounting resources and have plans to hire new finance team members with U.S. GAAP qualification in order to strengthen our U.S. GAAP reporting framework; (4) participate in trainings and seminars provided by professional services firms on a regular basis to gain knowledge on regular accounting/SEC reporting updates; and (5) provide internal training to our current accounting team on US GAAP knowledge. We are also in the process of completing a systematic accounting manual for US GAAP and financial closing process. However, we cannot assure you that we will not identify additional material weaknesses or significant deficiencies in the future. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, our ADSs may not be able to remain listed on the NASDAQ Global Market.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2020. In addition, once we cease to be an “emerging growth company” as such term is defined under the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, as we are a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes- Oxley Act of 2002, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Future strategic alliances or acquisitions may have a material and adverse effect on our business, financial condition and results of operations.

We may enter into strategic alliances, including joint ventures or minority equity investments, with various third parties to further our business purpose from time to time. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

Currently, we, through our wholly-owned subsidiary, VIYI Technology, are actively seeking acquisition opportunities to extend our holographic content production capability and evaluating potential target companies with strong software engineering and middleware development capabilities and leading patent-protected hologram technologies. Acquisitions or expansions may not be successfully completed and we may not be able to find or consummate suitable acquisition or expansion alternatives. If we successfully complete any acquisition or expansion, we may raise financing, either in the capital markets or in the form of bank financing, to cover all or part of the purchase price, which will lead to changes to our capital structure and may restrict us in other ways. In addition, to the extent we fund these business initiatives through the issuance of equity or convertible debt securities, the ownership interest of our shareholders could be diluted.

Acquisitions and expansions involve numerous risks, including potential difficulties in retaining and assimilating personnel, risks and difficulties associated with integrating the operations and culture of acquired businesses, diversions of management attention and other resources, lack of experience and industry and market knowledge of the new businesses, risks and difficulties associated with complying with laws and regulations related to the acquisitions and acquired businesses, and failure to properly identify problems with acquisition targets through the due diligence process. In addition, acquisitions and expansions may significantly stretch our capital, personnel and management resources and, as a result, we may fail to manage our growth effectively. Any new acquisition or expansion plans may also result in our assumption of debts and other liabilities, assumption of potential legal liabilities in respect of the new businesses, and incurrence of impairment charges related to goodwill and other intangible assets, any of which could harm our businesses, financial condition and results of operations. In particular, if any new businesses we acquire fail to perform as we expected, we may be required to recognize a significant impairment charge, which could materially and adversely affect our business, financial condition and results of operations. There may also be established players in these sectors and markets that enjoy significant market share, and it may be difficult for us to win market share from them. Furthermore, some of the overseas markets that we target may have high barriers of entry for foreign players. There can be no assurance that our acquisition or expansion plans will be successful.

In addition, when appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. In addition to possible shareholders’ approval, we may also have to obtain approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable PRC laws and regulations, which could result in increased delay and costs, and may derail our business strategy if we fail to do so. Furthermore, past and future acquisitions and the subsequent integration of new assets and businesses require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our business operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant. Furthermore, our equity investees may generate significant losses, a portion of which will be shared by us in accordance with U.S. GAAP. Any such negative developments could have a material adverse effect on our business, reputation, results of operations and financial condition.

We have limited business insurance coverage.

Insurance companies in China offer limited business insurance products. We do not have any business liability or disruption insurance coverage for our operations in China. Any business disruption may result in our incurring substantial costs and the diversion of our resources, which could have an adverse effect on our results of operations and financial condition.

We have adopted an equity incentive plan and have granted share-based awards under our equity incentive plan, which will result in increased share-based compensation expenses.

We adopted our 2020 Equity Incentive Plan, or the 2020 Plan, in July 2020 for purposes of granting share-based compensation awards to employees, directors, officers, and consultants to incentivize their performance and align their interests with ours. Under our 2020 Plan, we are authorized to grant restricted Class B ordinary shares, options to purchase Class B ordinary shares of our company and restricted share units to receive Class B ordinary shares. The maximum number of Class B ordinary shares which may be issued pursuant to all awards under the 2020 Plan is 17,500,000. As of the date of this prospectus, we have issued 17,500,000 Class B ordinary shares, of which we granted an aggregate of 16,758,240 restricted Class B ordinary shares to our directors, officers, key employees and advisors, among which 15,993,240 Class B ordinary shares were fully vested in October and December 2020, and 765,000 restricted Class B ordinary shares are to be vested over a three-year period. The remaining 741,760 Class B ordinary shares are held in trust designated by the administrator of the 2020 Plan. As a result, we incurred substantial share-based compensation expenses in connection with these grants in the second half of 2020, which will have an adverse effect on our results of operations and financial condition for 2020.

We believe the grant of share incentive awards is of significant importance to our ability to attract and retain employees, and we may continue to grant share incentive awards to employees in the future. As a result, we will incur expenses associated with share-based compensation, which may have an adverse effect on our results of operations and financial condition.

Risks Related to Our Corporate Structure

We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both our costs and the risk of non-compliance.

We are subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or their interpretation change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

Foreign ownership of the telecommunication business and certain other businesses in China is extensively regulated and subject to numerous restrictions. Pursuant to the Special Administrative Measures for Access of Foreign Investment (Negative List) (2018 Edition), or the Negative List, and Administrative Provisions on Foreign-Invested Telecommunications Enterprises (Revised in 2016), foreign investors are generally not allowed to own more than 50% of the equity interests in a commercial internet content provider or other value-added telecommunication service provider other than operating e-commerce, and the major foreign investor in a value-added telecommunication service provider in China must have experience in providing value-added telecommunications services overseas and maintain a good track record in accordance with the Negative List, Administrative Provisions on Foreign-Invested Telecommunications Enterprises (Revised in 2016) and other applicable laws and regulations. In addition, foreign investors are prohibited from investing in companies engaged in online operating business, internet audio-visual programs business, internet culture business and radio and television program production business.

We are a Cayman Islands company and our PRC subsidiaries are currently considered foreign-invested enterprises. Accordingly, none of our PRC subsidiaries are eligible to operate internet content service, online culture activities or other businesses which foreign-owned companies are prohibited or restricted from conducting in China. To ensure strict compliance with the PRC laws and regulations, we conduct such business activities through our VIEs and their subsidiaries. Our subsidiaries in China have entered into a series of contractual arrangements with our VIEs and their respective shareholders, which enables us to (i) exercise effective control over our VIEs, (ii) receive substantially all of the economic benefits of our VIEs, and (iii) have an exclusive option to purchase the equity interests in our VIEs. As a result of these contractual arrangements, we have control over and are the primary beneficiary of our VIEs and hence consolidate their financial results as our VIEs under U.S. GAAP. See “Corporate History and Structure” for details.

If the PRC government finds that our contractual arrangements do not comply with its restrictions on foreign investment in the telecommunication business and certain other businesses, or if the PRC government otherwise finds that we, our VIEs, or any of their subsidiaries are in violation of PRC laws or regulations or lack the necessary permits or licenses to operate our business, the relevant PRC regulatory authorities, including the MIIT and the Ministry of Commerce of the People’s Republic of China (“MOFCOM”), would have broad discretion in dealing with such violations or failures, including:

●	revoking the business licenses and/or operating licenses of such entities;

●	discontinuing or placing restrictions or onerous conditions on our operation through any transactions between our PRC subsidiaries and our VIEs;

●	imposing fines, confiscating the income from our PRC subsidiaries or our VIEs, or imposing other requirements with which we or our VIEs may not be able to comply;

●	requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with our VIEs and deregistering the equity pledges of our VIEs, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over our VIEs; or

●	restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China.

Any of these events could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations. If occurrence of any of these events results in our inability to direct the activities of our VIEs that most significantly impacts its economic performance and/or our failure to receive the economic benefits from our VIE, we may not be able to consolidate the entities in our consolidated financial statements in accordance with U.S. GAAP.

Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

In March 2019, the Standing Committee of the National People’s Congress of the PRC passed the Foreign Investment Law of the People’s Republic of China (“Foreign Investment Law”). Among other things, the Foreign Investment Law defines the “foreign investment” as the investment activities in China conducted by foreign individuals, enterprises and other organizations (collectively, the “Foreign Investors”) in a direct or indirectly manner, including any of the following circumstances: (1) the foreign investor establishes a foreign-invested enterprise within the territory of China, independently or jointly with any other investor; (2) the foreign investor acquires shares, equities, property shares or any other similar rights and interests of an enterprise within the territory of China; (3) the foreign investor makes investment to initiate a new project within the territory of China, independently or jointly with any other investor; and (4) the foreign investor makes investment in any other way stipulated by laws, administrative regulations or provisions of the State Council. The Foreign Investment Law leaves uncertainty with respect to whether Foreign Investors control PRC onshore variable interest entities via contractual arrangements will be recognized as “foreign investment”. PRC governmental authorities will administrate foreign investment by applying the principal of pre-entry national treatment together with a “negative list” (the “Negative List”, which shall be promulgated by or promulgated with approval by the State Counsel), to be specific, Foreign Investors are prohibited from making any investments in the fields which are catalogued into prohibited industries for foreign investment based on the Negative List, while Foreign Investors are allowed to make investments in the restricted industries provided that all the requirements and conditions as set forth in the Negative List have been satisfied; when Foreign Investors make investments in the fields other than those included in the Negative List, the national treatment principle shall apply. Besides, certain approval and/or filing requirements shall be fulfilled in accordance with applicable foreign investment laws and regulations.

The internet content service and online culture activities that we conduct through our VIEs are subject to Special Management Measures for the Market Entry of Foreign Investment (Negative List) (2018 Version) (the “2018 Negative List”) issued by MOFCOM and the National Development and Reform Commission. It is unclear whether any new “negative list” to be issued under the Foreign Investment Law will be different from the 2018 Negative List. If our control over our VIEs through contractual arrangements are deemed as foreign investment in the future, and any business of our VIEs is restricted or prohibited from foreign investment under the “negative list” effective at the time, we may be deemed to be in violation of the Foreign Investment Law, the contractual arrangements that allow us to have control over our VIEs may be deemed as invalid and illegal, and we may be required to unwind such contractual arrangements and/or restructure our business operations, any of which may have a material adverse effect on our business operation.

We rely on contractual arrangements with our VIEs and their respective shareholders for our operations in China, which may not be as effective in providing operational control as direct ownership.

We have relied and expect to continue to rely on contractual arrangements with our VIEs, and their respective shareholders, and certain of their subsidiaries to operate our business in China. These contractual arrangements may not be as effective as direct ownership in providing us with control over our VIEs. For example, our VIEs and their respective shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. The revenues contributed by our VIEs and their subsidiaries constituted substantially all of our revenues in 2017, 2018 and 2019 and the six months ended June 30, 2020.

If we had direct ownership of our VIEs, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our VIEs, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by our VIEs and their respective shareholders of their respective obligations under the contracts to exercise control over our VIEs. The shareholders of our VIEs may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portion of our business through the contractual arrangements with our VIEs. If any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through arbitration, litigation or other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. Therefore, our contractual arrangements with our VIEs may not be as effective in controlling our business operations as direct ownership.

Any failure by our VIEs or their respective shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

If our VIEs or their shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure will be effective under PRC law. For example, if the shareholders of our VIEs refuse to transfer its equity interest in our VIEs to our PRC subsidiaries or their designees after we exercise the purchase option pursuant to these contractual arrangements, or if they otherwise act in bad faith or otherwise fail to fulfill their contractual obligations, we may have to take legal actions to compel them to perform their contractual obligations. In addition, if any third parties claim any interest in such shareholders’ equity interests in our VIEs, our ability to exercise shareholders’ rights or foreclose the share pledge according to the contractual arrangements may be impaired. If these or other disputes between the shareholders of our VIEs and third parties were to impair our control over our VIEs, our ability to consolidate the financial results of our VIEs would be affected, which would in turn result in a material adverse effect on our business, operations and financial condition.

Our shareholders or the shareholders of our VIEs may have potential conflicts of interest with us, which may materially and adversely affect our business.

The shareholders of our VIEs may have actual or potential conflicts of interest with us. These shareholders may breach, or cause our VIEs to breach, or refuse to renew, the existing contractual arrangements we have with them and our VIEs, which would have a material and adverse effect on our ability to effectively control our VIEs and receive economic benefits from them. For example, the shareholders may be able to cause our agreements with our VIEs to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

All the agreements under our contractual arrangements with our VIEs and their equity owners are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law, and any disputes would be resolved in accordance with PRC legal procedures.

All the agreements under our contractual arrangements with our VIEs and their equity owners are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a VIE should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our VIEs, and our ability to conduct our business may be negatively affected.

We may lose the ability to use and enjoy assets held by our VIEs and their subsidiaries that are important to our business if our VIEs and their subsidiaries declare bankruptcy or become subject to a dissolution or liquidation proceeding.

As part of our contractual arrangements with our VIEs, they hold certain assets that are material to the operations of certain portion of our business. If our any of our VIE goes bankrupt and all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. Under the contractual arrangements, our VIEs may not, in any manner, sell, transfer, mortgage or dispose of their assets or legal or beneficial interests in the business without our prior consent. If any of our VIE undergoes a voluntary or involuntary liquidation proceeding, the independent third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations

Contractual arrangements we have entered into with our VIEs may be subject to scrutiny by the PRC tax authorities. A finding that we owe additional taxes could negatively affect our financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. We could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements between us and our VIEs were not entered into on an arm’s-length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the income of our VIEs in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by our VIEs for PRC tax purposes, which could in turn increase its tax liabilities without reducing our PRC subsidiaries tax expenses. In addition, the PRC tax authorities may impose late payment fees and other penalties on our VIEs for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if our VIEs’ tax liabilities increase or if it is required to pay late payment fees and other penalties.

If the chops of our PRC subsidiaries, our VIEs and their respective subsidiaries, are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised.

In China, a company chop or seal serves as the legal representation of the company towards third parties even when unaccompanied by a signature. Each legally registered company in China is required to maintain a company chop, which must be registered with the local Public Security Bureau. In addition to this mandatory company chop, companies may have several other chops which can be used for specific purposes. The chops of our PRC subsidiaries and VIEs are generally held securely by personnel designated or approved by us in accordance with our internal control procedures. To the extent those chops are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised and those corporate entities may be bound to abide by the terms of any documents so chopped, even if they were chopped by an individual who lacked the requisite power and authority to do so. In addition, if the chops are misused by unauthorized persons, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from our operations.

Risks Related to Doing Business in China

Adverse changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business, financial condition and results of operations.

The majority of our revenues are sourced from China. Accordingly, our results of operations, financial condition and prospects are influenced by economic, political and legal developments in China. Economic reforms begun in the late 1970s have resulted in significant economic growth. However, any economic reform policies or measures in China may from time to time be modified or revised. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past 30 years, growth has been uneven across different regions and among different economic sectors. The Chinese government has implemented measures to encourage economic growth and guide the allocation of the resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations.

Although the PRC economy has grown significantly in the past decade, that growth may not continue, as evidenced by the slowing of the growth of the PRC economy since 2012. In addition, China’s economic condition has been, and may continue to be, impacted by the recent global outbreak of COVID-19 and the corresponding government-mandated quarantine measures. Any adverse changes in economic conditions in China, in the policies of the PRC government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to reduction in demand for our services and adversely affect our competitive position.

A severe or prolonged downturn in the PRC or global economy and political tensions between the United States and China could materially and adversely affect our business and our financial condition.

The global macroeconomic environment is facing challenges, including the end of quantitative easing by the U.S. Federal Reserve, the economic slowdown in the Eurozone since 2014 and uncertainties over the impact of Brexit. The Chinese economy has shown slower growth compared to the previous decade since 2012 and the trend may continue. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa, which have resulted in market volatility.

If we plan to expand our business internationally and do business cross-border in the future, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for our products and services, impact our competitive position, or prevent us from being able to conduct business in certain countries. If any new tariffs, legislation, or regulations are implemented, or if existing trade agreements are renegotiated, such changes could adversely affect our business, financial condition, and results of operations. In particular, there have been heightened tensions in international economic relations between the United States and China. The U.S. government has recently imposed, and has recently proposed to impose additional, new, or higher tariffs on certain products imported from China to penalize China for what the U.S. government characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new, or higher tariffs on certain products imported from the United States. Following mutual retaliatory actions for months, on January 15, 2020, the United States and China entered into the Economic and Trade Agreement Between the United States of America and the People’s Republic of China as a phase one trade deal, effective on February 14, 2020. Although the direct impact of the current international trade tension, and any escalation of such tension, on the AR industry in China is uncertain, the negative impact on general, economic, political and social conditions may adversely impact our business, financial condition and results of operations.

Furthermore, as part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, on December 18, 2020, U.S. President Donald J. Trump signed the Holding Foreign Companies Accountable Act into law, which requires the SEC to propose rules within 90 days after its enactment to prohibit securities of any registrant from being listed on any of the U.S. securities exchanges or traded “over the counter” if the auditor of the registrant’s financial statements is not subject to PCAOB inspection for three consecutive years after the law becomes effective. The Holding Foreign Companies Accountable Act and any proposed SEC rules may have a material and adverse impact on the stock performance of China-based companies listed in the United States. In addition, the recent market panics over the global outbreak of COVID-19 materially and negatively affected the global financial markets in March 2020, which may cause potential slowdown of the global economy. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy and the political tensions between the United States and China may materially and adversely affect our business, financial condition, results of operations and prospects.

The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act. On December 18, 2020, the Holding Foreign Companies Accountable Act was signed into law.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections. Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is headquartered in Manhattan, New York, and has been inspected by the PCAOB on a regular basis with the last inspection in June 2018. However, the recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

The PRC legal system is based on written statutes and prior court decisions have limited value as precedents. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties. From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.

Under the PRC enterprise income tax law, we may be classified as a PRC ‘resident enterprise,’ which could result in unfavorable tax consequences to us and our shareholders and have a material adverse effect on our results of operations and the value of your investment.

Under the PRC enterprise income tax law that became effective on January 1, 2008, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. On April 22, 2009, the State Administration of Taxation, or the SAT, issued the Notice Regarding the Determination of Chinese-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprise on the Basis of De Facto Management Bodies, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Further to SAT Circular 82, on August 3, 2011, the SAT issued the Administrative Measures of Enterprise Income Tax of Chinese-Controlled Offshore Incorporated Resident Enterprises (Trial), or SAT Bulletin 45, which became effective on September 1, 2011, to provide more guidance on the implementation of SAT Circular 82.

According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be considered a PRC tax resident enterprise by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following conditions are met: (a) the senior management and core management departments in charge of its daily operations function have their presence mainly in the PRC; (b) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (d) not less than half of the enterprise’s directors or senior management with voting rights habitually reside in the PRC. SAT Bulletin 45 further clarifies the resident status determination, post-determination administration as well as competent tax authorities.

Although SAT Circular 82 and SAT Bulletin 45 only apply to offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise group instead of those controlled by PRC individuals or foreigners, Jingtian & Gongcheng Law Firm, our legal adviser as to PRC law, has advised us that the determination criteria set forth therein may reflect SAT’s general position on how the term “de facto management body” could be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

We do not meet all of the conditions above; therefore, we believe that we should not be treated as a “resident enterprise” for PRC tax purposes even if the standards for “de facto management body” prescribed in the SAT Circular 82 are applicable to us.

However, it is possible that the PRC tax authorities may take a different view. Jingtian & Gongcheng Law Firm, our legal adviser as to PRC law, has advised us that if the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, our world-wide income could be subject to PRC tax at a rate of 25%, which could reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations.

Although dividends paid by one PRC tax resident to another PRC tax resident should qualify as “tax-exempt income” under the enterprise income tax law, we cannot assure you that dividends by our PRC subsidiaries to our Cayman Islands holding company will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax on dividends, and the PRC tax authorities have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes.

Non-PRC resident ADS holders may also be subject to PRC withholding tax on dividends paid by us and PRC tax on gains realized on the sale or other disposition of ADSs or Class B ordinary shares, if such income is sourced from within the PRC. The tax would be imposed at the rate of 10% in the case of non-PRC resident enterprise holders and 20% in the case of non-PRC resident individual holders. In the case of dividends, we would be required to withhold the tax at source. Any PRC tax liability may be reduced under applicable tax treaties or similar arrangements. Although our holding company is incorporated in the Cayman Islands, it remains unclear whether dividends received and gains realized by our non-PRC resident ADS holders will be regarded as income from sources within the PRC if we are classified as a PRC resident enterprise. Any such tax will reduce the returns on your investment in our ADSs.

We cannot assure you that the PRC tax authorities will not, at their discretion, adjust any capital gains and impose tax return filing and withholding or tax payment obligations with respect to any internal restructuring, and our PRC subsidiaries may be requested to assist in the filing. Any PRC tax imposed on a transfer of our shares not through a public stock exchange, or any adjustment of such gains would cause us to incur additional costs and may have a negative impact on the value of your investment in our company.

We may not be able to obtain certain benefits under relevant tax treaty on dividends paid by our PRC subsidiaries to us through our Hong Kong subsidiaries.

We are an exempted limited liability company, used as holding company, incorporated under the laws of the Cayman Islands and as such rely on dividends and other distributions on equity from our PRC subsidiaries, as paid to us through our Hong Kong subsidiaries, to satisfy part of our liquidity requirements. Pursuant to the PRC Enterprise Income Tax Law, a withholding tax rate of 10% currently applies to dividends paid by a PRC ‘resident enterprise’ to a foreign enterprise investor, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for preferential tax treatment. Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, and Circular 81 issued by the State Administration of Taxation, such withholding tax rate may be lowered to 5% if the PRC enterprise is at least 25% held by a Hong Kong enterprise throughout the 12 months prior to distribution of the dividends and is determined by the relevant PRC tax authority to have satisfied other requirements. Furthermore, under the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, which became effective in August 2015, the non-resident enterprises shall determine whether they are qualified for preferential tax treatment under the tax treaties and file relevant reports and materials with the tax authorities. There are also other conditions for benefiting from the reduced withholding tax rate according to other relevant tax rules and regulations. We cannot assure you that our determination regarding our Hong Kong subsidiaries’ qualification to benefit from the preferential tax treatment will not be challenged by the relevant PRC tax authority or that we will be able to complete the necessary filings with the relevant PRC tax authority and benefit from the preferential withholding tax rate of 5% under the Double Taxation Avoidance Arrangement with respect to dividends to be paid by our PRC subsidiaries to our Hong Kong subsidiaries.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

We face uncertainties regarding the reporting on and consequences of previous private equity financing transactions involving the transfer and exchange of shares in our company by non-resident investors.

In February 2015, the SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or SAT Bulletin 7, as amended in 2017. Pursuant to this bulletin, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to SAT Bulletin 7, “PRC taxable assets” include assets attributed to an establishment in China, immovable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consist of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immovable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax of 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. SAT Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

There is uncertainty as to the application of SAT Bulletin 7. We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions under SAT Bulletin 7. For transfer of shares in our company by investors that are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our current operations are conducted in China. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided such judgment (i) is final and conclusive, (ii) is not in respect of taxes, a fine or a penalty; and (iii) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

Implementation of labor laws and regulations in China may adversely affect our business and results of operations.

Pursuant to the labor contract law that took effect in January 2008, its implementation rules that took effect in September 2008 and its amendment that took effect in July 2013, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. Due to lack of detailed interpretative rules and uniform implementation practices and broad discretion of the local competent authorities, it is uncertain as to how the labor contract law and its implementation rules will affect our current employment policies and practices. Our employment policies and practices may violate the labor contract law or its implementation rules, and we may thus be subject to related penalties, fines or legal fees. Compliance with the labor contract law and its implementation rules may increase our operating expenses, in particular our personnel expenses. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the labor contract law and its implementation rules may also limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations. According to the Social Insurance Law and the Regulations on the Management of Housing Fund, employees must participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance and maternity insurance and housing funds, and the employers must, together with their employees or separately, pay the social insurance premiums and housing funds for such employees.

As the interpretation and implementation of these laws and regulations are still evolving, we cannot assure you that our employment practice will at all times be deemed in full compliance with labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be materially and adversely affected.

Further, labor disputes, work stoppages or slowdowns at our company or any of our third-party service providers could significantly disrupt our daily operation or our expansion plans and have a material adverse effect on our business.

China’s M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the anti-monopoly law enforcement agency be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law requires that the anti-monopoly law enforcement agency shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOFCOM, that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterpart or anti-monopoly law enforcement agency may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us to liability and penalties under PRC law.

The State Administration of Foreign Exchange (“SAFE”) promulgated the Circular on Relevant Issues Relating to PRC Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, in July 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC residents or entities, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions.

SAFE Circular 37 is issued to replace the Circular on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments through Overseas Special Purpose Vehicles.

If our shareholders who are PRC residents or entities do not complete their registration with the local SAFE branches, our PRC subsidiaries may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiaries. Moreover, failure to comply with SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our shareholders to comply with the requirements of SAFE Circular 37. As a result, we cannot assure you that all of our shareholders who are PRC residents or entities have complied with, and will in the future make or obtain any applicable registrations or approvals required by, SAFE Circular 37. Failure by such shareholders to comply with SAFE Circular 37, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any transfer of funds by us to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration or filing with relevant governmental authorities in China. According to the relevant PRC regulations on foreign-invested enterprises in China, capital contributions to our PRC subsidiaries are subject to the approval of or filing with the Ministry of Commerce in its local branches and registration with a local bank authorized by SAFE. In addition, (i) any foreign loan procured by our PRC subsidiaries is required to be registered with SAFE or its local branches or filed with SAFE in its information system; and (ii) our PRC subsidiaries may not procure loans which exceed the difference between their total investment amount and registered capital or, as an alternative, only procure loans subject to the calculation approach and limitation as provided in the People’s Bank of China Notice No. 9 (“PBOC Notice No. 9”). Any medium- or long-term loan to be provided by us to our VIEs must be registered with the National Development and Reform Commission and SAFE or its local branches. We may not be able to obtain these government approvals or complete such registrations on a timely basis, if at all, with respect to future capital contributions or foreign loans by us to our PRC subsidiaries. If we fail to receive such approvals or complete such registration or filing, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business. There is, in effect, no statutory limit on the amount of capital contribution that we can make to our PRC subsidiaries. This is because there is no statutory limit on the amount of registered capital for our PRC subsidiaries, and we are allowed to make capital contributions to our PRC subsidiaries by subscribing for their initial registered capital and increased registered capital, provided that the PRC subsidiaries complete the relevant filing and registration procedures. With respect to loans to the PRC subsidiaries by us, (i) if the PRC subsidiaries adopt the traditional foreign exchange administration mechanism, or the Current Foreign Debt Mechanism, the outstanding amount of the loans shall not exceed the difference between the total investment and the registered capital of the PRC subsidiaries; and (ii) if the PRC subsidiaries adopt the foreign exchange administration mechanism as provided in Notice of the People’s Bank of China on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or the PBOC Notice No. 9, the risk-weighted outstanding amount of the loans, which shall be calculated based on the formula provided in PBOC Notice No. 9, shall not exceed 200% of the net asset of the PRC subsidiaries. According to the PBOC Notice No. 9, after a transition period of one year since the promulgation of PBOC Notice No. 9, the PBOC and SAFE will determine the cross-border financing administration mechanism for the foreign-invested enterprises after evaluating the overall implementation of PBOC Notice No. 9. As of the date hereof, neither the PBOC nor SAFE has promulgated and made public any further rules, regulations, notices or circulars in this regard. It is uncertain which mechanism will be adopted by the PBOC and SAFE in the future and what statutory limits will be imposed on us when providing loans to our PRC subsidiaries. Currently, our PRC subsidiaries have the flexibility to choose between the Current Foreign Debt Mechanism and the Notice No. 9 Foreign Debt Mechanism. However, if a more stringent foreign debt mechanism becomes mandatory, our ability to provide loans to our PRC subsidiaries or our consolidated affiliated entities may be significantly limited, which may adversely affect our business, financial condition and results of operations.

The Circular on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-Invested Enterprises, or SAFE Circular 19, effective as of June 1, 2015, as amended by Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement under the Capital Account, or SAFE Circular 16, effective on June 9, 2016, allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capitals for expenditure beyond their business scopes, and also prohibit FIEs from using such Renminbi fund to provide loans to persons other than affiliates unless otherwise permitted under its business scope. As a result, we are required to apply Renminbi funds converted from the net proceeds we received from this offering within the business scopes of our PRC subsidiaries. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to use Renminbi converted from the net proceeds of this offering to fund the establishment of new entities in China by our VIEs or their subsidiaries, to invest in or acquire any other PRC companies through our PRC subsidiaries, or to establish new consolidated VIEs in China, which may adversely affect our business, financial condition and results of operations.

Our PRC subsidiaries and VIEs are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements, conduct our business and to pay dividends to holders of the ADSs and our ordinary shares.

We are a holding company incorporated in the Cayman Islands. We rely on dividends from our PRC subsidiaries which in turn relies on consulting and other fees paid by our VIEs for our cash and financing requirements, such as the funds necessary to pay dividends and other cash distributions to our shareholders, including holders of our ADSs, and service any debt we may incur. Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory condition and procedures, if any, determined in accordance with Chinese accounting standards and regulations. In addition, our PRC subsidiaries are required to set aside at least 10% of their accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. Furthermore, if our PRC subsidiaries, our VIEs and their subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us, which may restrict our ability to satisfy our liquidity requirements.

In addition, the Enterprise Income Tax Law of the PRC, or the PRC EIT Law, and its implementation rules provide that withholding tax rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and China’s foreign exchange policies, among other things. In 2005, the PRC government changed its decades-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and we cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company may rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiaries in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiaries and consolidated affiliated entities to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi.

In light of the flood of capital outflows of China in 2016 due to the weakening Renminbi, the PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movement including overseas direct investment. More restrictions and substantial vetting process are put in place by SAFE to regulate cross-border transactions falling under the capital account. If any of our shareholders regulated by such policies fails to satisfy the applicable overseas direct investment filing or approval requirement timely or at all, it may be subject to penalties from the relevant PRC authorities. The PRC government may at its discretion further restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

Failure to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. In the meantime, our directors, executive officers and other employees who are PRC citizens or who are non-PRC residents residing in the PRC for a continuous period of not less than one year, subject to limited exceptions, and who have been granted incentive share awards by us, may follow the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, or 2012 SAFE notices, promulgated by the SAFE in 2012. Pursuant to the 2012 SAFE notices, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been granted options will be subject to these regulations when our company becomes an overseas listed company upon the completion of this offering. Failure to complete the SAFE registrations may subject them to fines, and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

The SAT has issued certain circulars concerning employee share options and restricted shares. Under these circulars, our employees working in China who exercise share options or are granted restricted shares will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC governmental authorities.

Our leased property interests may be defective and our right to lease the properties affected by such defects may be challenged, which could adversely affect our business.

According to the PRC Land Administration Law, land in urban districts is owned by the state. The owner of a property built on state-owned land must possess the proper land and property title certificate to demonstrate that it is the owner of the premises and that it has the right to enter into lease contracts with the tenants or to authorize a third party to sublease the premises. Some of the landlords of our learning center locations have failed to provide the title certificates to us. Our right to lease the premises may be interrupted or adversely affected if our landlords are not the property owners and the actual property owners should appear.

In addition, the title certificate usually records the approved use of the state-owned land by the government and the property owner is obligated to follow the approved use requirement when making use of the property. In the case of failure to utilize the property in accordance with the approved use, the land administration authorities may order the tenant to cease utilizing the premises or even invalidate the contract between the landlord and the tenant. If our use of the leased premises is not in full compliance with the approved use of the land, we may be unable to continue to use the property, which may cause disruption to our business.

Risks Related to the ADSs, Warrants and This Offering

The market price for our ADSs have fluctuated and may be volatile.

The trading price of our ADSs have fluctuated since we first listed our ADSs on NADSAQ. The trading price of our ADSs has been volatile and has ranged from US$3.20 to US$29.50 since our ADSs started to trade on NADSAQ on April 1, 2020. The trading price of our ADSs could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for our ADSs may be highly volatile for factors specific to our own operations, including the following:

●	variations in our revenues, earnings, cash flow and data related to our user base or user engagement;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new product and service offerings, solutions and expansions by us or our competitors;

●	changes in financial estimates by securities analysts;

●	detrimental adverse publicity about us, our products and services or our industry;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Because our public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Units in this offering, you will pay more for the ADSs underlying the Units than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of US$5.54 per ADS, representing the difference between the public offering price of US$7.50 per Unit, and our net tangible book value per ADS as of June 30, 2020, after giving effect to the net proceeds to us from this offering. See “Dilution” for a more complete description of how the value of your investment in our ADSs will be diluted upon completion of this offering.

There is no public market for the warrants being offered in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list any of the warrants on any securities exchange or nationally recognized trading system, including NASDAQ. Without an active market, the liquidity of the warrants will be limited.

Holders of the warrants purchased in this offering will have no rights as ADS holders until such holders exercise such warrants and acquire our ADSs.

Until holders of warrants purchased in this offering acquire our ADSs upon exercise thereof, holders of such warrants will have no rights with respect to the shares of our ADSs underlying such warrants. Upon exercise of any of the warrants purchased in this offering, such holders will be entitled to exercise the rights of an ADS holder only as to matters for which the record date occurs after the exercise date.

The warrants are speculative in nature.

The warrants being sold in this offering have an exercise price of US$8.60 per ADS, and will expire on the second anniversary from the issuance date. In the event our ADS price does not exceed the per share exercise price of the warrants during the period when such warrants are exercisable, such warrants will not have any value.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

The trading market for our ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our ADSs, the market price for our ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our ADSs to decline.

The sale or availability for sale of substantial amounts of the ADSs could adversely affect their market price.

Sales of substantial amounts of the ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the ADSs and could materially impair our ability to raise capital through equity offerings in the future. As of the date of this prospectus, we had 20,115,570 Class A ordinary shares and 130,953,843 Class B ordinary shares outstanding. The ADSs underlying the Units sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be 53,682,086 ADSs (representing 107,364,172 Class B ordinary shares) outstanding immediately after this offering, assuming none of the warrants, the Placement Agent Warrants, or other outstanding warrants are exercised. In connection with this offering, we, certain of our directors, executive officers, and certain of our existing shareholders have agreed, subject to certain exceptions, not to sell any ordinary shares or ADSs for 90 days after the date of this prospectus without the prior written consent of the representatives of the placement agents. However, the placement agents may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the ADSs. See “Plan of Distribution” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act of the Cayman Islands, as amended from time to time, and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England and Wales, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our second amended and restated memorandum and articles of association we expect to adopt, to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act (As Revised) of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

Techniques employed by short sellers may drive down the market price of the ADSs.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on a price appreciation of the ADSs for a return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

You may not receive dividends or other distributions on our ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our Class B ordinary shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial for any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary were to oppose a jury trial based on this waiver, the court would have to determine whether the waiver was enforceable based on the facts and circumstances of the case in accordance with applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, or by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this would be the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including outcomes that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or the ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct the voting of your ordinary shares underlying the ADSs.

Holders of ADSs do not have the same rights as our registered shareholders. As a holder of the ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights which attach to the underlying Class B ordinary shares represented by your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote only by giving voting instructions to the depositary, as holder of the underlying Class B ordinary shares represented by your ADSs. Upon receipt of your voting instructions, the depositary will try, as far as is practicable, to vote the ordinary shares represented by your ADSs in accordance with your instructions. If we ask for your instructions, then upon receipt of your voting instructions, the depositary will try to vote the underlying Class B ordinary shares represented by your ADSs in accordance with these instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise any right to vote with respect to the underlying Class B ordinary shares unless you withdraw such shares and become the registered holder of such shares prior to the record date for the general meeting. When a general meeting is convened, you may not receive sufficient advance notice of the meeting to enable you to withdraw the underlying Class B ordinary shares represented by your ADSs and become the registered holder of such shares prior to the record date for the general meeting to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our second amended and restated memorandum and articles of association, for the purposes of determining those shareholders who are entitled receive notice of, to attend or vote at any general meeting, our directors may close our register of members for a stated period not exceeding thirty calendar days and/or fix in advance a record date for determining those shareholder that are entitled to receive notice of, attend or vote at such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the underlying Class B ordinary shares represented by your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. Where any matter is to be put to a vote at a general meeting, the depositary will use its best endeavors to notify you of the upcoming vote and to deliver our voting materials to you. We cannot assure you that you will receive the voting material in time to ensure you can direct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the underlying Class B ordinary shares represented by your ADSs are voted and you may have no legal remedy if the underlying Class B ordinary shares represented by your ADSs are not voted as you requested.

You may experience dilution of your holdings due to the inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may be subject to limitations on the transfer of the ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks that it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason in accordance with the terms of the deposit agreement. As a result, you may be unable to transfer your ADSs when you wish to.

Our second amended and restated memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and ADSs.

We have adopted the second amended and restated memorandum and articles of association, which contains certain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions, including a provision that grants authority to our board of directors to establish and issue from time to time one or more series of preferred shares without action by our shareholders and to determine, with respect to any series of preferred shares without action by our shareholders and to determine, with respect to any series of preferred shares, the terms and rights of that series. These provisions could have the effect of depriving our shareholders and ADSs holders of the opportunity to sell their shares or ADSs at a premium over the prevailing market price by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transactions.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under PRC law.

The M&A Rules requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC. In addition, it is reported that the CSRC intended to propose a pre-approval regime that requires all offshore listings by China-based companies with variable interest entity structures, such as ours, that operate in industry sectors subject to foreign investment restrictions to obtain CSRC’s approval. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

Our PRC counsel, Jingtian & Gongcheng Law Firm, has advised us based on their understanding of the current PRC law, rules and regulations that the CSRC’s approval is not required for the listing and trading of our ADSs on Nasdaq in the context of this offering, given that:

●	the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation; and

●	no provision in this regulation clearly classifies contractual arrangements as a type of transaction subject to its regulation.

However, our PRC legal counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC governmental agencies, including the CSRC, would reach the same conclusion as we do. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for this offering. These sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiaries, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ADSs that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ADSs we are offering, you would be doing so at the risk that the settlement and delivery may not occur.

You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase our ADS price.

Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our ADS price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

We are an emerging growth company and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We plan to take advantage of such exemptions afforded to an emerging growth company. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

As an exempted company incorporated in the Cayman Islands that is listed on Nasdaq, we are subject to Nasdaq corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from Nasdaq corporate governance listing standards. Currently, we do not plan to rely on home country practice with respect to our corporate governance after we complete this offering. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would enjoy under Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a semi-annual basis as press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We are a “controlled company” within the meaning of the rules of the Nasdaq Stock Market and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We are a “controlled company” within the meaning of the Nasdaq Stock Market corporate governance rules because Jie Zhao, our Chairman, beneficially owns more than 50% of the total voting power of our outstanding ordinary shares. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors or that we have to establish a nominating committee and a compensation committee composed entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Our Chairman controls, and will control, following the completion of this offering, more than 50% of the total voting power of our outstanding ordinary shares and thus his interest may differ from other shareholders and holders of our ADSs, as he will be able to exert significant control over certain actions requiring a shareholder vote.

Jie Zhao, our Chairman, controls, and will control, following the completion of this offering, more than 50% of the total voting power of our outstanding ordinary shares. Consequently, he will be able to exert significant control over certain actions requiring a shareholder vote. As our majority shareholder, Mr. Zhao is able to elect our board of directors, and determine the outcome of all matters requiring the approval of the holders of a majority of our outstanding shares, including the sale of our assets or an acquisition of assets. This concentration of ownership in our shares by Mr. Zhao limits your ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us. Consequently, his interest in such matters may differ from the interest of other shareholders and holders of our ADSs.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an emerging growth company.

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in the ADSs or ordinary shares.

In general, a non-U.S. corporation is a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income; or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and certain gains. Cash is a passive asset for these purposes. Goodwill is generally characterized as active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. Based on the expected composition of our income and assets and the value of our assets, including goodwill, which is based on the expected price of the ADSs in this offering, we do not expect to be a PFIC for our current taxable year. However, it is not entirely clear how the contractual arrangements between our subsidiaries, our VIEs and the shareholders of our VIEs will be treated for purposes of the PFIC rules. In addition, the extent to which our goodwill should be characterized as an active asset is not entirely clear. Furthermore, we will hold a substantial amount of cash following this offering and our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of the ADSs, which could be volatile). Accordingly, there can be no assurance that we will not be a PFIC for our current or any future taxable year. If we were a PFIC for any taxable year during which a U.S. taxpayer holds ADSs or ordinary shares, the U.S. taxpayer generally will be subject to adverse U.S. federal income tax consequences, including increased tax liability on disposition gains and “excess distributions” and additional reporting requirements. See “Taxation—U.S. Federal Income Taxation—Passive Foreign Investment Company Rules.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

●	general economic, political, demographic and business conditions globally and in China;

●	fluctuations in inflation and exchange rates in China;

●	our ability to implement our growth strategy;

●	our ability to retain, grow and engage our user base and expand our product offering;

●	changes in consumer tastes and preferences;

●	the availability of qualified personnel and the ability to retain such personnel;

●	changes in content-related costs and other operating costs;

●	changes in government regulation and tax matters;

●	other factors that may affect our business, financial condition and results of operations; and

●	other risk factors discussed under “Risk Factors.”

You should read thoroughly this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by third-party providers of market intelligence. These industry publications and reports generally indicate that the information contained therein was obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Although we believe that the publications and reports are reliable, we have not independently verified the data.

USE OF PROCEEDS

We expect to receive net proceeds of approximately US$77.7 million in the aggregate from this offering, after deducting placement agent fees and estimated offering expenses payable by us, based on the public offering price of US$7.50 per Unit.

If a holder of warrants elects to exercise the warrants, we may also receive proceeds from the exercise of such warrants. We cannot predict when or if the warrants will be exercised. It is possible that the warrants may expire and may never be exercised.

We plan to use (i) approximately 40% of the net proceeds for operating expenses and the research and development of the application of holographic AR technologies in the semiconductor industry, (ii) approximately 40% of the net proceeds for strategic acquisitions and investments in complementary business, and (iii) approximately 20% of the net proceeds for other general corporate purposes, including working capital, operating expenses, and capital expenditures.

If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. In utilizing the proceeds from this offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, and to our VIEs only through loans, and only if we satisfy the applicable government registration and approval requirements. The relevant filing and registration processes for capital contributions typically take approximately eight weeks to complete. The filing and registration processes for loans typically take approximately four weeks or longer to complete. While we currently see no material obstacles to completing the filing and registration procedures with respect to future capital contributions and loans to our PRC subsidiaries or our VIEs, we cannot assure you that we will be able to complete these filings and registrations on a timely basis, or at all. We cannot assure you that we will be able to meet these requirements on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” Additionally, while there is no statutory limit on the amount of capital contribution that we can make to our PRC subsidiaries, loans provided to our PRC subsidiaries and consolidated VIEs in the PRC are subject to certain statutory limits. See “ PRC Regulation—Loans by Foreign Companies to their PRC Subsidiaries.”

Pending use of the net proceeds, we intend to hold our net proceeds in short-term, interest-bearing, financial instruments or demand deposits.

DIVIDEND POLICY

We have not declared and currently have no plan to declare or pay any dividends in the near future on our shares or ADSs, as we currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our PRC subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Risk Factors—Risks Related to Doing Business in China—Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.”

Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the underlying Class B ordinary shares represented by the ADSs to the depositary, as the registered holder of such Class B ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the underlying Class B ordinary shares represented by the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2020:

●	on an actual basis;

●	on a pro forma basis to reflect (i) the sale of 15,120,000 Class B ordinary shares in the form of ADSs in connection with our public offering, which was closed in July 2020 and (ii) the issuance of 17,500,000 Class B ordinary shares pursuant to the grant of share-based awards to our directors, officers, key employees and advisors under 2020 Plan, of which 15,993,240 Class B ordinary shares are fully vested;

●	and on a pro forma as adjusted basis to reflect (i) the sale of 15,120,000 Class B ordinary shares in the form of ADSs in connection with our public offering, which was closed in July 2020, (ii) the issuance of 17,500,000 Class B ordinary shares pursuant to the grant of share-based awards to our directors, officers, key employees and advisors under 2020 Plan, of which 15,993,240 Class B ordinary shares are fully vested, and (iii) the issuance and sale of 22,346,670 Class B ordinary shares in the form of ADSs underlying the Units offered by us in this offering, at the public offering price of US$7.50 per Unit, resulting in the net proceeds of US$77.7 million, after deducting the placement agent fees and estimated offering expenses.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2020
	Actual		Pro Forma		Pro Forma as Adjusted
	RMB	US$	RMB	US$	RMB	US$
	(in thousands)

Equity:		(Unaudited)

Class A ordinary shares, USD 0.0001 par value, 20,115,570 shares authorized, 20,115,570 shares issued and outstanding	13	2	13	2	13	2
Class B ordinary shares, USD 0.0001 par value, 466,967,730 shares authorized, 98,333,843 shares issued and outstanding, actual, 130,953,843 shares outstanding, pro forma, and 153,300,513 shares outstanding, pro forma as adjusted	65	10	88	13	102	15
Additional paid-in capital	339,633	47,974	932,368	133,033	1,437,131	210,715
Retained earnings	251,422	35,514	60,004	7,763	60,004	7,763
Statutory reserves	22,856	3,228	22,856	3,228	22,856	3,228
Accumulated other comprehensive income	4,662	659	4,662	659	4,662	659
Total shareholders’ equity	618,651	87,387	1,019,991	144,698	1,524,768	222,382

DILUTION

If you invest in the Units, your interest will be diluted to the extent of the difference between the public offering price per Unit and our net tangible book value per ADS after this offering. Dilution results from the fact that the public offering price per underlying ordinary share is substantially in excess of the net tangible book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of June 30, 2020 was approximately US$0.29 per ordinary share and US$0.58 per ADS. Net tangible book value per ordinary share represents the amount of total tangible assets, minus the amount of total liabilities, divided by the total number of ordinary shares outstanding. Pro forma net tangible book value per ordinary share is calculated after giving effect to (i) the issuance and sale of 15,120,000 Class B ordinary shares in the form of ADSs in connection with our public offering which closed in July 2020 and (ii) the issuance of 17,500,000 Class B ordinary shares pursuant to the grant of share-based awards to our directors, officers, key employees and advisors under 2020 Plan, of which 15,993,240 Class B ordinary shares are fully vested. Our pro forma net tangible book value as of June 30, 2020 was US$91.9 million, or US$0.61 per share of our ordinary shares. Pro forma net tangible book value per share represents pro forma net tangible book value divided by the total number of shares outstanding as of June 30, 2020, after giving effect to the pro forma adjustments described above. Dilution is determined by subtracting net tangible book value per ordinary share from the public offering price per ordinary share.

Without taking into account any other changes in such net tangible book value after June 30, 2020, other than to give effect to (i) the issuance and sale of 15,120,000 Class B ordinary shares in the form of ADSs in connection with our public offering which closed in July 2020 and (ii) the issuance of 17,500,000 Class B ordinary shares pursuant to the grant of share-based awards to our directors, officers, key employees and advisors under 2020 Plan, of which 15,993,240 Class B ordinary shares are fully vested, and (iii) the issuance and sale of 11,173,335 Units offered by us in this offering, after deduction of the placement agent fees and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value to existing shareholders as of June 30, 2020 would have been approximately US$169.6 million, or US$0.98 per ordinary share and US$1.96 per ADS, based on the public offering price of  US$7.50 per Unit, and representing an immediate dilution in net tangible book value of US$2.77 per ordinary share, or US$5.54 per ADS, to purchasers of Units in this offering. This calculation assumes that none of the warrants issued in offering are exercised.

The following table illustrates such dilution:

Public offering price per Unit	US$	7.50
Net tangible book value per ordinary share	US$	0.29
Pro forma net tangible book value per ordinary share as adjusted to give effect to this offering	US$	0.98
Amount of dilution in net tangible book value per ordinary share to new investors in this offering	US$	2.77
Amount of dilution in net tangible book value per ADS to new investors in this offering	US$	5.54

 The following table summarizes, on a pro forma basis as of June 30, 2020, the differences between the existing shareholders and the new investors with respect to the number of ordinary shares purchased from us in this offering, the total consideration paid and the average price per ordinary share paid at the public offering price of US$7.50 per Unit, before deducting the placement agent fees and estimated offering expenses:

	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary	Average Price
	Number	Percent	Amount	Percent	Share	Per Unit
					US$	US$
Existing shareholders	151,069,413	87.1%	109,826,763	56.7%	0.73	1.46
New investors from public offering	22,346,670	12.9%	83,800,012.5	43.3%	3.75	7.5
Total	173,416,083	100.0%	193,626,775.5	100.0%

As of the date of this prospectus, we have issued 17,500,000 shares of Class B ordinary shares, of which we granted an aggregate of 16,758,240 restricted Class B ordinary shares to our directors, officers, key employees and advisors, among which 15,993,240 Class B ordinary shares were fully vested in October and December 2020, and 765,000 restricted Class B ordinary shares are to be vested over a three-year period. The remaining 741,760 Class B ordinary shares are held in trust designated by the administrator of the 2020 Plan. To the extent that any new awards are granted under our 2020 Plan, there will be further dilution to new investors.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided such judgment (i) is final and conclusive, (ii) is not in respect of taxes, a fine or a penalty; and (iii) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

PRC

Jingtian & Gongcheng Law Firm, our PRC legal counsel, has advised us that there is uncertainty as to whether the courts of China would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Jingtian & Gongcheng Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding the ADSs or our ordinary shares.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

We commenced our commercial operations in May 2015 through Beijing WiMi (previously under the name “WiMi Lightspeed Capital Investment Management (Beijing) Co., Ltd.”). In February 2016, Beijing WiMi formed a wholly-owned subsidiary, Micro Beauty Lightspeed Investment Management HK Limited in Hong Kong. In addition, Beijing WiMi acquired 100% equity interest in Shenzhen Yidian on October 21, 2015, Shenzhen Yitian on August 20, 2015 and Shenzhen Kuxuanyou on August 26, 2015.

We incorporated WiMi Cayman under the laws of the Cayman Islands as our offshore holding company in August 2018 to facilitate offshore financing. In September 2018, we established WiMi Hologram Cloud Limited, or WiMi HK, our wholly-owned Hong Kong subsidiary, and WiMi HK established a wholly-owned PRC subsidiary, Beijing Hologram WiMi Cloud Internet Technology Co., Ltd., or Hologram WiMi, which is also referred to as WiMi WFOE in this prospectus. WiMi HK set up joint venture companies, Icinit Limited and VIDA Semicon Co., Limited in June and August 2020, respectively. In August 2020, we established a wholly-owned subsidiary, Lixin Technology, in Hainan Province, China. In September 2020, we established a subsidiary, VIYI Technology, in Cayman Islands. On September 27, 2020, VIYI Technology, FEDA and its original shareholder entered into an acquisition framework agreement, which was subsequently amended and supplemented on September 28, 2020, pursuant to which VIYI Technology acquired the entire equity interests of FE-DA.

On November 15, 2020, we entered into an equity transfer agreement with Bofeng Investment Limited and Bravo Great Enterprises Limited, pursuant to which we transferred 4.0% and 6.0% of the issued share capital of VIYI Technology to Bofeng Investment Limited and Bravo Great Enterprises Limited, respectively, for a total consideration of US$10,000,000. On December 7, 2020, we entered into an equity transfer agreement with Universal Winnings Holding Limited, pursuant to which we transferred 3.5% of the issued share capital of VIYI Technology Inc. to Universal Winnings Holding Limited for a consideration of US$3,500,000.

Due to restrictions imposed by PRC laws and regulations on foreign ownership of companies that engage in internet and other related business, Hologram WiMi and Shenzhen Weiyixin later entered into a series of contractual arrangements with Beijing WiMi and Shenzhen Yitian, or our VIEs, and their respective shareholders, respectively. We depend on these contractual arrangements with our VIEs, in which we have no ownership interests, and their shareholders to conduct most aspects of our operations. We have relied and expect to continue to rely on these contractual arrangements to conduct our business in China. For more details, see “—Contractual Arrangements with Our VIEs and Their Respective Shareholders.” The shareholders of our VIEs may have potential conflicts of interest with us. See “Risk Factors—Risks Related to Our Corporate Structure—Our shareholders or the shareholders of our VIEs may have potential conflicts of interest with us, which may materially and adversely affect our business.”

Under PRC laws and regulations, our PRC subsidiaries may pay cash dividends to us out of their respective accumulated profits. However, the ability of our PRC subsidiaries to make such distribution to us is subject to various PRC laws and regulations, including the requirement to fund certain statutory funds, as well as potential restriction on currency exchange and capital controls imposed by the PRC government. For more details, see “Risk Factors—Risks Related to Doing Business in China—Our PRC subsidiaries and VIEs are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements, conduct our business and to pay dividends to holders of the ADSs and our ordinary shares” and “PRC Regulation—Regulation on Dividend Distributions.”

As a result of our direct ownership in WiMi WFOE and Shenzhen Weiyixin and the variable interest entity contractual arrangements, we are regarded as the primary beneficiary of each of our VIEs. We treat each of them and their respective subsidiaries as our consolidated affiliated entities under generally accepted accounting principles in the United States of America (“U.S. GAAP”), and have consolidated the financial results of these entities in our consolidated financial statements in accordance with U.S. GAAP.

Recent Share Issuances

In the last quarter of 2018, in connection with the reorganization of our company, we issued a total of 20,115,570 Class A ordinary shares to our Chairman for an aggregate consideration of approximately US$2,011.56 and a total of 79,885,430 Class B ordinary shares to the equity holders of Beijing WiMi for an aggregate consideration of approximately US$7,988.54, in each case under Regulation S under the Securities Act of 1933.

In November 2018, we issued a total of 8,611,133 Series A preferred shares to two investors for an aggregate consideration of approximately RMB137 million (US$20 million), in each case under Regulation S under the Securities Act of 1933.

In April 2020, at the closing of our initial public offering, we issued and sold a total of 9,500,000 Class B ordinary shares in the form of 4,750,000 ADSs at the public offering price of US$5.50 per ADS. In May 2020, we issued and sold an additional 338,280 Class B ordinary shares in the form of 169,140 ADSs at the public offering price of US$5.50 per ADS, in connection with the underwriters’ partial exercise of their option to purchase additional ADSs.

In July 2020, at the closing of our follow-on public offering, we issued and sold a total of 15,120,000 Class B ordinary shares in the form of 7,560,000 ADSs at the public offering price of US$8.18 per ADS.

In September 2020, we issued 17,500,000 Class B ordinary shares pursuant to our 2020 Plan. As of the date of this prospectus, we have granted an aggregate of 16,758,240 restricted Class B ordinary shares to our directors, officers, key employees and advisors, among which 15,993,240 Class B ordinary shares were fully vested in October and December 2020, and 765,000 restricted Class B ordinary shares are to be vested over a three-year period. The remaining 741,760 Class B ordinary shares are held in trust designated by the administrator of the 2020 Plan.

Corporate Structure

The following diagram illustrates our corporate structure, including our significant subsidiaries and our VIEs as of the date of this prospectus.

The Principal shareholders of Beijing WiMi are Jie Zhao and Minwen Wu. Jie Zhao, our Chairman, beneficially owns 100% of our outstanding Class A ordinary shares, 27.1% of our outstanding Class B ordinary shares immediately after this offering, assuming none of the warrants, the Placement Agent Warrants, or other outstanding warrants are exercised, and 82.05% of the outstanding capital stock of Beijing WiMi. Minwen Wu, the controlling person of Sensefuture Holdings Limited and Sensebright Holdings Limited, beneficially owns approximately 5.7 % of our issued and outstanding Class B ordinary shares, immediately after this offering, assuming none of the warrants, the Placement Agent Warrants, or other outstanding warrants are exercised, and 11.32% of the outstanding capital stock of Beijing WiMi.

Contractual Arrangements with Our VIEs and their Respective Shareholders

Currently, substantially all of our users and business operations are located in the PRC and our primary focus is the PRC hologram market, which we believe possesses tremendous growth potential and attractive monetization opportunities. In addition, we plan to grow our presence in international markets and become a global holographic enterprise. We believe that our hologram technology is applicable to global markets and anticipates expanding our business to new markets.

Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in value-added telecommunication services, internet audio-video program services and certain other businesses. The Special Administrative Measures for Entrance of Foreign Investment (Negative List) (2018 Version) provides that foreign investors are generally not allowed to own more than 50% of the equity interests in a value-added telecommunication service provider other than an e-commerce service provider, and the Provisions on the Administration of Foreign-Invested Telecommunications Enterprises (2016 Revision) require that the major foreign investor in a value-added telecommunication service provider in China must have experience in providing value-added telecommunications services overseas and maintain a good track record. In addition, foreign investors are prohibited from investing in companies engaged in certain online and culture related businesses. See “Risk Factors—Risks Related to Our Corporate Structure—We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both our costs and the risk of non-compliance” and “PRC Regulation—Regulations on Foreign Direct Investment in Value Added Telecommunications Companies.” We are a company incorporated in the Cayman Islands. Hologram WiMi and Shenzhen Weiyixin, our PRC subsidiaries, are considered foreign-invested enterprises. To comply with the foregoing PRC laws and regulations, we primarily conduct our business in China through Beijing WiMi and Shenzhen Yitian, our VIEs and their respective subsidiaries in the PRC, based on a series of contractual arrangements. As a result of these contractual arrangements, we exert effective control over our VIEs and their respective subsidiaries, and consolidate their operating results in our consolidated financial statements under GAAP. These contractual arrangements may not be as effective as direct ownership in providing us with control over our VIEs. If our VIEs or their respective shareholders fail to perform their respective obligations under the contractual arrangements, we could be limited in our ability to enforce the contractual arrangements that give us effective control over our business operations in the PRC and may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure will be effective under PRC law. For details of these and other risks associated with our VIE structure, see “Risk Factors—Risks Related to Our Corporate Structure.”

On November 6, 2018, WiMi Cayman completed a reorganization of entities under common control of its shareholders, who collectively owned all of the equity interests of WiMi Cayman prior to the reorganization. WiMi Cayman, and WiMi HK were established as the holding companies of Hologram WiMi. Hologram WiMi is the primary beneficiary of Beijing WiMi and its subsidiaries. All of the direct and indirect subsidiaries of WiMi Cayman are under common control. Consequently, the consolidation of Beijing WiMi and its subsidiaries has been accounted for as a reorganization of entities under common control at carrying value. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of WiMi Cayman.

Contractual Arrangements with Our VIEs and Their Respective Shareholders

The following is a summary of the currently effective contractual arrangements by and among our PRC subsidiaries, our VIEs and their respective shareholders. These contractual arrangements enable us to (i) exercise effective control over our VIEs; (ii) receive substantially all of the economic benefits of our VIEs; (iii) have an exclusive option to purchase the equity interests in our VIEs, and (iv) have an exclusive option to purchase all or part of the assets of Beijing WiMi when and to the extent permitted by PRC law.

Agreements that provide us effective control over Beijing WiMi

Power of Attorney. Pursuant to the power of attorney dated December 18, 2020, by Hologram WiMi and each shareholder of Beijing WiMi, respectively, each shareholder of Beijing WiMi irrevocably authorized Hologram WiMi or any person(s) designated by Hologram WiMi to exercise such shareholder’s voting rights in Beijing WiMi, including, without limitation, the power to participate in and vote at shareholder’s meetings, the power to nominate directors and appoint senior management, the power to sell or transfer such shareholder’s equity interest in Beijing WiMi, and other shareholders’ voting rights permitted by PRC law and the Articles of Association of Beijing WiMi. The power of attorney remains irrevocable and continuously valid from the date of execution so long as each shareholder remains as a shareholder of Beijing WiMi.

Equity Interest Pledge Agreement. Pursuant to the equity interest pledge agreement dated December 18, 2020, by and among Hologram WiMi, Beijing WiMi and the shareholders of Beijing WiMi, the shareholders of Beijing WiMi pledged all of their equity interests in Beijing WiMi to Hologram WiMi to guarantee their and Beijing WiMi’s obligations under the contractual arrangements including the exclusive business cooperation agreement, the exclusive option agreement, the exclusive asset purchase agreement and the power of attorney and this equity interest pledge agreement, as well as any loss incurred due to events of default defined therein and all expenses incurred by Hologram WiMi in enforcing such obligations of Beijing WiMi or its shareholders. The shareholders of Beijing WiMi agree that, without the prior written approval of Hologram WiMi, during the term of each of the equity interest pledge agreements, they will not dispose of the pledged equity interests or create or allow any other encumbrance on the pledged equity interests. We have completed the registration of the equity pledges with the relevant office of SAIC in accordance with the PRC Property Rights Law.

Spousal Consent Letters. Pursuant to these letters, the spouses of the applicable shareholders of Beijing WiMi unconditionally and irrevocably agreed that the equity interest in Beijing WiMi held by them and registered in their names will be disposed of pursuant to the equity interest pledge agreement, the exclusive option agreement, the exclusive asset purchase agreement and the power of attorney. Each of their spouses agreed not to assert any rights over the equity interest in Beijing WiMi held by their respective spouses. In addition, in the event that any spouse obtains any equity interest in Beijing WiMi held by his or her spouse for any reason, he or she agreed to be bound by the contractual arrangements.

Agreements that allow us to receive economic benefits from Beijing WiMi

Exclusive Business Cooperation Agreement. Under the exclusive business cooperation agreement between Hologram WiMi and Beijing WiMi, dated December 18, 2020, Hologram WiMi has the exclusive right to provide to Beijing WiMi consulting and services related to, among other things, use of software, operation maintenance, product development, and management and marketing consulting. Hologram WiMi has the exclusive ownership of intellectual property rights created as a result of the performance of this agreement. Beijing WiMi agrees to pay Hologram WiMi service fee in the amount equal to the consolidated profit minus the loss (if any). This agreement will remain effective until the date when it is terminated by WiMi WFOE.

Agreements that provide us with the option to purchase the equity interests in Beijing WiMi

Exclusive Share Purchase Option Agreement. Pursuant to the exclusive share purchase option agreement dated December 18, 2020, by and among Hologram WiMi, Beijing WiMi and each of the shareholders of Beijing WiMi, each of the shareholders of Beijing WiMi irrevocably granted Hologram WiMi an exclusive call option to purchase, or have its designated person(s) to purchase, at its discretion, all or part of their equity interests in Beijing WiMi, and the purchase price shall be the lowest price permitted by applicable PRC law. Each of the shareholders of Beijing WiMi undertakes that, without the prior written consent of Hologram WiMi or us, they may not increase or decrease the registered capital, amend the articles of association or change the registered capital structure of Beijing WiMi. This agreement will remain effective for ten years and can be renewed at Hologram WiMi’s sole discretion. Any transfer of shares pursuant to this agreement would be subject to PRC regulations and to any changes required thereunder.

Agreements that provide us with the option to purchase the assets in Beijing WiMi

Exclusive Asset Purchase Agreement. Pursuant to the exclusive asset purchase agreement dated December 18, 2020 by Hologram WiMi and Beijing WiMi, Beijing WiMi irrevocably granted Hologram WiMi an exclusive call option to purchase, or have its designated person(s) to purchase, at its discretion, all or part of Beijing WiMi’s current or future assets (including intellectual property rights), and the purchase price shall be the lowest price permitted by applicable PRC law. Beijing WiMi undertakes that, without the prior written consent of Hologram WiMi, it may not sell, transfer, pledge, dispose of its assets, incur any debts or guarantee liabilities. It will notify Hologram WiMi any potential litigation, arbitration or administrative procedures regarding the assets, and defend the assets if necessary. This agreement will remain effective for ten years and can be renewed at Hologram WiMi’s sole discretion. Any transfer of assets pursuant to this agreement would be subject to PRC regulations and to any changes required thereunder.

Agreements that provide us effective control over Shenzhen Yitian

Power of Attorney. Pursuant to the power of attorney dated December 24, 2020, by Shenzhen Weiyixin and each of the shareholders of Shenzhen Yitian, respectively, each shareholder of Shenzhen Yitian irrevocably authorized Shenzhen Weiyixin or any person(s) designated by Shenzhen Weiyixin to exercise such shareholder’s voting rights in Shenzhen Yitian, including, without limitation, the power to participate in and vote at shareholder meetings, the power to nominate directors and appoint senior management, the power to sell or transfer such shareholder’s equity interest in in Shenzhen Yitian, and other shareholders’ voting rights permitted by PRC law and the Articles of Association of Shenzhen Yitian. The power of attorney remains irrevocable and continuously valid from the date of execution so long as each shareholder remains as a shareholder of Shenzhen Yitian.

Equity Interest Pledge Agreement. Pursuant to the equity interest pledge agreement dated December 24, 2020, by and among Shenzhen Weiyixin, Shenzhen Yitian and the shareholders of Shenzhen Yitian, the shareholder of Shenzhen Yitian pledged all of their equity interest in Shenzhen Yitian to Shenzhen Weiyixin to guarantee the payment of the secured debt under the loan agreement, the performance of their other obligations under the exclusive business cooperation agreement, the exclusive share purchase option agreement and the power of attorney, as well as any loss incurred due to events of default defined therein and all expenses incurred by Shenzhen Weiyixin in enforcing such obligations. The shareholders of Shenzhen Yitian agree that, without the prior written approval of Shenzhen Weiyixin, during the term of each of the equity interest pledge agreements, they will not dispose of the pledged equity interests or create or allow any other encumbrance on the pledged equity interests. We have completed the registration of the equity pledges with the relevant office of SAIC in accordance with the PRC Property Rights Law.

Spousal Consent Letters. Pursuant to these letters, the spouses of the applicable shareholders of Shenzhen Yitian unconditionally and irrevocably agreed that the equity interest in Shenzhen Yitian held by them and registered in their names will be disposed of pursuant to the equity interest pledge agreements, the exclusive option agreements, and the powers of attorney. Each of their spouses agreed not to assert any rights over the equity interest in Shenzhen Yitian held by their respective spouses. In addition, in the event that any spouse obtains any equity interest in Shenzhen Yitian held by his or her spouse for any reason, he or she agreed to be bound by the contractual arrangements.

Agreements that allow us to receive economic benefits from Shenzhen Yitian

Exclusive Business Cooperation Agreement. Under the exclusive business cooperation agreement between Shenzhen Weiyixin and Shenzhen Yitian, dated December 24, 2020, Shenzhen YIYI has the exclusive right to provide Shenzhen Yitian with technical support, consulting and other services, in exchange for a service fee in the amount equal to the consolidated profits of Shenzhen Yitian minus the loss (if any). These exclusive business cooperation agreements will remain effective unless and until terminated by Shenzhen Weiyixin, as applicable.

Agreements that provide us with the option to purchase the equity interests in Shenzhen Yitian

Exclusive Share Purchase Option Agreement. Pursuant to the exclusive share purchase option agreement dated December 24, 2020, by and among Shenzhen Weiyixin, Shenzhen Yitian and each of the shareholders of Shenzhen Yitian, each of the shareholders of Shenzhen Yitian irrevocably granted Shenzhen Weiyixin an exclusive option to purchase, or have its designated person(s) to purchase, at its discretion, all or part of their equity interests in Shenzhen Yitian, and the purchase price shall be the lowest price permitted by applicable PRC law. Each of the shareholders of Shenzhen Yitian undertakes that, without the prior written consent of Shenzhen Weiyixin, they may not increase or decrease the registered capital, amend the articles of association or change the registered capital structure of Shenzhen Yitian.  Any transfer of shares pursuant to this agreement would be subject to PRC regulations and to any changes required thereunder.

Loan Agreement

In addition, pursuant to the loan agreement dated December 24, 2020, between Shenzhen Weiyixin and the shareholders of Shenzhen Yitian, Shenzhen Weiyixin agreed to provide loans to the shareholders of Shenzhen Yitian to be used exclusively for the capital injection into Shenzhen Yitian. The term of the loan agreement ends on the date when Shenzhen Weiyixin exercises its exclusive share purchase option under the aforementioned exclusive share purchase option agreement.

In the opinion of Jingtian & Gongcheng Law Firm, our PRC legal counsel:

●	the ownership structures of Hologram WiMi, Shenzhen Weiyixin and our VIEs, both currently and immediately after giving effect to this offering, are not in any violation of PRC laws or regulations currently in effect; and

●	the contractual arrangements among Hologram WiMi, Beijing WiMi and its shareholders, and among Shenzhen Weiyixin, Shenzhen Yitian and its shareholders, which are governed by PRC law both currently and immediately after giving effect to this offering, are legal, valid, binding and enforceable in accordance with their terms and applicable PRC laws, and do not and will not result in any violation of PRC laws or regulations currently in effect.

However, we have been further advised by our PRC legal counsel that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. If the PRC government finds that the agreements that establish the structure for operating our hologram business do not comply with PRC government restrictions on foreign investment in our businesses, we could be subject to severe penalties including being prohibited from continuing operations. See “Risk Factors—Risks Related to Our Corporate Structure—If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or their interpretation change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.”

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of income and comprehensive income data for the years ended December 31, 2017, 2018 and 2019, selected consolidated balance sheet data as of December 31, 2018 and 2019, and selected consolidated cash flow data for the years ended December 31, 2017, 2018 and 2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our selected consolidated balance sheet data as of December 31, 2017 has been derived from our audited consolidated financial statements not included in this prospectus. The following selected consolidated statement of income and comprehensive income data for the six months ended June 30, 2019 and 2020, selected consolidated balance sheet data as of June 30, 2020, and selected consolidated cash flow data for the six months ended June 30, 2019 and 2020 have been derived from our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus. The consolidated financial statements are prepared in accordance with U.S. GAAP. Our historical results are not necessarily indicative of the results that may be expected in the future. The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included elsewhere in this prospectus.

The following table presents our selected consolidated statements of income and comprehensive income for the periods as indicated.

Selected Consolidated Statements of Income and Comprehensive Income:	For the Years Ended December 31,				For the Six Months Ended June 30,
	2017	2018	2019	2019	2019	2020	2020
	RMB	RMB	RMB	USD	RMB	RMB	USD
						(Unaudited)
Operating revenues	192,029,524	225,271,564	319,181,424	45,752,906	158,481,409	170,835,899	24,131,068
Cost of revenues	(79,180,187)	(85,414,061)	(146,167,843)	(20,952,358)	(50,446,015)	(118,029,069)	(16,671,950)
Gross profit	112,849,337	139,857,503	173,013,581	24,800,548	108,035,394	52,806,830	7,459,118
Operating expenses	(35,550,993)	(39,054,908)	(60,162,041)	(8,623,899)	(23,717,117)	(31,655,483)	(4,471,429)
Income from operations	77,298,344	100,802,595	112,851,540	16,176,649	84,318,277	21,151,347	2,987,689
Other expenses, net	(3,432,362)	(3,509,207)	(7,517,988)	(1,077,663)	(326,382)	2,729,160	385,502
Provision for income taxes	(528,011)	(8,075,596)	(3,129,080)	(448,536)	(4,714,304)	(981,657)	(138,662)
Net income	73,337,971	89,217,792	102,204,472	14,650,450	79,277,591	22,898,850	3,234,529
Other comprehensive income (loss)	(250,623)	1,759,288	1,589,076	227,785	215,805	1,564,191	220,947
Comprehensive income	73,087,348	90,977,080	103,793,548	14,878,235	79,493,396	24,463,041	3,455,476
WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic	100,000,000	100,000,000	100,000,000	100,000,000	100,000,000	109,173,741	109,173,741
Diluted	100,000,000	100,922,621	108,611,133	108,611,133	108,611,133	113,503,095	113,503,095
EARNINGS PER SHARE
Basic	0.73	0.89	1.02	0.15	0.79	0.21	0.03
Diluted	0.73	0.88	0.94	0.13	0.73	0.20	0.03

The following table presents our selected consolidated balance sheet as of the dates as indicated.

	As of December 31,				As of June 30
Selected Consolidated Balance Sheet Data:	2017	2018	2019	2019	2020	2020
	RMB	RMB	RMB	USD	RMB	USD
					(Unaudited)
Current assets	52,030,035	213,295,430	177,511,440	25,445,291	322,702,351	45,582,648
Other assets	405,451,567	394,187,996	385,987,073	55,329,130	380,032,069	53,680,636
Total assets	457,481,602	607,483,426	563,498,513	80,774,421	702,734,420	99,263,284
Total liabilities	(367,275,213)	(288,561,957)	(140,783,496)	(20,180,542)	(84,083,614)	(11,877,057)
Total shareholders’ equity	90,206,389	318,921,469	422,715,017	60,593,879	618,650,806	87,386,227

The following table presents our selected consolidated cash flow data for the periods as indicated.

	For the Years Ended December 31				For the Six Months Ended June 30,
Selected Consolidated Cash Flow Data:	2017	2018	2019	2019	2019	2020	2020
	RMB	RMB	RMB	USD	RMB	RMB	USD
						(Unaudited)
Net cash provided by operating activities	108,057,941	99,452,205	143,955,544	20,635,238	82,780,214	11,477,091	1,621,172
Net cash used in investing activities	(118,364,263)	(98,597,356)	(126,479,892)	(18,130,198)	(10,196,550)	(100,713,506)	(14,226,076)
Net cash (used in) provided by financing activities	(3,800,000)	137,493,993	(40,974,000)	(5,873,398)	(93,820,000)	109,472,748	15,463,345
Effect of exchange rate change on cash and cash equivalents	(234,124)	937,466	599,384	85,917	366,376	3,883	549
Net change in cash and cash equivalents	(14,340,446)	139,286,308	(22,898,964)	(3,282,441)	(20,869,960)	20,240,216	2,858,990
Cash and cash equivalents, beginning of year	27,002,080	12,661,634	151,947,942	21,780,904	151,947,942	129,048,978	18,228,544
Cash and cash equivalents, end of year	12,661,634	151,947,942	129,048,978	18,498,463	131,077,982	149,289,194	21,087,534

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Overview

We were the largest holographic AR application platform in China, in terms of the total revenues in 2018, according to Frost & Sullivan. By leveraging our strong technological capabilities and infrastructure, we are able to deliver superior products and services and conduct our operations in a highly efficient manner. We offer AR-based holographic services and products to cater to our customers’ needs, all centered upon providing an innovative, immersive and interactive holographic AR experience for our customers and end users. Our offerings primarily consist of holographic AR advertising services and holographic AR entertainment products. Approximately 69.3%, 80.5%, 83.8% and 91.2% of our revenues were generated from our holographic AR advertising services for the years ended December 31, 2017, 2018, and 2019, and the six months ended June 30, 2020, respectively. Approximately 30.7%, 19.5%, 16.2% and 8.8% of our revenues were generated from our holographic AR entertainment products for the years ended December 31, 2017, 2018, and 2019, and the six months ended June 30, 2020, respectively. The core of our business is holographic AR technologies used in software engineering, content production, cloud and big data. By leveraging our strong technological capabilities and infrastructure, we are able to deliver superior products and services and conduct our operations in a highly efficient manner.

We have grown rapidly since our inception. We generate revenues primarily from holographic AR advertising services and holographic AR entertainment products. Our total revenues increased by RMB 33.3 million or 17.3%, from RMB 192.0 million for the year ended December 31, 2017 to RMB 225.3 million for the year ended December 31, 2018, and further increased by RMB 93.9 million, or 41.7%, to RMB 319.2 million for the year ended December 31, 2019. Our revenues increased by approximately RMB 12.4 million, or 7.8%, from approximately RMB 158.5 million for the six months ended June 30, 2019 to approximately RMB 170.8 million (USD 24.1 million) for the six months ended June 30, 2020. Our net income increased by RMB 15.9 million, or 21.7%, from RMB 73.3 million for the year ended December 31, 2017, to RMB 89.2 million for the year ended December 31, 2018, and further increased by RMB 13.9 million, or 14.6%, to RMB 102.2 million for the year ended December 31, 2019. Our net income decreased from approximately RMB 79.3 million for the six months ended June 30, 2019 to approximately RMB 22.9 million (USD 3.2 million) for the six months ended June 30, 2020.

Key Factors that Affect Operating Results

Our results of operations are affected by the factors discussed below.

Our ability to increase number of customers and average revenue for AR advertising services

Approximately 69.3%, 80.5%, 83.8% and 91.2% of our revenues were generated from our holographic AR advertising services for the years ended December 31, 2017, 2018, and 2019, and the six months ended June 30, 2020, respectively. The number of our customers for our AR advertising services increased from 97 for the year ended December 31, 2017, to 121 for the year ended December 31, 2018, and further increased to 153 for the year ended December 31, 2019. The number of our customers for advertising services increased by 44, from 131 for the six months ended June 30, 2019 to 175 for the six months ended June 30, 2020. In addition, average revenue per customer for AR advertising services was approximately RMB 1.4 million, RMB 1.5 million, and RMB 1.7 million for the years ended December 31, 2017, 2018 and 2019, respectively. Average revenue per customer for AR advertising services decreased from approximately RMB 1.0 million for the six months ended June 30, 2019 to approximately RMB 0.9 million for the six months ended June 30, 2020. The decrease in average revenue was due to lower price on our AR advertising services in order to retain customers, as they reduced their budgets on online advertising and marketing as a result of the COVID-19 pandemic. Our ability to increase our revenues and our profitability will depend on our ability to continue to increase our customer base and revenue per customer for our AR advertising services. To achieve this, we strive to increase our marketing efforts and to enhance the quality and capabilities of our technologies.

Investment in technology and talent

We believe that a core element of the competitiveness of the holographic AR industry is research and development related to technology development. The advancement of technology related to holographic AR will take the holographic AR experience, new services, products and capabilities, to newer stages of development. To retain and attract existing and potential customers, we must continue to innovate to keep pace with the growth of our business and bring forward cutting-edge technologies. Our current research and development efforts are primarily focused on enhancing our artificial intelligence technology, holographic AR and image processing technology, intelligent hardware technology, and photosensitive signal transmission technology to create novel service and product offerings.

China’s per capita expenditure on education, culture and recreation

According to Frost & Sullivan, China’s per capita expenditure on education, culture and recreation rose at a CAGR of 9.7% from RMB1,536 in 2014 to RMB2,226 in 2018. Our business and results of operations are affected by a number of general factors affecting China’s holographic AR industry, which include the per capita expenditure on education, culture and recreation in China. According to Frost & Sullivan, China’s per capita expenditure on education, culture and recreation is predicted to reach RMB3,300 in 2023, representing a CAGR of 8.2% from 2018 to 2023. The increase in expenditure on education, culture and recreation boosts the growth of relevant markets, such as entertainment market and consuming electronic device market, which in turn will increase the market demand of our services and products.

Our ability to pursue strategic opportunities for growth

We intend to continue to pursue strategic acquisitions and investments in selective technologies and businesses in the holographic AR industry that will enhance our technology capabilities. We believe that a solid acquisition and investment strategy may be critical for us to accelerate our growth and strengthen our competitive position in the future. Our ability to identify and execute strategic acquisitions and investments will likely have an effect on our operating results over time.

Our ability to expand our application fields and diversify customer base

Currently, the existing applications of holographic AR include primarily the entertainment and advertising industries, which are the industries we are currently focused on. With increasing awareness and acceptance of this technology, we expect that more applications will be identified to magnify the value of this technology, such as assistance in surgery and tele-diagnosis, and assistance in training and education. Our ability to expand our application fields and diversify our customer base may affect our operating results in the future.

Operating Efficiency

Our ability to maintain and increase profitability also depends on our ability to effectively control our costs and expenses. Significant components of our cost of revenues are the cost paid to channel providers, cost paid to third-party consultants and cost of salaries (including social security and benefits). Salaries primarily include compensation to our software engineers and operating staff. Our ability to negotiate better pricing with channel providers in desktop applications and decrease the use of third-party consultants has enabled us to keep a relatively high gross margin for the three years 2017, 2018 and 2019 and the six months ended June 30, 2020. Our operating expenses consist of selling expenses, general and administrative expenses and research and development expenses. For the years ended December 31, 2017, 2018 and 2019, and the six months ended June 30, 2020, our total operating expenses as a percentage of our total revenues were 18.5%, 17.3%, 18.8% and 18.5%, respectively. We expect that our expenses will increase as our business continues to grow, and we may incur additional expenses associated with being a public company. However, we believe that our expenses will grow at a lower rate compared to the growth rate of our revenues.

Key Components of Our Results of Operations:

Revenues

Our revenues consist of AR advertising services revenues and AR entertainment revenues. AR advertising services use holographic AR materials and integrate them into advertisement on the online media platforms or offline displays. We generate revenues when we completed our performance obligation to deliver related services based on the specific terms of the contract, which are commonly based on specific action (i.e. cost per impression (“CPM”) or cost per action (“CPA”)) for online display and service period for offline display contracts. Over 90% of our contracts with customers are based on CPM. Prior to 2019, our AR advertising markets were mainly in desktop applications. Starting in the second half of 2019, we began to provide AR advertising services to short form mobile video streaming market, namely advertising on Tik-Tok or similar medium.

AR entertainment revenues include revenues generated from software development kit (“SDK”) payment channel services, software development, mobile games services and technology developments. We generate related revenues when a user completes the payment transaction for SDK payments, net of payments to content providers. We also generate revenues from sales of software development services. Revenues generated from mobile games include royalty payments from licensee operators of our mobile games and fees collected from game developers for using our game portal.

Our breakdown of revenues for the years ended December 31, 2017, 2018 and 2019 and six months ended June 30, 2019 and 2020, respectively, is summarized below:

	For the Years Ended December 31,				For the Six months End June 30,
	2017	2018	2019	2019	2019	2020	2020
	RMB	RMB	RMB	USD	RMB	RMB	USD
						(Unaudited)
Revenues
AR advertising	133,078,464	181,241,346	267,514,061	38,346,673	131,632,254	155,824,088	22,010,606
AR entertainment	58,951,060	44,030,218	51,667,363	7,406,233	26,849,155	15,011,811	2,120,462
Total revenue	192,029,524	225,271,564	319,181,424	45,752,906	158,481,409	170,835,899	24,131,068

Cost of Revenues

For AR advertising services, the cost of revenues consist of the costs paid to channel providers in accordance with revenue-sharing arrangements. For AR entertainment, the cost of revenues consist of the shared costs with content providers based on the profit sharing arrangements, third-party consulting services expenses and compensation expenses for our professionals.

Our breakdown of cost of revenues for the years ended December 31, 2017, 2018 and 2019 and the six months ended June 30, 2019 and 2020, respectively, is summarized below:

	For the Years Ended December 31,				For the Six Months Ended June 30,
	2017	2018	2019	2019	2019	2020	2020
	RMB	RMB	RMB	USD	RMB	RMB	USD
						(Unaudited)
Cost of revenues
AR advertising	66,148,464	81,437,761	140,716,036	20,170,872	48,621,377	114,801,846	16,216,095
AR entertainment	13,031,723	3,976,300	5,451,807	781,486	1,824,638	3,227,223	455,855
Total cost of revenues	79,180,187	85,414,061	146,167,843	20,952,358	50,446,015	118,029,069	16,671,950

Operating expenses

Operating expenses include selling, general and administrative and research and development expenses. Selling expenses are mainly salary and benefit expenses for our sales team and related travel expenses. General and administrative expenses are mainly salary and benefit of management, professional fees, services fees, rental and other operating expenses of attributable to general and administrative activities. Research and development expenses are mainly salary and benefits for in house software engineers and payments made to outside subcontractors.

We anticipate that our operating expenses will continue to increase as we hire additional personnel and incur additional costs in connection with the expansion of our business operations as well as becoming a publicly traded company.

Results of Operations

Our consolidated results of operations for the years ended December 31, 2017, 2018 and 2019 and the six months ended June 30, 2019 and 2020 are summarized below:

	For the Years Ended December 31,				For the Six months ended June 30,
	2017	2018	2019	2019	2019	2020	2020
	RMB	RMB	RMB	USD	RMB	RMB	USD
						(Unaudited)
Revenues	192,029,524	225,271,564	319,181,424	45,752,906	158,481,409	170,835,899	24,131,068
Cost of revenues	(79,180,187)	(85,414,061)	(146,167,843)	(20,952,358)	(50,446,015)	(118,029,069)	(16,671,950)
Gross profit	112,849,337	139,857,503	173,013,581	24,800,548	108,035,394	52,806,830	7,459,118
Selling expenses	(1,235,773)	(1,212,400)	(1,924,784)	(275,907)	(1,657,185)	(1,366,226)	(192,983)
General and administrative expenses	(24,618,898)	(29,822,426)	(39,881,854)	(5,716,845)	(19,133,725)	(15,005,708)	(2,119,600)
Research and development expenses	(9,696,322)	(8,020,082)	(18,355,403)	(2,631,147)	(2,926,207)	(15,283,549)	(2,158,846)
Income from operations	77,298,344	100,802,595	112,851,540	16,176,649	84,318,277	21,151,347	2,987,689
Other expense, net	(3,432,362)	(3,509,207)	(7,517,988)	(1,077,663)	(326,382)	2,729,160	385,502
Income before provision for income taxes	73,865,982	97,293,388	105,333,552	15,098,986	83,991,895	23,880,507	3,373,191
Provision for income taxes	(528,011)	(8,075,596)	(3,129,080)	(448,536)	(4,714,304)	(981,657)	(138,662)
Net income	73,337,971	89,217,792	102,204,472	14,650,450	79,277,591	22,898,850	3,234,529
Other comprehensive income (loss)	(250,623)	1,759,288	1,589,076	227,785	215,805	1,564,191	220,947
COMPREHENSIVE INCOME	73,087,348	90,977,080	103,793,548	14,878,235	79,493,396	24,463,041	3,455,476

Six months ended June 30, 2020 Compared to Six months ended June 30, 2019

Revenues

Our revenues increased by approximately RMB 12.4 million, or 7.8%, from approximately RMB 158.5 million for the six months ended June 30, 2019 to approximately RMB 170.8 million (USD 24.1 million) for the six months ended June 30, 2020, due to an increase of approximately RMB 24.2 million (USD 3.4 million) in AR advertising revenue, which was partially offset by a decrease of approximately RMB 11.8 million (USD 1.7 million) in AR entertainment revenue.

Our AR advertising revenues increased by approximately RMB 24.2 million, or 18.4%, from approximately RMB 131.6 million for the six months ended June 30, 2019 to approximately RMB 155.8 million (USD 22.0 million) for the six months ended June 30, 2020. The increase was primarily attributable to the increase in the number of advertisers who became our customers as a result of more referrals from existing customers who were satisfied with our services. The number of our customers for advertising services increased by 44, from 131 for the six months ended June 30, 2019 to 175 for the six months ended June 30, 2020. Average revenue per customer for AR advertising services decreased from approximately RMB 1.0 million for the six months ended June 30, 2019 to approximately RMB 0.9 million for the six months ended June 30, 2020. The decrease in average revenue was due to lower price on our AR advertising services in order to retain customers, as they reduced their budgets on online advertising and marketing as a result of the COVID-19 pandemic. The number of paid impressions through our AR advertising increased by 65.3% from approximately 4.9 billion in the six months ended June 30, 2019 to approximately 8.1 billion in the six months ended June 30, 2020 primarily due to an increase in the number of advertisers and the launch of our advertising services in the short form mobile streaming market, where we derived approximately 33.4% of our AR advertising revenues. Prior to May 2019, most of our AR advertising revenues were from more traditional desktop markets.

Our AR entertainment revenues decreased by approximately RMB 11.8 million, or 44.1%, from approximately RMB 26.8 million for the six months ended June 30, 2019 to approximately RMB 15.0 million (USD 2.1 million) for the six months ended June 30, 2020. The decrease in AR entertainment revenues was primarily attributable to a decrease in mobile games and SDK payment channel services fee revenues recognized in the six months ended June 30, 2020. The decrease in SDK payment revenues was due to competition as payment channels are now dominated by a few tech Companies. The decrease in mobile games was primarily caused by reduced revenues related to AR games, which were adversely affected by the outbreak of the COVID-19, as the pandemic reduced the demand of AR games, which include real-time interactions among players.

Cost of Revenues

Our total cost of revenues increased by approximately RMB 67.6 million, or 134.0%, from approximately RMB 50.4 million for the six months ended June 30, 2019 to approximately RMB 118.0 million (USD 16.7 million) for the six months ended June 30, 2020.

Our cost of revenues for AR advertising services increased by approximately RMB 66.2 million, or 136.1%, from approximately RMB 48.6 million for the six months ended June 30, 2019 to approximately RMB 114.8 million (USD 16.2 million) for the six months ended June 30, 2020. Starting in the second half of 2019, we started to provide AR advertising services in short form mobile video streaming market, which accounted for 37.7% of our AR advertising cost of revenues for the six months ended June 30, 2020. Due to the nature of the medium, fewer ads can be placed on a short video based on current technology. In addition, since the market was dominated by a few major channel providers, the average cost of revenue of AR advertising services from short video streaming market was relatively higher, compared with that of other AR advertising channels from desktop applications.

Our cost of revenues for AR entertainment increased by approximately RMB 1.4 million, or 76.9%, from approximately RMB 1.8 million for the six months ended June 30, 2019 to approximately RMB 3.2 million (USD 0.5 million) for the six months ended June 30, 2020. The increase was due to we incurred part of our channel costs for the six months ended June 30, 2020 despite our revenue has been delayed due to impact of COVID-19 to our customers.

Gross Profit

Our gross profit decreased by approximately RMB 55.2 million, from approximately RMB 108.0 million for the six months ended June 30, 2019 to approximately RMB 52.8 million (USD 7.5 million) during the six months ended June 30, 2020. For the six months ended June 30, 2019 and 2020, our overall gross margin was 68.2% and 30.9%, respectively.

Our gross profit and gross profit margin from our major business segments are summarized as follows:

	For the Six Months Ended June 30,			Variance
	2019	2020	2020	Amount/%
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
AR advertising
Gross profit	83,010,877	41,022,242	5,794,511	(41,988,635)
Gross margin	63.1%	26.3%		(50.6)%
AR entertainment
Gross profit	25,024,517	11,784,588	1,664,607	(13,239,929)
Gross margin	93.2%	78.5%		(52.9)%
Total
Gross profit	108,035,394	52,806,830	7,459,118	(55,228,564)
Gross margin	68.2%	30.9%		(51.1)%

Our gross margin for AR advertising services decreased from 63.1% for the six months ended June 30, 2019 to 26.3% for the six months ended June 30, 2020, mainly due to the higher cost of revenues for AR advertising services for short videos. We also offered lower price for our AR advertising services, as our customers had been negatively affected by outbreak of the COVID-19. As a result, our gross margin decreased comparing to the same period in 2019.

Our gross margin for AR entertainment services decreased from 93.2% for the six months ended June 30, 2019 to 78.5% for the six months ended June 30, 2020, primarily because we generated less revenue from mobile games and SDK payment channel services which record the revenue on a net basis.

Operating Expenses

For the six months ended June 30, 2020, we incurred approximately RMB 31.7 million (USD 4.5 million) in operating expenses, representing an increase of approximately RMB 8.0 million, or 33.5%, from approximately RMB 23.7 million for the six months ended June 30, 2019, primarily due to significant increases in research and development expenses.

Selling expenses decreased by approximately RMB 0.3 million, or 17.6%, from approximately RMB 1.7 million for the six months ended June 30, 2019 to approximately RMB 1.4 million (USD 0.2 million) for the six months ended June 30, 2020. The decrease was mainly due to a decrease in salary and benefit expenses for our sales team of approximately RMB 0.2 million as we received temporary reduction and exemption of social security due to the COVID-19 outbreak, as announced by relevant PRC regulatory authorities. The decrease was also attributable to the decrease in related office operation expenses of approximately RMB 0.1 million as we temporarily closed our offices from February to March 2020. Selling expenses accounted for 1.0% and 0.8% of total revenues for the six months ended June 30, 2019 and 2020, respectively.

General and administrative expenses decreased by approximately RMB 4.1 million, or 21.6%, from RMB 19.1 million for the six months ended June 30, 2019 to approximately RMB 15.0 million (USD 2.1 million) for the six months ended June 30, 2020. The decrease was mainly due to a decrease in professional fees, including audit fees and other professional fees of approximately RMB 2.3 million in relation to our initial public offering during the six months ended June 30, 2019, which we did not incur in the same period in 2020, and a decrease in salary and benefit expenses for our general and administrative team of approximately RMB 0.3 million, due to reduced group activities for our employees during the COVID-19 outbreak and the temporary reduction and exemption of social security as a result of the COVID-19 outbreak. The decrease was also attributable to the decrease in related office expenses of approximately RMB 0.2 million as we temporarily closed our offices from February to March 2020 and a decrease of allowance for doubtful accounts of approximately RMB 0.2 million.

Research and development expenses increased by approximately RMB 12.4 million, or 422.3%, from approximately RMB 2.9 million for the six months ended June 30, 2019 to approximately RMB 15.3 million (USD 2.2 million) for the six months ended June 30, 2020. The increase was mainly due to an increase in outsourced technical service expenses of approximately RMB 9.6 million as we continued to focus on developing our technological capabilities in order to maintain our competitive advantage in the AR holographic industry. The increase was also attributable to the increase in salary of approximately RMB 1.7 million as we hired more IT engineers to work on research and development of advanced AR holographic and related projects.

Other income (expenses), net

Total other expenses, net were approximately RMB 0.3 million for the six months ended June 30, 2019 compared to other income, net of approximately RMB 2.7 million (USD 0.4 million) for the six months ended June 30, 2020, respectively.

For the six months ended June 30, 2020, we have an investment income of approximately RMB 2.9 million (USD 0.4 million). We invested total approximately RMB 134.9 million (USD 19.1 million) in marketable securities and funds with underlying assets in equity and debt. There was no such transaction in 2019.

Interest income decreased from approximately RMB 0.4 million for the six months ended June 30, 2019 to approximately RMB 0.2 million (USD 27,000) for the six months ended June 30, 2020. The decrease in interest income was due to less time deposit in bank for the six months ended June 30, 2020.

Finance expenses, net, mainly consisting of interest expenses. For the six months ended June 30, 2019, interest expense was mainly amortization of debt discount of RMB 2.5 million from our acquisition payable and there was no debt discount in the same period 2020 as we had paid off our acquisition payables in 2019.  We incurred interest expense on loans we borrowed from Shanghai Junei Internet Co. amounted to approximately RMB 1.3 million (USD 0.2 million) for the six months ended June 30, 2020.

Provision for income taxes

Our income tax expenses decreased by approximately RMB 3.7 million, or 79.2%, from approximately RMB 4.7 million for the six months ended June 30, 2019 to approximately RMB 1.0 million (USD 0.1 million) for the six months ended June 30, 2020. Current income tax decreased by approximately RMB 4.3 million due to the decreased taxable income.

Net income

As a result of the combination of factors discussed above, our net income decreased from approximately RMB 79.3 million for the six months ended June 30, 2019 to approximately RMB 22.9 million (USD 3.2 million) for the six months ended June 30, 2020.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Revenues

Our revenues increased by approximately RMB 93.9 million, or 41.7%, from approximately RMB 225.3 million for the year ended December 31, 2018 to approximately RMB 319.2 million (USD 45.8 million) for the year ended December 31, 2019, due to an increase of approximately RMB 86.3 million (USD 12.4 million) in AR advertising revenue and an increase of approximately RMB 7.6 million (USD 1.1 million) in AR entertainment revenue.

Our AR advertising revenue increased by approximately RMB 86.3 million, or 47.6%, from approximately RMB 181.2 million for the year ended December 31, 2018 to approximately RMB 267.5 million (USD 38.3 million) for the year ended December 31, 2019. The increase was primarily attributable to the increase in the number of advertisers who became our customers as a result of more referrals from existing customers who were satisfied with our services. The number of our customers for advertising services increased by 32, from 121 for the year ended December 31, 2018 to 153 for the year ended December 31, 2019. Average revenue per customer for AR advertising services increased from approximately RMB 1.5 million for the year ended December 31, 2018 to approximately RMB 1.7 million for the year ended December 31, 2019. The increase in average revenue was due to the improvement in technologies, which enabled us to embed more contents in the advertisements. The number of paid impressions through our AR advertising increased by 47.0% from approximately 6.6 billion in 2018 to approximately 9.7 billion 2019 due to an increase in the number of advertisers. The increase was also due to the launch of our advertising services in the short form mobile streaming market, where we derived approximately 15.5% of our AR advertising revenue. Prior to May 2019, most of our AR advertising were from more traditional desktop markets.

Our AR entertainment revenue increased by approximately RMB 7.6 million, or 17.3%, from approximately RMB 44.0 million for the year ended December 31, 2018 to approximately RMB 51.7 million (USD 7.6 million) for the year ended December 31, 2019. The increase in AR entertainment revenue was primarily attributable to an increase in mobile games service fee revenue recognized in the second half of 2019 and an increase in MR software revenue due to the upgrade of certain MR software modules during the second half of 2019. Such upgrade is expected to be completed across all MR software modules in 2020.

We launched the 233 Game Platform, a mobile game distribution platform, in 2018, by migrating users from our desktop games to such platform. In addition, new users have joined the platform since its launch. As of December 31, 2019, there were over 800 apps operating on such platform and over 260,000 active members. We started generating revenue from such platform in the second quarter of 2019, although revenue recognized in the first half of 2019 was relatively low. As we continued to add popular apps, and certain existing games increased in popularity with users, in the second half of 2019, revenue attributable to mobile games service fees increased.

Cost of Revenues

Our total cost of revenues increased by approximately RMB 60.8 million, or 71.1%, from approximately RMB 85.4 million for the year ended December 31, 2018 to approximately RMB 146.2 million (USD 21.0 million) for the year ended December 31, 2019.

Our cost of revenues for AR advertising services increased by approximately RMB 59.3 million, or 72.8%, from approximately RMB 81.4 million for the year ended December 31, 2018 to approximately RMB 140.7 million (USD 20.2 million) for the year ended December 31, 2019. The increase in cost of revenues was in line with the increase of AR advertising services revenue. Starting in the second half of 2019, we started to provide AR advertising services in short form mobile video streaming market. Due to the nature of the medium, less ad can be placed on a short video based on current technology. In addition, since the market was dominated by a few major channel providers, the average cost of revenue of AR advertising services from short video streaming market was relatively higher, compared with that of other AR advertising channels from desktop applications.

Our cost of revenues for AR entertainment increased by approximately RMB 1.5 million, or 37.1%, from approximately RMB 4.0 million for the year ended December 31, 2018 to approximately RMB 5.5 million (USD 0.8 million) for the year ended December 31, 2019. The increase in cost of revenue was in line with increased revenue as we used third party service providers.

Gross Profit

Our gross profit increased by approximately RMB 33.1 million, from approximately RMB 139.9 million for the year ended December 31, 2018 to approximately RMB 173.0 million (USD 24.8 million) during the year ended December 31, 2019. The increase was mainly due to the significant increase in AR advertising revenues during the year ended December 31, 2019. For the years ended December 31, 2018 and 2019, our overall gross margin was 62.1% and 54.2%, respectively. The decrease in gross margin was primarily caused by the higher average cost of revenue of AR advertising services on short videos market we entered in May 2019.

Our gross profit and gross profit margin from our major business segments are summarized as follows:

	For the Years ended December 31,			Variance
	2018	2019	2019	Amount/%
	RMB	RMB	USD
AR advertising
Gross profit	99,803,585	126,798,025	18,175,801	26,994,440
Gross margin	55.1%	47.4%		27.0%
AR entertainment
Gross profit	40,053,918	46,215,556	6,624,747	6,161,638
Gross margin	91.0%	89.4%		15.4%
Total
Gross profit	139,857,503	173,013,581	24,800,548	33,156,078
Gross margin	62.1%	54.2%		23.7%

Our gross margin for AR advertising services decreased from 55.1% for the year ended December 31, 2018 to 47.4% for the year ended December 31, 2019 mainly due to higher average cost of revenue for AR advertising services on short videos which we started in May 2019.

Our gross margin for AR entertainment services remained relatively stable, at 91.0% and 89.4% for the years ended December 31, 2018 and 2019, respectively.

Operating Expenses

For the year ended December 31, 2019, we incurred approximately RMB 60.2 million (USD 8.6 million) in operating expenses, representing an increase of approximately RMB 21.1 million, or 54.0%, from approximately RMB 39.1 million for the year ended December 31, 2018, primarily due to significant increases in general and administrative expenses and research and development expenses.

Selling expenses increased by approximately RMB 0.7 million, or 58.8%, from approximately RMB 1.2 million for the year ended December 31, 2018 to approximately RMB 1.9 million (USD 0.3 million) for the year ended December 31, 2019. The increase was mainly due to an increase in salary and benefit expenses for our sales team and related travel expenses of approximately RMB 0.7 million. Selling expenses accounted for 1.0% of total revenue for the years ended December 31, 2018 and 2019, respectively.

General and administrative expenses increased by approximately RMB 10.1 million, or 33.7%, from RMB 29.8 million for the year ended December 31, 2018 to approximately RMB 39.9 million (USD 5.7 million) for the year ended December 31, 2019. The increase was mainly due to an increase in professional fees, including audit fees and other professional fees of approximately RMB 6.9 million in relation to our initial public offering, an increase of travel expenses of approximately RMB 0.7 million, an increase of allowance for doubtful accounts of approximately RMB 1.6 million and an increase of other office expenses, including rent and salary of approximately RMB 0.7 million in connection with our two leases for our offices in 2019.

Research and development expenses increased by approximately RMB 10.3 million, or 128.9%, from approximately RMB 8.0 million for the year ended December 31, 2018 to approximately RMB 18.4 million (USD 2.6 million) for the year ended December 31, 2019, as we continued to focus on developing our technological capabilities in order to maintain our competitive advantage in the AR hologram industry.

Other income (expenses), net

Total other expenses, net, were approximately RMB 3.5 million and RMB 7.5 million (USD 1.1 million) for the years ended December 31, 2018 and 2019, respectively.

Other income included gain from disposal of our investments, government subsidies and input VAT tax credits. For the year ended December 31, 2018, we sold one of the cost-method investments with basis of RMB 50,000 for approximately RMB 0.4 million (USD 51,000), resulting in a gain from disposal of cost-method investment of approximately RMB 0.3 million (USD 44,000). There was no disposal of cost-method investment in 2019.

Other income also included government subsidies, which increased by approximately RMB 0.2 million, from approximately RMB 1.2 million for the year ended December 31, 2018 to approximately RMB 1.4 million (USD 0.2 million) for the year ended December 31, 2019, as we applied for, and received, more government grants for new technology and software.

Other income also included approximately RMB 0.9 million (USD 0.1 million) of input VAT credit that we redeemed during the year ended December 31, 2019. As part of VAT reform in 2019, a taxpayer in certain service industries was allowed to reclaim additional 10% of input VAT credit against the amount of VAT payable from April 1, 2019 to December 31, 2021.

Finance expenses, net, mainly consisting of amortization of debt discount and currency exchange gain. The amortization of debt discount was RMB 5.1 million and RMB 11.5 million (USD 1.7 million) for the years ended December 31, 2018 and 2019, respectively. The increase in finance expenses was resulted from payment of long-term business acquisition payables. Currency exchange gain amounted to approximately RMB 0.8 million (USD 0.1 million) for the year ended December 31, 2019.

Interest income increased from approximately RMB 24,000 for the year ended December 31, 2018 to approximately RMB 1.2 million (USD 0.2 million) for the year ended December 31, 2019. Interest income consisted of bank interest income, which was derived from funds that we received from the issuance of the preferred shares in the November of 2018 that had an annual interest rate of approximately 1.8%.

Provision for income taxes

Our income tax expenses decreased by approximately RMB 5.0 million, or 61.3%, from approximately RMB 8.1 million for the year ended December 31, 2018 to approximately RMB 3.1 million (USD 0.5 million) for the year ended December 31, 2019. Current income tax decreased by approximately RMB 5.0 million due to the increased taxable income of Shenzhen Yiruan, Shenzhen Yiyun, Shenzhen Yidian and Shenzhen Duodian, which received preferential tax treatment due to their status as High and New Technology Enterprises.

Net income

As a result of the combination of factors discussed above, our net income increased from approximately RMB 89.2 million for the year ended December 31, 2018 to approximately RMB 102.2 million (USD 14.7 million) for the year ended December 31, 2019.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Revenues

Our total revenues increased by approximately RMB 33.2 million, or 17.3%, from approximately RMB 192.0 million for the year ended December 31, 2017 to approximately RMB 225.3 million for the year ended December 31, 2018, due to an increase of approximately RMB 48.2 million in AR advertising revenue, which was partially offset by a decrease of approximately RMB 14.9 million in AR entertainment revenue.

Our AR advertising revenue increased by approximately RMB 48.2 million, or 36.2%, from approximately RMB 133.1 million for the year ended December 31, 2017 to approximately RMB 181.2 million for the year ended December 31, 2018. The increase was primarily attributable to an increase in the number of advertisers who became our customers as a result of more referrals from existing customers who were satisfied with our services. The number of our customers for advertising services increased from 97 for the year ended December 31, 2017 to 121 for the year ended December 31, 2018. Average revenue per customer for advertising services increased from approximately RMB 1.4 million for the year ended December 31, 2017 to approximately RMB 1.5 million for the year ended December 31, 2018, primarily due to the improvement in technologies, which enabled us to embed more contents in the advertisements. The number of paid impressions through our AR advertising increased by 34.7%, from 4.9 billion in 2017 to approximately 6.6 billion 2018 due to an increase in advertisers.

Our AR entertainment revenue decreased by approximately RMB 14.9 million, or 25.3%, from approximately RMB 58.9 million for the year ended December 31, 2017 to approximately RMB 44.0 million for the year ended December 31, 2018. The decrease in AR entertainment revenue was primarily attributable to a decrease in MR software development service fee recognized in the relevant period. In 2018, we planned a major upgrade on software system infrastructure and system coding to update the platform, system and application layers. The upgrade would improve holographic AR simulation and solve certain issues on delay rate, where it would stabilize the software interface with other applications. We intended to continue to upgrade and customize our platform according to customers’ needs and we expected to complete a substantial portion of this upgrade in the third quarter of 2019. We had approximately RMB 19 million of uncompleted contracts and we expected to recognize these revenues in the third quarter of 2019, pending final customers’ acceptance. However, there can be no assurance that we will be successful in completing our upgrade timely, or at all, and fulfilling these contracts and recognizing these revenues within the specific timeframe, if at all.

Cost of Revenues

Total cost of revenues increased by approximately RMB 6.2 million, or 7.9%, from approximately RMB 79.2 million for the year ended December 31, 2017 to approximately RMB 85.4 million for the year ended December 31, 2018.

Our cost of revenues for AR advertising services increased by approximately RMB 15.3 million, or 23.1%, from approximately RMB 66.1 million for the year ended December 31, 2017 to approximately RMB 81.4 million for the year ended December 31, 2018. The increase of cost of revenues in connection with AR advertising was in line with the increase of AR advertising services revenue. However increase in cost of revenues was less than the increase in AR advertising revenue, as we were able to negotiate better cost with our channel providers due to increased sales volume in AR advertising services.

Our cost of revenue for AR entertainment services decreased by approximately RMB 9.0 million, or 69.5%, from approximately RMB 13.0 million for the year ended December 31, 2017 to approximately RMB 4.0 million for the year ended December 31, 2018. The decrease in cost of revenues in connection with AR entertainment services was in line with the decrease in AR entertainment revenue, as we used more our professionals rather than third-party consultants.

Gross Profit

Our gross profit increased by approximately RMB 27.0 million, from approximately RMB 112.8 million for the year ended December 31, 2017 to approximately RMB 139.8 million for the year ended December 31, 2018. The increase was mainly due to the significant increase of AR advertising revenue during the year ended December 31, 2018. For the years ended December 31, 2017 and 2018, our overall gross margin was 58.8% and 62.1%, respectively. The increase in gross margin was due to the increased gross margins of the two segments.

Our gross profit and gross profit margin from our major revenue categories are summarized as follows:

	For the Years ended December 31,		Variance
	2017	2018	Amount/%
	RMB	RMB
AR advertising
Gross profit	66,930,000	99,803,585	32,873,585
Gross margin	50.3%	55.1%	4.8%
AR entertainment
Gross profit	45,919,337	40,053,918	(5,865,419)
Gross margin	77.9%	91.0%	13.1%
Total
Gross profit	112,849,337	139,857,503	27,008,166
Gross margin	58.8%	62.1%	3.3%

Our gross margin for AR advertising services increased from 50.3% for the year ended December 31, 2017 to 55.1% for the year ended December 31, 2018 mainly due to our ability to increase revenue and effectively control our cost for the year ended December 31, 2018.

Our gross margin for AR entertainment increased from 77.9% for the year ended December 31, 2017 to 91.0% for the year ended December 31, 2018, mainly due to an increase in revenues from our SDK payment channel services and mobile games operations, which had higher gross margins.

Operating Expenses

For the year ended December 31, 2018, we incurred approximately RMB 39.1 million in operating expenses, representing an increase of approximately RMB 3.5 million, or 9.9%, from approximately RMB 35.6 million for the year ended December 31, 2017.

Selling expenses were approximately RMB 1.2 million for the years ended December 31, 2017 and 2018, respectively. Selling expenses were mainly salary and benefit expenses for our sales team and related travel expenses. Selling expenses remained fairly stable, representing approximately 0.64% and 0.54% of our total revenues for the years ended December 31, 2017 and 2018, respectively.

General and administrative expenses increased by approximately RMB 5.2 million, or 21.1%, from RMB 24.6 million for the year ended December 31, 2017 to approximately RMB 29.8 million for the year ended December 31, 2018. The increase was mainly due an increase of approximately RMB 2.9 million in professional fees including audit fees and other professional fees in relation to our initial public offering, an increase of approximately RMB 0.8 million in amortization and depreciation expenses, an increase of approximately RMB 0.8 million in salary and benefit expenses attributable to the subsidiaries established during the last quarter of 2017. General and administrative expenses remained fairly consistent, representing approximately 12.8% and 13.2% of our total revenues for the years ended December 31, 2017 and 2018, respectively.

Research and development expenses decreased by approximately RMB 1.7 million, or 17.3%, from approximately RMB 9.7 million for the year ended December 31, 2017 to approximately RMB 8.0 million for the year ended December 31, 2018. The decrease was mainly due to our ability to effectively utilize our R&D capabilities.

Other income (expenses), net

Total other expenses, net were approximately RMB 3.4 million and RMB 3.5 million for the years ended December 31, 2017 and 2018, respectively.

Other income included gain from disposal of our investments. For the year ended December 31, 2018, we sold one of the cost-method investments with basis of RMB 50,000 in 2018 for RMB 350,000, resulting in a gain from disposal of cost-method investment of RMB 300,000. We also disposed one of our subsidiaries for RMB 156,225 in November 2017, resulting in RMB 134,774 of gain from disposal of the subsidiary.

Other income also included government subsidies, which increased by approximately RMB 0.6 million in 2018, as we applied and qualified for more government grants for new technology and software.

Finance expenses were mainly amortization of debt discount, and amounted to RMB 4,191,002 and RMB 5,124,715 for the years ended December 31, 2107 and 2018, respectively, which resulted from long-term business acquisition payables.

Provision for income taxes

Our income tax expenses increased by approximately RMB 7.5 million, or 1,429.4%, from approximately RMB 0.5 million for the year ended December 31, 2017 to approximately RMB 8.1 million for the year ended December 31, 2018.

Current income tax increased by approximately RMB 7.6 million due to the increased taxable income of Shenzhen Yiruan, Shenzhen Qianhai and Shenzhen Yidian, whose two years of tax exempt status has expired and are now taxed at a reduced income tax rate of 12.5%.

Net income

As a result of the combination of factors discussed above, our net income increased from approximately RMB 73.3 million for the year ended December 31, 2017, to approximately RMB 89.2 million for the year ended December 31, 2018.

Liquidity and Capital Resources

In assessing our liquidity, we monitor and analyze our cash on-hand and our operating and capital expenditure commitments. To date, we have financed our working capital requirements from cash flow from operations, debt and equity financings and capital contributions from our existing shareholders.

As of June 30, 2020, we had cash and cash equivalents of approximately RMB 149.3 million (USD 21.1 million). Our working capital was approximately RMB 246.0 million (USD 34.7 million) as of June 30, 2020. In assessing our liquidity, we monitor and analyze our cash on-hand and our operating and capital expenditure commitments. To date, we have financed our working capital requirements through cash flow generated from operations, debt and equity financings.

We completed our initial public offering in April 2020 and received net proceeds of approximately USD24.2 million.  On July 27, 2020, we completed our follow-on public offering of 7,560,000 ADSs at the price of US$8.18 per ADS, resulting in net proceeds to us of approximately US$57.8 million, after deducting placement agent fees and other expenses.  We believe our current working capital is sufficient to support our operations for the next twelve months. We may, however, need additional cash resources in the future if we experience changes in business conditions or other developments, or if we find and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. Our obligation to bear credit risk for certain financing transactions we facilitate may also strain our operating cash flow. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Although we consolidate the results of our VIEs and their subsidiaries, we only have access to cash balances or future earnings of our VIEs and their subsidiaries through our contractual arrangements with our VIEs.

Current foreign exchange and other regulations in the PRC may restrict our PRC entities in their ability to transfer their net assets to the Company and its subsidiaries in Cayman Islands, and Hong Kong. However, these restrictions have no impact on the ability of these PRC entities to transfer funds to the Company as we have no present plans to declare dividend which we plan to retain our retained earnings to continue to grow our business. In addition, these restrictions have no impact on the ability for us to meet our cash obligations as all of our current cash obligations are due within the PRC.

To utilize the proceeds we received from our this offering, we may make additional capital contributions to our PRC subsidiaries, establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, or make loans to the PRC subsidiaries. However, most of these uses are subject to PRC regulations. Foreign direct investment and loans must be approved by and/or registered in accordance with the Secure and Fair Enforcement for Mortgage Licensing Act of 2008, as amended, and its local branches. The total amount of loans we can make to any of our PRC subsidiaries cannot exceed statutory limits and must be registered with the local counterpart of SAFE. The statutory limit for the total amount of foreign debts of a foreign-invested company is the difference between the amount of total investment as approved by the Ministry of Commerce or its local counterpart and the amount of registered capital of such foreign-invested company.

We are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, and to our consolidated VIEs only through loans, and only if we satisfy the applicable government registration and approval requirements. The relevant filing and registration processes for capital contributions typically take approximately eight weeks to complete. The filing and registration processes for loans typically take approximately four weeks or longer to complete. While we currently see no material obstacles to completing the filing and registration procedures with respect to future capital contributions and loans to our PRC subsidiaries or VIEs, we cannot assure you that we will be able to complete these filings and registrations on a timely basis, or at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” Additionally, while there is no statutory limit on the amount of capital contribution that we can make to our PRC subsidiaries, loans provided to our PRC subsidiaries and consolidated VIEs in the PRC are subject to certain statutory limits. See “PRC Regulation—Loans by Foreign Companies to their PRC Subsidiaries.” We expect the net proceeds from this offering to be used in the PRC will be in the form of RMB and, therefore, our PRC subsidiaries and consolidated VIEs will need to convert any capital contributions or loans from U.S. dollars into Renminbi in accordance with applicable PRC laws and regulations.

The following table summarizes the key components of our cash flows for the years ended December 31, 2017, 2018 and 2019 and the six months ended June 30, 2019 and 2020.

	For the Years Ended December 31				For the Six Months Ended June 30,
	2017	2018	2019	2019	2019	2020	2020
	RMB	RMB	RMB	USD	RMB	RMB	USD
						(Unaudited)
Net cash provided by operating activities	108,057,941	99,452,205	143,955,544	20,635,238	82,780,214	11,477,091	1,621,172
Net cash used in investing activities	(118,364,263)	(98,597,356)	(126,479,892)	(18,130,198)	(10,196,550)	(100,713,506)	(14,226,076)
Net cash (used in) provided by financing activities	(3,800,000)	137,493,993	(40,974,000)	(5,873,398)	(93,820,000)	109,472,748	15,463,345
Effect of exchange rate change on cash and cash equivalents	(234,124)	937,466	599,384	85,917	366,376	3,883	549
Net change in cash and cash equivalents	(14,340,446)	139,286,308	(22,898,964)	(3,282,441)	(20,869,960)	20,240,216	2,858,990
Cash and cash equivalents, beginning of year	27,002,080	12,661,634	151,947,942	21,780,904	151,947,942	129,048,978	18,228,544
Cash and cash equivalents, end of year	12,661,634	151,947,942	129,048,978	18,498,463	131,077,982	149,289,194	21,087,534

Operating activities

Net cash provided by operating activities was approximately RMB 11.5 million (USD 1.6 million) for the six months ended June 30, 2020. Net cash provided by operating activities for the six months ended June 30, 2020 was primarily attributable to  net income of approximately RMB 22.9 million (USD 3.2 million) with non-cash depreciation and amortization expenses of approximately RMB 7.0 million (USD 1.0 million) and gain from short-term investments of approximately RMB 2.9 million (USD 0.4 million). Cash inflow was also attributable to the decrease in contract cost of approximately RMB 1.9 million (USD 0.3 million) as we realized corresponding revenues and the increase of accounts payable of approximately RMB 8.4 million (USD 1.2 million). Cash inflow was partially offset by (i) the increase in prepaid expenses and deposits of approximately RMB 19.2 million (USD 2.7 million), as we had to make more advances to secure advertising channels for advertising in short form mobile video streaming market, (ii) the increase in accounts receivable of approximately 3.7 million (USD 0.5 million) which corresponds to our increase in revenue, and (iii) the decrease in taxes payable of approximately RMB 3.4 million (USD 0.5 million) due to tax payments made.

Net cash provided by operating activities was approximately RMB 144.0 million (USD 20.6 million) for the year ended December 31, 2019, as compared to approximately RMB 99.5 million for the year ended December 31, 2018 and approximately RMB 108.1 million for the year ended December 31, 2017.

Net cash provided by operating activities for the year ended December 31, 2019 was primarily attributable to net income of approximately RMB 102.2 million (USD 14.7 million) with non-cash depreciation and amortization expenses of approximately RMB 13.9 million (USD 2.0 million), provision for doubtful accounts of approximately RMB 1.6 million (USD 0.2 million) and amortization of debt discount of RMB 11.5 million (USD 1.7 million), which was partially offset by deferred tax benefits of approximately RMB 1.5 million (USD 0.2 million). Cash inflow was also attributable to (i) the collection of accounts receivable of approximately RMB 9.1 million (USD 1.3 million), (ii) the decrease of RMB 5.3 million (USD 0.8 million) in contract costs as we recognized some of the costs incurred for revenue that had not met recognition criteria, (iii) the increase of approximately RMB 5.7 million (USD 0.8 million) in accounts payable, (iv) the increase of approximately RMB 0.3 million (USD 46,000) in deferred revenues, and (v) the increase of other payables and accrued liabilities of approximately RMB 0.4 million (USD 64,000). Cash inflow was partially offset by (i) the increase of prepayments of approximately RMB 3.1 million (USD 0.4 million), as we had to make more advances to secure advertising channels for advertising in short form mobile video streaming market, (ii) the increase of approximately RMB 0.4 million (USD 58,000) in prepaid expenses and deposits, and (iii) the increase of approximately RMB 1.1 million (USD 0.2 million) in taxes payable as we made more tax payments in 2019.

Net cash provided by operating activities was approximately RMB 99.5 million for the year ended December 31, 2018. Net cash provided by operating activities for the year ended December 31, 2018 was primarily attributable to net income of approximately RMB 89.2 million with non-cash depreciation and amortization expense of approximately RMB 13.5 million and amortization of debt discount of RMB 5.1 million, which was partially offset by non-cash deferred tax benefits of RMB 1.5 million. The cash inflow was also attributable to (i) the increase of approximately RMB 7.7 million in accounts payable, and (ii) the increase of taxes payable of approximately RMB 8.1 million due to more income tax and VAT incurred as a result of increase in revenues and expiration of tax exempt status for some of our subsidiaries. Cash inflow was partially offset by (i) the increase of approximately RMB 11.3 million in account receivable, as we expanded our operations by providing more credit sales, (ii) the increase of approximately RMB 2.3 million in prepaid expenses and other current assets, and (iii) the increase of approximately RMB 8.4 million in contract costs.

Net cash provided by operating activities was approximately RMB 108.1 million for the year ended December 31, 2017. Net cash provided by operating activities for the year ended December 31, 2017 was primarily attributable to net income of approximately RMB 73.3 million with non-cash depreciation and amortization expense of approximately RMB 12.8 million and amortization of debt discount of RMB 4.2 million, which was partially offset by recovery of doubtful accounts of approximately RMB 0.1 million and deferred tax benefits of RMB 1.5 million. Cash inflow was also attributable to (i) the increase of approximately RMB 5.0 million in prepaid expenses and other current assets, the increase of approximately RMB 17.1 million in accounts payable, and (ii) the increase of approximately RMB 2.9 million in taxes payable. The cash inflow was partially offset by (i) the increase of approximately RMB 2.2 million in accounts receivable, which was consistent with our revenue increase, and (ii) the increase of contract costs of RMB 3.2 million, which were costs incurred for revenues that have not met recognition criteria.

Investing activities

Net cash used in investing activities was approximately RMB 100.7 million (USD 14.2 million) for the six months ended June 30, 2020. Cash used in investing activities for the six months ended June 30, 2020 was mainly due to purchase of short term investments of approximately RMB 134.9 million (USD 19.1 million) which are marketable securities and private equity funds with underlying investments in debt and equity securities. Cash outflow was partially offset by the redemption of short term investments of approximately RMB 34.2 million (USD 4.8 million).

Net cash used in investing activities was approximately RMB 126.5 million (USD 18.1 million) for the year ended December 31, 2019, compared to net cash used in investing activities of approximately RMB 98.6 million for the year ended December 31, 2018 and approximately RMB 118.4 million for the year ended December 31, 2017.

Cash used in investing activities for the year ended December 31, 2019 was mainly due to payments for cost method investments of approximately RMB 3.9 million (USD 0.6 million), the repayments for the business acquisition payables to the related parties of approximately RMB 122.4 million (USD 17.6 million), and purchases of property, plant and equipment of approximately RMB 0.2 million (USD 28,000).

Cash used in investing activities for the year ended December 31, 2018 was mainly due to the repayments of business acquisition payables to former shareholders of Skystar, Shenzhen Kuxuanyou, Shenzhen Yidian and Shenzhen Yitian in the amount of RMB 98.9 million and purchases of property, plant and equipment of approximately RMB 47,000.

Cash used in investing activities for the year ended December 31, 2017 was mainly due to the net payment for the Skystar acquisition of approximately RMB 18.0 million, repayments of business acquisition payables to related parties in the amount of RMB 98.7 million and purchases of property, plant and equipment of approximately RMB 2.0 million. The cash outflow was partially offset by the proceeds from sale of cost method investment of approximately RMB 0.1 million and cash acquired from acquisition in the amount of approximately RMB 0.2 million.

Financing activities

Net cash provided by financing activities was approximately RMB 109.5 million (USD 15.5 million) for the six months ended June 30, 2020. For the six months ended June 30, 2020, cash provided by financing activities was mainly the proceeds from initial public offering of approximately RMB 171.5 million (USD 24.2 million) and we borrowed additional loans from Shanghai Junei Internet Co. (which is under common control of Jie Zhao) in the amount of RMB 15.0 million (USD 2.1 million) which has an annual interest rate of 7% and is due in 2021. Cash inflow was partially offset by the repayment of approximately RMB 77.0 million (USD 10.9 million) to Shanghai Junei Internet Co. for loans we borrowed from 2019 and 2020.

Cash used in financing activities was approximately RMB 41.0 million (USD 5.9 million) for the year ended December 31, 2019, compared with cash provided by financing activities of approximately RMB 137.5 million for the year ended December 31, 2018 and cash used in financing activities of approximately RMB 3.8 million for the year ended December 31, 2017.

For the year ended December 31, 2019, cash used in financing activities was mainly the repayment of approximately RMB 125.3 million (USD 18.0 million) to Jie Zhao, our Chairman, for loans we made from 2016 to 2018, and the repayment of RMB 4.2 million (USD 0.6 million) to Enweiliangzi Investment Co. (which is under common control of Jie Zhao). Cash provided by financing activities for the year ended December 31, 2019 was due to the additional loans we received Jie Zhao in the amount of RMB 13.0 million (USD 1.9 million). The loans are free of interest and collateral, and are due in 2020 and 2021. We also borrowed loans from Shanghai Junei Internet Co. (which is under common control of Jie Zhao) in the amount of RMB 75.5 million (USD 10.8 million), which has an annual interest rate of 7% and is due in 2020 and 2021.

For the year ended December 31, 2018, cash provided by financing activities was mainly due to proceeds from issuance of Series A convertible preferred shares of approximately RMB 137.7 million and proceeds from related party loans of approximately RMB 14.6 million, consisting of approximately RMB 10.4 million from Jie Zhao and approximately RMB 4.2 million from Enweiliangzi Investment Co. (which is under common control of Jie Zhao) for cash flow purpose. The loans are free of interest and collateral, and are due in 2020 and 2021. The inflow of cash flow was partially offset by our repayment to Jie Zhao of approximately RMB 14.8 million.

For the year ended December 31, 2017, cash used in financing activities was mainly repayment of RMB 33.8 million to Jie Zhao, our Chairman from a loan we made in 2016. The loans are free of interest and collateral and are due in 2021. Cash provided by financing activities for the year ended December 31, 2017 was mainly due to the capital contribution from our shareholders in the amount of RMB 30.0 million.

Commitments and Contingencies

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450-20, “Loss Contingencies”, we will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements including arrangements that would affect our liquidity, capital resources, market risk support and credit risk support or other benefits.

Contractual Obligations

As of June 30, 2020, the future minimum payments under certain of our contractual obligations were as follows:

		Payments Due In
	Total RMB	Less than 1 year	1 - 2 years	3 - 5 years	Thereafter
	(Unaudited)
Contractual obligations
Operating leases obligations	13,401,000	4,467,000	8,934,000	—	—
Loans—related parties	25,145,332	20,295,332	4,850,000	—	—
Total	38,546,332	24,762,332	13,784,000	—	—

Holding Company Structure

WiMi Cayman is a holding company with no material operations of its own. We conduct our operations primarily through our PRC subsidiary, our VIEs and their subsidiaries in China. As a result, WiMi Cayman’s ability to pay dividends depends upon dividends paid by our PRC subsidiaries. If our existing PRC subsidiaries or newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiary in China is permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our PRC subsidiaries, our VIEs and their subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, our wholly foreign-owned subsidiary in China may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion, and our variable interest entity may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Inflation

Since our inception, inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2017, 2018 and 2019 were increases of 1.8%, 1.9% and 2.5%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if China experiences higher rates of inflation in the future.

Taxation

Cayman Islands

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties, which may be applicable on instruments executed in, or after execution, brought within the jurisdiction of the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

Hong Kong

WiMi HK, our wholly-owned Hong Kong subsidiary, and Micro Beauty, the wholly-owned subsidiary of our VIE, are subject to Hong Kong profits tax at a tax rate of 16.5%. We have not made any provisions for Hong Kong profit tax as there has been no assessable profit derived from or earned in Hong Kong since their respective inceptions. Under Hong Kong tax laws, WiMi HK is exempted from income tax on its foreign-derived income. Hong Kong does not impose a withholding tax on dividends.

Seychelles

Skystar, a company incorporated in Seychelles, is not subject to tax on income generated outside of Seychelles under the current tax laws, which do not impose withholding tax upon payments of dividends.

PRC

Under the Enterprise Income Tax Laws of the PRC”(the “EIT Laws”), domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate, while preferential tax rates, tax holidays and tax exemption may be granted on case-by-case basis. EIT grants preferential tax treatment to certain High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to the requirement that they re-apply for HNTE status every three years. Shenzhen Kuxuanyou obtained the HNTE tax status in October 2015, which reduced its statutory income tax rate to 15% from November 2016 to November 2019. Shengzhen Yiruan, Shenzhen Yiyun, Shenzhen Yidian and Shenzhen Duodian were qualified as software companies by the local taxing authority and obtained two years of tax exemption since their respective inception. After their tax exemption period, they can be taxed at a reduced income tax rate of 12.5% for three years. After the initial 5 years, these companies can apply for the reduced rate on a yearly basis. In addition, 75% of R&D expenses of Shenzhen Kuxuanyou are subject to additional deduction from pre-tax income and 50% of R&D expenses of Shenzhen Yiruan are subject to additional deduction from pre-tax income.

Korgas Shengyou, Korgas WiMi, and Korgas 233 were formed and registered in Korgas in Xinjiang Provence, China from 2016 to 2017, and Kashi Duodian was formed and registered in Kashi in Xinjiang Provence, China in 2019. These companies are not subject to income tax for 5 years, and can obtain another two years of tax exempt status and are taxed at reduced income tax rate of 12.5% for three years, due to the local tax policies to attract companies in various industries.

Shenzhen Qianhai and Shenzhen Zhiyun were formed and registered in Qianhai District in Guangdong Provence, China in 2015 and 2019, respectively. These companies are subject to income tax at a reduced rate of 15% due to the local tax policies to attract companies in various industries.

Certain subsidiaries of our VIEs were formed and registered in Korgas and Kashi, China. These companies can enjoy tax exemption for 5 years after their respective inceptions, and can be exempted from income tax for another two years and taxed at a reduced income tax rate of 12.5% for three years, after the initial 5 years’ of tax exemption periods.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements included elsewhere in this prospectus, we believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

Basis of Presentation and Principals of Consolidation

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the Securities Exchange Commission.

Principles of consolidation

The consolidated financial statements include the financial statements of our company and our subsidiaries, which include the wholly-foreign owned enterprise (“WFOE”) and variable interest entities (“VIEs”) over which we exercise control and, when applicable, entities for which we have a controlling financial interest or of which we are the primary beneficiary. All transactions and balances among us and our subsidiaries have been eliminated upon consolidation.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in our consolidated financial statements include the useful lives of property and equipment and intangible assets, impairment of long-lived assets and goodwill, allowance for doubtful accounts, provision for contingent liabilities, revenue recognition, and deferred taxes and uncertain tax position. Actual results could differ from these estimates.

Goodwill Impairment Testing

We perform annual goodwill impairment analysis as of December 31, 2019 with the assistance of independent valuation expert in accordance with the subsequent measurement provisions of FASB ASC Topic 350, Intangibles—Goodwill and Other. This impairment analysis compares the fair values of our reporting units to their related carrying values. If a reporting unit carrying value exceeds its fair value, we then calculate the reporting unit’s implied fair value of goodwill and impairment charges are recorded for any excess of the goodwill carrying value over the implied fair value of goodwill.

The reporting units’ fair values are determined by income approach where projected future cash flows discounted at rates commensurate with the risks involved, (“Discounted Cash Flow” or “DCF” of the income approach). This approach is supplemented by the market approach, (Guideline Company Method) to ensure the typical multiple such as EBITDA was within range of comparable companies.

Assumptions used in a DCF analysis require the exercise of significant judgment, including judgment about appropriate discount rates and terminal values, growth rates, and the amount and timing of expected future cash flows. The forecasted cash flows are based on current plans and for years beyond that plan, the estimates are based on assumed growth rates. We believe that our assumptions are consistent with the plans and estimates used to manage the underlying businesses. The discount rates, which are intended to reflect the risks inherent in future cash flow projections, used in a DCF analysis are based on estimates of the weighted-average cost of capital “WACC”) of a market participant. Such estimates are derived from our analysis of peer companies and consider the industry weighted average return on debt and equity from a market participant perspective and adjusted for our specific risks.

We have four reporting units that have goodwill. The following table categorizes our goodwill by reporting unit as of December 31, 2019 according to the level of excess between the reporting’ unit’s fair value and carrying value and we believe that no reporting units are at risk of failing “Step 1” of a goodwill impairment analysis.

Segment	Reporting Unit	Fair Value Exceeds Carrying Value	Net Goodwill as of December 31, 2018	Net Goodwill as of December 31, 2019
			(in RMB thousands)
AR advertising services	AR advertising services unit	148%	137,060	137,060
AR Entertainment	AR application and technology solutions unit	176%	92,990	92,990
AR Entertainment	SDK payment services unit	167%	87,909	87,909
AR Entertainment	MR software unit	174%	33,375	34,121
			351,334	352,080

We also performed sensitivity analysis on revenue growth rates and discount rates which shows there were no signs of impairment if actual revenue dropped to 80% of the forecast or the discount rate increases to 25% from 18.5% for all our reporting units.

We have performed qualitative assessment for goodwill impairment as of June 30, 2020 and determined that it was not more likely than not that goodwill was impaired. Our consideration includes general macroeconomic condition, industry and market consideration, access to capital, cost factors, overall financial performances and share prices. Our overall revenues have increased by 7.8% from approximately RMB 158.5 million for the six months ended June 30, 2019 to approximately RMB 170.8 million (USD 24.1 million) for the six months ended June 30, 2020, and we generated RMB 11.5 million in cash inflow from operations. We had successfully completed our IPO in April and follow-on offering in July, where we raised approximately US$81.7 million (RMB 560 million), indicating that we have sufficient capital resources. Although global economy has been affected by the COVID-19 outbreak, China has gradually recovered from its impact and has re-opened its domestic market. We have experienced decreases in AR entertainment revenues and profit margin, as some of our clients have been adversely affected by the COVID-19 outbreak. However, we do not expect that the impact of the COVID-19 outbreak will affect our overall forecast of our enterprise value in the 5 years, and we believe that our current results of operations have been within the range of sensitivity analysis performed on December 31, 2019.

Revenue recognition

We adopted Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (ASC Topic 606) for the year ended December 31, 2019, using the modified retrospective method for contracts that were not completed as of December 31, 2018. The ASU requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that we (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) we satisfy our performance obligation.

Prior to 2019, we recognize revenue when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price or fees are fixed or determinable, and (iv) the ability to collect is reasonably assured. Revenue is presented in the consolidated statements of income and comprehensive income net of sales taxes. We do not offer rights of refund of previously paid or delivered amounts, rebates, rights of return or price protection. In all instances, we limit the amount of revenue recognized to the amounts for which we have the right to bill our customers.

The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way we record our revenue. Upon adoption, we evaluated our revenue recognition policy for all revenue streams within the scope of the ASU under previous standards, using the five-step model under the new guidance, and confirmed that there were no differences in the pattern of revenue recognition.

(i) AR Advertising Services

AR advertisements are the use holographic materials integrated into advertisement on the online media platforms or offline display. Our performance obligation is to identify advertising spaces and embed holographic AR images or videos into films, shows and short form videos that are hosted by online streaming platforms in China. Revenue is recognized at the time when the related services have been delivered based on the specific terms of the contract, which are commonly based on specific action (i.e. cost per impression (“CPM”) or cost per action (“CPA”) for online display and service period for offline display contracts.

We enter into advertising contracts with advertisers where the amounts charged per specific action are fixed and determinable, the specific terms of the contracts were agreed on by us, the advertisers and channel providers, and collectability is probable. Revenue is recognized on a CPM basis as impressions or clicks are delivered while revenue on a CPA basis is recognized once agreed actions are performed or service period is completed.

We consider ourselves as provider of the services as we have control of the specified services and products at any time before they are transferred to the customers, which is evidenced by (1) we are primarily responsible to our customers for products and services offered where the products were designed in house and we have customer services team to directly serve the customers; and (2) we have discretion in establish pricing. Therefore, we act as the principal of these arrangements and report revenue earned and costs incurred related to these transactions on a gross basis.

(ii) AR Entertainment

Our AR entertainment services mainly include three sub categories: SDK payment channel services, software development and mobile games operations and technology developments.

a. SDK Payment Channel Services

Our SDK payment channel services enable game players and app users to make online payments through Alipay, Unipay or Wechat pay, etc., to various online content providers. When game players and app users make payments in the game or app, the SDK payment channel will automatically populate payment services for the users to fulfill payments.

We charge a fee for the payment channel services, the pricing of which is based on the pre-determined rates specified in the contract. Our performance obligation is to facilitate payment services and we recognize SDK payment channel service revenue at the time when a user completes a payment transaction via a payment channel and is entitled to payment. Related fees are generally billed monthly, based on a per transaction basis. We believe that our promise to customer is to facilitate the services of third party, instead of providing the payment services ourselves, as we not have control of the services provided or serve the users directly, and we do not have the discretion in establishing pricing. Therefore, revenue from SDK payment service is recorded on a net basis.

b. MR software development services

Our MR software development service contracts are primarily on a fixed price basis, which require us to perform services for MR application design, content development and integrating based on customers’ specific needs. These services also require significant production and customization. The required customization work period is generally less than one year. We currently do not have any modification of contract and the contracts currently do not have any variable consideration.

The software customization, application design, upgrades and integration are considered as one performance obligation. The promises to transfer software, customization and upgrades are not separately identifiable as the customers do not obtain benefits from these services on its own.

Our MR software development service contracts are generally recognized over time during the contract period as we have no alternative use of the customized software and application without incurring significant additional costs. Revenue is recognized based on our measurement of progress towards completion based on input or output methods. Input methods are used only when there is a direct correlation between hours incurred and the end product delivered, while output method is used when we could appropriately measure the customization progress towards completion. Assumptions, risks and uncertainties inherent in the estimates used to measure progress could affect the amount of revenues, receivables and deferred revenues at each reporting period. We have a long history of developing various MR software, and we believe we can reasonably estimate the progress toward completion on each fixed price customized contracts.

c. Mobile Games Services

We generate revenue from jointly operated mobile game publishing services and the licensed out games. In accordance with ASC 606, Revenue Recognition: Principal Agent Considerations, we evaluate agreements with the game developers, distribution channels and payment channels in order to determine whether or not we act as the principal or as an agent in the arrangement with each party respectively. The determination of whether to record the revenues gross or net is based on whether our promise to our customers is to provide the products or services, or to facilitate a sale by a third party. The nature of the promise depends on whether we control the products or services prior to transferring it to our customers. Control is evidenced if we are primarily responsible for fulling the provision of services and have discretion in establishing the selling price. When we control the products or services, our promise is to provide and deliver the products and we record the revenues on a gross basis. When we do not control the products, our promise is to facilitate the sale and we record the revenue on a net basis.

—Jointly operated mobile game publishing services

We offer publishing services for mobile games developed by third-party game developers. We act as a distribution channel that publishes the games on our own app or a third-party owned app or website, named game portals. Through these game portals, game players can download the mobile games to their mobile devices and purchase coins, the virtual currency, for in game premium features to enhance their game playing experience. We enter into contracts with third-party payment platforms for collection services offered to game players who have purchased coins. The third-party game developers, third party payment platforms and the co-publishers are entitled to profit sharing based on a prescribed percentage of the gross amount charged to the game players. Our obligation in the publishing services is completed at the time when the game players makes a payment to purchase coins.

With respect to the publishing services arrangements between us and the game developer, we considered that we do not control the services, as (i) developers are responsible for providing the game product desired by the game players; (ii) the hosting and maintenance of game servers for running the online mobile games are the responsibilities of the third party platforms; (iii) the developers or third party platforms have the right to change the pricing of in-game virtual items. Our responsibilities are publishing, providing payment solutions and market promotion services, and thus we view the game developers as our customers and consider ourselves as the facilitator of the game developers in the arrangements with game players. Accordingly, we record the game publishing service revenue from these games, net of amounts paid to the game developers.

—Licensed out mobile games

We also license third parties to operate our mobile games developed internally through mobile portal and receives revenue based royalty payments from the third-party licensee operators on a monthly basis. Our performance obligation is to provide mobile games to game operators, which enable players of the mobile games to make in game purchases, and we recognize revenue at the time when game players complete the purchases. We record revenues on a net basis, as we do not have the control of the services provided, nor do we have the primary responsibility for fulfillment or the right to change the pricing of the game services.

d. Technology developments

Our technology development contract requires us to design applications based on customers’ specific needs. The duration of the design period usually lasts for approximately 3 months or less. Revenues are generally recognized at a point in time where we have transferred control of the asset upon completion of the design and after the acceptance by our customer with no more future obligation of the design project.

Contract balances

We record receivable related to revenue when we have an unconditional right to invoice and receive payment. Payments received from customers before all of the relevant criteria for revenue recognition are met are recorded as deferred revenues.

Contract costs

Contract costs represent costs incurred in advance of revenue recognition arising from direct costs in respect of the revenue contracts according to the customer’s requirements prior to the delivery of services, and such deferred costs will be recognized upon the recognition of the related revenue. Estimated contract costs are based on the budgeted service hours, which are updated based on the progress toward completion on a monthly basis. Pursuant to the contract terms, we have an enforceable right on payments for the work performed. Provisions for estimated losses, if any, on uncompleted contracts are recorded in the period in which such losses become probable based on the current contract estimates. We reviewed impairment of contract costs on June 30, 2020 and determined that all contract costs were recoverable.

Accounts receivable, net

Accounts receivable include trade accounts due from customers. Accounts are considered overdue after 90 days. Management reviews our receivables on a regular basis to determine if the bad debt allowance is adequate, and provides allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable.

Intangible assets, net

Our intangible assets with definite useful lives primarily consist of copyrights, non-compete agreements, and technology know-hows. Identifiable intangible assets resulting from the acquisitions of subsidiaries accounted for using the purchase method of accounting are estimated by management based on the fair value of assets received. We amortize our intangible assets with definite useful lives over their estimated useful lives and reviews these assets for impairment. We typically amortizes our intangible assets with definite useful lives on a straight-line basis over the shorter of the contractual terms or the estimated useful lives of five to ten years.

Income taxes

We account for current income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes is accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. PRC tax returns filed in 2017 to 2019 are subject to examination by any applicable tax authorities.

Internal Control of Financial Reporting

Our independent registered public accounting firm, had not conducted an audit of our internal control over financial reporting. However, in connection with the audits of our consolidated financial statements for the two years ended December 31, 2018 and 2019, we and our independent registered public accounting firm identified one “material weakness” in our internal control over financial reporting, as defined in the standards established by the PCAOB, and other control deficiencies. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified are related to (1) our lack of sufficient skilled staff with U.S. GAAP and SEC reporting knowledge for the purpose of financial reporting as well as the lack of formal accounting policies and procedures manual to ensure proper financial reporting in accordance with U.S. GAAP and SEC reporting requirements; and (2) the absence of audit committee and internal audit function to establish formal risk assessment process and internal control framework.

In response to the material weaknesses identified prior to this offering, we are in the process of implementing a number of measures to address the first material weakness that has been identified, including: (i) streamline our accounting department structure and enhance our staff’s U.S. GAAP expertise on a continuous basis; (2) hire a new reporting manager who has sufficient expertise in U.S. GAAP to improve the quality of U.S. GAAP reports; (3) make an overall assessment on the current finance and accounting resources and have plans to hire new finance team members with U.S. GAAP qualification in order to strengthen our U.S. GAAP reporting framework; (4) participate in trainings and seminars provided by professional services firms on a regular basis to gain knowledge on regular accounting/SEC reporting updates; and (5) provide internal training to our current accounting team on US GAAP knowledge. We are also in the process of completing a systematic accounting manual for US GAAP and financial closing process.

For the second identified material weakness, we have established an audit committee headed by audit committee chair, Ms. Shan Cui. Ms. Shan Cui has extensive experience and expertise in finance, investment and capital markets. We will form an internal audit function and have plans to hire internal auditors to strengthen our overall governance. The internal auditor will be independent of our operations and will report directly to the audit committee. We will perform self-assessment of internal control effectiveness on a continuous basis, which will be led by our internal auditor. We will also hire more competent personnel and involve professional service companies to help us implement SOX 404 compliance together with the establishment of our internal audit function.

However, we cannot assure you that we will remediate our material weaknesses in a timely manner. See “Risk Factors—Risks Relating to Our Business and Industry—If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of our shares may be materially and adversely affected.”

As a company with less than US$1.07 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company’s internal control over financial reporting.

Recent Issued Accounting Pronouncements

For detailed discussion on recent accounting pronouncements, see Note 2 to the consolidated financial statements included elsewhere in this annual report.

Quantitative and Qualitative Disclosures about Market Risk

Credit Risk

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. We manage credit risk through in-house research and analysis of the Chinese economy and the underlying obligors and transaction structures. We identify credit risk collectively based on industry, geography and customer type. In measuring the credit risk of our sales to our customers, we mainly reflect the “probability of default” by the customer on its contractual obligations and considers the current financial position of the customer and the exposures to the customer and its likely future development.

Liquidity Risk

We are also exposed to liquidity risk which is risk that we are unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions and related parties to obtain short-term funding to meet the liquidity shortage.

Foreign Exchange Risk

While our reporting currency is the RMB, we have one operating entity’s functional currency is HK dollar and two operating entities’ functional currency is USD. As a result, we are exposed to foreign exchange risk as our results of operations may be affected by fluctuations in the exchange rate among HK dollar, USD and RMB. If the RMB appreciates against the HK dollar and USD, the value of our HKD or USD revenues, earnings and assets as expressed in our RMB financial statements will decline. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

INDUSTRY OVERVIEW

All data and information regarding China’s economic growth and the holographic industry contained in this section is from the Frost & Sullivan Report unless otherwise indicated.

China’s Economic Ground

Nominal GDP in China

Driven by a series of economic stimulus policies adopted by the Chinese government, including the Four-Trillion-Yuan Economic Stimulus Package and the Revitalization Plans of Ten Key Industries, China’s nominal gross domestic product (“GDP”) grew rapidly from RMB64.4 trillion in 2014 to RMB90.0 trillion in 2018 at a CAGR of 8.7%. Going forward, the structural adjustment of the economy is predicted to be pushed forward strongly by the Chinese authorities to improve the quality and efficiency of economic development. The economy is likely to maintain a sound and healthy development. The nominal GDP is forecast to grow at a CAGR of 5.9% from 2018 to 2023. The robust economic growth creates a favorable macro environment for the further development of industries like entertainment industry or advertising industry in China.

Per capita disposable income of households in China

Per capita disposable income of households in China has demonstrated strong growth momentum in the past few years, growing from RMB20.2 thousand in 2014 to RMB28.0 thousand in 2018, representing a CAGR of 8.5% in this period. In view of China’s moderate economic growth outlook, it is estimated that the per capita disposable income of households in China will reach RMB 41.7 thousand in 2023, representing a CAGR of 8.3% from 2018 to 2023. The increase in per capita disposable income is a contributory factor that drives the growth of personal expenditures on entertainment activities and consuming products or services. For example, the increase in disposable income may lead more consumers to be more willing to experience emerging technology products like AR or virtual reality(“VR”) products.

China’s per capita expenditure on education, culture and recreation

China’s per capita expenditure on education, cultural and recreation rose at a CAGR of 9.7% from RMB1,536 in 2014 to RMB2,226 in 2018. China’s residents are allocating an increasing portion of their expenditures on education, culture and recreation. And China’s per capita expenditure on education, culture and recreation is predicted to reach RMB3,300 in 2023, representing a CAGR of 8.2% from 2018 to 2023. The increase in expenditure on education, culture and recreation boosts the growth of relevant markets, such as entertainment market and consuming electronic device market.

Overview of the Global and China Holographic AR Industry

Introduction of AR and holographic AR

AR is a display concept involving the integration of real-world surroundings and virtual objects, as against the concept of VR, which involves merely artificial objects and space. The AR display of the interaction between reality and virtuality can be achieved via two-dimensional (“2D”) screen, head-mounted devices or 3D space.

2D screen-based holographic AR

The common example of current 2D screen based holographic AR are smartphone applications created with ARSDK, such as Apple’s ARKit and Google’s ARCore. These applications integrate digital objects into pre-recorded videos or real-time captured surroundings and the objects do not change their relative position against surroundings even if the devices are moved around. Therefore, it creates a perception for viewers that the digital holograms of objects are part of the existing video feeds or surroundings.

Head-mounted device-based holographic AR

The popular examples of head-mounted, device-based holographic AR include Microsoft HoloLens, Magic Leap, and Google Glass. It works in a similar way as 2D screen based holographic AR, but it utilizes a head-mounted device and relies on the real-time captured surroundings. This has attracted great attentions globally, but is mainly targeting at corporate clients due to high price.

3D space-based holographic AR

3D space-based holographic AR does not require 2D smartphone screen or head-mounted devices and viewers are able to experience hologram superimposed on real-time surroundings with unaided eyes. The key component of 3D space-based holographic AR is a flat transparent film made of special material, which is used to reflect and transmit the light field to audience and form a holographic display experience. The popular examples include Japanese virtual singers in concert shows and guides in museums, exhibitions, theme parks and tourism sites, such as DeepFrame by Realfiction. A more sophisticated product involving simultaneous localization and mapping (“SLAM”) is Navion by WayRay, used as head-up display (“HUD”) in automobile for holographic display on the windshield. Another type of 3D space-based holographic AR utilizes a multi-facet transparent screen where hologram is formed in the space centered by the screen, such as HoloPlayer by Looking Glass Factory.

Holographic AR utilizes digital holography technology to record a digital hologram of objects and then transfer the recorded information to a computer to analyze and form 3D images, which are subsequently displayed in a two-dimensional (2D) surface or three-dimensional (3D) space.

Holographic AR incorporates the characteristics of hologram and augmentation reality. A hologram is a photographic recording of a light field to display a 3D projection of an item in the real world, as if the physical object were actually there.

The holographic AR products and solutions provided by the Group are mainly 2D screen based holographic AR and 3D space based holographic AR with flat transparent film made of special material.

●	Description of the Value Chain and Subsectors

The holographic AR industry value chain consists of three major segments. The upstream segment refers to key hardware, software, service and providers as well as players related to content production. The midstream participants are holographic AR solution providers, integrating upstream hardware and incorporating software system to form the final products or solutions, such as holographic AR adverting platform and head-mounted display. Downstream refers to end users, including government, enterprises and household/individual consumers.

The business models for upstream and midstream participants in holographic AR market are different. While the hardware parts, software and service providers focus on research and development to further their core technology and reduce the production cost, the holographic AR device integrators and content creators also have to identify target users, build brand reputation and enhance the user experience. It is not uncommon that some holographic AR device integrators have strong in-house research capability and undertake the roles in both upstream and midstream segments.

We are currently involved in upstream segments, including software development, content production technology provision and content creation & distribution as well as midstream segment, namely holographic AR solution provision.

Value Chain of the Holographic AR Industry

Note: The segments in which we are currently involved in have been circled in a dashed red line.

Source: Frost & Sullivan

The major forms of final products and services in holographic AR industry include hardware products, software and content products, and solution products and services.

Holographic AR hardware products are the display devices providing holographic AR experience, mainly including holographic AR enabled smartphones/tablets and holographic AR head-mounted display. Through these devices, users are able to view the combined projections of reality captured by the camera and virtual objects simulated by the computer. The difference is that users view the projections through the screens of smartphone/tablets or by wearing the head-mounted display. The head-mounted display provides a more immersive experience; however, it requires the users to purchase a separate device.

Holographic AR software and content products are the software application and content produced with holographic AR technology and used or played on the holographic AR display devices. These software and content can be either originally created or adapted from its 2D counterparts which have gained popularity in the past. Special holographic AR technology is used to facilitate these software and content, such as cameras which are equipped with 3D sensing and are able to capture the 3D position of objects. These holographic AR software and content products are usually distributed through the distribution platforms, which are either independent, such as Ali Huoyan, or embedded in the holographic AR operating system. Currently, the majority of developers are focusing game and entertainment related software and contents. In addition, the interests in education and utilities related software are also rising.

Holographic AR solution products and services are integrated packages provided to government and enterprise clients to meet certain needs in their operation. These integrated packages involve hardware products, software and content products as well as service provided to facilitate clients with the implementation. Currently, the most well-established solution products are the tools for marketing and training. The novel form of marketing with holographic AR elements helps to attract potential customers and enhance their brand awareness. Holographic AR tools also provide great simulation for training, especially in industrial manufacturing and disaster relief.

●	The Role of the Platform Providers

Along the holographic AR value chain, our primary role is the middleware platform provider, which connects the fundamental SDK platform providers and application developers.

SDK platform is a package of toolkits of various functions which allow its users (middleware providers and application developers) to develop software application, framework and system without programming the code from sketch. Currently, the most well-known SDK platforms are Apple’s ARKit and Google’s ARCore, which provide the fundamental toolkits servicing IOS and Android ecosystem, and subsequently middleware providers and application developers are able to create various applications targeting at end users. In addition, leading Chinese internet companies, including Baidu, Jingdong, Alibaba, Netease, have also built their own ARSDK platforms, mainly for in-house usage.

Middleware platform is a package of modules which supplements the fundamental toolkits provided by SDK platform. It allows its users (application developers) to complete their software application without programming the code from sketch. Currently, the major middleware platform providers in China are our company, Sight Plus and Hiscene.

Among the China holographic AR integrated solution providers in China, we ranked first with revenues of RMB225.3 million in 2018.

Top Five Holographic AR Integrated Solution Providers in China, By Revenue, 2018

Source: Frost & Sullivan

Top Five AR Advertising Service Providers in China, By Revenue, 2018

Source: Frost & Sullivan

●	Market Size, Opportunities and Future Trends

As a nascent market, global holographic AR market has a huge growth potential and has attracted large investments contributing to the industry growth since 2016. Several organizations including research and development labs are investing immensely in the technology to develop solutions for enterprise and consumer segments. Mobile augmented reality market has witnessed high adoption over the years across applications including gaming, media and marketing. The increasing scope of applications across different industries, such as advertising, entertainment, education and retail is expected to drive demand over the forecast period.

Global Holographic AR Market Size by Revenue, 2016-2025E

Note: Hardware refers to the revenue of hardware manufacturers, including augmented reality rendering device, such as AR glasses, AR helmets, etc., and holographic imaging devices such as holographic projectors, holographic cabinets, holographic advertising machines, etc. Software & content refers to the revenue of participants who providing AR and holographic contents, ARSDK or technical services.

Source: Frost & Sullivan

China has a large number of Internet users and mobile Internet users. With the introduction of the underlying tool platform by system vendors such as Apple and Google, it is much more convenient for developers to create and apply diverse AR content, enabling AR technology to quickly reach a large number of users. In addition, stores offering AR experiences are penetrating rapidly into China’s shopping malls. Consumers can enjoy the AR experience at a low cost, which has promoted consumers’ acceptance of AR. AR has been more widely used in beauty industry. A lot of camera software has integrated AR technology which allows simulation of makeup by uploading their photos, as simple as processing software. For example, Bulgari and Meitu Camera jointly launched the AR effect of its necklace.

Holographic AR Market Size of PRC by Revenue, 2016-2025E

Note: Hardware refers to the revenue of hardware manufacturers, including augmented reality rendering device, such as AR glasses, AR helmets, etc., and holographic imaging devices such as holographic projectors, holographic cabinets, holographic advertising machines, etc. Software & content refers to the revenue of participants who providing AR and holographic contents, ARSDK or technical services.

Source: Frost & Sullivan

●	Applications

AR applications are currently mainly adopted by entertainment, advertisement, and education industries which have relative mature hardware environment and thus facilitate the development of software and content in these fields. In long-term, there will also be applications in social network and communication fields, even though currently such applications are still limited by hardware technologies.

Distribution of China’s AR Market

Entertainment

Entertainment industry is the first to enjoy the application of holographic AR. From hologram of TuPac, Hatsune Miku, late singer Teresa Deng, to the heat of Pokemon Go, AR gaming, hologram live concert, fashion shows have warmly embraced holographic AR.

The market size of China holographic AR applied in entertainment recorded revenue of RMB0.6 billion in 2016, and it is expected to increase at a CAGR of 83.5% from 2016 to 2020 and at a CAGR of 92.8% from 2020 to 2025, reaching RMB180.0 billion by 2025. The growth is attributed to the increasing popularity of entertainment broadcast programs, especially live broadcast programs, including ceremonies, concerts, gala, and sport events, where AR is greatly potentiated. Besides, the enhanced accessibility of live broadcast, livestream brought by smartphone and other portable digital devices has also contributed to the growth.

AR in gaming will move towards interactive games involving multi-players. More popular AR mobile phone games will come to market with strong IP backed. In addition, head-mounted display (“HMD”) based AR games will see rapid growth as HMD price going down. Holographic AR will also be more broadly applied on live broadcast. In the long run, HMD based holographic AR games will become a major form of games, multi-player games and relative arena will come to market. Holography will be applied in more live shows, from PC game in arena to concerts.

Breakdown of China’s AR Industry Market Size, Entertainment, 2016-2025E

Source: Frost & Sullivan

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Holographic AR in advertisement has two types: volumetric and online app. For example, Snapchat and Instagram have developed AR filter styled advertisement, featuring fast-moving consumer goods (“FMCG”) & cosmetic products. Another type of advertisement is “plug-in” advertisement in TV show through manually adding computer generated 3D images to original scene to promote products.

The market size of China holographic AR applied in advertisement recorded revenue of RMB0.9 billion in 2016, and it is expected to increase at a CAGR of 71.8% from 2016 to 2020 and another 78.9% from 2020 to 2025, reaching RMB143.9 billion by 2025. The growth is mostly driven by the prosperity of advertisement sector and the new retail business. As the advertisers are always pursuing the most cutting-edge visual effect to attract customers, the AR application in advertisement can be considered keeping evolving to be more diversified.

Volumetric display will take certain shares of offline advertisement display, as volumetric display has more astonishing effect compared to traditional display, therefore can be vastly applied in retail store. Sponsored filters inside social network app will rise due to the boom of short video apps in China. In the long run, holographic AR advertisement will be more interactive and volumetric display will keep taking more shares and come in larger sized projection. Also, advertisers’ interaction between costumers without head mounted devices and other electronics may be achieved.

Breakdown of China’s AR Industry Market Size, Advertisement, 2016-2025E

Source: Frost & Sullivan

●	Key Drivers

Ultimate goal for visual display medium

In the past few centuries, the mainstream visual display medium has experienced an extraordinary shift from paper (books) to large screen (TV/PC) and small screen (smartphone). Despite the increasing quality of visual display medium, it is still far from the ultimate goal, which is the perfect integration of virtuality and reality, and human beings have never been closer to that goal with holographic AR technology. Therefore, the motivation to achieve the ultimate goal for visual display medium will drive the continuous endeavor into this field and will guarantee the wide acceptance and adoption once the market condition is mature.

Advancement in technology

Holographic AR industry is technology-intensive. The holographic AR experience can only be enabled by the combination of hardware and software technologies, and the advancement in technology related to holographic AR will take the holographic AR experience into the next stage. For example, breakthroughs in deep learning AI technology will allow the holographic AR devices to integrate the content captured by camera and simulated by computer in a more seamless way, thus providing a more immersive experience to users. In addition, evolvement of integrated chips will allow image processors to be produced at a lower cost, thus reducing the selling price of holographic AR devices. Wide adoption of 5G network will enable the real-time data transmission between local devices and the internet, thus largely enhancing the content diversity. With enhanced holographic AR experience, reduced selling price and ample contents, the market demand for holographic AR will be driven up significantly.

Diversifying customer base and expanding application fields

Currently, the relatively mature application fields of holographic AR include entertaining and advertising industry. With increasing awareness and acceptance of this technology, holographic AR advertising will be adopted by more brand owners, and holographic AR shopping will gain popularity among e-commerce platforms. In addition, as the holographic AR technology matures, more application fields will be identified to magnify the value of this technology, such as assistance in surgery and tele-diagnose, and assistance in training and education.

Government and policy support

In July 2017, the Ministry of Education (“MOE”) issued the “Notice on the construction of demonstration virtual simulation experiment teaching project in 2017-2020”. The Notice establishes the virtual simulation experimental teaching demonstration in ordinary colleges and universities from 2017 to 2020, on the basis of the experimental teaching reform and the information of experimental teaching projects in colleges and universities. The research and development of virtual simulation experiment teaching project shall aim to meet the teaching requirements with the comprehensive application of multimedia, big data, 3D modeling, artificial intelligence, human-computer interaction, sensors, supercomputing, virtual reality, augmented reality, cloud computing and other technology, enhancing the attraction of the experimental teaching program and teaching effectiveness. In addition, “National science and technology innovation plan”, “Science and technology innovation special plan for health industry”, and “Special plan for scientific and technological innovation of medical devices” under the 13th five-year plan all provided policy support for the development of the holographic AR industry.

●	Restraining Factors

Lack of specialized talents for research and development

For a technology-intensive industry, capability in research and development is key, which relies on the acquirement of specialized talents. Holographic AR is a relatively new area, emerging only in recent years. As a result, the number of specialists in this field is very limited. Without sufficient talents pool, it would be very challenging to progress in the technology breakthrough.

Lack of high-quality content

Superior holographic AR experiences reply on both sophisticated display devices and high-quality contents. Without sufficient high-quality contents, the users would not be motivated to purchase the hardware, especially when the current price of holographic AR hardware is not easily affordable.

Lack of capital support

As holographic AR industry is still in the infant stage when large amount of investment is needed to conduct research and development, to achieve profitability is extremely difficult for most of the incumbents. Without sufficient capital support, the business of these holographic AR companies would soon step into the mire.

●	Policies and Regulations

Guidance on further expanding and upgrading information consumption to constantly unleash the potential of domestic demand

The primary goal is to develop new types of high-end mobile communication terminals, wearable devices, digital household products, and cutting-edge information products, such as virtual reality, augmented reality, intelligent network vehicles, and intelligent service robots, which are geared toward consumer upgrading; Strengthen the development of core technologies and platforms for “Internet plus” artificial intelligence, promote the development and industrialization of virtual reality and augmented reality products, and support innovation and industrial upgrading of products such as wearable devices, consumer drones and intelligent service robots; Support enterprises to speed up the construction of online and offline experience centers, actively use technologies such as virtual reality, augmented reality and interactive entertainment to enrich consumption experience and cultivate consumers’ information consumption habits.

New generation AI development plan

The primary goal is to achieve breakthroughs in high-performance software modeling, content generating, augmented reality and human-computer interaction, integration environment and tools; further research on key technologies such as virtual display devices, optical devices, high-performance true 3D display, development engine and other products, set up the standards and evaluation system for virtual reality and augmented reality technology; strengthen the research and development of next-generation social networks, accelerate the popularization and application of technologies such as augmented reality and virtual reality, promote the synergistic integration of virtual environment and physical environment, meet the real-time information needs such as personal perception, analysis, judgment and decision-making, and realize smooth switching in different scenes such as work, study, life and entertainment.

Notice on the Thirteenth Five-Year Plan for the Development of National Education

The PRC MOE issued the Notice on the Thirteenth Five-Year Plan for the Development of National Education in 2017, encouraging the application of advanced technology in education in the PRC. The purpose of such technology is to support schools from all stages of education to build smart campuses and explore new models of future education and teaching through applications of the Internet, big data, artificial intelligence and virtual reality technology. Colleges and universities are encouraged to carry out continuing education with or without academic qualifications on the basis of the Internet.

Notice on the Construction of Demonstrative Virtual Simulation Experiment Teaching Project in 2017-2020

To enhance the quality of higher education, the MOE issued a notice to encourage the application of advanced information technology in experimental projects in higher level education. The notice provides that research and development of virtual simulation experimental teaching projects should aim at fulfilling education requirements and contents by comprehensively applying multimedia, big data, three-dimensional modeling, artificial intelligence, human-computer interaction, sensors, supercomputing, virtual reality, augmented reality, cloud computing and other networked, digital and intelligent technical means to improve the attractiveness and teaching effectiveness of experimental teaching projects. The purpose of such projects is to strengthen the research on the reliability of relevant technology, pay attention to all-round and multi-level protection of students using virtual simulation experimental teaching project and ensure students’ health.

Notice on special initiative of innovation capacity building in the field of “Internet +”

In order to promote the rapid development of the “Internet +” industry, the NDRC decided to organize and implement the special project of “Internet +” innovation capacity building and incorporate AR/VR technology into the special project.

Construct virtual reality/augmented reality technology and application innovation platform to resolve the issues related to virtual reality/augmented reality in China, such as poor user experience. The platform shall support content shooting, data modeling, sensors, tactile feedback, new display, image processing, surround sound, terminal (ultra) high resolution processing performance, such as virtual reality/augmented reality testing technology research and development and engineering, to enhance the service capability.

National science and technology innovation plan for the 13th five-year plan

The primary goal is to develop new Internet technologies and natural human-computer interaction technologies, with emphasis on intelligent perception and cognition, virtual-real integration and natural interaction; achieve breakthroughs in a number of key technologies such as virtual and real fusion rendering, real and three-dimensional rendering, real-time positioning registration, and human-oriented virtual reality technology, and forms core equipment with independent intellectual property such as high-performance true and three-dimensional display, smart glasses, motion capture and analysis system and personalized virtual reality; form the basic standards for display, interaction, content, interface and other aspects of virtual reality and augmented reality.

●	Competitive Landscape

The competition among holographic AR companies is intense. The global holographic AR market is characterized by the presence of international and local market players with giant international players mainly focusing on hardware such as AR display devices or underlying SDK platform and AI technology while local players mainly focusing on the application software development.

We ranked first in terms of number of clients, holographic AR contents, as well as the number of holographic AR patents and software copyrights in 2018, in the Chinese holographic AR industry, as shown below.

Top Five Holographic AR Integrated Solution Providers in China, By Number of Clients, 2018

Source: Frost & Sullivan

Top Five Holographic AR Integrated Solution Providers in China, By Number of Registered Holographic AR Patents, 2018

Source: Frost & Sullivan

Top Five Holographic AR Integrated Solution Providers in China, By Number of Holographic AR Contents, 2018

Source: Frost & Sullivan

Top Five Holographic AR Integrated Solution Providers in China, By Number of Software Copyrights, 2018

Source: Frost & Sullivan

BUSINESS

Our Vision

Our vision is to become the creator of the largest holographic AR ecosystem in China.

Our Business

We offer AR-based holographic services and products to cater to our customers’ needs, all centered upon providing an innovative, immersive and interactive holographic augmented reality experience for our customers and end users. Our service and product offerings primarily consist of holographic AR advertising services and holographic AR entertainment products. Approximately 69.3%, 80.5%, 83.8% and 91.2% of our revenues were generated from our holographic AR advertising services for the years ended December 31, 2017, 2018, and 2019, and the six months ended June 30, 2020, respectively. Approximately 30.7%, 19.5%, 16.2% and 8.8% of our revenues were generated from our holographic AR entertainment products for the years ended December 31, 2017, 2018, and 2019, and the six months ended June 30, 2020, respectively. The core of our business is holographic AR technologies used in software engineering, content production, cloud and big data. By leveraging our strong technological capabilities and infrastructure, we are able to deliver superior products and services and conduct our operations in a highly efficient manner.

Holographic AR Advertising Services

Our holographic AR advertising software enables users to insert into video footages real or animated three dimensional (“3D”) objects that integrate seamlessly within the scene of such footages. Our online holographic AR advertising solution embeds holographic AR ads into films and shows that are hosted by leading online streaming platforms in China. For the year ended December 31, 2018, holographic AR ads produced using our software generated a total of approximately 6.6 billion views, representing an increase of 34.7% from approximately 4.9 billion views for the year ended December 31, 2017. For the year ended December 31, 2019, holographic AR ads produced using our advertising solutions generated approximately 9.7 billion views, representing an increase of 47.0% from approximately 6.6 billion views for the year ended December 31, 2018. The number of paid impressions through our AR advertising increased by 65.3% from approximately 4.9 billion for the six months ended June 30, 2019 to approximately 8.1 billion for the six months ended June 30, 2020. “View” is also known as “impression”. Each time an advertisement is fetched, it is counted as one impression or one view. CPM, or cost per thousand impressions, is a term used in traditional, online advertising and marketing related to web traffic, which refers to the cost or expense incurred for every thousand potential customers who view the advertisement.

Our customers are those who have entered into contracts with us and used our services pursuant to such contracts during the relevant period. Customers typically enter into a master agreement with us for a term of one year, although they do not necessarily purchase products or services from us during each quarter of such year. A separate request is submitted by a customer for each order of products or services. The number of our customers for advertising services increased from 97 for the year ended December 31, 2017, to 121 for the year ended December 31, 2018 and further increased to 153 for the year ended December 31, 2019. The number of our customers for advertising services increased by 44, from 131 for the six months ended June 30, 2019 to 175 for the six months ended June 30, 2020. Average revenue per customer for AR advertising services increased from approximately RMB1.4 million for the year ended December 31, 2017, to approximately RMB1.5 million for the year ended December 31, 2018 and further increased to approximately RMB1.7 million for the year ended December 31, 2019. Average revenue per customer for AR advertising services decreased from approximately RMB 1.0 million for the six months ended June 30, 2019 to approximately RMB 0.9 million for the six months ended June 30, 2020. The decrease in average revenue was due to lower price on our AR advertising services in order to retain customers, as they reduced their budgets on online advertising and marketing as a result of the COVID-19 pandemic.

Through our proprietary image and video recognition technologies, our software enables users to analyze the underlying video footages at a pixel level to identify ad spaces that can be augmented by 3D objects. Advertisers and their agencies purchase these ad spaces through application programming interfaces, or APIs, integrated with our systems, specifying their target audience and budgets and typically providing the 3D models to be embedded in the videos. When the ad space is detected and 3D objects are generated, the 3D objects are embedded into the underlying streaming videos automatically on a batch-processing basis as determined by our software.

Holographic AR Advertising Services

Our holographic AR advertising software enables users to insert into video footages real or animated three dimensional (“3D”) objects that integrate seamlessly within the scene of such footages. Our online holographic AR advertising solution embeds holographic AR ads into films and shows that are hosted by leading online streaming platforms in China. Through our proprietary image and video recognition technologies, our software enables users to analyze the underlying video footages at a pixel level to identify ad spaces that can be augmented by 3D objects. Advertisers and their agencies purchase these ad spaces through application programming interfaces, or APIs, integrated with our systems, specifying their target audience and budgets and typically providing the 3D models to be embedded in the videos. When the ad space is detected and 3D objects are generated, the 3D objects are embedded into the underlying streaming videos automatically on a batch-processing basis as determined by our software. For the year ended December 31, 2018, holographic AR ads produced using our software generated a total of approximately 6.6 billion views, representing an increase of 34.7% from approximately 4.9 billion views for the year ended December 31, 2017. For the year ended December 31, 2019, holographic AR ads produced using our advertising solutions generated approximately 9.7 billion views, representing an increase of 47.0% from approximately 6.6 billion views for the year ended December 31, 2018. The number of paid impressions through our AR advertising increased by 65.3% from approximately 4.9 billion in the six months ended June 30, 2019 to approximately 8.1 billion in the six months ended June 30, 2020.

Through our proprietary image and video recognition technologies, our software enables users to analyze the underlying video footages at a pixel level to identify ad spaces that can be augmented by 3D objects. Advertisers and their agencies purchase these ad spaces through application programming interface, or APIs, integrated with our systems, specifying their target audience and budgets and typically providing the 3D models to be embedded in the videos. When the ad space is detected and 3D objects are generated, the 3D objects are embedded into the underlying streaming videos automatically on a batch-processing basis as determined by our software.

The following diagram illustrates the key steps of our online holographic AR advertising business:

The following screenshots are examples of in-video holographic AR ads produced or processed using our software.

As compared with traditional forms of digital ads, we believe that the ads generated using our holographic AR technology have the following key benefits:

●	Engaging and interactive. Holographic AR ads tend to create a more engaging, memorable experience that likely stimulates the purchase impulse. Holographic AR ads encourage engagement between the consumers and brands, creating a relationship that is more interactive than other forms of ads.

●	Natural and non-disruptive. As compared with traditional banner ads and video-based ads that flash and spin on the screen, holographic AR ads are naturally blended with the scenes in the films or TV shows, which helps to overcome advertising blindness and create a natural, non-disruptive viewing experience.

●	Cost-effectiveness and flexibility. Our technologies identify appropriate ad space that can be used repeatedly for ads of multiple brands. While video-embedded 3D objects provide substantially the same level of reality as compared to tangible ads, they tend to be more cost-effective as they save the costs associated with shooting a commercial.

Holographic AR Entertainment Products

Our holographic AR entertainment products consist primarily of payment middleware software, game distribution platform and holographic MR software.

Payment middleware is a software solution that connects mobile apps to payment channels, giving mobile app users convenient access to a wide range of online payment options. We have cooperated with more than 55 app developers and our payment middleware has been embedded to over 1,100 marketed mobile apps of over 300 customers in 2018, most of which were featured by AR functions.

Our advanced payment middleware streamlines the often time-consuming mobile payment process. Our mobile payment middleware facilitates app developers to build an in-app payment infrastructure that allows micropayments to be made or received through an efficient, secure system, without any interface redirection. Such mobile payment middleware enables app developers to store users’ payment credentials in a trusted and safe environment and eases user’s burden of repeatedly entering and authenticating payment information for each transaction.

Our payment middleware can be fully integrated with various types of mobile apps, especially those employing AR technologies, such as live streaming, gaming, selfie, photo editing, and video-sharing apps. Currently, our payment middleware supports substantially all of the major online payment channels in China, and is compatible with the mainstream mobile operating systems.

The following graphic illustrates the key steps involved in the holographic AR payment middleware services that we provide to app developers:

We generate revenues from our mobile payment middleware by sharing revenues with app developers at an agreed-upon percentage. In addition, in 2018, we launched 233 Game Platform, an online game distribution platform. This platform provides game developers with technical support and value-added services that may help them target, reach and monetize their audiences. For the year ended December 31, 2019, over 800 apps were operated on or docked into our 233 Game Platform, which attracted over 260,000 active members, defined as the number of registered accounts that logged in at least once during a specified time period. We started generating revenue from our platform in the second quarter of 2019, as we started adding new apps to the platform that gained polarity with users, and certain existing games became more popular among users.

We also sell MR software, a comprehensive holographic application platform independently developed by our research and development team, which includes holographic audio-visual integrated operation, holographic advertising service, holographic media asset management and holographic data management on the platform level and holographic interactive system, holographic recognition system, holographic labeling system, holographic tracking system, holographic capture system and holographic analysis system. Our MR software also includes multiple modules that allow end-users to edit and display holographic AR contents and create their own custom visual effects.

Our AR holographic entertainment business is based on users’ demand for entertainment applications in the field of 3D computer vision. We charge the customers software license fees. With the development and popularization of AR holographic hardware devices, we expect that there will be more applications in the future for our AR holographic entertainment products.

Competitive Strengths

Leading Holographic Augmented Reality Application Platform in China

We are the largest holographic AR application platform in China, in terms of total revenues in 2018, according to Frost & Sullivan. In addition, we have built the most comprehensive and diversified holographic AR content library among all holographic AR solution providers in China, and we have been ranked No. 1 in the PRC holographic AR industry in terms of revenues, number of clients, holographic AR contents, as well as the number of holographic AR patents and software copyrights in 2018, according to Frost & Sullivan. As of December 31, 2019, we owned over 4,600 ready-to-use AR holographic contents, 237  software copyrights, and 145 registered patents. We are committed to using hologram technology to address entertainment and business demands of our customers and end-users. According to Frost & Sullivan, the holographic AR application platform that we currently operate covers the broadest types of holographic AR offerings in China. We believe that our comprehensive offerings are a key factor that differentiates us from our competitors.

Market Potential Across the Holographic AR Value Chain

As holography and AR continue to proliferate, China’s holographic AR market is fast-growing and evolving. According to Frost & Sullivan, the total market size of China’s holographic AR industry in terms of total revenues is expected to grow from RMB 3.6 billion in 2017 to RMB 454.8 billion in 2025.

Holographic AR Industry Pioneer with Extraordinary Advantage

AR industry is increasingly attracting more attention from investors. As an industry leader, we have successfully completed a few financing rounds from investors to date. As a first-mover, we enjoy the benefits of economies of scale resulting from the reduction in unit output costs. Our strong capability to provide strong AR contents can assist customers in adopting our AR technologies. We believe that our market position and corresponding marketing capabilities can help us establish a brand image that spans various segments across the entire market.

Evolutionary Holographic AR Advertisement Solution Provider

We are an innovative service provider in AR holographic advertising technology. Compared with the traditional video advertisements, we can advertise advertisements based on video flow/view changes. The process of embedding can be independent of the particular advertisement position and will only be implemented for popular flow videos, which will be superior to traditional advertisement implementation due to its superior customer experience and advertising effectiveness.

Cutting-edge Technology Capabilities and High-Quality User Experience

We have developed the professional media player in China specifically designed for holographic AR contents. It has built in a comprehensive set of setting parameters and editing tools used for holographic AR content playback and allows end-users to playback complex high-fidelity simulations quickly and cost-effectively. End-users are able to adjust the contrast, saturation and vibrancy of the displayed holographic AR content and create their own custom visual effect.

Equipped with advanced AR3D scanning capabilities and simulation solutions, we are able to scan objects from more angles and capture more details of image than most peer companies. As a result, we are capable of identifying and capturing up to 550 blocks of images data per unit, significantly outstripping the average market level of 40 to 50 blocks, according to Frost & Sullivan. Meanwhile, powered by our sophisticated big data and AI analytics, our superior image processing technique and distribution algorithm enable us to efficiently and intelligently synthesize, calibrate and optimize the best possible 3D models based on raw images captured by us.

Source: Frost & Sullivan

Our technology platform is built on highly scalable and flexible cloud-based infrastructure, enabling us to store and harness large quantities of real-time data collected from our products and third party sources and ensures high-speed performance to accommodate more business partners. We utilize our sophisticated data mining and user behavioral data analytics to create an interest profile for end-user based on user’s actions. Currently, we have derived over 2,000 user tags by analyzing user data we collected through our holographic AR advertising services from a solid end-user base of approximately 350 million.

Experienced Management Team

We benefit significantly from the experience of our founder and senior management team, who have been successfully riding the growth wave of China’s booming holographic AR industry. Our management team has both the technical expertise and the management experience that we believe are needed to continue to guide our growth. Our chairman, Mr. Jie Zhao, has been with our company since our inception and possesses deep entrepreneurship and extensive expertise in the internet industry. Prior to establishing our company, Mr. Zhao founded Weixun Yitong, a mobile internet platform in China. Mr. Shuo Shi, our Chief Executive and Operations Officer, is experienced in sales marketing, internet management and culture media. Mr. Songrui Guo, our Chief Technology Officer, has extensive research, development and project management experience in holographic, mixed reality and augmented reality industries. He also has many years of research experiences in computer image processing, software algorithms, data mining and artificial intelligence. We believe that our management team’s collective experience and insights have paved and will continue to pave the way for our success. Our management team is supported by a research and development team with strong academic background and industry expertise in audio/video processing, 3D modeling and cloud computing.

Development Strategies

Bring Holographic AR Experience to Broader Mass Market

While holography continues to proliferate, we believe the holographic AR market remains underpenetrated in China and globally. We plan to bring holographic AR experience to the broader mass market and expand into additional use cases and industry verticals on our own or in collaboration with our business partners. For example, we have formed a pool of holographic AR educational course materials, and many holographic AR contents we previously developed for science popularization could also be applied for future education purposes. In the long run, we believe that holographic AR technologies will be applied to wider application scenarios and become compatible to more devices, such as IoT household facilities, in-vehicle entertainment systems and wearable devices. The abundance and variety of compatible devices make more application scenarios possible. For example, we plan to develop a full suite of educational solutions powered by our holographic AR technologies, including course materials, in-class AR display and live remote teaching. In addition, we may increase use cases in filmmaking, entertainment and scientific experiments.

Continue to Invest in Technology and Innovations

We plan to continue to make substantial investments in enhancing our AR and hologram technologies, such as multi-dimensional modeling and projection, simulation, cloud computing, distributed computing, and our holographic AR content delivery and projection capabilities. Our technology strategies also include developing our big data capabilities and AI technologies. For instance, we are continuing to make substantial additional investments in strengthening our analytics capability, with an aim to gain insights into our customers and end-users in order to provide them with more personalized AR experience.

Strengthen Holographic Facial Recognition Application

The market for facial recognition industry applications has expanded during recent years. The trend for facial recognition applications is to transition from 2D technology to 3D technology for better accuracy and quality. The impetus for this change is that 2D facial recognition technology tends to be easily affected by posture, light, appearance, and other factors, resulting in a compromised recognition rate. As a result, we believe 3D technology will gradually replace 2D facial recognition technology. Our plan is to provide 3D facial recognition holographic clouding application services through AI-based algorithms. Our future plan for our 3D facial recognition holographic clouding technology is to cater to potential customers in various industries, such as household, retail, travel, telecommunications, finance, national security, robot, education, social media, terminal equipment, business, transportation, intelligence business, or other potential applications.

5G Network

Due to the change of bandwidth in 5G communication networks, high-end holographic applications have gradually developed into social media, communication, navigation, home application and other applications. Our plan is to provide holographic clouding platform services through 5G communication networks based on two core technologies: holographic AI facial recognition technology and holographic AI facial change technology.

Holographic Ecological System

We plan to continue to improve and enhance our existing technology to maintain industry leadership by creating an ecological business model. At present, our holographic facial recognition technology and holographic facial change technology are being applied to our existing holographic advertising and entertainment businesses, and we are continuing to upgrade our technology in order to attempt to make breakthroughs in more industry areas. Our goal is to establish a business ecosystem based on holographic technology applications.

Develop the application of holographic AR technologies in the semiconductor industry and invest in semiconductor sector through setting up joint venture companies

We believe that the application demand of holographic 3D vision in the semiconductor industry is growing rapidly, representing promising market potentials. In order to develop the application of holographic AR technologies in the semiconductor industry, we, through our Hong Kong subsidiary, WiMi Hologram Cloud Limited, or WiMi HK, set up joint venture companies, Icinit Limited and VIDA Semicon Co., Limited, to develop our business and the relevant applications of holographic 3D vision in the semiconductor industry in June and August 2020, respectively. We believe that the establishment of the joint ventures and Lixin Technology are conducive to the expansion of the semiconductor industry and the rapid integration of market resources. Furthermore, they could facilitate our strategies of extending the holographic 3D vision software from the application layer to the chip field and combining software and hardware through the holographic 3D vision software solution, namely, the strategic derivative upgrade to the semiconductor industry. We plan to invest in the semiconductor industry, acquire semiconductor-related assets and cooperate with chip factory in the future, so as to enhance the our technical service capability and retain current customers.

Strengthen Our AR Content Development Capabilities and Enrich Our Content Library

We intend to continue to devote substantial resources to strengthening our own holographic AR content development capability. We are committed to enriching our holographic content portfolio and providing the high-quality holographic experience to our customers and end-users. It is our plan to continue to expand our holographic content library through various avenues.

Explore Acquisition or Investment Opportunities

While we are focused on organic business growth, we may evaluate and selectively pursue strategic alliance, investment and acquisition opportunities, as we have in the past in China, to supplement our existing business and operations. In September 2020, our subsidiary, VIYI Technology, acquired FE-DA Electronics Company Private Limited, a provider of Internet of Things solutions based in Singapore that primarily engages in CPA-IC solution business in Southeast Asia, to accelerate the development of AI algorithm and cloud computing services. As part of our growth strategies, we will continue to actively seek acquisition opportunities to extend our holographic content production capabilities and evaluating potential target companies with strong software engineering and middleware development capabilities and leading patent-protected hologram technologies. Potential acquisition targets may also include companies with strong software engineering and middleware development capabilities and leading patent-protected hologram technologies.

Our Technology

We have developed powerful, cutting-edge holographic AR technologies.

Holographic Image Processing and Recognition Intelligence Technology

We insert holographic AR advertisements into online videos based on our imaging detection and recognition technology, template matching and detection technology, video processing and recognition technology, holographic 3D layer replacement technology in imaging recognition and dynamic fusion processing technology in imaging tracking. We expect that these technologies will be applied to our future strategic blueprint, such as the development and application of holographic 3D facial recognition technology and holographic facial change technology.

Development and Application in Holographic 3D Facial Recognition Technology

The development of holographic 3D facial recognition software is based on our holographic imaging featured imaging detection and recognition technology, template matching holographic imaging detection technology, and deep learning and training based video processing and recognition technology. Traditional 2D facial recognition technology is a biographic recognition technology based on facial features, which captures the information from the facial images or facial video streaming, and automatically detects and tracks the targeted face. By contrast, we believe our holographic 3D facial recognition technology is a biographic recognition technology consisting of a combination of holographic imaging capture and 3D portrait. We focus on the development and application of our software technology, and have technologies in AI, machine recognition, machine learning, model theory, and video imaging processing. Holographic 3D facial recognition technology is a technology using the collection of structured light and infrared light, and the collected featured points can exceed 30,000 points. By contrast, the collected featured points for traditional 2D facial recognition technology is less than 1,000 points. Our 3D technology is also expected to be less affected by the surrounding environment and is expected to overcome many of the issues found in traditional 2D facial recognition technology, such as light, posture, occlusion, dynamic recognition and facial expression, etc.

Development and Application of Holographic Facial Change Technology

Holographic facial change technology is based on our holographic 3D layer replacement technology involving image recognition and dynamic fusion processing technology based on AI, tracking images in real time and replacing faces with other faces. This technology replaces faces in video frames, synthesizing the video and adding the original audio. We have validated these technology modules in holographic AR plug-in advertisement applications and continue to develop and upgrade these technology modules. We believe this technology will bring new business growth to applications such as celebrity advertising, film distribution, and live video streaming.

Software Engineering

Since our inception, we have devoted the majority of our research and development resources to software development. Our software engineering team is responsible for building the company-wide software platform, supporting the integration of our products and applications within our cloud infrastructure, as well as developing the holographic AR-related and MR-related software and solutions we license to our entertainment industry customers.

Our holographic AR software development services provide customers with the following benefits:

●	Convenience. We design our software for simplicity, ease of use and user-friendly experience. Through our software’s intuitive, visual interface, users can rapidly and easily manage, distribute and implement holographic AR contents.

●	Adaptability. Our integrated holographic AR software is built with broad compatibility and can run on various computer operating systems, including Windows, Mac OS and Linux. Customers can install our software in the cloud, on-premises or using a hybrid approach.

●	Functionality and Intelligence. We continue to leverage our software engineering capabilities to improve our offerings, which allows for richer software functionality. As our customer base continues to grow, we believe we will be able to further enhance our software intelligence with the increased volume of data processed.

●	Reliability. We value the long-term relationship with our customers and provide our customers continuous ancillary technical support and services. We perform security and code quality reviews before releasing the software to our customers and we also embed mature security practices throughout the whole life span of our holographic AR software to protect our customers’ data and proprietary information.

Content Production

Our leading holographic AR content production capabilities are built around image acquisition, object recognition, automated image process, and computer vision technologies. Our software engineering team and visualization design team work closely to consistently advance such visualization-related technologies, and harness them to design and produce innovative holographic AR contents. Through real-time computer vision algorithms which provide an accurate pose estimation, we are able to perform scene recognition and tracking within seconds. Such cutting-edge algorithms also allow us to perform visualization of photorealistic high-resolution renderings of products on a pixel basis. According to Frost & Sullivan, while most peer companies may identify and capture 40 to 50 blocks of image data within a specific space unit, the number of data blocks we can collect reaches 500 to 550. According to Frost & Sullivan, our speed of image processing rises to 80% faster than the industry average, leading to improved operation efficiency. In the course of scene reconstruction, our automated image processing tools can perform noise cleaning and feature enhancement on the image we initially captured, enabling us to create best-in-class holographic AR designs with an industry-leading simulation degree.

We have built a comprehensive holographic AR content library as compared to our peers in China, according to Frost & Sullivan. The formats of our holographic AR contents range from 3D models to holographic short videos. As of December 31, 2019, we owned over 4,600 ready-to-use AR holographic contents that were available to be adapted to our holographic AR products and solutions, including animals, cartoon characters, vehicles and foods. Our AR holographic contents can be applied in various scenarios, such as education, tourism, arts and entertainment, and popular science. In addition, our content library is also enriched by copyrighted content that we have licensed from third parties. We cooperate with various content owners, including brands, film producers and talent agencies, to adapt high-quality, popular Ips into holographic AR formats.

Cloud

We believe that the next-generation cloud delivery technology provides the flexibility and scalability necessary for holographic AR experience. Cloud technology is of high importance to build our comprehensive holographic AR ecosystem. We have developed our cloud architecture to work effectively in a flexible cloud environment that has a high degree of elasticity. Meanwhile, benefiting from our cloud storage and connecting capabilities, users of our integrated holographic AR software are able to access our large-size holographic AR content library on their own devices.

Big Data

We have developed advanced data analytics capabilities to derive actionable insights from the large amounts of data we collected from our products and third party sources. Currently, we have infiltrated a solid end-user base of approximately 350 million from which we are able to collect raw data. Our processing capabilities enable us to manage extremely large volumes of data and deliver real-time analysis at scale, making it possible for us to continue to improve and innovate our products and services. Our data mining and user behavioral data analytics technologies allow us to build and segment context-rich user profiles and apply such analysis in numerous applications. For instance, we have created over 2,000 user tags by analyzing user data we collected through our holographic AR advertising services. We are also in the process of developing ads performance tracking and evaluation tools.

Artificial Intelligence

Our holographic image processing capabilities are regularly optimized and improved, including two core technologies: holographic AI facial recognition technology and holographic AI facial change technology. As a result of the development of our video processing and recognition technology, our holographic AR advertising and holographic imaging services, which are based on image detection, recognition, template matching, image dynamic fusion and replacement, are currently in a leading position in the industry.

5G+

We believe that our holographic services will adapt to 5G technology. Due to the high speed and low latency of 5G technology, the transmission delay of the long-distance communication and data transmission from the system terminal to the service server is lower than the 4G network transmission delay. Such improvement ensures less stagnation, low delay, high efficiency, and diversity of the interaction of multiple terminals in holographic AR remote communication and data transmission. We expect our holographic AR advertising business to develop accordingly.

Our Customers

We have a broad and diverse customer base. Currently, our customers mainly consist of advertisers, distribution channels, app developers and entertainment companies. Our customer base covers a wide range of industries, including manufacturing, real estate, entertainment, technology, media and telecommunications, travel, education and retails. Our customers typically enter into a master agreement with us for a term of one year, although they do not necessarily purchase products or services from us during each quarter of such year. A separate request is submitted by a customer for each order of products or services.

Generally, we enter into service agreements with customers relating to our holograph AR ad services and our AR SDK payment customers relating to our AR SDK services. We provide customized holographic MR software and middleware software to distributors under software development agreements, who subsequently sub-license the customized software to enterprises and individual end users. The software development agreements entered into between us and the distributors include customization of our integrated holographic AR and MR entertainment software, ancillary technical training, as well as professional service and support. We charge distributors on a fixed-price basis. For our AR ad services, we charge service fees based on the number of views. For our AR SDK payment services, we charge a percentage of the total fees paid by the end users. We generally maintain annual agreements with our customers.

Sales and Marketing

We promote our products and services directly through our experienced and creative sales and marketing team by making direct office visits, attending conferences and industry exhibitions. Customers unfamiliar with our services and products may also consult with our support team to achieve best solutions. We believe that our sales and marketing team is well respected and helps attracting more customers.

We also grow our customer base through word-of-mouth referrals. We focus on continuously improving the quality of our products and services as we believe satisfied customers are more likely to continue using our products and recommend our products and services to others.

Research and Development

We have a dedicated research and development team responsible for the design and development of our products. They are experienced in hologram, algorithm, AI and image synthesis. Each member of our research and development team has many years of industry experience and is tasked with research and development to achieve innovation and advancement. We have focused on and will continue to focus on investment in our technology system. Our research and development expenses were approximately RMB9.7 million, RMB8.0 million, and RMB18.4 million (USD2.6 million) for the years ended December 31, 2017, 2018, and 2019, respectively. Our research and development for the six months ended June 30, 2019 and 2020 were approximately RMB 2.9 million and RMB 15.3 million (USD 2.2 million), respectively.

Intellectual Property

We regard our patents, copyrights, trademarks, trade secrets and other intellectual properties as critical to our success. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Details of our intellectual properties portfolio as of December 31, 2019 are set out as follows:

●	Patent: We had 145 registered patents in China, which covers technologies for image processing and display, model input/output and 3D modeling, 68 pending patent applications with the PRC China National Intellectual Property Administration, and no patent under the patent cooperation treaty. Three of our 145 registered patents in China are currently registered under the name of individuals who have signed Intellectual Property Ownership Agreement with us, providing that the ownership of such intellectual properties invented during their employment in the Company should belong to us, and these patents are also undergoing the transfer process from the individuals to us. 144 of our 145 registered patents were granted as patent for utility model;

●	Software copyrights. We maintain a large portfolio of copyright-protected software. We had 237 registered software copyrights in China;

●	Trademarks. We had 23 registered trademark in China, and no pending trademark application with the PRC State Administration for Industry and Commerce; and

●	Domain names. We had 15 registered domain names in China.

In addition to the foregoing protections, we generally control access to and use of our proprietary and other confidential information through the use of internal and external controls. For example, for external controls, we enter into confidentiality agreements or agree to confidentiality clauses with our customers and, for internal controls, we adopt and maintain relevant policies governing the operation and maintenance of our systems and the management of user-generated data.

Competition

There are many other companies addressing various aspects/verticals of the holographic AR market. The competitive landscape we are faced with is fragmented and evolving. With respect to our holographic AR advertising products, we compete against both holographic AR advertisement producers and traditional advertisement producers.

We believe the principal competitive factors in our market are:

●	breadth of use cases supported;

●	product features and functionality;

●	capability for customization, configurability, integration, security, scalability and reliability;

●	quality of technologies and research and development capabilities;

●	ability to innovate and rapidly respond to customer needs;

●	availability of holographic compatible, high-quality content;

●	diversified customer base;

●	relationships with key participants in holographic AR value chain;

●	sufficient capital support;

●	platform extensibility and ability to integrate with other holographic AR infrastructures; and

●	brand awareness and reputation.

We believe we compete favorably on the basis of the above factors; however, we expect competition to intensify in the future. Our ability to remain competitive will largely depend on the quality of our applications, the effectiveness of our sales and marketing efforts, the quality of our customer service and our ability to acquire complementary technologies, products and businesses to enhance the features and functionality of our applications.

Employees

We had 122, 147 and 123 full-time employees, respectively, as of December 31, 2018, and 2019 and June 30, 2020. As of the date of this prospectus, all of our employees are based in China.

The following table sets forth the number of our employees as of June 30, 2020:

Function	Number of full-time employees
Research and Development	71
Business and Marketing	34
Administrative, Human Resources and Finance	17
Total	123

Under PRC law, we participate in various employee social security plans that are organized by municipal and provincial governments for our PRC-based full-time employees, including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing fund. We are required under PRC law to make contributions monthly to employee benefit plans for our PRC-based full-time employees at specified percentages of the salaries, bonuses and certain allowances of such employees, up to a maximum amount specified by the local governments in China.

We enter into labor contracts and standard confidentiality and intellectual property agreements with our key employees. We believe that we maintain a good working relationship with our employees, and we have not experienced any labor disputes. None of our employees are represented by labor unions.

Facilities

Our headquarters is located in Beijing, China and we maintain offices in Shenzhen, China, where we currently lease approximately 1,600 square meter of office space in the aggregate. We believe our existing facilities are adequate for our current requirements and that additional space can be obtained on commercially reasonable terms to meet our future requirements.

Insurance

We do not maintain insurance policies covering damages to our Information Technology systems. We also do not maintain business interruption insurance or general third-party liability insurance, nor do we maintain product liability insurance or key-man insurance. We consider our insurance coverage to be in line with that of other companies in the same industry of similar size in China.

Legal Proceedings

We may be subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. We are not currently a party to, nor are we aware of, any legal proceedings, investigations or claims which, in the opinion of our management, are likely to have a material adverse effect on our business, financial condition or results of operations.

PRC REGULATION

Regulation on Foreign Investment Restrictions

 Investment activities in the PRC by foreign investors are principally governed by the Catalog of Industries for Encouraging Foreign Investment, or the Encouraging Catalog, and the Special Administrative Measures (Negative List) for Foreign Investment Access, or the Negative List, which were promulgated and are amended from time to time by Ministry of Commerce, or MOFCOM, and National Development and Reform Commission, or NDRC, and together with the Foreign Investment Law and its respective implementation rules and ancillary regulations. The Encouraging Catalog and the Negative List lay out the basic framework for foreign investments in China, classifying businesses into three categories with regard to foreign investments: “encouraged”, “restricted” and “prohibited”. Industries not listed in the Encouraging Catalog or the Negative List are generally deemed as falling into a fourth category “permitted” unless specifically restricted by other PRC laws.

On June 30, 2019, MOFCOM and NDRC released the Catalog of Industries for Encouraging Foreign Investment (2019 Version) and on December 27, 2020, MOFCOM and NDRC released the Catalog of Industries for Encouraging Foreign Investment (2020 Version) which took effect on on January 27, 2021 and replace the Catalog of Industries for Encouraging Foreign Investment (2019 Version). On June 23, 2020, MOFCOM and NDRC promulgated the Special Administrative Measures (Negative List) for Foreign Investment Access (2020 Version), which became effective on July 23, 2020.

On March 15, 2019, the Foreign Investment Law was formally issued, and become effective on January 1, 2020, on which Regulation for the Implementation of Foreign Investment Law of the People’s Republic of China and Measures for Reporting of Information on Foreign Investment become effective. The Foreign Investment Law and its implementation regulation mainly focuses on the foreign investment promotion, foreign investment protection and foreign investment management. Comparing with the draft Foreign Investment Law (2015), the Foreign Investment Law does not mention concepts such as “De facto control” and “controlling PRC companies by contracts or trusts”, nor did it specify the regulation requirements on controlling through contractual arrangements. Pursuant to Measures for Reporting of Information on Foreign Investment, a foreign investor or foreign-invested enterprise shall, through the enterprise registration system and the enterprise credit information disclosure system, report investment information to the competent departments in charge of commerce. The foreign investment information reports include the initial report, report of changes, report of deregistration, and annual report.

Regulations on AR Industry

On December 21, 2018, Ministry of Industry and Information Technology issues the Guidance on Accelerating the Development of AR Industry, which requires that the AR Industry in China shall be promoted and application innovation in AR technology shall be promoted.

Regulations on Value-added Telecommunication Services

On September 25, 2000, the State Council promulgated the Telecommunications Regulations of the People’s Republic of China, or the Telecom Regulations, which was amended on July 29, 2014 and February 6, 2016. The Telecom Regulations is the primary PRC law governing telecommunication services and sets out the general regulatory framework for telecommunication services provided by PRC companies. The Telecom Regulations distinguishes between “basic telecommunication services” and “value-added telecommunication services.” The Telecom Regulations defines value-added telecommunications services as telecommunications and information services provided through public networks. Pursuant to the Telecom Regulations, commercial operators of value-added telecommunications services must first obtain an operating license from the MIIT, or its provincial level counterparts.

The Catalog of Telecommunications Business, or the Catalog, which was issued as an attachment to the Telecom Regulations and updated in February 21, 2003 and December 28, 2015, further categorizes value-added telecommunication services into two classes: Class 1 value-added telecommunication services and Class 2 value-added telecommunication services. Information services provided via cable networks, mobile networks or internet fall within Class 2 value-added telecommunications services.

On July 3, 2017, the MIIT issued the Measures on the Administration of Telecommunications Business Operating Permits, or the Telecom License Measures, which became effective on September 1, 2017, to supplement the Telecom Regulations. The Telecom License Measures sets forth the types of licenses required to operate value-added telecommunications services and the qualifications and procedures for obtaining such licenses. The Telecom License Measures also provides that an operator providing value-added services in multiple provinces is required to obtain an inter-regional license, whereas an operator providing value-added services in one province is required to obtain an intra-provincial license. Any telecommunication services operator must conduct its business in accordance with the specifications in its license.

Regulations on Internet Content Providers

The Administrative Measures on Internet Information Services, or the Internet Content Measures, which was promulgated by the State Council on September 25, 2000 and amended on January 8, 2011, set out guidelines on the provision of internet information services. The Internet Content Measures classifies internet information services into commercial internet information services and non-commercial internet information services. Commercial internet information services refer to services that provide information or services to internet users with charge. A provider of commercial internet information services must obtain an ICP License.

Regulations on Foreign Direct Investment in Value-Added Telecommunications Companies

Foreign direct investment in telecommunications companies in China is governed by the Provisions on the Administration of Foreign-Invested Telecommunications Enterprises, which was promulgated by the State Council on December 11, 2001 and amended on September 10, 2008 and February 6, 2016. These regulations require that foreign-invested value-added telecommunications enterprises in China must be established as Sino-foreign equity joint ventures and that the foreign investors may acquire up to 50% equity interests in such joint ventures. In addition, a major foreign investor in a value-added telecommunications business in China must demonstrate a good track record and experience in operating value-added telecommunications business. Moreover, foreign investors that meet these requirements must obtain approvals from the MIIT and the MOFCOM, to provide value-added telecommunication services in China.

On July 13, 2006, the Ministry of Information Industry, or the MII, released the Notice on Strengthening the Administration of Foreign Investment in the Operation of Value-added Telecommunications Business, or the MII Notice, pursuant to which, for any foreign investor to invest in telecommunications business in China, a foreign-invested telecommunications enterprise must be established and such enterprise must apply for the relevant telecommunications business operation licenses. Furthermore, under the MII Notice, domestic telecommunications enterprises may not rent, transfer or sell a telecommunications business operation license to foreign investors in any form, and they may not provide any resources, premises, facilities and other assistance in any form to foreign investors for their illegal operation of any telecommunications business in China. In addition, under the MII Notice, the internet domain names and registered trademarks used by a value-added telecommunication service operator shall be legally owned by such operator or its shareholders.

Regulations on Infringement upon Intellectual Property Rights via Internet

The Civil Code of the People’s Republic of China, which was adopted by the National People’s Congress on May 28, 2020 and became effective on January 1, 2021, provides that (i) network users and network service providers shall assume tort liability if they infringe upon another person’s civil rights and interests through the network. Where it is otherwise prescribed in law, such provisions shall prevail; (ii) where a network user commits any tortious act through network services, the right holder shall have the right to notify the network service provider to take necessary action such as deletion, block or disconnection. The notice shall include preliminary evidence of the infringement and the real identity information of the right holder. After receiving the notice, the network service provider shall promptly forward the notice to the relevant network user and take necessary measures in light of the preliminary evidence of infringement and the type of service; if the network service provider fails to take necessary action after being notified, it shall assume joint and several liability with the network user with regard to the aggravated part of the damage. If the network user or network service provider is damaged due to wrong notice, the right holder shall assume tort liability. Where it is otherwise prescribed in law, such provisions shall prevail; (iii) Where a network service provider knows or should have known that a network user is infringing upon another person’s civil rights and interests through its network service but fails to take necessary action, it shall assume joint and several liability with the network user.

Regulation on Intellectual Property Rights

The PRC has adopted comprehensive legislation governing intellectual property rights, including patents, trademarks, copyrights and domain names.

Patents

Pursuant to the PRC Patent Law, most recently amended on December 27, 2008, and its implementation rules, most recently amended on January 9, 2010, patents in China fall into three categories: invention, utility model and design. An invention patent is granted to a new technical solution proposed in respect of a product or method or an improvement of a product or method. A utility model is granted to a new technical solution that is practicable for application and proposed in respect of the shape, structure or a combination of both of a product. A design patent is granted to the new design of a certain product in shape, pattern or a combination of both and in color, shape and pattern combinations aesthetically suitable for industrial application. Under the PRC Patent Law, the term of patent protection starts from the date of application. Patents relating to invention are effective for twenty years, and utility models and designs are effective for ten years from the date of application. The PRC Patent Law adopts the principle of “first-to-file” system, which provides that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first. Existing patents can become narrowed, invalid or unenforceable due to a variety of grounds, including lack of novelty, creativity, and deficiencies in patent application. In China, a patent must have novelty, creativity and practical applicability. Under the PRC Patent Law, novelty means that before a patent application is filed, no identical invention or utility model has been publicly disclosed in any publication in China or overseas or has been publicly used or made known to the public by any other means, whether in or outside of China, nor has any other person filed with the patent authority an application that describes an identical invention or utility model and is recorded in patent application documents or patent documents published after the filing date. Creativity means that, compared with existing technology, an invention has prominent substantial features and represents notable progress, and a utility model has substantial features and represents any progress. Practical applicability means an invention or utility model can be manufactured or used and may produce positive results. Patents in China are filed with the State Intellectual Property Office, or SIPO. Normally, the SIPO publishes an application for an invention patent within 18 months after the filing date, which may be shortened at the request of applicant. The applicant must apply to the SIPO for a substantive examination within three years from the date of application. Article 20 of the PRC Patent Law provides that, for an invention or utility model completed in China, any applicant (not just Chinese companies and individuals), before filing a patent application outside of China, must first submit it to the SIPO for a confidential examination. Failure to comply with this requirement will result in the denial of any Chinese patent for the relevant invention. This added requirement of confidential examination by the SIPO has raised concerns by foreign companies who conduct research and development activities in China or outsource research and development activities to service providers in China.

Patent Enforcement

Unauthorized use of patents without consent from owners of patents, forgery of the patents belonging to other persons, or engagement in other patent infringement acts, will subject the infringers to infringement liability. Serious offences such as forgery of patents may be subject to criminal penalties. When a dispute arises out of infringement of the patent owner’s patent right, Chinese law requires that the parties first attempt to settle the dispute through mutual consultation. However, if the dispute cannot be settled through mutual consultation, the patent owner, or an interested party who believes the patent is being infringed, may either file a civil legal suit or file an administrative complaint with the relevant patent administration authority. A Chinese court may issue a preliminary injunction upon the patent owner’s or an interested party’s request before instituting any legal proceedings or during the proceedings. Damages for infringement are calculated as the loss suffered by the patent holder arising from the infringement, and if the loss suffered by the patent holder arising from the infringement cannot be determined, the damages for infringement shall be calculated as the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be determined by using a reasonable multiple of the license fee under a contractual license. Statutory damages may be awarded in the circumstances where the damages cannot be determined by the above mentioned calculation standards. The damage calculation methods shall be applied in the aforementioned order. Generally, the patent owner has the burden of proving that the patent is being infringed. However, if the owner of an invention patent for manufacturing process of a new product alleges infringement of its patent, the alleged infringer has the burden of proof.

Trademark Law

The PRC Trademark Law and its implementation rules protect registered trademarks. The PRC Trademark Office of State Administration of Industry and Commerce is responsible for the registration and administration of trademarks throughout the PRC. The Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. In addition, pursuant to the PRC Trademark Law, counterfeit or unauthorized production of the label of another person’s registered trademark, or sale of any label that is counterfeited or produced without authorization will be deemed as an infringement to the exclusive right to use a registered trademark. The infringing party will be ordered to stop the infringement immediately, a fine may be imposed and the counterfeit goods will be confiscated. The infringing party may also be held liable for the right holder’s damages, which will be equal to the gains obtained by the infringing party or the losses suffered by the right holder as a result of the infringement, including reasonable expenses incurred by the right holder for stopping the infringement. If the gains or losses are difficult to determine, the court may render a judgment awarding damages of no more than RMB3 million.

Software Copyright Law

On September 7, 1990, Standing Committee of the National People’s Congress promulgated The Copyright Law of the PRC or the Copyright Law, which was amended on October 27, 2001 and April 1, 2010. The Copyright Law provides that Chinese citizens, legal persons, or other organizations shall, whether published or not, enjoy copyright in their works, which include, among others, works of literature, art, natural science, social science, engineering technology and computer software.

The Computer Software Copyright Registration Measures or the Software Copyright Measures promulgated by the National Copyright Administration on April 6, 1992, which was amended on February 20, 2002, regulate registrations of software copyright, exclusive licensing contracts for software copyright and transfer contracts. The National Copyright Administration of China shall be the competent authority for the nationwide administration of software copyright registration and the Copyright Protection Centre of China (the “CPCC”), is designated as the software registration authority. The CPCC shall grant registration certificates to the Computer Software Copyrights applicants which conforms to the provisions of both the Software Copyright Measures and the Computer Software Protection Regulations (Revised in 2013).

Regulation on Domain Name

The domain names are protected under the Administrative Measures for Internet Domain Names promulgated by MIIT on August 24, 2017, the effective date of which was November 1, 2017. MIIT is the major regulatory body responsible for the administration of the PRC Internet domain names, under supervision of which China Internet Network Information Center, or CNNIC, is responsible for the daily administration of CN domain names and Chinese domain names. On September 25, 2002, CNNIC promulgated the Implementation Rules of Registration of Domain Name, or the CNNIC Rules, which was renewed on June 5, 2009 and May 29, 2012, respectively. Pursuant to the Administrative Measures on the Internet Domain Names and the CNNIC Rules, the registration of domain names adopts the “first to file” principle and the registrant shall complete the registration via the domain name registration service institutions. In the event of a domain name dispute, the disputed parties may lodge a complaint to the designated domain name dispute resolution institution to trigger the domain name dispute resolution procedure in accordance with the CNNIC Measures on Resolution of the Top Level Domains Disputes, file a suit to the People’s Court or initiate an arbitration procedure.

Regulations on Online Advertising Services

On April 24, 2015, the Standing Committee of the National People’s Congress enacted the revised Advertising Law of the PRC, or the Advertising Law, effective on September 1, 2015 which was further amended on October 26, 2018. The Advertising Law increases the potential legal liability of advertising services providers and strengthens regulations of false advertising. The Advertising Law sets forth certain content requirements for advertisements including, among other things, prohibitions on false or misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest.

On July 4, 2016, the SAIC issued the Interim Measures on the Administration of Online Advertising, or the SAIC Interim Measures, which came into effect on September 1, 2016. The Advertising Law and the SAIC Interim Measures require that online advertisements may not affect users’ normal use of internet and internet pop-up ads must display a “close” sign prominently and ensure one-key closing of the pop-up windows. The SAIC Interim Measures provide that all online advertisements must be marked “advertisement” so that consumers can distinguish them from non-advertisement information. Moreover, the SAIC Interim Measures require that, among other things, sponsored search advertisements shall be prominently distinguished from normal research results and it is forbidden to send advertisements or advertisement links by email without the recipient’s permission or induce internet users to click on an advertisement in a deceptive manner.

Regulations on Internet Security

On December 28, 2000, the Standing Committee of the National People’s Congress enacted the Decision on the Protection of Internet Security, as amended on August 27, 2009, which provides that the following activities conducted through the internet are subject to criminal liabilities: (a) gaining improper entry into any of the computer information networks relating to state affairs, national defensive affairs, or cutting-edge science and technology; (b) spreading rumor, slander or other harmful information via the internet for the purpose of inciting subversion of the state political power; (c) stealing or divulging state secrets, intelligence or military secrets via internet; (d) spreading false or inappropriate commercial information; or (e) infringing on the intellectual property. The Ministry of Public Security issued the Administrative Measures on Security Protection for International Connections to Computer Information Networks on December 16, 1997 and amended it on January 8, 2011, which prohibits using internet to leak state secrets or to spread socially destabilizing content.

On November 23, 2005, the Ministry of Public Security issued the Provisions on the Technical Measures for the Protection of the Security of the Internet, which requires that internet services providers shall have the function of backing up the records for at least 60 days. Also, internet services providers shall (a) set up technical measures to record and keep the information as registered by users; (b) record and keep the corresponding relation between the internet web addresses and Intranet web addresses as applied by users; (c) record and follow up the net operation and have the functions of security auditing.

On January 21, 2010, the MIIT promulgated the Administrative Measures for Communications Network Security Protection, which requires that all communication network operators including telecommunications services providers and internet domain name service providers divide their own communication networks into units. The unit category shall be classified in accordance with degree of damage to national security, economic operation, social order and public interest. In addition, the communication network operators must file the division and ratings of their communication network with MIIT or its local counterparts. If a communication network operator violates these measures, the MIIT or its local counterparts may order rectification or impose a fine up to RMB30,000 in case such violation is not duly rectified.

Regulations on Privacy Protection

On December 29, 2011, the MIIT promulgated the Several Provisions on Regulation of Order of Internet Information Service Market, which prohibit internet information service providers from collecting personal information of any user without prior consent. Internet information service providers shall explicitly inform the users of the means of collecting and processing personal information, the scope of contents, and purposes. In addition, internet information service providers shall properly keep the personal information of users, if the preserved personal information of users is divulged or may possibly be divulged, internet information service providers shall immediately take remedial measures and report any material leak to the telecommunications regulatory authority.

On December 28, 2012, the Decision on Strengthening Network Information Protection promulgated by the Standing Committee of the National People’s Congress emphasizes the need to protect electronic information that contains individual identification information and other private data. The decision requires internet service providers to establish and publish policies regarding the collection and use of electronic personal information and to take necessary measures to ensure the security of the information and to prevent leakage, damage or loss.

In July 2013, the MIIT promulgated the Regulations on Protection of Personal Information of Telecommunications and Internet Users, or the Regulations on Network Information Protection, effective on September 1, 2013, to enhance and enforce legal protection over user information security and privacy on the internet. The Regulations on Network Information Protection require internet operators to take various measures to ensure the privacy and confidentiality of users’ information.

Pursuant to the Ninth Amendment to the Criminal Law of the PRC issued by the Standing Committee of the National People’s Congress on August 29, 2015, effective on November 1, 2015, any internet service provider that fails to fulfill the obligations related to internet information security as required by applicable laws and refuses to take corrective measures, will be subject to criminal liability for (i) any large-scale dissemination of illegal information; (ii) any severe effect due to the leakage of users’ personal information; (iii) any serious loss of evidence of criminal activities; or (iv) other severe situations, and any individual or entity that (a) sells or provides personal information to others unlawfully or (b) steals or illegally obtains any personal information will be subject to criminal liability in severe situations.

On May 9, 2017, the Supreme People’s Court and the Supreme People’s Procuratorate released the Interpretations of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues Concerning the Application of Law in the Handling of Criminal Cases Involving Infringement of Citizens’ Personal Information, effective from June 1, 2017, which clarify several concepts regarding the crime of “infringement of citizens’ personal information” stipulated by Article 253A of the Criminal Law of the People’s Republic of, including “citizen’s personal information”, “provision”, and “unlawful acquisition”. Also, the Interpretations specify the standards for determining “serious circumstances” and “particularly serious circumstances” of this crime.

On November 7, 2016, the Standing Committee of the National People’s Congress promulgated the Cyber Security Law of the PRC, or the Cyber Security Law, which came into effect on June 1, 2017. Pursuant to the Cyber Security Law, network operators shall follow their Cyber Security obligations according to the requirements of the classified protection system for Cyber Security, including: (a) formulating internal security management systems and operating instructions, determining the persons responsible for Cyber Security, and implementing the responsibility for Cyber Security protection; (b) taking technological measures to prevent computer viruses, network attacks, network intrusions and other actions endangering Cyber Security; (c) taking technological measures to monitor and record the network operation status and Cyber Security incidents; (d) taking measures such as data classification, and back-up and encryption of important data; and (e) other obligations stipulated by laws and administrative regulations. In addition, network operators shall follow the principles of legitimacy to collect and use personal information and disclose their rules of data collection and use, clearly express the purposes, means and scope of collecting and using the information, and obtain the consent of the persons whose data is gathered.

Regulations on Online Games

Regulations Relating to Operation Permits for Online Games

The Provisional Regulations for the Administration of Online Culture (the “Online Culture Regulations”) which were issued by the Ministry of Culture (“MOC”) and took effect on April 1, 2011 and were amended on December 15, 2017, apply to entities engaging in activities related to “online cultural products,” which include cultural products that are produced specifically for Internet use, such as online music and entertainment, online games, online plays, online performances, online works of art and web animation, and other online cultural products that through technical means, produce or reproduce music, entertainment, games, plays and other art works for Internet dissemination. Under the Online Culture Regulations, commercial entities are required to apply to the relevant local branch of the MOC for an Online Culture Operating Permit if they engage in for-profit Internet cultural activities, including the production, duplication, importation, release or broadcasting of online cultural products; the dissemination of online cultural products on the Internet or the transmission of such products via Internet or mobile phone networks to player terminals, such as computers, phones, television sets and gaming consoles, or Internet surfing service sites such as Internet cafés; or the holding of exhibition or contests related to online cultural products. The MOC issued the Circular on Implementation of the Newly Revised Provisional Regulations for the Administration of Online Culture Interim Provisions on the Administration of Internet Culture on March 18, 2011, which provides that the authorities will temporarily not accept applications by foreign-invested Internet content providers for operation of Internet culture business (other than online music business).

The Notice on Adjusting the Scope and Standardizing the Examination and Approval Process of Network Culture Operation License (“Notice”), issued by the Office of Ministry of Culture and Tourism on May 14, 2019, provides that any network culture operation licenses whose business scope contains online-games related activities remains valid, while such licenses may not be renewed upon expiration thereof.

The Notice on Interpretation of the State Commission Office for Public Sector Reform on Several Provisions relating to Animation, Online Game and Comprehensive Law Enforcement in Culture Market in the ‘Three Provisions’ jointly promulgated by the MOC, the State Administration of Radio Film and Television, or the SARFT, and the General Administration of Press and Publication (“GAPP”), which was issued by the State Commission Office for Public Sector Reform (a division of the State Council) which became effective on September 7, 2009, provides that the GAPP will have responsibility for the examination and approval of online games to be uploaded on the Internet and that, after such upload, online games will be administered by the MOC.

Regulations on Online Gambling and Virtual Currency

On January 25, 2007, the Ministry of Public Security, the MOC, the MIIT and the GAPP jointly issued the Notice on Regulating Operation Order of Online Games and Inspection of Gambling via Online Games (the “Anti-gambling Notice”). To curtail online games that involve online gambling while addressing concerns that virtual currency might be used for money laundering or illicit trade, the notice (a) prohibits online game operators from charging commissions in the form of virtual currency in connection with winning or losing of games; (b) requires online game operators to impose limits on use of virtual currency in guessing and betting games; (c) bans the conversion of virtual currency into real currency or property; and (d) prohibits services that enable game players to transfer virtual currency to other players.

The Notice on the Reinforcement of the Administration of Internet Cafés and Online Games (the “Internet Cafés Notice”) jointly issued by the MOC, the PBOC and other governmental authorities in February 15, 2007 with the goal of strengthening the administration of virtual currency in online games and to avoid any adverse impact on the PRC economy and financial system, places strict limits on the total amount of virtual currency issued by online game operators and the amount purchased by individual players and requires a clear division between virtual transactions and real transactions carried out by way of electronic commerce. The Internet Cafés Notice further provides that virtual currency should only be used to purchase virtual items and prohibits any resale of virtual currency.

The Notice on Strengthening the Administration of Online Game Virtual Currency (the “Virtual Currency Notice”) jointly issued by the MOC and the MOFCOM on June 4, 2009, defines the meaning of the term “virtual currency” and places a set of restrictions on the trading and issuance of virtual currency. The Virtual Currency Notice also states that online game operators are not allowed to give out virtual items or virtual currency through lottery base activities, such as lucky draws, betting or random computer sampling, in exchange for players’ cash or virtual money.

Regulations on Anti-fatigue Compliance System and Real-name Registration System

On July 25, 2014, the SAPPRFT issued the Notice on Deepening Implementation of Authentication of Real Names for Anti-addiction System on Online Games and effected on October 1, 2014, which specifies that subject to the hardware, technology and other factors, the anti-addiction compliance system applies to all online games excluding mobile games temporarily. The Service Guidance for the Approval of Publishing Domestic Online Games issued by the SAPPRFT on January 12, 2017 further clarifies that, the introduction of the adopted anti-addiction system and the evidential documents of the real-name authentication procedures are required for applying for publishing online games excluding mobile games temporarily.

On August 30, 2018, the NRTA, the MOE, the NAPP and five other PRC regulatory authorities jointly issued the Notice of Issuance of the Implementation Program on Comprehensive Prevention and Control of Adolescent Myopia (the “Myopia Prevention Program”), proposing to limit the number of new online games in operation, and to restrict the time minors spend playing online games. As of the Latest Practicable Date, the press and publication authorities have not issued any detailed rules to enforce the Myopia Prevention Program and therefore, its impact on our future operations and financial performance remains unclear.

Regulations on Employment and Social Welfare

Labor Contract Law

The Labor Contract Law of the PRC, or the Labor Contract Law, which was promulgated on January 1, 2008 and amended on December 28, 2012, is primarily aimed at regulating rights and obligations of employer and employee relationships, including the establishment, performance and termination of labor contracts. Pursuant to the Labor Contract Law, labor contracts shall be concluded in writing if labor relationships are to be or have been established between employers and the employees. Employers are prohibited from forcing employees to work above certain time limit and employers shall pay employees for overtime work in accordance to national regulations. In addition, employee wages shall be no lower than local standards on minimum wages and shall be paid to employees timely.

Social Insurance and Housing Fund

As required under the Regulation of Insurance for Labor Injury implemented on January 1, 2004 and amended in 2010, the Provisional Measures for Maternity Insurance of Employees of Corporations implemented on January 1, 1995, the Decisions on the Establishment of a Unified Program for Old-Aged Pension Insurance of the State Council issued on July 16, 1997, the Decisions on the Establishment of the Medical Insurance Program for Urban Workers of the State Council promulgated on December 14, 1998, the Unemployment Insurance Measures promulgated on January 22, 1999 and the Social Insurance Law of the PRC implemented on July 1, 2011, employers are required to provide their employees in the PRC with welfare benefits covering pension insurance, unemployment insurance, maternity insurance, labor injury insurance and medical insurance.

In accordance with the Regulations on the Management of Housing Fund which was promulgated by the State Council in 1999 and amended in 2002, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employer and employee are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time. See “Risk Factors—Risks Related to Doing Business in China—The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect our business and results of operations.”

Employee Stock Incentive Plan

Pursuant to the Notice of Issues Related to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company, or Circular 7, which was issued by the SAFE on February 15, 2012, employees, directors, supervisors, and other senior management who participate in any stock incentive plan of a publicly-listed overseas company and who are PRC citizens or non-PRC citizens residing in China for a continuous period of no less than one year, subject to a few exceptions, are required to register with SAFE through a qualified domestic agent, which may be a PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, the SAT has issued certain circulars concerning employee stock options and restricted shares. Under these circulars, employees working in the PRC who exercise stock options or are granted restricted shares will be subject to PRC individual income tax. The PRC subsidiaries of an overseas listed company are required to file documents related to employee stock options and restricted shares with relevant tax authorities and to withhold individual income taxes of employees who exercise their stock option or purchase restricted shares. If the employees fail to pay or the PRC subsidiaries fail to withhold income tax in accordance with relevant laws and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities or other PRC governmental authorities.

Regulations on Taxation

Enterprise Income Tax

On March 16, 2007, the Standing Committee of the National People’s Congress promulgated the Enterprise Income Tax Law of the PRC which was amended on February 24, 2017 and December 29, 2018. On December 6, 2007, the State Council enacted the Implementation Regulations for the Enterprise Income Tax Law of the PRC (with the Enterprise Income Tax Law of the PRC, collectively called the PRC EIT Law), which was amended on April 23, 2019. Under the PRC EIT Law, both resident enterprises and non-resident enterprises are subject to tax in the PRC. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within the PRC. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside the PRC, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from inside the PRC. Under the PRC EIT Law and relevant implementing regulations, a uniform enterprise income tax rate of 25% is applied. However, if non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishment or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, enterprise income tax is set at the rate of 10% with respect to their income sourced from inside the PRC. Pursuant to the PRC EIT Law, the EIT tax rate of a high and new technology enterprise or HNTE, is 15%. According to the Administrative Measures for the Recognition of HNTEs, effective on January 1, 2008 and amended on January 29, 2016, for each entity accredited as HNTE, its HNTE status is valid for three years if it meets the qualifications for HNTE on a continuing basis during such period.

Value-added Tax

The Provisional Regulations of on Value-added Tax of the PRC were promulgated by the State Council on December 13, 1993 and came into effect on January 1, 1994 which were subsequently amended on November 10, 2008 and came into effect on January 1, 2009, and were further amended on February 6, 2016 and November 19, 2017. The Detailed Rules for the Implementation of Provisional Regulations of on Value-added Tax of the PRC were promulgated by the Ministry of Finance on December 25, 1993 and subsequently amended on December 15, 2008 and October 28, 2011, or collectively, VAT Law. On November 19, 2017, the State Council promulgated The Order on Abolishing the Provisional Regulations of the PRC on Business Tax and Amending the Provisional Regulations of on Value-added Tax of the PRC, or Order 691. According to the VAT Law and Order 691, all enterprises and individuals engaged in the sale of goods, the provision of processing, repair and replacement services, sales of services, intangible assets, real property and the importation of goods within the territory of the PRC are the taxpayers of VAT. The VAT rates generally applicable are simplified as 17%, 11%, 6% and 0%, and the VAT rate applicable to the small-scale taxpayers is 3%.

On April 4, 2018, the Ministry of Finance and the State Administration of Taxation issued the Circular on Adjustment of VAT Rates, which became effective as of May 1, 2018. According to the Circular on the Adjustment of VAT Rates, relevant VAT rates have been reduced from May 1, 2018, such as: (i) VAT rates of 17% and 11% applicable to the taxpayers who have VAT taxable sales activities or imported goods are adjusted to 16% and 10%, respectively; (ii) VAT rate of 11% originally applicable to the taxpayers who purchase agricultural products is adjusted to 10% and so on.

Dividend Withholding Tax

The PRC EIT Law provides that since January 1, 2008, an enterprise income tax rate of 10% will normally be applicable to dividends declared to non-PRC resident investors which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

Pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Incomes, or the Double Tax Avoidance Arrangement and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or the SAT Circular 81, issued on February 20, 2009 by the State Administration of Taxation, or the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. According to the Circular on Several Issues regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018 by the SAT, effective as of April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of its income in twelve months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This circular further provides that applicants who intend to prove his or her status of the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Tax Agreements.

Tax on Indirect Transfer

On February 3, 2015, the SAT issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or SAT Circular 7. Pursuant to SAT Circular 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consist of direct or indirect investment in China or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure. According to SAT Circular 7, where the payor fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. SAT Circular 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired on a public stock exchange. On October 17, 2017, the SAT issued the Circular on Issues of Tax Withholding regarding Non-PRC Resident Enterprise Income Tax, or SAT Circular 37, which further elaborates the relevant implemental rules regarding the calculation, reporting and payment obligations of the withholding tax by the non-resident enterprises. Nonetheless, there remain uncertainties as to the interpretation and application of SAT Circular 7. SAT Circular 7 may be determined by the tax authorities to be applicable to our offshore transactions or sale of our shares or those of our offshore subsidiaries where non-resident enterprises, being the transferors, were involved.

Regulation on Foreign Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, most recently amended on August 5, 2008. Under the Foreign Exchange Administration Regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions can be made in foreign currencies without prior approval from SAFE, by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of foreign currency-denominated loans.

On March 30, 2015, SAFE issued SAFE Circular No. 19, which took effective and replaced SAFE Circular No. 142 on June 1, 2015. Although SAFE Circular No. 19 allows for the use of RMB converted from the foreign currency-denominated capital for equity investments in China, the restrictions continue to apply as to foreign-invested enterprises’ use of the converted RMB for purposes beyond the business scope, for entrusted loans or for inter-company RMB loans. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 or Circular 16 could result in administrative penalties.

On November 19, 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts (e.g., pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts), the reinvestment of lawful incomes derived by foreign investors in China (e.g. profit, proceeds of equity transfer, capital reduction, liquidation and early repatriation of investment), and purchase and remittance of foreign exchange as a result of capital reduction, liquidation, early repatriation or share transfer in a foreign-invested enterprise no longer require SAFE approval, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible before. In addition, SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in China based on the registration information provided by SAFE and its branches.

On February 13, 2015, SAFE promulgated the Circular on Further Simplifying and Improving the Policies Concerning Foreign Exchange Control on Direct Investment, or SAFE Circular No. 13, which took effect on June 1, 2015. SAFE Circular No. 13 delegates the authority to enforce the foreign exchange registration in connection with the inbound and outbound direct investment under relevant SAFE rules to certain banks and therefore further simplifies the foreign exchange registration procedures for inbound and outbound direct investment.

Regulation on Foreign Exchange Registration of Offshore Investment by PRC Residents

On July 4, 2014, SAFE issued the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, and its implementation guidelines. Pursuant to SAFE Circular 37 and its implementation guidelines, PRC residents (including PRC institutions and individuals) must register with local branches of SAFE in connection with their direct or indirect offshore investment in an overseas special purpose vehicle, or SPV, directly established or indirectly controlled by PRC residents for the purposes of offshore investment and financing with their legally owned assets or interests in domestic enterprises, or their legally owned offshore assets or interests. Such PRC residents are also required to amend their registrations with SAFE when there is a change to the basic information of the SPV, such as changes of a PRC resident individual shareholder, the name or operating period of the SPV, or when there is a significant change to the SPV, such as changes of the PRC individual resident’s increase or decrease of its capital contribution in the SPV, or any share transfer or exchange, merger, division of the SPV. Failure to comply with the registration procedures set forth in the Circular 37 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate, the capital inflow from the offshore entities and settlement of foreign exchange capital, and may also subject relevant onshore company or PRC residents to penalties under PRC foreign exchange administration regulations.

Regulation on Dividend Distributions

The principal regulations governing distribution of dividends paid by wholly foreign-owned enterprises include:

●	Company Law of the PRC (1993), as amended in 1999, 2004, 2005 and 2013;

●	Foreign Investment Enterprise Law of the PRC (1986), as amended in 2000 and 2016; and

●	Administrative Rules under the Foreign Investment Enterprise Law (1990), as amended in 2001 and 2014.

Under these laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulation on Overseas Listings

On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, SAT, SAIC, China Securities Regulatory Commission, or the CSRC, and SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules purport, among other things, to require that offshore special purpose vehicles, or SPVs, that are controlled by PRC companies or individuals and that have been formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. While the application of the M&A Rules remains unclear, our PRC legal counsel has advised us that based on its understanding of the current PRC laws, rules and regulations and the M&A Rules, prior approval from the CSRC is not required under the M&A Rules for the listing and trading of our ADSs on the Nasdaq Global Market given that (i) our PRC subsidiary was directly established by us as wholly foreign-owned enterprises, and we have not acquired any equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are our beneficial owners after the effective date of the M&A Rules, and (ii) no provision in the M&A Rules clearly classifies the contractual arrangements as a type of transaction subject to the M&A Rules.

However, our PRC legal counsel has further advised us uncertainties still exist as to how the M&A Rules will be interpreted and implemented and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. If CSRC or another PRC regulatory agency subsequently determines that prior CSRC approval was required for our initial public offering, we may face regulatory actions or other sanctions from CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations, limit our operating privileges, delay or restrict the repatriation of the proceeds from our initial public offering into the PRC or payment or distribution of dividends by our PRC subsidiaries, or take other actions that could materially adversely affect our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. In addition, if CSRC later requires that we obtain its approval for our initial public offering, we may be unable to obtain a waiver of CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding CSRC approval requirements could have a material adverse effect on the trading price of our ADSs.

Loans by Foreign Companies to their PRC Subsidiaries

Loans made by foreign investors as shareholders in foreign invested enterprises established in China are considered to be foreign debts and are mainly regulated by the Regulation of the People’s Republic of China on Foreign Exchange Administration, the Interim Provisions on the Management of Foreign Debts, the Statistical Monitoring of Foreign Debts Tentative Provisions, the Detailed Rules for the Implementation of Provisional Regulations on Statistics and Supervision of External Debt, and the Administrative Measures for Registration of Foreign Debts. Pursuant to these regulations and rules, a shareholder loan in the form of foreign debt made to a PRC entity does not require the prior approval of SAFE, but such foreign debt must be registered with and recorded by SAFE or its local branches within 15 business days after entering into the foreign debt contract. Under these regulations and rules, the balance of the foreign debts of a foreign invested enterprise shall not exceed the difference between the total investment and the registered capital of the foreign invested enterprise, or Total Investment and Registered Capital Balance.

The Interim Provisions of the State Administration for Industry and Commerce on the Ratio of the Registered Capital to the Total Investment of a Sino-Foreign Equity Joint Venture Enterprise was promulgated by SAIC on February 17, 1987 and effective on March 1, 1987. According to these provisions, with respect to a sino-foreign equity join venture, the registered capital shall be (i) no less than seven-tenths of its total investment, if the total investment is US$3 million or under US$3 million; (ii) no less than one-half of its total investment, if the total investment is ranging from US$3 million to US$10 million (including US$10 million), provided that the registered capital shall not be less than US$2.1 million if the total investment is less than US$4.2 million; (iii) no less than two-fifths of its total investment, if the total investment is ranging from US$10 million to US$30 million (including US$30 million), provided that the registered capital shall not be less than US$5 million if the total investment is less than US$12.5 million; and (iv) no less than one-third of its total investment, if the total investment exceeds US$30 million, provided that the registered capital shall not be less than US$12 million if the total investment is less than US$36 million.

The Notice of the People’s Bank of China on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or PBOC Notice No. 9, issued by the PBOC on January 12, 2017, provides that within a transition period of one year from January 12, 2017, the foreign invested enterprises may adopt the currently valid foreign debt management mechanism, or Current Foreign Debt Mechanism, or the mechanism as provided in PBOC Notice No. 9, or Notice No. 9 Foreign Debt Mechanism, at their own discretion. PBOC Notice No. 9 provides that enterprises may conduct independent cross-border financing in RMB or foreign currencies as required. According to the PBOC Notice No. 9, the outstanding cross-border financing of an enterprise (the outstanding balance drawn, here and below) shall be calculated using a risk-weighted approach, or Risk-Weighted Approach, and shall not exceed the specified upper limit, namely: risk-weighted outstanding cross-border financing ≤ the upper limit of risk-weighted outstanding cross-border financing. Risk-weighted outstanding cross-border financing = Σ outstanding amount of RMB and foreign currency denominated cross-border financing x maturity risk conversion factor x type risk conversion factor + Σ outstanding foreign currency denominated cross-border financing x exchange rate risk conversion factor. Maturity risk conversion factor shall be 1 for medium- and long-term cross-border financing with a term of more than one year and 1.5 for short-term cross-border financing with a term of less than one year. Type risk conversion factor shall be 1 for on-balance-sheet financing and 1 for off-balance-sheet financing (contingent liabilities) for the time being. Exchange rate risk conversion factor shall be 0.5. The PBOC Notice No. 9 further provides that the upper limit of risk-weighted outstanding cross-border financing for enterprises shall be 200% of its net assets, or Net Asset Limits. Enterprises shall file with SAFE in its capital item information system after entering into a cross-border financing agreement, but no later than three business days before making a withdrawal. As an example, the maximum amount of the loans that WiMi WFOE may acquire from outside China as of December 31, 2019 was (i) approximately RMB 698 million (USD 100 million) under the total investment minus registered capital approach; or (ii) approximately RMB 296 million (USD 42.4 million) under the net asset approach.

Based on the foregoing, if we provide funding to our wholly foreign owned subsidiaries through shareholder loans, the balance of such loans shall not exceed the Total Investment and Registered Capital Balance and we will need to register such loans with SAFE or its local branches in the event that the Current Foreign Debt Mechanism applies, or the balance of such loans shall be subject to the Risk-Weighted Approach and the Net Asset Limits and we will need to file the loans with SAFE in its information system in the event that the Notice No. 9 Mechanism applies. Under the PBOC Notice No. 9, after a transition period of one year from January 11, 2017, the PBOC and SAFE will determine the cross-border financing administration mechanism for the foreign-invested enterprises after evaluating the overall implementation of PBOC Notice No. 9. As of the date hereof, neither the PBOC nor SAFE has promulgated and made public any further rules, regulations, notices or circulars in this regard. It is uncertain which mechanism will be adopted by the PBOC and SAFE in the future and what statutory limits will be imposed on us when providing loans to our PRC subsidiaries.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Jie Zhao	44	Chairman
Shuo Shi	38	Chief Executive and Operations Officer
Songrui Guo	37	Chief Technology Officer and Director
Guanghui Zheng	31	Chief Financial Officer
Hongtao Zhao	44	Independent Director
Yuanyuan Liu	37	Independent Director
Shan Cui	48	Independent Director
Michael W. Harlan	60	Independent Director

Jie Zhao, founder of our company, has been serving as the Chairman of our board of directors since November 2018 and has also been serving as the Chairman of board of directors of our VIE, Beijing WiMi, since its founding in July 2015. He has more than 10 years of experience in company management. From February 2008 to May 2015, Mr. Zhao served as Director of Xiamen Xiangtong Animation Co., Ltd., a mobile animation company in China. Mr. Zhao served as Director of Shenzhen WeiXun YiTong Technology Co., Ltd., a mobile internet company in China from December 2004 to December 2012. Previously, Mr. Zhao served as a software developer of AsiaInfo Beijing Co., Ltd., a company specializing in computer system in China, from October 2002 to December 2004. Mr. Zhao received a bachelor’s degree from Wuhan University of Technology in China and a master’s degree from Tsinghua University in China.

Shuo Shi has been serving as our Chief Executive and Operations Officer since October 2020 and has also been serving as Vice General Manager of our VIE, Beijing WiMi, since February 2017. He has more than 10 years of experience in sales marketing, internet management and culture media. From February 2014 to December 2016, Mr. Shi served as Secretary-General of Shenzhen Three-Dimension Film Association, an association specializing in 3D film making in China. Previously, Mr. Shi served as Vice General Manager in Shenzhen Stereoscopic Internet Culture Media Company, a culture media company in China, from November 2011 to February 2014. Mr. Shi received a bachelor’s degree from Renmin University in China in 2006.

Songrui Guo has been our vice president of the R&D department of since November 2016. Prior to joining our company, he was an assistant researcher at the Digital Media Research Institute of Hunan University from 2011 to 2016 and a client-side programmer at Fujian Netdragon Network Technology Co. Ltd. from 2010 to 2011. Mr. Songrui Guo received a bachelor’s degree in mathematics and applied mathematics from Hengyang Normal University in 2007, a master’s degree in software theory from Hunan Normal University in 2010, and a PhD in computer science and technology from Hunan University in 2016.

Guanghui Zheng has served as the general manager of our investment department since January 2018. From August 2013 to November 2017, Mr. Zheng served as the chief financial officer of Qiansheng Investment Co., Ltd. From September 2011 to September 2013, he served as the chief operating officer of Jiangxi Wanshan Industry Co., Ltd. Mr. Zheng received a bachelor’s degree from Jiangxi University of Finance and Economics in 2012, and a master’s degree from the University of Sunderland in 2019.

Hongtao Zhao has been serving as our independent director since May 2019. Mr. Zhao has served as Vice General Manager at Ping An Caizhi Investment Management Co., Ltd, an investment management firm in China, since April 2017. Mr. Zhao has more than 17 years of experience in capital management. He served as Investment Director of Zhongxin Rongchuang Capital Management Co., Ltd., an asset management firm in China, from April 2015 to April 2017. He served as Vice President of Beijing Grain Group Industrial Fund, an investment fund in China, from July 2012 to April 2015. From January 2009 to May 2012, Mr. Zhao served as Senior Manager of Beijing Dagong International Credit Evaluation Co., Ltd., a credit evaluation institution in China. Mr. Zhao received a bachelor’s degree from Ningxia University in China and a master’s degree from Peking University in China.

Yuanyuan Liu has been serving as our independent director since May 2019. Ms. Liu has served as Executive Director of Hangzhou Youxiang Investment Management Co., Ltd., an investment management firm in China, since October 2017. Ms. Liu served as Deputy Secretary General of Equity Investment Committee in Shengshijing Asset Management Group Co., Ltd., an asset management firm in China, from November 2014 to September 2017. From August 2013 to November 2014, Ms. Liu worked for Beijing Jingtian & Gongcheng Law Firm in China. From April 2010 to August 2013, Ms. Liu worked for Beijing Kangda Law Firm in China. She received a bachelor’s degree from Qufu Normal University in China and a master’s degree from Renmin University in China.

Shan Cui has been serving as our independent director since May 2020. She is currently an independent director of Addentax Group Corp. She has been an independent director and the chairwoman of the audit committee of Greenland Acquisition Corp. from April 2019 to October 2019, an independent director and the chairwoman of the audit committee and compensation committee of Fuqin Fintech Limited, an online lending information intermediary platform, since August 2018. She has been the executive director of First Capital International Limited since 2010 and provided consulting services for private equity companies and venture capital companies. She was the chief financial officer of Lizhan Environmental Corporation, a then Nasdaq-listed company engaged in the business of green leather material manufacturing from 2011 to 2013. Ms. Cui received her master’s degree in Business Administration from Georgia State University and her bachelor’s degree in International Business English from Ocean University of China.

Michael W. Harlan has been serving as our independent director since March 2020. He has been serving as a member of the board of directors of Brewer Crane Holdings, LLC, a construction services company, since July 2018. Mr. Harlan has also served as the Chairman and Chief Executive Officer of TruHorizon Environmental Solutions, an environmental solutions company, since September 2013. Moreover, Mr. Harlan has served as President of Harlan Capital Advisors, LLC, a business consulting firm, since September 2011. In addition, Mr. Harlan has served as a member of the board of directors of Waste Connection, Inc. (NYSE: WCN), a publicly-traded solid waste management firm, since its founding in 1997. From June 2015 to February 2017, Mr. Harlan served as a member of the board of directors of Yulong Eco-Materials Limited (NASDAQ: YECO), a manufacturer of eco-friendly building products in China. Mr. Harlan served as a member of the board of directors of Travis Trailer and Body, Inc. a leading manufacturer of specialized trailers used in the construction, environmental services, agriculture and energy industries, from August 2013 to September 2016. From May 2007 to August 2011, Mr. Harlan served as President and Chief Executive Officer of U.S. Concrete, Inc. (NASDAQ: USCR). Mr. Harlan also served as Executive Vice President and Chief Operating Officer of U.S. Concrete, Inc. from November 2004 to May 2007. Mr. Harlan received a bachelor’s degree from University of Mississippi. Due to his extensive operational experience in the public companies, we believe Mr. Harlan’s is well qualified to serve as a Director.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Each of our executive officers is employed for an unspecified time period, which can be terminated upon both parties’ agreement or by law. We may terminate an executive officer’s employment for cause at any time without advance notice in certain events. We may terminate an executive officer’s employment by giving a prior written notice or by paying certain compensation. An executive officer may terminate his or her employment at any time by giving a prior written notice.

Each executive officer has agreed to hold, unless expressly consented to by us, at all times during and within one year after the termination of his or her employment agreement, in strict confidence and not to use, any of our confidential information or the confidential information of our customers and suppliers.

We have also entered into indemnification agreements with certain of our directors. Under these agreements, we agreed to indemnify certain of our directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of being a director of our company.

Board of Directors

Our board of directors consists of seven directors, including four independent directors, Hongtao Zhao and Yuanyuan Liu, Shan Cui, and Michael W. Harlan. A director is not required to hold any shares in our company to qualify to serve as a director. The Corporate Governance Rules of the Nasdaq generally require that a majority of an issuer’s board of directors must consist of independent directors.

A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our company is required to declare the nature of his or her interest at a meeting of our directors. A general notice given to the directors by any director to the effect that he or she is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. Subject to the Nasdaq rules and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he/she may be interested therein and if he/she does so, his/her vote shall be counted and he/she may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered. Our board of directors may exercise all of the powers of our company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third party.

Committees of the Board of Directors

We have established three committees under the board of directors, an audit committee, a compensation committee and a nominating and corporate governance committee. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee consists of three members, and is chaired by Shan Cui. We have determined that Shan Cui, Hongtao Zhao and Yuanyuan Liu satisfy the requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq and meet the independence standards under Rule 10A 3 under the Securities Exchange Act of 1934, as amended. We have determined that Shan Cui qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

●	reviewing and recommending to our board for approval, the appointment, re-appointment or removal of the independent auditor, after considering its annual performance evaluation of the independent auditor;

●	approving the remuneration and terms of engagement of the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors at least annually;

●	obtaining a written report from our independent auditor describing matters relating to its independence and quality control procedures;

●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

●	discussing with our independent auditor, among other things, the audits of the financial statements, including whether any material information should be disclosed, issues regarding accounting and auditing principles and practices;

●	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

●	reviewing and recommending the financial statements for inclusion within our quarterly earnings releases and to our board for inclusion in our annual reports;

●	discussing the annual audited financial statements with management and the independent registered public accounting firm;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

●	at least annually, reviewing and reassessing the adequacy of the committee charter;

●	approving annual audit plans, and undertaking an annual performance evaluation of the internal audit function;

●	establishing and overseeing procedures for the handling of complaints and whistleblowing;

●	meeting separately and periodically with management and the independent registered public accounting firm;

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

●	reporting regularly to the board.

Compensation Committee. Our compensation committee consists of two members, and is chaired by Hongtao Zhao. We have determined that Hongtao Zhao and Yuanyuan Liu satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

●	overseeing the development and implementation of compensation programs in consultation with our management;

●	at least annually, reviewing and approving, or recommending to the board for its approval, the compensation for our executive officers;

●	at least annually, reviewing and recommending to the board for determination with respect to the compensation of our non-executive directors;

●	at least annually, reviewing periodically and approving any incentive compensation or equity plans, programs or other similar arrangements;

●	reviewing executive officer and director indemnification and insurance matters;

●	overseeing our regulatory compliance with respect to compensation matters, including our policies on restrictions on compensation plans and loans to directors and executive officers;

●	at least annually, reviewing and reassessing the adequacy of the committee charter;

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management; and

●	reporting regularly to the board.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of two members, and is chaired by Hongtao Zhao. We have determined that Hongtao Zhao and Yuanyuan Liu satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq. The nominating and corporate governance committee assists the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

●	recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;

●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience, expertise, diversity and availability of service to us;

●	developing and recommending to our board such policies and procedures with respect to nomination or appointment of members of our board and chairs and members of its committees or other corporate governance matters as may be required pursuant to any SEC or Nasdaq rules, or otherwise considered desirable and appropriate;

●	selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

●	at least annually, reviewing and reassessing the adequacy of the committee charter;

●	developing and reviewing at least annually the corporate governance principles adopted by the board and advising the board with respect to significant developments in the law and practice of corporate governance and our compliance with such laws and practices; and

●	evaluating the performance and effectiveness of the board as a whole.

Duties and Functions of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to exercise the skill they actually possess and such care and diligence that a reasonable prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. In accordance with our second amended and restated articles of association, the functions and powers of our board of directors include, among others, (i) convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings, (ii) declaring dividends, (iii) appointing officers and determining their terms of offices and responsibilities, and (iv) approving the transfer of shares of our company, including the registering of such shares in our share register. In addition, in the event of an equality of votes, the chairman of our board of directors has a second or casting vote.

Terms of Directors and Officers

Our officers are appointed by and serve at the discretion of the board of directors and may be removed by our board of directors. Our directors may be appointed by a resolution of our board of directors, or by an ordinary resolution of our shareholders. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found by our company to be of unsound mind; (iii) resigns by notice in writing to our company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; or (v) is removed from office pursuant to any other provisions of our second amended and restated memorandum and articles of association.

Interested Transactions

A director may, subject to any separate requirement for audit committee approval under applicable law or applicable Nasdaq rules, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Compensation of Directors and Executive Officers

In 2019, we paid an aggregate cash compensation of approximately RMB569,970 (US$81,702 ) to our directors and executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers. Our PRC subsidiaries and consolidated VIEs are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Share Incentive Plan

2020 Equity Incentive Plan

Our 2020 Equity Incentive Plan was adopted to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentive to employees, directors, officers and consultants and promote the success of our business. The equity incentive plan provides for the grant of an option, restricted shares, restricted share units and local awards. In September 2020, we issued 17,500,000 Class B ordinary shares pursuant to our 2020 Plan. As of the date of this prospectus, we have granted an aggregate of 16,758,240 restricted Class B ordinary shares to our directors, officers, key employees and advisors, among which 15,993,240 Class B ordinary shares were fully vested in October and December 2020, and 765,000 restricted Class B ordinary shares are to be vested over a three-year period. The remaining 741,760 Class B ordinary shares are held in trust designated by the administrator of the 2020 Plan.

Authorized Shares The maximum aggregate number of Class B ordinary shares that may be issued under the 2020 Equity Incentive Plan is 17,500,000. Ordinary shares issued pursuant to awards under the 2020 Equity Incentive Plan that are forfeited or cancelled or otherwise expired, will become available for future grant under the 2020 Equity Incentive Plan. The shares that are tendered by a participant of the 2020 Equity Incentive Plan or withheld by us to pay the exercise price of an option or to satisfy the participant’s tax withholding obligations in connection with an award shall not be added back to the limit of the 2020 Equity Incentive Plan. During the term of the 2020 Equity Incentive Plan, we will at all times reserve and keep available a sufficient number of ordinary shares available for issue to satisfy the requirements of the 2020 Equity Incentive Plan.

Plan Administration The 2020 Equity Incentive Plan is administered by the board. The administrators may delegate limited authority over the day-to-day administration of the 2020 Equity Incentive Plan to such other subcommittees or specified officers. Subject to the provisions of the 2020 Equity Incentive Plan, the administrator has the power to determine the terms of awards, including the eligible participants, the exercise price, if any, the number of shares subject to each award, the fair market value of a share of our ordinary shares, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of settlement of awards in shares or cash or a combination thereof and the terms of the award agreement for use under the 2020 Equity Incentive Plan. In the event that any dividend or other distribution, recapitalization, share division, share consolidation, reorganization or any change in the corporate structure of the Company affecting the shares occurs, the administrators will make adjustment with respect to the number and class of shares that may be delivered under the 2020 Equity Incentive Plan and/or the number, class and price of shares covered by outstanding awards, in order to prevent diminution of the benefits intended to be made available under the 2020 Equity Incentive Plan.

Awards under the Equity Incentive Plan

Share Options Share options may be granted under the 2020 Equity Incentive Plan. The exercise price of each option shall be determined by the administrator; provided, however, that the per share exercise price may be no less than 100% of the fair market value per share on the date of grant. Our administrator shall also determine the time or times at which the options shall vest and may be exercised and will determine any conditions that must be satisfied.

Restricted Shares A restricted share award agreement will specify restrictions on the duration of the restricted period, the number of shares granted, and any other terms and conditions specified by the administrator. Except to the extent otherwise provided in the award agreement, the holder of restricted shares will be entitled to receive all dividends and other distributions paid with respect to the shares, subject to the same restrictions on transferability and forfeitability as the underlying shares of restricted shares. Restricted shares may not be sold, transferred, assigned or pledged until the end of the restricted period and may be subject to forfeiture upon a termination of employment or service with us.

Restricted Share Units Awards of restricted share units may be granted by the administrator. At the time of grant of restricted share units, the administrator may impose conditions that must be satisfied, such as continued employment or service or attainment of corporate performance goals, and may place restrictions on the grant and/or vesting of the restricted share units. A restricted share unit award agreement will specify applicable vesting criteria, the number of restricted share units granted, the terms and conditions on time and form of payment and any such terms and conditions determined by the administrator. Each restricted share unit, upon fulfilment of any applicable conditions, represents a right to receive an amount equal to the fair market value of one share.

Other Local Awards The administrator may cause a local PRC subsidiary of our Company to grant local cash-settled awards in lieu of any other award under the 2020 Equity Incentive Plan, which such local awards shall be paid wholly by the such PRC subsidiary. Each local award shall be linked to the fair market value of a share.

Change in Control The 2020 Equity Incentive Plan provides that in the event of a change in control of our Company, each outstanding award will be assumed or substituted by the successor corporation. Unless the administrator determines otherwise, in the event that the successor corporation does not assume or substitute for the award, the portion of the award that remains outstanding will fully vest and all applicable restrictions will lapse. The holders of any outstanding options will be provided notice and a specified period of time to exercise awards to the extent vested (with awards terminating upon the expiration of the specified period of time). An award will be considered assumed if, following the change in control transaction, the award confers the right to purchase or receive, for each share subject to the award, the same consideration received in the change in control transaction by the holders of ordinary shares for each share held on the effective date of the transaction.

Plan Amendment and Termination Our board of directors may amend, alter, suspend or terminate the 2020 Equity Incentive Plan, subject to certain exceptions. The 2020 Equity Incentive Plan will automatically terminate in 2030, unless we terminate it sooner. The termination of the 2020 Equity Incentive Plan will not limit the administrator’s ability to exercise the powers granted to it with respect to awards granted under the plan prior to the date of termination.

The following table summarizes, as of the date of this prospectus, the number of Class B ordinary shares under outstanding equity awards that we granted to our directors and executive officers.

Name	Class B Ordinary Shares Underlying Equity Awards Granted	Date of Grant	Date of Expiration
Shuo Shi	*	June 6, 2020 and January 26, 2021	June 6, 2030 and January 26, 2031
Michael W. Harlan	*	September 12, 2020	September 12, 2030
Guanghui Zheng	*	January 26, 2021	January 26, 2031
Songrui Guo	*	January 26, 2021	January 26, 2031
Other individual grantees as a group	16,390,000	June 6, 2020, September 12, 2020, and January 26, 2021	June 6, 2030, September 12, 2030, and January 26, 2031

*	Less than 1% of our total outstanding shares.

PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of our ordinary shares on an as-converted basis prior to and immediately after this offering by:

●	each of our directors and executive officers; and

●	each of our principal shareholders who beneficially own more than 5% of our ordinary shares.

We have adopted a dual-class ordinary share structure. The calculations in the table below are based on (i) 151,069,413 ordinary shares outstanding as of the date of this prospectus, consisting of 20,115,570 Class A ordinary shares and 130,953,843 Class B ordinary shares, and (ii) 173,416,083 ordinary shares, consisting of 20,115,570 Class A ordinary shares and  153,300,513 Class B ordinary shares outstanding immediately after the completion of this offering, assuming none of the warrants, the Placement Agent Warrants, or other outstanding warrants are exercised.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering				Ordinary Shares Beneficially Owned After This Offering
	Class A Ordinary Shares		Class B Ordinary Shares		Class A Ordinary Shares		Class B Ordinary Shares		Voting Power
	Number	%	Number	%	Number	%	Number	%	%**
Directors and Executive Officers:†
Jie Zhao(1)	20,115,570	100.0%	41,591,895	31.8%	20,115,570	100.0%	41,591,895	27.1%	68.5%
Hongtao Zhao	—	—	—	—%	—	—	—	—%	—%
Yuanyuan Liu	—	—	—	—%	—	—	—	—%	—%
Guanghui Zheng	—	—	10,000	* %	—	—	10,000	* %	* %
Songrui Guo	—	—	5,000	* %	—	—	5,000	* %	* %
Shuo Shi	—	—	56,680	* %	—	—	56,680	* %	* %
Shan Cui	—	—	—	—%	—	—	—	—%	—%
Michael W. Harlan	—	—	8,240	* %	—	—	8,240	* %	* %
All directors and officers as a group:	20,115,570	100.0%	41,626,815	31.8%	20,115,570	100.0%	41,626,815	27.1%	68.5%
Principal Shareholders:
Vital Success Global Ltd.(2)	—	—	26,591,885	20.3%	—	—	26,591,885	17.3%	7.5%
Wonderful Seed Ltd.(3)	—	—	15,000,010	11.5%	—	—	15,000,010	9.8%	4.2%
Sensefuture Holding Limited(4)	—	—	8,683,000	6.6%	—	—	8,683,000	5.7%	2.4%
Guosheng Holdings Limited (5)	—	—	7,310,084	5.6%	—	—	7,310,084	4.8%	2.1%

Notes:

*	Less than 1% of our total outstanding shares.

**	For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our ordinary shares as a single class.

†	The business address of our directors and executive officers is No. 6 Xiaozhuang, #101A, Chaoyang District, Beijing, the People’s Republic of China, 100020.

(1)	The number of ordinary shares beneficially owned prior to this offering represents 20,115,570 Class A ordinary shares held by WiMi Jack Holdings Ltd., 26,591,885 Class B ordinary shares held by Vital Success Global Ltd. and 15,000,010 Class B ordinary shares held by Wonderful Seed Limited. Both Vital Success Global Limited and Wonderful Seed Limited are ultimately controlled by Zhao—Vital Success Personal Trust and Zhao—Wonderful Seed Personal Trust, respectively. Jie Zhao is the settlor of Zhao—Vital Success Personal Trust, and the settlor and the sole beneficiary of Zhao—Wonderful Seed Personal Trust. Jie Zhao exercises voting and dispositive power of the securities held by WiMi Jack Holdings Ltd., Vital Success Global Ltd. and Wonderful Seed Limited.

(2)	Jie Zhao exercises voting and dispositive power of the securities held by such entity. Jie Zhao has appointed Zhao-Virtual Zone Trust as the beneficiary of the trust.

(3)	Jie Zhao exercises voting and dispositive power of the securities held by such entity.

(4)	Minwen Wu exercises voting and dispositive power over the shares held by such entities.

(5)	Xinyu Fu exercises voting and dispositive power over the shares held by such entity.

As of the date of this prospectus, 85,017,502 of our Class B ordinary shares are held by one record holder in the United States, which is the depositary of our ADS program, representing 56.3% of our total issued and outstanding ordinary shares as of such date.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital—History of Securities Issuances” for a description of issuances of our ordinary shares that have resulted in significant changes in ownership held by our major shareholders.

RELATED PARTY TRANSACTIONS

Transactions with Related Parties

a) Loans—related party

We received loans from our major shareholder, Jie Zhao, in the amount of RMB 161,800,000 in 2016, RMB 3,950,000 in 2018 and RMB 13,000,000 (USD 1,863,479) in 2019. We repaid parts of such loans in the amount of RMB 33,800,000 in 2017, RMB 14,826,000 in 2018 and RMB 125,274,000 (USD 17,957,341) in 2019. We also borrowed USD 952,500 (RMB 6,431,993) in 2018 from Jie Zhao. We borrowed RMB 4,200,000 from Enweiliangzi Investment Co. (which is under common control of Jie Zhao) in 2018 and repaid the full balance in 2019. The loans are interest and collateral free, and are due in 2020 and 2021. We borrowed RMB 75,500,000 (USD 10,822,510) from Shanghai Junei Internet Co. (which is under common control of Jie Zhao) in 2019 for cash flow purpose. We repaid RMB 77,000,000 (USD 10,876,474) to Shanghai Junei Internet Co. during the six months ended June 30, 2020. We also borrowed RMB 15,000,000 (USD 2,118,794) from Shanghai Junei Internet Co. during the six months ended June 30, 2020. The loan has an annual interest rate of 7% and is due in 2021. During the year ended December 31, 2019, interest expenses related to this loan, included in finance expenses, amounted to RMB 290,208 (USD 41,600). During the six months ended June 30, 2020, interest expense related to this loan, included in finance expense, amounted to RMB 1,327,764 (USD 187,551).

Name of Related Party	Relationship	Nature	December 31, 2018	December 31, 2019	June 30, 2020	June 30, 2020
			RMB	RMB	RMB	USD
Jie Zhao	Chairman of WiMi Cayman	Loan	117,124,000	4,850,000	4,850,000	685,077
Jie Zhao*	Chairman of WiMi Cayman	Loan	6,431,993	6,675,789	6,795,332	959,862
Shanghai Junei Internet Co.	Under common control of Jie Zhao	Loan	—	75,500,000	13,500,000	1,906,913
Enweiliangzi Investment Co.	Under common control of Jie Zhao	Loan	4,200,000	—	—	—
Total:			127,755,993	87,025,789	25,145,332	3,551,852
Current portion of shareholder loan			—	70,987,603	20,295,332	2,866,775
Shareholder loan—non-current			127,755,993	16,038,186	4,850,000	685,077

b) Other payables—related party

Name of Related Party	Relationship	Nature	December 31, 2018	December 31, 2019	June 30, 2020	June 30, 2020
			RMB	RMB	RMB	USD
Beijing Tianhoudide Investment Management, LLP	Under the common control of Jie Zhao	Business expense payable	1,065	—	—	—
Zhaohua Yao	Legal representative, executive director and general manager of Beijing WiMi	Business expense payable	—	—	5,000	706
Total:			1,065	—	5,000	706

c) Business acquisition payables—related parties

Business acquisition payables resulted from the Beijing WiMi’s acquisitions of Shenzhen Kuxuanyou Technology Co., Ltd., Shenzhen Yitian Internet Technology Co., Ltd., Shenzhen Yidian Network Technology Co., Ltd., in 2015 and Micro Beauty’s acquisition of Skystar in 2017.

Name of related party	Relationship	December 31, 2018	December 31, 2019	June 30, 2020	June 30, 2020
		RMB	RMB	RMB	USD
Xie Jinlong	Former shareholder of Shenzhen Kuxuanyou(a) and its current General Manager	20,139,056	—	—	—
Yi Chengwei	Former shareholder of Shenzhen Yitian and(b) CTO of WiMi Cayman	50,828,374	—	—	—
Meng Xiaojuan	Former shareholder and legal representative of Shenzhen Yidian(c)	15,485,681	—	—	—
Gao Zhixia	Former shareholder and legal representative of Skystar(d)	24,436,303	—	—	—
Total:		110,889,414	—	—	—
Current portion of business acquisition payable		(34,086)	—	—	—
Business acquisition payable non-current		110,855,328	—	—	—

(a)	Beijing WiMi acquired Shenzhen Kuxuanyou, in 2015 to acquire 100% of the capital stock of Shenzhen Kuxuanyou for an aggregate consideration of RMB 113 million (approximately USD 17.2 million) to be made over six years. Jinlong Xie became a related party to the Company after the acquisition. Beijing WiMi paid RMB 23,000,000 in 2017, RMB 23,120,000 in 2018 and RMB 22,480,000 in 2019. As of December 31, 2019, the total business acquisition payable was paid off.

(b)	Beijing WiMi acquired Shenzhen Yitian in 2015 to acquire 100% of the capital stock of Shenzhen Yitian for an aggregate consideration of RMB 192.0 million (approximately USD 28 million) to be made over six years. Yi Chengwei became a related party to the Company after the acquisition. Beijing WiMi paid RMB 25,700,000 in 2017, RMB 33,720,000 in 2018 and RMB 56,680,000 in 2019. As of December 31, 2019, the total business acquisition payable was paid off.

(c)	Beijing WiMi acquired Shenzhen Yidian in 2015 to acquire 100% of the capital stock of Shenzhen Yidian for an aggregate consideration of RMB 168.0 million (approximately USD 24.5 million) to be made over six years. Meng Xiaojuan became a related party to the Company after the acquisition. Beijing WiMi paid RMB 50,000,000 in 2017, RMB 29,350,000 in 2018 and RMB 17,050,000 in 2019. As of December 31, 2019, the total business acquisition payable was paid off.

(d)	Gao Zhixia became a related party to the Company after the acquisition of Skystar in 2017. The Company paid RMB 17,967,355 in 2017, RMB 12,710,784 in 2018 and RMB 26,805,592 (USD 3,842,435) in 2019. As of December 31, 2019, the total business acquisition payable was paid off.

The amount of business acquisition payable reported in the consolidated balance sheets at carrying value, which approximates fair value as the rate of amortization of investment payment discount used were similar to interest rate charged by the bank in the PRC. Debt discount, net of accumulated amortization, totaled RMB 11,995,672 and nil as of December 31, 2018 and 2019, respectively, are recognized as a reduction of business acquisition payable. Amortization expense related to the debt discount, included in finance expenses, was RMB 4,191,002, RMB 5,124,715 and RMB 11,544,479 (USD 1,654,838) for the years ended December 31, 2017, 2018 and 2019, respectively.

Contractual Arrangements

See “Corporate History and Structure” for a description of the contractual arrangements between our PRC subsidiaries, our VIEs and their respective shareholders.

Employment Agreements and Indemnification Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Private Placements

See “Description of Share Capital—History of Securities Issuances.”

Other Related Party Transactions

In the ordinary course of business, from time to time, we carry out transactions and enter into arrangements with related parties, none of which is considered to be material.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, the Companies Act (As Revised) of the Cayman Islands, which we refer to as the “Companies Act” below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into (i) 25,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 200,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and (iii) 275,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with the memorandum and articles of association of the Company.

As of the date of this prospectus, there are 20,115,570 Class A ordinary shares, 130,953,843 Class B ordinary shares issued and outstanding. All of our issued and outstanding ordinary shares are fully paid. We will issue and sell 22,346,670  Class B ordinary shares represented by our ADSs underlying the Units sold in this offering, assuming none of the warrants, the Placement Agent Warrants, or other outstanding warrants are exercised. All incentive shares, including options, restricted shares and restricted share units, regardless of grant dates, will entitle holders thereof to an equivalent number of Class B ordinary shares once the vesting and exercising conditions, if applicable are met.

Our Second Amended and Restated Memorandum and Articles of Association

The following are summaries of material provisions of our second amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

General. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue share to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

We have a dual-class voting structure which has been approved by our board of directors and the existing shareholders of the company in connection with their consideration and approval of our second amended and restated memorandum and articles of association. We believe that adopting a dual-class voting structure would enable us to create greater and more sustainable long-term value for our shareholders as it allows us to (i) strengthen our relationship with our long-term shareholders; (ii) obtain greater flexibility in exploring future equity and other financing options as well as potential M&A opportunities; and (iii) protect us from potentially disruptive takeovers.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to our second amended and restated memorandum and articles of association and the Companies Act. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Our second amended and restated memorandum and articles of association provides that dividends may be declared and paid out of the funds of our company lawfully available therefor. Under the laws of the Cayman islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any such general meeting. Each Class B ordinary share shall be entitled to one vote on all matters subject to a vote at general meetings of the shareholders, and each Class A ordinary share shall be entitled to 10 votes on all matters subject to a vote at general meetings of the shareholders. Voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded. A poll may be demanded by the chairman of such meeting or any one shareholder present in person or by proxy.

A quorum required for a meeting of shareholders consists of one or more shareholders holding a majority of all votes attaching to the issued and outstanding shares entitled to vote at general meetings present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our second memorandum and articles of association provides that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our board of directors. We, however, will hold an annual shareholders’ meeting for each fiscal year, beginning from 2020, as required by the Listing Rules of the Nasdaq. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Shareholders’ annual general meetings and any other general meetings of our shareholders may be called by a majority of our board of directors or our chairman of the board or upon a requisition of shareholders holding at the date of deposit of the requisition a majority of the votes attaching to the issued and outstanding shares entitled to vote at general meetings, in which case our board of directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our second amended and restated memorandum and articles of association does not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. Advance notice of at least fifteen (15) calendar days is required for the convening of our annual general meeting and other general meetings unless such notice is waived in accordance with our second amended and restated articles of association.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution also requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to our second amended and restated memorandum and articles of association.

Transfer of Ordinary Shares. Subject to the restrictions in our second amended and restated memorandum and articles of association as set out below, any of our shareholders may transfer all or any of its, his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as our board of directors may from time to time require is paid to us in respect thereof.

If our board of directors refuses to register a transfer it shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 10 calendar days’ notice being given by advertisement in such one or more newspapers, by electronic means or by any other means in accordance with the Nasdaq rules, after compliance with any notice required of the Nasdaq, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 calendar days in any calendar year.

Liquidation. On a return of capital on winding up, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay the whole of the share capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them, as nearly as may be.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 calendar days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors. We may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors, or are otherwise authorized by our second amended and restated memorandum and articles of association. Under the Companies Act, the redemption or repurchase of any share may be paid out of our profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if we can, immediately following such payment, pay our debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (i) unless it is fully paid up, (ii) if such redemption or repurchase would result in there being no shares outstanding, or (iii) if we have commenced liquidation. In addition, we may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time our share capital is divided into different classes of shares, the rights attached to any class of shares, subject to any rights or restrictions for the time being attached to any class, may only be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed at a separate meeting of the holders of two-thirds of the issued shares of the class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by the Company. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Inspection of Books and Records. Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records.

Issuance of Additional Shares. Our second amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares, to the extent authorized but unissued, from time to time as our board of directors shall determine.

Our second amended and restated memorandum of association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions. Some provisions of our second amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our second amended memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary resident company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue negotiable or bearer shares or shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Preferred Shares

Our second amended and restated memorandum of association authorizes us to issue (i) 25,000,000 Class A ordinary shares of par value US$0.0001 each; (ii) 200,000,000 Class B ordinary shares of par value US$0.0001 each; and (iii) 275,000,000 shares of par value US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with our second amended and restated memorandum and articles of association. Subject to the Companies Act, our directors may, in their absolute discretion and without the approval of the shareholders, issue from time to time, out of the authorized share capital of the company (other than the authorized but unissued ordinary shares), series of preferred shares, provided, however, before any preferred shares of any such series are issued, the directors shall by resolution of directors determine the terms and rights of that series with respect to any series of preferred shares.

Register of Members

Under the Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our members, together with a statement of the shares held by each member, and such statement shall confirm (i) the amount paid or agreed to be considered as paid, on the shares of each member, (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under the Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of the Companies Act to have legal title to the shares as set against its name in the register of members. Upon completion of this offering, we will perform the procedure necessary to immediately update the register of members to record and give effect to the issuance of Class B ordinary shares by us to the depositary or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their respective names.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England, but does not follow many recent English law statutory enactments. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company, and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman Islands subsidiary if a copy of the plan of merger is given to every member of that Cayman Islands subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of its, his or her shares (which, if not agreed between the parties, will be determined by a Cayman Islands court) upon dissenting to the merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which it, he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the ground that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissenting minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, a Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of a company to challenge actions where:

●	the company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our second amended and restated memorandum and articles of association provides that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such directors or officers in defending (whether successfully or otherwise) any civil proceedings concerning our company or our affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation and its shareholders. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction is fair to the corporation and its shareholders.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company: (i) a duty to act bona fide in the best interests of the company; (ii) a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so); (iii) a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party; and (iv) a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company also owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and our second amended and restated articles of association provides that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided that it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our second amended and restated articles of association allows any one or more of our shareholders who together hold shares which carry in aggregate a majority of the total number of votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board of directors is obliged to convene an extraordinary general meeting and to put the proposals so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our second amended and restated articles of association does not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director nominee, which increases the shareholder’s voting power with respect to electing such director nominee. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our second amended and restated memorandum and articles of association does not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our second amended and restated articles of association, directors may be removed by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the director, if any; but no such term shall be implied in the absence of express provision. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his or her creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his or her office by notice in writing to our company; (iv) is prohibited by law from being a director; or (v) is removed from office pursuant to any other provisions of our second amended and restated memorandum articles of association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the corporation’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for a Delaware corporation in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the corporation’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the company are required to comply with fiduciary duties which they owe to the company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. A court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our second amended and restated articles of association, if our share capital is divided into more than one class of shares, the rights attached to any class may be materially adversely varied with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed at a separate meeting of the holders of two-thirds of the issued shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our second amended and restated memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our second amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights of our shares. In addition, there are no provisions in our second amended and restated memorandum and articles of association that require the Company to disclose shareholder ownership above any particular ownership threshold.

Shareholder Agreement

On October 26, 2018, holders of all our Series A preferred stock and Class B ordinary shares issued and outstanding prior to our initial public offering, or our initial shareholders, entered into a shareholder agreement. Among other things, the shareholder agreement provides that holders of our Series A preferred shares and any Class B ordinary shares issued upon conversion of any Series A preferred shares have the rights to require us to register a sale of our securities held by them pursuant to the shareholders agreement. At any time after the earlier of (i) January 1, 2020 or (ii) one year following the effective date of the registration statement of which the prospectus for our initial public offering forms a part, holders of 50% of more of such securities may make up to two demands that we register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by us. We will bear the expenses incurred in connection with the filing of any such registration statements.

In addition, our initial shareholders are entitled to a right of participation to purchase a pro rata share of any new securities offered by us. If Jie Zhao proposes to sell any of our equity securities held by him, holder of our Series A preferred shares have a right of first refusal to purchase such equity securities.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

In October 2018, we issued a total of 20,115,570 Class A ordinary shares to our largest shareholder for an aggregate consideration of approximately US$2,011.56 and issued a total of 79,884,430 Class B ordinary shares to our initial shareholders for an aggregate consideration of approximately US$7,988.44, in each case under Regulation S under the Securities Act of 1933.

In November 2018, we issued a total of 8,611,133 Series A preferred shares to two investors for an aggregate consideration of approximately US$20,000,000, in each case under Regulation S under the Securities Act of 1933.

In December 2018, we issued a total of 29,202,200 Class B ordinary shares to our investors for an aggregate consideration of approximately US$2,920.22, in each case under Regulation S under the Securities Act of 1933.

In April 2020, at the closing of our initial public offering, we issued and sold a total of 9,500,000 Class B ordinary shares in the form of 4,750,000 ADSs at the public offering price of US$5.50 per ADS.

In May 2020, we issued and sold an additional 338,280 Class B ordinary shares in the form of 169,140 ADSs at the public offering price of US$5.50 per ADS, in connection with the placement agents’ partial exercise of their option to purchase additional ADSs.

In July 2020, at the closing of our follow-on public offering, we issued and sold a total of 15,120,000 Class B ordinary shares in the form of 7,560,000 ADSs at the public offering price of US$8.18 per ADS.

In September 2020, we issued 17,500,000 Class B ordinary shares pursuant to our 2020 Plan. As of the date of this prospectus, we have granted an aggregate of 16,758,240 restricted Class B ordinary shares to our directors, officers, key employees and advisors, among which 15,993,240 Class B ordinary shares were fully vested in October and December 2020, and 765,000 restricted Class B ordinary shares are to be vested over a three-year period. The remaining 741,760 Class B ordinary shares are held in trust designated by the administrator of the 2020 Plan.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A. (“JPMorgan”), as depositary will issue the ADSs which you will be entitled to receive in this offering. Each ADS will represent an ownership interest in a designated number of shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless certificated ADRs are specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at 383 Madison Avenue, Floor 11, New York, NY 10179.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you are an ADR holder and hold your ADSs directly. If you have a beneficial ownership interest in ADSs but hold the ADSs through your broker or financial institution nominee, you are a beneficial owner of ADSs and must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are. If you are a beneficial owner, you will only be able to exercise any right or receive any benefit under the deposit agreement solely through the ADR holder which holds the ADR(s) evidencing the ADSs owned by you, and the arrangements between you and such ADR holder may affect your ability to exercise any rights you may have. For all purposes under the deposit agreement, an ADR holder is deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by the ADR(s) registered in such ADR holder’s name. The depositary’s only notification obligations under the deposit agreement shall be to the ADR holders, and notice to an ADR holder shall be deemed, for all purposes of the Deposit Agreement, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders and beneficial owners from time to time of ADRs issued under the deposit agreement. The obligations of our company, the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law. Under the deposit agreement, as an ADR holder or a beneficial owner of ADSs, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC’s website at www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

●	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain ADR holders, and (iii) deduction of the depositary’s and/or its agents’ expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

●	Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

●	Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

(i)	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

(ii)	if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse. We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

●	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies, which are currently set forth in the “Depositary Receipt Sale and Purchase of Security” section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which the depositary shall be solely responsible for.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the placement agents named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan, as depositary for the benefit of ADR holders or in such other name as the depositary shall direct.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account and to the order of the depositary for the benefit of ADR holders, to the extent not prohibited by law. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities”.

Deposited securities are not intended to, and shall not, constitute proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in deposited securities is intended to be, and shall at all times during the term of the deposit agreement continue to be, vested in the beneficial owners of the ADSs representing such deposited securities. Notwithstanding anything else contained herein, in the deposit agreement, in the form of ADR and/or in any outstanding ADSs, the depositary, the custodian and their respective nominees are intended to be, and shall at all times during the term of the deposit agreement be, the record holder(s) only of the deposited securities represented by the ADSs for the benefit of the ADR holders. The depositary, on its own behalf and on behalf of the custodian and their respective nominees, disclaims any beneficial ownership interest in the deposited securities held on behalf of the ADR holders.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and an ADR holder will receive periodic statements from the depositary which will show the number of ADSs registered in such ADR holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

●	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

●	the payment of fees, taxes and similar charges; or

●	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the ADR holders who will be entitled (or obligated, as the case may be):

●	to receive any distribution on or in respect of deposited securities,

●	to give instructions for the exercise of voting rights,

●	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

●	to receive any notice or to act or be obligated in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receiving notice from us of any meeting at which the holders of shares are entitled to vote, or of our solicitation of consents or proxies from holders of shares, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement, provided that if the depositary receives a written request from us in a timely manner and at least 30 days prior to the date of such vote or meeting, the depositary shall, at our expense, distribute to the ADR holders a notice stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each ADR holder on the record date set by the depositary will, subject to any applicable provisions of Cayman Island law, be entitled to instruct the depositary to exercise the voting rights, if any, pertaining to the shares underlying such ADR holder’s ADSs and (iii) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by us. Each ADR holder is solely responsible for the forwarding of such notices to the beneficial owners of ADSs registered in such ADR holder’s name. Following actual receipt by the ADR department responsible for proxies and voting of ADR holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the depositary shall, in the manner and on or before the time established by the depositary for such purpose, endeavor to vote or cause to be voted the shares represented by the ADSs evidenced by such ADR holders’ ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing our shares.

ADR holders and beneficial owners of ADSs are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by any law, rule or regulation, or by the rules and/or requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the ADR holders a notice that provides such ADR holders with, or otherwise publicizes to such ADR holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

There is no guarantee that ADR holders and beneficial owners of ADSs generally, or any ADR holder or beneficial owner of ADSs in particular, will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

We have advised the depositary that under the Cayman Islands law and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will refrain from voting and the voting instructions received by the depositary from ADR holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by ADR holders.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADSs are cancelled or reduced for any other reason, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders and beneficial owners of ADSs, by any party depositing or withdrawing shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

●	a fee of U.S.$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

●	a fee of up to U.S.$0.05 per ADS held upon which any cash distribution made pursuant to the deposit agreement;

●	an aggregate fee of up to U.S.$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against ADR holders as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

●	a fee for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian and expenses incurred on behalf of ADR holders in connection with compliance with foreign exchange control regulations or any law, rule or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against ADR holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such ADR holders or by deducting such charge from one or more cash dividends or other cash distributions);

●	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the $0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those ADR holders entitled thereto;

●	stock transfer or other taxes and other governmental charges;

●	SWIFT, cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares, ADRs or deposited securities;

●	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

●	fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

JPMorgan and/or its agent may act as principal for such conversion of foreign currency. For further details see https://www.adr.com.

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars (“FX Transactions”). For certain currencies, FX Transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, FX Transactions are routed directly to and managed by an unaffiliated local custodian (or other third party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such FX Transactions.

The foreign exchange rate applied to an FX Transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third-party local liquidity provider, in each case plus or minus a spread, as applicable. The depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosure” page (or successor page) of www.adr.com (as updated by the depositary from time to time, “ADR.com”). Such applicable foreign exchange rate and spread may (and neither the depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Additionally, the timing of execution of an FX Transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on us, the depositary, ADR holders or beneficial owners of ADSs. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity. Notwithstanding the foregoing, to the extent we provide U.S. dollars to the depositary, neither the Bank nor any of its affiliates will execute an FX Transaction as set forth herein. In such case, the depositary will distribute the U.S. dollars received from us.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of FX Transactions will be provided by the depositary on ADR.com. We and by holding an ADS or an interest therein, ADR holders and beneficial owners of ADSs will each be acknowledging and agreeing that the terms applicable to FX Transactions disclosed from time to time on ADR.com will apply to any FX Transaction executed pursuant to the deposit agreement.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary.

The fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. ADR holders will receive prior notice of the increase in any such fees and charges. The right of the depositary to charge and receive payment of fees, charges and expenses as provided above shall survive the termination of the deposit agreement.

The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to ADR holders. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to ADR holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any Chinese Enterprise Income Tax owing if the Circular Guoshuifa [2009] No. 82 issued by the Chinese State Administration of Taxation (SAT) or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge shall be paid by the applicable ADR holder to the depositary and by holding or having held an ADR or any ADSs, the ADR holder and all beneficial owners of such ADSs, and all prior registered holders of such ADRs and prior beneficial owners of such ADSs, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect of such tax or governmental charge. Each ADR holder and beneficial owner of ADSs, and each prior ADR holder and beneficial owner of ADSs, by holding or having held an ADR or an interest in ADSs, acknowledges and agrees that the depositary shall have the right to seek payment of any taxes or governmental charges owing with respect to the relevant ADRs from any one or more such current or prior ADR holder or beneficial owner of ADSs, as determined by the depositary in its sole discretion, without any obligation to seek payment from any other current or prior ADR holder or beneficial owner of ADSs. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of shares or other property not made to ADR holders or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

●	amend the form of ADR;

●	distribute additional or amended ADRs;

●	distribute cash, securities or other property it has received in connection with such actions;

●	sell any securities or property received and distribute the proceeds as cash; or

●	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges on a per ADS basis (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders or beneficial owners of ADSs. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder and the beneficial owner of the corresponding ADSs are deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Any amendments or supplements which (i) are reasonably necessary (as agreed by us and the depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders or beneficial owners of ADSs. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the form of ADR (and all outstanding ADRs) at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the ADR holders at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to ADR holders unless a successor depositary shall not be operating under the deposit agreement within 45 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to ADR holders unless a successor depositary shall not be operating under the deposit agreement on the 90th day after our notice of removal was first provided to the depositary. Notwithstanding anything to the contrary herein, the depositary may terminate the deposit agreement without notifying us, but subject to giving 30 days’ notice to the ADR holders and a courtesy notice to us, under the following circumstances: (i) in the event of our bankruptcy or insolvency, (ii) if the Shares cease to be listed on an internationally recognized stock exchange, (iii) if we effect (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, or (iv) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities. After the date so fixed for termination, (a) all direct registration ADRs shall cease to be eligible for the direct registration system and shall be considered ADRs issued on the ADR register maintained by the depositary and (b) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be an ADR holder. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is an ADR holder, the depositary shall (a) instruct its custodian to deliver all shares to us along with a general stock power that refers to the names set forth on the ADR register maintained by the depositary and (b) provide us with a copy of the ADR register maintained by the depositary. Upon receipt of such shares and the ADR register maintained by the depositary, we have agreed to use our best efforts to issue to each ADR holder a share certificate representing the shares represented by the ADSs reflected on the ADR register maintained by the depositary in such ADR holder’s name and to deliver such share certificate to the ADR holder at the address set forth on the ADR register maintained by the depositary. After providing such instruction to the custodian and delivering a copy of the ADR register to us, the depositary and its agents will perform no further acts under the deposit agreement or the ADRs and shall cease to have any obligations under the deposit agreement and/or the ADRs.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and beneficial owners of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

●	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

●	the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

●	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and each of our and the depositary’s respective agents, provided, however, that no provision of the deposit agreement is intended to constitute a waiver or limitation of any rights which ADR holders or beneficial owners of ADSs may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable. In the deposit agreement it provides that neither we nor the depositary nor any such agent will be liable to ADR holders or beneficial owners of ADSs if:

●	any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People’s Republic of China (including the Hong Kong Special Administrative Region, the People’s Republic of China) or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond our, the depositary’s or our respective agents’ direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

●	it exercises or fails to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

●	it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;

●	it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any ADR holder, or any other person believed by it to be competent to give such advice or information, or in the case of the depositary only, our company; or

●	it relies upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

The depositary shall not be a fiduciary or have any fiduciary duty to ADR holders or beneficial owners of ADSs. Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any ADR holder or holders, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any ADR holder has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary has no obligation to inform ADR holders or beneficial owners of ADSs about the requirements of any laws, rules or regulations or any changes therein or thereto.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any ADR holder or beneficial owner of ADSs to obtain the benefits of credits or refunds of non-U.S. tax paid against such ADR holder’s or beneficial owner’s income tax liability. The depositary is under no obligation to provide ADR holders or beneficial owners of ADSs, or any of them, with any information about the tax status of our company. Neither we nor the depositary shall incur any liability for any tax or tax consequences that may be incurred by ADR holders or beneficial owners of ADSs on account of their ownership or disposition of the ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast, including without limitation any vote cast by a person to whom the depositary is required to grant a discretionary proxy pursuant to the deposit agreement, or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Neither the depositary nor any of its agents shall be liable to ADR holders or beneficial owners of ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation, ADR holders and beneficial owners of ADSs), whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

The depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, ADR holders and beneficial owners of ADSs agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct ADR holders (and through any such ADR holder, the beneficial owners of ADSs evidenced by the ADRs registered in such ADR holder’s name) to deliver their ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal directly with the ADR holder and/or beneficial owner of ADSs as a holder of shares and, by holding an ADS or an interest therein, ADR holders and beneficial owners of ADSs will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. ADR holders may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other ADR holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register (and/or any portion thereof) may be closed at any time or from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

In the deposit agreement, each ADR holder and each beneficial owner of ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

●	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

●	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Each ADR holder and beneficial owner of ADSs is further deemed to acknowledge and agree that (i) nothing in the deposit agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about our company, the ADR holders, the beneficial owners of ADSs and/or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with us, ADR holders, beneficial owners of ADSs and/or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to us or the ADR holders or beneficial owners of ADSs may have interests, (v) nothing contained in the deposit agreement or any ADR(s) shall (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in such transactions or establishing or maintaining such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose such transactions or relationships or to account for any profit made or payment received in such transactions or relationships, (vi) the depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary, and (vii) notice to an ADR holder shall be deemed, for all purposes of the deposit agreement and the ADRs, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs. For all purposes under the deposit agreement and the ADRs, the ADR holder shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by such ADR holders’ ADRs.

Governing Law and Consent to Jurisdiction

The deposit agreement and the ADRs are governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf.

 Subject to the depositary’s rights described below to refer matters to arbitration, by holding an ADS or an interest therein, ADR holders and beneficial owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and each irrevocably waives any objection which it may have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Notwithstanding the foregoing, the depositary may, in its sole discretion, elect to institute any action, controversy, claim or dispute directly or indirectly based on, arising out of or relating to the deposit agreement or the ADRs or the transactions contemplated thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, against any other party or parties to the deposit agreement (including, without limitation, against ADR holders and owners of interests in ADSs) in any competent court in the Cayman Islands, Hong Kong, the People’s Republic of China and/or the United States, or, by having such disputes referred to and finally resolved by an arbitration either in New York, New York or in Hong Kong, subject to certain exceptions solely related to the aspects of such claims that are related to U.S. securities law, in which case the resolution of such aspects may, at the option of such ADR holder and/or beneficial owner of ADSs, remain in state or federal court in New York, New York. Any such arbitration shall be conducted in the English language either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL).

Jury Trial Waiver

The deposit agreement provides that, to the fullest extent permitted by applicable law, each party thereto (including, for avoidance of doubt, each ADR holder and beneficial owner and/or holder of interests in ADSs) irrevocably waives, to the fullest extent permitted by applicable law, the right to a jury trial in any suit, action or proceeding against us or the depositary directly or indirectly arising out of or relating to our shares or other deposited securities, the ADSs, the ADRs, the deposit agreement, or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or other theory), including any suit, action or proceeding under the U.S. federal securities laws.

If we or the depositary were to oppose a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. The waiver to right to a jury trial of the deposit agreement is not intended to be deemed a waiver by any ADR holder or beneficial owner of ADSs of our or the depositary’s compliance with the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.

DESCRIPTION OF WARRANTS

The following summary of certain terms and provisions of the warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrants, the form of which is or shall be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.

Duration and Exercise Price

The warrants offered hereby will have an initial exercise price per share equal to US$8.60 per ADS. The warrants will be immediately exercisable and will expire on the second anniversary of the original issuance date. The exercise price and number of ADSs issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our ordinary shares or ADSs and the exercise price. In addition, we may, with the consent of the warrant holders, reduce the then current exercise price with respect to the warrants to any amount and for any period of time deemed appropriate by our board of directors. The warrants will be issued separately from the ADSs, and may be transferred separately immediately thereafter.

Exercisability

The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below). Subject to certain limitations and exceptions, a holder (together with its affiliates) may not exercise any portion of an ordinary warrant to the extent that the holder would beneficially own more than 4.99% of the outstanding ordinary shares immediately after exercise of such warrant, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants. Purchasers of warrants in this offering may also elect prior to the issuance of the warrants to have the initial exercise limitation set at 9.99% of our outstanding ordinary shares. No fractional ADSs will be issued in connection with the exercise of a warrant. In lieu of fractional ADSs, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Cashless Exercise

If, at the time a holder exercises the warrant, a registration statement registering the issuance of the ADSs underlying the ordinary warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of ADSs determined according to a formula set forth in the warrants.

Fundamental Transaction

If, at any time while the warrants are outstanding, (1) we, directly or indirectly, consolidate or merge with or into another person, (2) we, directly or indirectly, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any direct or indirect purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of our ordinary shares are permitted to sell, tender or exchange their ordinary shares for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding shares of ordinary shares, (4) we, directly or indirectly, effect any reclassification, reorganization or recapitalization of our ordinary shares or any compulsory share exchange pursuant to which our ordinary shares are converted into or exchanged for other securities, cash or property, or (5) we, directly or indirectly, consummate a stock or share purchase agreement or other business combination with another person whereby such other person acquires more than 50% of our outstanding ordinary shares, each, a “Fundamental Transaction”, then upon any subsequent exercise of the warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of ADSs then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the holder will have the right to require us or a successor entity to repurchase its warrants at the Black Scholes value; provided, however, that if the Fundamental Transaction is not within our control, including not approved by our board of directors, then the holder shall only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of its ordinary warrants, that is being offered and paid to the holders of our ordinary shares in connection with the Fundamental Transaction.

Transferability

Subject to applicable laws, a warrant may be transferred at the option of the holder upon surrender of the warrant together with the appropriate instruments of transfer.

Exchange Listing

There is no trading market available for the warrants on any securities exchange or nationally recognized trading system. We do not intend to list the warrants on any securities exchange or nationally recognized trading system, nor do we have any obligation to do so.

Rights as a Shareholder

Except as otherwise provided in the warrants or by virtue of such holder’s ownership of ADSs or ordinary shares, a holder of warrants does not have rights or privileges of a holder of ADSs or ordinary shares, including any voting rights or dividends, until the holder exercises the warrants.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 53,682,086 ADSs outstanding, representing 107,364,172 Class B ordinary shares, or approximately 70.0% of our outstanding Class B ordinary shares, assuming none of the warrants, the Placement Agent Warrants, or other outstanding warrants are exercised. All of the ADSs underlying the Units sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the ADSs in the public market could adversely affect prevailing market prices of the ADSs. Although our ADSs are listed on the Nasdaq, we cannot assure you that a regular trading market will for our ADSs will sustain or continue to exist. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs. There is no trading market available for the warrants on any securities exchange or nationally recognized trading system. We do not expect that a trading market will develop for the warrants.

Lock-up Agreements

In connection with our follow-on public offering that was closed in July 2020, we, certain of, our directors and executive officers, and certain of our the existing shareholders have agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our ordinary shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our ordinary shares, in the form of ADSs or otherwise, for a period of 90 days after July 27, 2020.

Additionally, we, certain of our directors and executive officers, and certain of our the existing shareholders have agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our ordinary shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our ordinary shares, in the form of ADSs or otherwise, for a period of 90 days after the date of this prospectus, without the prior written consent of the representatives of the placement agents. After the expiration of the 90-day period, the ordinary shares or ADSs held by these directors, executive officers and our existing shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Rule 144

“Restricted securities,” as that term is defined in Rule 144 under the Securities Act, may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our restricted shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after March 23, 2020, the date of the prospectus for our follow-on public offering, subject to certain additional restrictions.

Our affiliates may sell within any three-month period a number of restricted shares that does not exceed the greater of the following:

●	1% of the then outstanding Class B ordinary shares of the same class, in the form of ADSs or otherwise, which will equal approximately 1,533,005 Class B ordinary shares immediately after this offering, assuming none of the warrants, the Placement Agent Warrants, or other outstanding warrants are exercised; or

●	the average weekly trading volume of our Class B ordinary shares in the form of ADSs or otherwise on the Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Form S-8

We filed a registration statement on Form S-8 under the Securities Act on August 5, 2020 covering 17,500,000 Class B ordinary shares issuable pursuant to share-based awards, which may be granted in the future under our 2020 Plan. As of the date of this prospectus, we have granted an aggregate of 16,758,240 restricted Class B ordinary shares to our directors, officers, key employees and advisors, among which 15,993,240 Class B ordinary shares were fully vested in October and December 2020, and 765,000 restricted Class B ordinary shares are to be vested over a three-year period. The remaining 741,760 Class B ordinary shares are held in trust designated by the administrator of the 2020 Plan. Shares registered on Form S-8 generally may be sold in the open market, except to the extent that the shares are subject to vesting restrictions or other contractual restrictions.

Registration Rights

Certain holders of our ordinary shares or their transferees are entitled to request that we register their shares under the Securities Act, following the expiration of the lock-up agreements described above. See “Description of Share Capital—Shareholder Agreement.”

TAXATION

The following discussion of Cayman Islands, PRC and United States federal income tax consequences of an investment in the ADSs or Class B ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in the ADSs or Class B ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Jingtian & Gongcheng Law Firm, our PRC legal counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or holders of the ADSs or Class B ordinary shares levied by the government of the Cayman Islands, except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the ADSs or Class B ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the ADSs or Class B ordinary shares, nor will gains derived from the disposal of the ADSs or Class B ordinary shares be subject to Cayman Islands income or corporation tax.

People’s Republic of China Taxation

Under the PRC EIT Law, which became effective on January 1, 2008 and amended on February 24, 2017, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the PRC EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, the SAT Circular 82 issued by the SAT in April 2009 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: (a) senior management personnel and departments that are responsible for daily production, operation and management; (b) financial and personnel decision making bodies; (c) key properties, accounting books, company seal, minutes of board meetings and shareholders’ meetings; and (d) half or more of the senior management or directors having voting rights. Our company is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. As such, we do not believe that our company meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us. If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders (including the ADS holders). In addition, nonresident enterprise shareholders (including the ADS holders) may be subject to PRC tax on gains realized on the sale or other disposition of ADSs or Class B ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including the ADS holders) and any gain realized on the transfer of ADSs or Class B ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. See “Risk Factors—Risks Related to Doing Business in China—We may be classified as a ‘PRC resident enterprise’ for PRC enterprise income tax purposes, which could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders and have a material adverse effect on our results of operations and the value of your investment.”

U.S. Federal Income Taxation

The following are the material U.S. federal income tax consequences to the U.S. Holders (as defined below) of owning and disposing of the ADSs or Class B ordinary shares, but this discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to acquire the ADSs or Class B ordinary shares.

This discussion applies only to a U.S. Holder that acquires the ADSs in this offering and holds the ADSs or Class B ordinary shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including the alternative minimum tax, the Medicare contribution tax on net investment income and tax consequences applicable to U.S. Holders subject to special rules, such as:

●	certain financial institutions;

●	dealers or traders in securities that use a mark-to-market method of tax accounting;

●	persons holding ADSs or Class B ordinary shares as part of a straddle, conversion transaction, integrated transaction or similar transaction;

●	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

●	entities classified as partnerships for U.S. federal income tax purposes and their partners;

●	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”;

●	persons that own or are deemed to own ADSs or Class B ordinary shares representing 10% or more of our voting power or value; or

●	persons holding ADSs or Class B ordinary shares in connection with a trade or business outside the United States.

If a partnership (or other entity that is classified as a partnership for U.S. federal income tax purposes) owns ADSs or Class B ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships owning ADSs or Class B ordinary shares and their partners should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of ADSs or Class B ordinary shares.

This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between the United States and the PRC, or the Treaty, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. This discussion is also based, in part, on representations by the depositary and assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms.

As used herein, a “U.S. Holder” is a beneficial owner of the ADSs or Class B ordinary shares that is, for U.S. federal income tax purposes:

●	a citizen or individual resident of the United States;

●	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

In general, a U.S. Holder who owns American depositary shares should be treated as the owner of the underlying shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying Class B ordinary shares represented by those ADSs.

The U.S. Treasury has expressed concern that parties to whom American depositary shares are released before the underlying shares are delivered to the depositary (a “pre-release”), or intermediaries in the chain of ownership between holders of American depositary shares and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by holders of American depositary shares. These actions would also be inconsistent with the claiming of the favorable rates of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the creditability of PRC taxes, and the availability of the reduced tax rates for dividends received by certain non-corporate U.S. Holders, each described below, could be affected by actions taken by such parties or intermediaries.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of ADSs or Class B ordinary shares in their particular circumstances.

Except as described below under “—Passive Foreign Investment Company Rules,” this discussion assumes that we are not, and will not become, a PFIC, for any taxable year.

Taxation of Distributions

Distributions paid on the ADSs or Class B ordinary shares, other than certain pro rata distributions of ADSs or Class B ordinary shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, dividends paid to certain non-corporate U.S. Holders may be taxable at favorable rates. Non-corporate U.S. Holders should consult their tax advisers regarding the availability of these favorable rates in their particular circumstances.

Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s, or in the case of ADSs, the depositary’s, receipt. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the spot rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars on such date. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the amount received. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Dividends will be treated as foreign-source income for foreign tax credit purposes. As described in “—People’s Republic of China Taxation”, dividends paid by us may be subject to PRC withholding tax. For U.S. federal income tax purposes, the amount of the dividend income will include any amounts withheld in respect of PRC withholding tax. Subject to applicable limitations, which vary depending upon the U.S. Holder’s circumstances, and subject to the discussion above regarding concerns expressed by the U.S. Treasury, PRC taxes withheld from dividend payments (at a rate not exceeding the applicable rate provided in the Treaty in the case of a U.S. Holder that is eligible for the benefits of the Treaty) generally will be creditable against a U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisers regarding the creditability of foreign tax credits in their particular circumstances. In lieu of claiming a credit, a U.S. Holder may elect to deduct such PRC taxes in computing its taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits must apply to all foreign taxes paid or accrued in the taxable year.

Sale or Other Taxable Disposition of ADSs or Class B ordinary shares

A U.S. Holder will generally recognize capital gain or loss on a sale or other taxable disposition of ADSs or Class B ordinary shares in an amount equal to the difference between the amount realized on the sale or disposition and the U.S. Holder’s tax basis in the ADSs or Class B ordinary shares disposed of, in each case as determined in U.S. dollars. The gain or loss will be long-term capital gain or loss if, at the time of the sale or disposition, the U.S. Holder has owned the ADSs or Class B ordinary shares for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders may be subject to tax rates that are lower than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

As described in “—People’s Republic of China Taxation” gains on the sale of ADSs or Class B ordinary shares may be subject to PRC taxes. A U.S. Holder is entitled to use foreign tax credits to offset only the portion of its U.S. federal income tax liability that is attributable to foreign-source income. Because under the Code capital gains of U.S. persons are generally treated as U.S.-source income, this limitation may preclude a U.S. Holder from claiming a credit for all or a portion of any PRC taxes imposed on any such gains. However, U.S. Holders that are eligible for the benefits of the Treaty may be able to elect to treat the gain as PRC-source and therefore claim foreign tax credits in respect of PRC taxes on such disposition gains. U.S. Holders should consult their tax advisers regarding their eligibility for the benefits of the Treaty and the creditability of any PRC tax on disposition gains in their particular circumstances.

Taxation of the Warrants

Sale or Other Taxable Disposition of Warrants

Upon the sale, exchange or other taxable disposition of a warrant, in general, a U.S. Holder will recognize taxable gain or loss measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received upon such taxable disposition, and (ii) such U.S. Holder’s adjusted tax basis in the warrant as determined above. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if, at the time of the sale or other disposition, a holder’s holding period for the warrant is more than one year. The deductibility of capital losses is subject to limitations.

Exercise of Warrants

Upon the exercise of a warrant for cash, in general, holders will not recognize gain or loss for U.S. federal income tax purposes. A U.S. Holder’s initial tax basis in Class B ordinary shares received will equal such U.S. Holder’s adjusted tax basis in the warrant exercised. A U.S. Holder’s holding period for Class B ordinary shares received on exercise generally will commence on the day of exercise.

In certain limited circumstances, a U.S. Holder may be permitted to undertake a cashless exercise of warrants into our Class B ordinary shares. The U.S. federal income tax treatment of a cashless exercise of warrants into our Class B ordinary shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of warrants.

Expiration of Warrants

A U.S. Holder who allows a warrant to expire will generally recognize a loss for U.S. federal income tax purposes equal to the adjusted tax basis of the warrant. In general, such a loss will be a capital loss, and will be a short-term or long-term capital loss depending on the holder’s holding period for the warrant.

 Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of warrant shares that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to holders if, and to the extent that, such adjustment has the effect of increasing the holder’s proportionate interest in our earnings and profits or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Adjustments to the exercise price of warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the warrants should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property. See the more detailed discussion of the rules applicable to distributions made by us under the heading “—Taxation of Distributions”.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation is a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and certain gains. Cash is a passive asset for these purposes.

Based on the expected composition of our income and assets and the value of our assets, including goodwill, which is based on the expected price of the ADSs in this offering, we do not expect to be a PFIC for our current taxable year. However it is not entirely clear how the contractual arrangements between us and our VIEs will be treated for purposes of the PFIC rules, and we may be or become a PFIC if our VIEs are not treated as owned by us for these purposes. Because the treatment of our contractual arrangements with our VIEs is not entirely clear, because we will hold a substantial amount of cash following this offering, and because our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of the ADSs, which could be volatile), there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year.

If we were a PFIC for any taxable year and any of our subsidiaries, VIEs or other companies in which we own or are treated as owning equity interests were also a PFIC (any such entity, a “Lower-tier PFIC”), U.S. Holders would be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the subsequent paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if the U.S. Holders held such shares directly, even though the U.S. Holders did not receive the proceeds of those distributions or dispositions.

In general, if we were a PFIC for any taxable year during which a U.S. Holder holds ADSs or Class B ordinary shares, gain recognized by such U.S. Holder on a sale or other disposition (including certain pledges) of its ADSs or Class B ordinary shares would be allocated ratably over that U.S. Holder’s holding period. The amounts allocated to the taxable year of the sale or disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by a U.S. Holder in any year on its ADSs or Class B ordinary shares exceed 125% of the average of the annual distributions on the ADSs or Class B ordinary shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, such distributions would be subject to taxation in the same manner. In addition, if we were a PFIC (or with respect to a particular U.S. Holder were treated as a PFIC) for a taxable year in which we paid a dividend or for the prior taxable year, the favorable tax rates described above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

Alternatively, if we were a PFIC and if the ADSs were “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described in the preceding paragraph. The ADSs would be treated as “regularly traded” for any calendar year in which more than a de minimis quantity of the ADSs were traded on a qualified exchange on at least 15 days during each calendar quarter. The Nasdaq Global Market, where the ADSs are listed, is a qualified exchange for this purpose. If a U.S. Holder makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the ADSs at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the ADSs will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of ADSs in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on ADSs will be treated as discussed under “—Taxation of Distributions” above. U.S. Holders will not be able to make a mark-to-market election with respect to our Class B ordinary shares, or with respect to any shares of a Lower-tier PFIC, because such shares will not trade on any stock exchange.

If we are a PFIC for any taxable year during which a U.S. Holder owns ADSs or Class B ordinary shares, we will generally continue to be treated as a PFIC with respect to the U.S. Holder for all succeeding years during which the U.S. Holder owns the ADSs or Class B ordinary shares, even if we cease to meet the threshold requirements for PFIC status.

If we were a PFIC for any taxable year during which a U.S. Holder owned any ADSs or Class B ordinary shares, the U.S. Holder would generally be required to file annual reports with the Internal Revenue Service. U.S. Holders should consult their tax advisers regarding the determination of whether we are a PFIC for any taxable year and the potential application of the PFIC rules to their ownership of ADSs or Class B ordinary shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) the U.S. Holder is a corporation or other “exempt recipient” and (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

We have entered into a placement agency agreement with FT Global Capital, Inc. and The Benchmark Company LLC, with respect to the Units subject to this offering. Subject to the terms and conditions of the placement agency agreement, we have agreed to offer and sell to the public through the placement agents, and the placement agents have agreed to offer for sale 11,173,335 Units at the public offering price shown on the cover page of this prospectus on a best efforts basis. With respect to each Unit sold, the Company will pay to the placement agents the fees set forth on the cover page of this prospectus. The placement agents and their associated persons may purchase securities in the offering.

This offering is being completed on a “best efforts” basis, and the placement agents have no obligation to buy any Units from us or to arrange for the purchase or sale of any specific number or dollar amount of Units. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated. The obligations of the placement agents may be terminated upon the occurrence of certain events specified in the placement agency agreement. Furthermore, pursuant to the placement agency agreement, the placement agents’ obligations are subject to customary conditions, representations and warranties contained in the placement agency agreement, such as receipt by the placement agents of officers’ certificates and legal opinions. The placement agents may, but are not obligated to, retain other selected dealers that are qualified to offer and sell the Units and that are members of the Financial Industry Regulatory Authority, Inc.

The placement agents are offering the Units subject to its acceptance of the Units from us and subject to prior sale. The placement agency agreement provides that this offering is subject to the approval of certain legal matters by their counsel and to certain other conditions.

We have agreed to indemnify the placement agent and the investors against liabilities under the Securities Act and to contribute to payments that the placement agent may be required to make in respect of such liabilities. To that end, on the Closing Date, the Company will execute an amended and restated escrow agreement currently in effect and executed in connection with Company’s July 2020 capital raising transaction with the same escrow agent, pursuant to which $1,000,000 of the proceeds of the Offering will continue being deposited by the Company, in connection with the payments of the Company's indemnification obligations in connection with the July 2020 capital raising transaction and pursuant to Section 9 hereof extending the original escrow term for an additional period terminating on the 6-month anniversary of the Closing Date.

We will enter into a Securities Purchase Agreement with certain institutional investors for the purchase of the units being offered hereby. The closing of this offering will take place on or around March 25, 2021, and the following will occur:

●	we will receive funds in the amount of the aggregate purchase price;

●	the placement agents will receive the placement agent fees and the Placement Agent Warrants in accordance with the terms of the Placement Agency Agreement; and

●	we will deliver the securities to the investors.

The placement agents may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act, and any fees or commissions received by it and any profit realized on the resale of securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agents will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of the securities offered hereby by the placement agent. Under these rules and regulations, the placement agents: (i) may not engage in any stabilization activity in connection with our securities; and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Commissions and Expenses

The placement agents have advised us that the placement agents propose to offer the Units to the public at the public offering price set forth on the cover page of this prospectus. The Units are offered by the placement agents stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The placement agents have informed us that the placement agents do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the fees payable to the placement agents by us in connection with this offering.

	Per Unit	Total
Public offering price	$7.50	$83,800,012.50
Placement Agent Fees (1)	$0.45	$5,028,000.75
Proceeds, before expenses, to us	$7.05	$78,772,011.75

(1)	We have agreed to pay to the placement agents a cash fee equal to six percent (6.0%) of the gross proceeds from the sale of the securities in the offering.

Certain members of the selling group are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC.

We have agreed to pay a non-accountable expense allowance to the placement agents equal to 0.8% of the gross proceeds received in this offering.

We have also agreed to pay or reimburse the placement agents for certain of the placement agents’ out-of-pocket expenses relating to the offering, including up to US$75,000 of the fees and expenses of the placement agents’ outside legal counsel, the placement agents’ actual accountable “road show” expenses for this offering, the costs associated with receiving commemorative mementos and lucite tombstones, and the costs of the placement agents’ use of Ipreo’s book-building, prospectus tracking and compliance software in connection with this offering, the due diligence fees and expenses of the Placement agents. Such actual out-of-pocket expenses shall, in the aggregate, not exceed the lesser of US$75,000 or 0.2% of the gross proceeds received in this offering. We estimate that our share of the total expenses of the offering, excluding placement agent fees, will be approximately US$0.25 million.

Placement Agent Warrants

Upon the closing of this offering, we have agreed to sell to the placement agents warrants to purchase up to 5% of the ADSs underlying the Units sold by us to investors introduced by the placement agents in this offering. The warrants will be exercisable at a per ADS exercise price equal to 125% of the public offering price per Unit sold pursuant to this offering, subject to standard anti-dilution adjustments for share splits and similar transactions. The warrants will be exercisable at any time, and from time to time, in whole or in part, during the period from the effective date of the offering, which period shall not extend further than five years from the date of commencement of sales in this offering in compliance with Financial Industry Regulatory Authority, or FINRA, Rule 5110. The warrants are also exercisable on a cashless basis. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110. Except as permitted by Rule 5110, the placement agents (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying the warrants, nor will any, of them engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the option or the underlying securities for a period of 180 days from the commencement of sales under this prospectus. The warrants and the underlying ADSs and Class B ordinary shares have been registered in the registration statement of which this prospectus forms a part. The exercise price and number of ADSs issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of ordinary shares at a price below the warrant exercise price. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants, other than placement agent commissions incurred and payable by the holders.

Lock-Up Agreements

We have agreed that, without the prior written consent of the representatives on behalf of the placement agents and subject to certain exceptions, we will not, during the period ending 90 days after the date of this prospectus, (i) issue, offer, pledge, sell, contract to sell, offer or issue, contract to purchase or grant any option, right or warrant to purchase, or otherwise dispose of, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs or enter into a transaction which would have the same effect; (ii) enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs; or (iii) file any registration statement with the SEC relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs, in each case regardless of whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs or such other securities, in cash or otherwise.

The restrictions contained in the preceding paragraph are subject to certain exceptions, including the issuance of shares or the grant of share-based awards under 2020 Equity Incentive Plan and the filing of any registration statement on Form S-8.

Certain of our directors and executive officers and certain of our current shareholders have agreed that, without the prior written consent of the placement agents and subject to certain exceptions, they will not, during the period ending 90 days after the date of this prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for such ordinary shares or ADSs, (ii) enter into a transaction which would have the same effect or enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares, ADSs or any of our securities that are substantially similar to the ADSs or ordinary shares or any options or warrants to purchase any of the ADSs or ordinary shares or any securities convertible into, exchangeable for or that represent the right to receive the ADSs or ordinary shares, whether now owned or hereinafter acquired, owned directly by it or with respect to which it has beneficial ownership within the rules and regulations of the SEC, whether any of these transaction is to be settled by delivery of ordinary shares or ADSs or such other securities, in cash or otherwise or (iii) publicly disclose the intention to make any such offer, sale, pledge or disposition, or enter into any such transaction, swap, hedge or other arrangement.

The restrictions described in the preceding paragraph are subject to certain exceptions, including the transfer of shares as a bona fide gift or through will of intestacy.

Listing

Our ADSs are listed on the Nasdaq Global Market under the symbol “WIMI.”

Electronic Distribution

A prospectus in electronic format will be made available on the websites maintained by one or more of the placement agents or one or more securities dealers. One or more of the placement agents may distribute prospectuses electronically. The placement agents may agree to allocate a number of ADSs for sale to their online brokerage account holders. ADSs to be sold pursuant to an internet distribution will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the placement agents to securities dealers who resell ADSs to online brokerage account holders.

Discretionary Sales

The placement agents do not intend sales to discretionary accounts.

Indemnification

We have agreed to indemnify the several placement agents against certain liabilities, including liabilities under the Securities Act.

Relationships

The placement agents and their respective affiliates are financial institutions engaged in various activities, which may include the sales and trading of securities, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. Certain of the placement agents and their respective affiliates may have, from time to time, performed, and may in the future perform, a variety of such activities and services for us and for persons or entities with relationships with us for which they received or will receive customary fees, commissions and expenses.

In the ordinary course of their various business activities, the placement agents and their respective affiliates, directors, officers and employees may at any time purchase, sell or hold a broad array of investments, and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. Such investment and trading activities may involve or relate to the assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The placement agents and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments. In addition, the placement agents and their respective affiliates may at any time hold, or recommend to clients that they should acquire, long and short positions in such assets, securities and instruments.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia. This prospectus:

●	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

●	has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

●	does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

●	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The ADSs may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ADSs may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ADSs may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ADSs, you represent and warrant to us that you are an Exempt Investor.

As any offer of ADSs under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ADSs you undertake to us that you will not, for a period of 12 months from the date of issue of the ADSs, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada. The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the placement agents are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands. This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. ADSs or ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Dubai International Financial Centre (“DIFC”). This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the Relevant Implementation Date), an offer of the ADSs to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of ADSs may be made to the public in that Relevant Member State at any time:

●	to any legal entity which is a qualified investor as defined under the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above paragraph, the expression “an offer of the ADSs to the public” in relation to any ADS in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression Prospectus Directive means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong. The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

Japan. ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Kuwait. Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia. No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia (the “Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the ADSs, as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Qatar. In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia. This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore. This prospectus or any other offering material relating to the ADSs has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, (a) the ADSs have not been, and will not be, offered or sold or made the subject of an invitation for subscription or purchase of such ADSs in Singapore, and (b) this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs have not been and will not be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor as specified in Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275 of the SFA) and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland. The ADSs will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our company or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

Taiwan. The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

United Arab Emirates. The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

United Kingdom. This prospectus is only being distributed to and is only directed at, and any offer subsequently made may only be directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding placement agent fees, that we expect to incur in connection with the offering. With the exception of the SEC registration fee and the Financial Industry Regulatory Authority, or FINRA filing fee, all amounts are estimates.

SEC Registration Fee	US$	11,932.81
FINRA Filing Fee	US$	19,250
Printing and Engraving Expenses	US$	5,000
Legal Fees and Expenses	US$	120,000
Accounting Fees and Expenses	US$	80,000
Miscellaneous	US$	13,517.19
Total	US$	249,700

LEGAL MATTERS

We are being represented DLA Piper UK LLP, with respect to certain legal matters of U.S. federal securities and New York state law. Certain legal matters with respect to U.S. federal and New York state law in connection with this offering will be passed upon for the placement agents by Schiff Hardin LLP, Washington, DC. The validity of the Class B ordinary shares represented by the ADSs offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng Law Firm and for the placement agents by PacGate Law Group. DLA Piper UK LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Jingtian & Gongcheng Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of WiMi Hologram Cloud Inc. as of December 31, 2018 and December 31, 2019 and for each of the years in the three-year period ended December 31, 2019 included in this prospectus have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of Friedman LLP is One Liberty Plaza, 165 Broadway, 21st Floor, New York, New York 10006.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to underlying Class B ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the ADSs.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected over the internet at the SEC’s website at www.sec.gov. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of WiMi Hologram Cloud Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of WiMi Hologram Cloud Inc. and Subsidiaries (collectively, the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of income and comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2018.

New York, New York

April 29, 2020

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,	December 31,
	2018	2019	2019
	RMB	RMB	USD
ASSETS

CURRENT ASSETS
Cash and cash equivalents	151,947,942	129,048,978	18,498,463
Accounts receivable, net	46,762,067	36,122,170	5,177,915
Prepaid expenses and other current assets	2,981,436	6,076,474	871,029
Contract costs	11,603,985	6,263,818	897,884
Total current assets	213,295,430	177,511,440	25,445,291

PROPERTY AND EQUIPMENT, NET	1,263,869	769,468	110,299

OTHER ASSETS
Cost method investments	500,000	4,350,000	623,549
Prepaid expenses and deposits	844,961	1,248,473	178,962
Intangible assets, net	40,245,145	27,539,298	3,947,607
Goodwill	351,334,021	352,079,834	50,468,713
Total non-current assets	392,924,127	385,217,605	55,218,831

Total assets	607,483,426	563,498,513	80,774,421

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	33,033,855	38,695,724	5,546,821
Deferred revenues	586,923	503,576	72,185
Other payables and accrued liabilities	1,428,770	2,280,346	326,875
Other payables - related party	1,065	-	-
Current portion of business acquisition payable - related parties	34,086	-	-
Current portion of shareholder loans	-	70,987,603	10,175,683
Taxes payable	10,733,539	9,660,882	1,384,834
Total current liabilities	45,818,238	122,128,131	17,506,398

OTHER LIABILITIES
Business acquisition payable - related parties	110,855,328	-	-
Non-current shareholder loans	127,755,993	16,038,186	2,298,986
Deferred tax liabilities, net	4,132,398	2,617,179	375,158
Total other liabilities	242,743,719	18,655,365	2,674,144

Total liabilities	288,561,957	140,783,496	20,180,542

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Series A convertible preferred shares, USD 0.0001 par value, 12,916,700 shares authorized, 8,611,133 shares issued and outstanding as of December 31, 2018 and 2019	5,910	5,910	861
Class A ordinary shares, USD 0.0001 par value, 20,115,570 shares authorized, 20,115,570 shares issued and outstanding as of December 31, 2018 and 2019	13,095	13,095	2,011
Class B ordinary shares, USD 0.0001 par value, 466,967,730 shares authorized, 79,884,430 shares issued and outstanding as of December 31, 2018 and 2019	52,005	52,005	7,988
Additional paid-in capital	168,166,990	168,166,990	24,105,815
Retained earnings	129,526,973	229,177,894	32,851,394
Statutory reserves	19,647,831	22,201,382	3,182,446
Accumulated other comprehensive income	1,508,665	3,097,741	443,364
Total shareholders’ equity	318,921,469	422,715,017	60,593,879

Total liabilities and shareholders’ equity	607,483,426	563,498,513	80,774,421

The accompanying notes are an integral part of these consolidated financial statements.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ending December 31,
	2017	2018	2019	2019
	RMB	RMB	RMB	USD

OPERATING REVENUES	192,029,524	225,271,564	319,181,424	45,752,906

COST OF REVENUES	(79,180,187)	(85,414,061)	(146,167,843)	(20,952,358)

GROSS PROFIT	112,849,337	139,857,503	173,013,581	24,800,548

OPERATING EXPENSES
Selling expenses	(1,235,773)	(1,212,400)	(1,924,784)	(275,907)
General and administrative expenses	(24,618,898)	(29,822,426)	(39,881,854)	(5,716,845)
Research and development expenses	(9,696,322)	(8,020,082)	(18,355,403)	(2,631,147)
Total operating expenses	(35,550,993)	(39,054,908)	(60,162,041)	(8,623,899)

INCOME FROM OPERATIONS	77,298,344	100,802,595	112,851,540	16,176,649

OTHER INCOME (EXPENSE)
Investment income	195,874	300,000	-	-
Interest income	34,499	24,535	1,231,833	176,577
Finance expenses, net	(4,228,995)	(5,171,453)	(11,140,346)	(1,596,907)
Other income, net	566,260	1,337,711	2,390,525	342,667
Total other expenses, net	(3,432,362)	(3,509,207)	(7,517,988)	(1,077,663)

INCOME BEFORE INCOME TAXES	73,865,982	97,293,388	105,333,552	15,098,986

BENEFIT OF (PROVISION FOR) INCOME TAX
Current	(1,994,837)	(9,618,606)	(4,644,300)	(665,734)
Deferred	1,466,826	1,543,010	1,515,220	217,198
Total provision for income tax	(528,011)	(8,075,596)	(3,129,080)	(448,536)

NET INCOME	73,337,971	89,217,792	102,204,472	14,650,450

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	(250,623)	1,759,288	1,589,076	227,785

COMPREHENSIVE INCOME	73,087,348	90,977,080	103,793,548	14,878,235

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic	100,000,000	100,000,000	100,000,000	100,000,000
Diluted	100,000,000	100,922,621	108,611,133	108,611,133

EARNINGS PER SHARE
Basic	0.73	0.89	1.02	0.15
Diluted	0.73	0.88	0.94	0.13

The accompanying notes are an integral part of these consolidated financial statements.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Convertible		Ordinary shares					Retained earnings		Accumulated
	preferred shares		Class A		Class B		Additional	(accumulated deficit)		other
	Shares	Par Value	Shares	Par Value	Shares	Par Value	paid-in capital	Statutory reserves	Unrestricted	comprehensive income (loss)	Total	Total
		RMB		RMB		RMB	RMB	RMB	RMB	RMB	RMB	USD
BALANCE, December 31, 2016	-	-	20,115,570	13,095	79,884,430	52,005	434,900	8,230,646	(21,611,605)	-	(12,880,959)	(1,876,815)
Capital contribution	-	-	-	-	-	-	30,000,000	-	-	-	30,000,000	4,371,139
Net income	-	-	-	-	-	-	-	-	73,337,971	-	73,337,971	10,685,682
Statutory reserves	-	-	-	-	-	-	-	6,093,165	(6,093,165)	-	-	-
Foreign currency translation	-	-	-	-	-	-	-	-	-	(250,623)	(250,623)	(36,517)
BALANCE, December 31, 2017	-	-	20,115,570	13,095	79,884,430	52,005	30,434,900	14,323,811	45,633,201	(250,623)	90,206,389	13,143,489
Capital contribution	8,611,133	5,910	-	-	-	-	137,732,090	-	-	-	137,738,000	20,069,064
Net income	-	-	-	-	-	-	-	-	89,217,792	-	89,217,792	12,999,445
Statutory reserves	-	-	-	-	-	-	-	5,324,020	(5,324,020)	-	-	-
Foreign currency translation	-	-	-	-	-	-	-	-	-	1,759,288	1,759,288	256,336
BALANCE, December 31, 2018	8,611,133	5,910	20,115,570	13,095	79,884,430	52,005	168,166,990	19,647,831	129,526,973	1,508,665	318,921,469	46,468,334
Net income	-	-	-	-	-	-	-	-	102,204,472	-	102,204,472	14,650,450
Statutory reserves	-	-	-	-	-	-	-	2,553,551	(2,553,551)	-	-	-
Foreign currency translation	-	-	-	-	-	-	-	-	-	1,589,076	1,589,076	(524,905)
BALANCE, December 31, 2019	8,611,133	5,910	20,115,570	13,095	79,884,430	52,005	168,166,990	22,201,382	229,177,894	3,097,741	422,715,017	60,593,879

The accompanying notes are an integral part of these consolidated financial statements.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2017	2018	2019	2019
	RMB	RMB	RMB	USD

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	73,337,971	89,217,792	102,204,472	14,650,450
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	12,781,971	13,538,853	13,883,919	1,990,184
Provision for doubtful accounts	(121,413)	2,591	1,574,896	225,753
Deferred tax benefit	(1,466,826)	(1,543,010)	(1,515,220)	(217,198)
Gain from disposal of cost-method investment	(61,100)	(300,000)	-	-
Gain from disposal of subsidiary	(134,774)	-	-	-
Amortization of debt discount	4,191,002	5,124,715	11,544,479	1,654,838
Change in operating assets and liabilities:
Accounts receivables	(2,179,079)	(11,291,877)	9,065,001	1,299,418
Prepaid expenses and other current assets	4,998,724	(2,302,103)	(3,095,037)	(443,657)
Contract costs	(3,216,287)	(8,387,698)	5,340,167	765,484
Prepaid expenses and deposits	(876,346)	31,386	(403,511)	(57,841)
Accounts payable	17,134,885	7,714,017	5,661,871	811,598
Deferred revenues	146,060	(155,018)	323,430	46,362
Other payables and accrued liabilities	371,373	11,924	444,799	63,759
Other payable - related parties	274,573	(312,308)	(1,065)	(153)
Taxes payable	2,877,207	8,102,941	(1,072,657)	(153,759)
Net cash provided by operating activities	108,057,941	99,452,205	143,955,544	20,635,238

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceed from sale of cost method investment	111,100	350,000	-	-
Payments of cost method investments	-	-	(3,850,000)	(551,876)
Proceed from sale of subsidiary	156,225	-	-	-
Acquisition of Skystar, net of cash received	(17,967,355)	-	-	-
Payments of business acquisition payable - related parties	(98,700,000)	(98,900,784)	(122,433,894)	(17,550,227)
Purchases of property and equipment	(1,964,233)	(46,572)	(195,998)	(28,095)
Net cash used in investing activities	(118,364,263)	(98,597,356)	(126,479,892)	(18,130,198)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution	30,000,000	-	-	-
Proceeds from issuance of Series A convertible preferred shares	-	137,738,000	-	-
Proceeds from shareholder loans	-	14,581,993	88,500,000	12,685,990
Repayment of shareholder loans	(33,800,000)	(14,826,000)	(129,474,000)	(18,559,388)
Net cash (used in) provided by financing activities	(3,800,000)	137,493,993	(40,974,000)	(5,873,398)

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	(234,124)	937,466	599,384	85,917

CHANGE IN CASH AND CASH EQUIVALENTS	(14,340,446)	139,286,308	(22,898,964)	(3,282,441)

CASH AND CASH EQUIVALENTS, beginning of year	27,002,080	12,661,634	151,947,942	21,780,904

CASH AND CASH EQUIVALENTS, end of year	12,661,634	151,947,942	129,048,978	18,498,463

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	2,134,902	2,304,503	4,579,482	656,444
Cash paid for interest expense	-	-	-	-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of Skystar with acquisition payables	35,222,954	-	-	-

The accompanying notes are an integral part of these consolidated financial statements.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Nature of business and organization

WiMi Hologram Cloud Inc. (“WiMi Cayman” or the “Company”) is a holding company incorporated on August 16, 2018, under the laws of the Cayman Islands. The Company has no substantive operations other than holding all of the outstanding share capital of WiMi Hologram Cloud Limited (“WiMi HK”) which was established in Hong Kong on September 4, 2018. WiMi HK is also a holding company holding all of the outstanding equity of Beijing Hologram WiMi Cloud Network Technology Co., Ltd. (“WiMi WFOE”) which was established on September 20, 2018 under the law of the People’s Republic of China (“PRC” or “China”).

The Company, through its variable interest entity (“VIE”), Beijing WiMi Cloud Software Co., Ltd. (“Beijing WiMi”) and its subsidiaries, mainly engaged in two operating segments: (1) Augmented reality (AR) advertising services; and (2) AR entertainment. The majority of Company’s business activities are carried out in Shenzhen and Hong Kong. The Company’s headquarters are located in the city of Beijing, China.

As of December 31, 2019, there are fifteen subsidiaries under the consolidation of the VIE company, Beijing WiMi.

On August 20, 2015, Beijing WiMi acquired Shenzhen Yitian Internet Technology Co., Ltd. (“Shenzhen Yitian”) and Shenzhen Yitian’s subsidiary Shenzhen Quntian Technology Co., Ltd. (“Shenzhen Qunitan”). Shenzhen Quntian was subsequently sold in 2017. Shenzhen Yitian established wholly owned subsidiaries Shenzhen Qianhai Wangxin Technology Co., Ltd. in 2015, Korgas 233 Technology Co., Ltd. Shenzhen in 2017 and Shenzhen Yiyou Online Technology Co., Ltd in 2019. Shenzhen Yitian and subsidiaries mainly engage in AR entertainment.

On August 26, 2015, Beijing WiMi acquired Shenzhen Kuxuanyou Technology Co., Ltd. (“Shenzhen Kuxuan”), Shenzhen Kuxuan established wholly owned subsidiary Shenzhen Yiruan Tianxia Technology Co., Ltd. in 2016 and wholly owned subsidiaries Shenzhen Yiyun Technology Co., Ltd. and Korgas Shengyou Information Technology Co., Ltd. in 2017. Shenzhen Kuxuan and subsidiaries mainly engage in AR entertainment.

On October 21, 2015, Beijing WiMi acquired Shenzhen Yidian Network Technology Co., Ltd. (“Shenzhen Yidian”), Shenzhen Yidian established Korgas Duodian Network Technology Co., Ltd. in 2016, Shenzhen Duodian Cloud Technology Co., Ltd. in 2017, and Kashi Duodian Internet Technology Co., Ltd and Shenzhen Zhiyun Image Technology Co., Ltd. in 2019. Shenzhen Yidian and subsidiaries engaged in AR advertising services.

In 2016, Beijing WiMi established wholly owned subsidiaries Korgas WiMi Xinghe Network Technologies Co., Ltd. (“Korgas WiMi”) and Micro Beauty Lightspeed Investment Management HK Limited. On March 7, 2017, Micro Beauty Lightspeed Investment Management HK Limited acquired 100% equity interest of Skystar Development Co., Ltd. Skystar engages in AR entertainment.

On November 6, 2018, WiMi Cayman completed a reorganization of entities under common control of its shareholders, who collectively owned all of the equity interests of WiMi Cayman prior to the reorganization. WiMi Cayman, and WiMi HK were established as the holding companies of WiMi WFOE. WiMi WFOE is the primary beneficiary of Beijing WiMi and its subsidiaries, and all of these entities included in WiMi Cayman are under common control which results in the consolidation of Beijing WiMi and subsidiaries which have been accounted for as a reorganization of entities under common control at carrying value. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of WiMi Cayman.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements reflect the activities of WiMi Cayman and each of the following entities as of December 31, 2019:

Name	Background	Ownership
WiMi HK	● A Hong Kong company ● Incorporated on September 4, 2018 ● A holding company	100% owned by WiMi Cayman
WiMi WFOE	● PRC limited liability company and deemed a wholly foreign owned enterprise (“WFOE”) ● Incorporated on September 20, 2018 ● Registered capital of RMB 325,500,000 (USD 50,000,000) ● A holding company	100% owned by WiMi HK
Beijing WiMi	● A PRC limited liability company ● Incorporated on May 27, 2015 ● Registered capital of RMB 5,154,639 (USD 751,055) Primarily engages in Hologram advertising services	VIE of WiMi WFOE
Shenzhen Kuxuanyou Technology Co., Ltd. (“Shenzhen Kuxuanyou”)	● A PRC limited liability company ● Incorporated on June 18, 2012 ● Registered capital of RMB 10,000,000 (USD 1,457,046) Primarily engages in SDK payment channel services	100% owned by Beijing WiMi Acquired in 2015
Shenzhen Yiruan Tianxia Technology Co., Ltd. (“Shenzhen Yiruan”)	● A PRC limited liability company ● Incorporated on January 06, 2016 ● Registered capital of RMB 10,000,000 (USD 1,457,046) Primarily engages in SDK payment channel services	100% owned by Shenzhen Kuxuanyou Technology Co., Ltd.
Shenzhen Yiyun Technology Co., Ltd. (“Shenzhen Yiyun”)	● A PRC limited liability company ● Incorporated on November 15, 2017 ● Registered capital of RMB 10,000,000 (USD 1,457,046) Primarily engages in SDK payment channel services	100% owned by Shenzhen Kuxuanyou Technology Co., Ltd
Korgas Shengyou Information Technology Co., Ltd. (“Korgas Shengyou”)	● A PRC limited liability company ● Incorporated on February 13, 2017 ● Registered capital of RMB 5,000,000 (USD 728,523) Primarily engages in SDK payment channel services	100% owned by Shenzhen Kuxuanyou Technology Co., Ltd
Korgas WiMi Xinghe Network Technology Co., Ltd. (“Korgas WiMi”)	● A PRC limited liability company ● Incorporated on October 18, 2016 ● Registered capital of RMB 5,000,000 (USD 728,523) Primarily engages in Hologram advertising services	100% owned by Beijing WiMi Dissolved in February 2019*
Shenzhen Yitian Internet Technology Co., Ltd. (“Shenzhen Yitian”)	● A PRC limited liability company ● Incorporated on March 08, 2011 ● Registered capital of RMB 20,000,000 (USD 2,914,093) Primarily engages in mobile games development	100% owned by Beijing WiMi Acquired in 2015
Shenzhen Quntian Technology Co., Ltd. (“Shenzhen Qunitan”)	● A PRC limited liability company ● Incorporated on May 22, 2014 ● Registered capital of RMB 20,000,000 (USD 2,914,093) No operations	100% owned by Shenzhen Yitian Internet Technology Co., Ltd Disposed in November 2017**
Korgas 233 Technology Co., Ltd. (“Korgas 233”)	● A PRC limited liability company ● Incorporated on September 15, 2017 ● Registered capital of RMB 1,000,000 (USD 145,705) Primarily engages in mobile games development	100% owned by Shenzhen Yitian Internet Technology Co., Ltd.
Shenzhen Qianhai Wangxin Technology Co., Ltd. (“Shenzhen Qianhai”)	● A PRC limited liability company ● Incorporated on October 16, 2015 ● Registered capital of RMB 5,000,000 (USD 728,523) Primarily engages in AR advertising services	100% owned by Shenzhen Yitian Internet Technology Co., Ltd.
Shenzhen Yiyou Online Technology Co., Ltd. (“YY Online”)	● A PRC limited liability company ● Incorporated on January 14, 2019 ● Registered capital of RMB 100,000 (USD 14,334) Primarily engages in AR advertising services	100% owned by Shenzhen Yitian Internet Technology Co., Ltd.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Name	Background	Ownership
Shenzhen Yidian Network Technology Co., Ltd. (“Shenzhen Yidian”)	● A PRC limited liability company ● Incorporated on May 20, 2014 ● Registered capital of RMB 10,000,000 (USD 1,457,046) Primarily engages in AR advertising services	100% owned by Beijing WiMi Acquired in 2015
Shenzhen Duodian Cloud Technology Co., Ltd. (“Shenzhen Duodian”)	● A PRC limited liability company ● Incorporated on August 24, 2017 ● Registered capital of RMB 5,000,000 (USD 728,523) Primarily engages in AR advertising services	100% owned by Shenzhen Yidian Network Technology Co., Ltd.
Korgas Duodian Network Technology Co., Ltd. (“Korgas Duodian”)	● A PRC limited liability company ● Incorporated on November 25, 2016 ● Registered capital of RMB 5,000,000 (USD 728,523) Primarily engages in AR advertising services	100% owned by Shenzhen Yidian Network Technology Co., Ltd.
Kashi Duodian Network Technology Co., Ltd. (“Kashi Duodian”)	● A PRC limited liability company ● Incorporated on January 31, 2019 ● Registered capital of RMB 5,000,000 (USD 716,723) Primarily engages in AR advertising services	100% owned by Shenzhen Yidian Network Technology Co., Ltd.
Shenzhen Zhiyun Image Technology Co., Ltd. (“Shenzhen Zhiyun”)	● A PRC limited liability company ● Incorporated on December 3, 2019 ● Registered capital of RMB 5,000,000 (USD 716,723) Primarily engages in AR advertising services	100% owned by Shenzhen Yidian Network Technology Co., Ltd.
Micro Beauty Lightspeed Investment Management HK Limited (“Micro Beauty”)	● A Hong Kong company ● Incorporated on February 22, 2016 ● Registered capital of HKD 100,000 (USD 12,771) Primarily engages in MR software development and licensing	100% owned by Beijing WiMi
Skystar Development Co.,Ltd (“Skystar”)	● A Republic of Seychelles Company ● Incorporated on March 30, 2016 ● Registered capital of USD 50,000 Primarily engages in MR software development and licensing	100% owned by Micro Beauty Lightspeed Investment Management HK Limited Acquired on March 7, 2017

*	Korgas WiMi which had no operations since inception, was dissolved in February 2019, no gain or loss was recognized in the dissolution.

**	Shenzhen Yitian sold Shenzhen Quntian for RMB 156,225 to a third party in November 2017, net assets of Shenzhen Quntian was RMB 21,451, resulting in RMB 134,774 of gain from disposal of subsidiary.

Contractual Arrangements

Due to legal restrictions on foreign ownership and investment in, among other areas, value-added telecommunications services, which include the operations of internet content providers, the Company operates its internet and other businesses in which foreign investment is restricted or prohibited in the PRC through certain PRC domestic companies. As such, Beijing WiMi is controlled through contractual agreements in lieu of direct equity ownership by the Company or any of its subsidiaries. Such contractual arrangements consist of a series of four agreements, a shareholder power of attorney and an irrevocable commitment letter (collectively the “Contractual Arrangements”, which were signed on November 6, 2018).

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The significant terms of the Contractual Agreements are as follows:

Exclusive Business Cooperation Agreement

Under the exclusive business cooperation agreement between WiMi WFOE and Beijing WiMi, dated November 6, 2018, WiMi WFOE has the exclusive right to provide to Beijing WiMi consulting and services related to, among other things, use of software, operation maintenance, product development, and management and marketing consulting. WiMi WFOE has the exclusive ownership of intellectual property rights created as a result of the performance of this agreement. Beijing WiMi agrees to pay WiMi WFOE service fee at an amount equal to the consolidated net income after offsetting previous year’s loss (if any). This agreement will remain effective until the date when it is terminated by WiMi WFOE.

Exclusive Share Purchase Option Agreements

Pursuant to the exclusive share purchase option agreement dated November 6, 2018, by and among WiMi WFOE, Beijing WiMi and each of the shareholders of Beijing WiMi, each of the shareholders of Beijing WiMi irrevocably granted WiMi WFOE an exclusive call option to purchase, or have its designated person(s) to purchase, at its discretion, all or part of their equity interests in Beijing WiMi, and the purchase price shall be the lowest price permitted by applicable PRC law. Each of the shareholders of Beijing WiMi undertakes that, without the prior written consent of WiMi WFOE or us, they may not increase or decrease the registered capital, amend its articles of association or change registered capital structure. This agreement will remain effective for ten years and can be renewed at WiMi WFOE’s sole discretion. Any transfer of shares pursuant to this agreement would be subject to PRC regulations and to any changes required thereunder.

Exclusive Assets Purchase Agreements

Pursuant to the exclusive asset purchase agreement dated November 6, 2018 by WiMi WFOE and Beijing WiMi, Beijing WiMi irrevocably granted WiMi WFOE an exclusive call option to purchase, or have its designated person(s) to purchase, at its discretion, all or part of Beijing WiMi’s current or future assets (including intellectual property rights), and the purchase price shall be the lowest price permitted by applicable PRC law. Beijing WiMi undertakes that, without the prior written consent of WiMi WFOE, it may not sell, transfer, pledge, dispose of its assets, incur any debts or guarantee liabilities. It will notify WiMi WFOE any potential litigation, arbitration or administrative procedures regarding the assets, and defend the assets if necessary. This agreement will remain effective for ten years and can be renewed at WiMi WFOE’s sole discretion. Any transfer of assets pursuant to this agreement would be subject to PRC regulations and to any changes required thereunder.

Equity Interest Pledge Agreements

Pursuant to the equity interest pledge agreement dated November 6, 2018, by and among WiMi WFOE, Beijing WiMi and the shareholders of Beijing WiMi, the shareholders of Beijing WiMi pledged all of their equity interests in Beijing WiMi to WiMi WFOE to guarantee their and Beijing WiMi’s obligations under the contractual arrangements including the exclusive consulting and services agreement, the exclusive option agreement, the exclusive asset purchase agreement and the power of attorney and this equity interest pledge agreement, as well as any loss incurred due to events of default defined therein and all expenses incurred by WiMi WFOE in enforcing such obligations of Beijing WiMi or its shareholders. The shareholders of Beijing WiMi agree that, without WiMi WFOE’s prior written approval, during the term of the equity interest pledge agreement, they will not dispose of the pledged equity interests or create or allow any other encumbrance on the pledged equity interests. We have completed the registration of the equity pledges with the relevant office of SAIC in accordance with the PRC Property Rights Law.

Power of Attorney

Pursuant to the power of attorney dated November 6, 2018, by WiMi WFOE and each shareholder of Beijing WiMi, respectively, each shareholder of Beijing WiMi irrevocably authorized WiMi WFOE or any person(s) designated by WiMi WFOE to exercise such shareholder’s voting rights in Beijing WiMi, including, without limitation, the power to participate in and vote at shareholder’s meetings, the power to nominate directors and appoint senior management, the power to sell or transfer such shareholder’s equity interest in Beijing WiMi, and other shareholders’ voting rights permitted by PRC law and the Articles of Association of Beijing WiMi. The power of attorney remains irrevocable and continuously valid from the date of execution so long as each shareholder remains as a shareholder of Beijing WiMi.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Spousal Consent Letters

Pursuant to these letters, the spouses of the applicable shareholders of Beijing WiMi unconditionally and irrevocably agreed that the equity interest in Beijing WiMi held by them and registered in their names will be disposed of pursuant to the equity interest pledge agreement, the exclusive option agreement, the exclusive asset purchase agreement and the power of attorney. Each of their spouses agreed not to assert any rights over the equity interest in Beijing WiMi held by their respective spouses. In addition, in the event that any spouse obtains any equity interest in Beijing WiMi held by his or her spouse for any reason, he or she agreed to be bound by the contractual arrangements.

Based on the foregoing contractual arrangements, which grant WiMi WFOE effective control of Beijing WiMi and enable WiMi WFOE to receive all of their expected residual returns, the Company accounts for Beijing WiMi as a VIE. Accordingly, the Company consolidates the accounts of Beijing WiMi for the periods presented herein, in accordance with Regulation S-X-3A-02 promulgated by the Securities Exchange Commission (“SEC”), and Accounting Standards Codification (“ASC”) 810-10, Consolidation.

Note 2—Summary of significant accounting policies

Liquidity

In assessing the Company’s liquidity, the Company monitors and analyzes its cash on-hand and its operating and capital expenditure commitments. The Company’s liquidity needs are to meet its working capital requirements, operating expenses and capital expenditure obligations. Cash flow from operations and capital contribution and loan from shareholders have been utilized to finance the working capital requirements of the Company. As of December 31, 2019, the Company has cash flow from operating activities of RMB 144.0 million and had cash of RMB 129.0 million. The Company’s working capital was approximately RMB 55.4 million as of December 31, 2019. The Company believes its revenues and operations will continue to grow and the current working capital is sufficient to support its operations and debt obligations as they become due one year through report date.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries, which include the wholly-foreign owned enterprise (“WFOE”) and variable interest entities (“VIEs”) over which the Company exercises control and, when applicable, entities for which the Company has a controlling financial interest or is the primary beneficiary. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s consolidated financial statements include the useful lives of property and equipment and intangible assets, impairment of long-lived assets and goodwill, allowance for doubtful accounts, provision for contingent liabilities, revenue recognition, and deferred taxes and uncertain tax position. Actual results could differ from these estimates.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foreign currency translation and other comprehensive income (loss)

The Company uses Renminbi (“RMB”) as its reporting currency. The functional currency of the Company and its subsidiary in Seychelles is U.S. dollar, and its subsidiaries which are incorporated in Hong Kong and PRC are Hong Kong Dollar and RMB, respectively, which are their respective local currencies based on the criteria of ASC 830, “Foreign Currency Matters”.

In the consolidated financial statements, the financial information of the Company and other entities located outside of the PRC has been translated into RMB. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the year.

Translation adjustments included in accumulated other comprehensive income amounted to RMB 1,508,665 and RMB 3,097,741 (USD 443,364) as of December 31, 2018 and 2019, respectively. The balance sheet amounts, with the exception of shareholders’ equity for WiMi HK at December 31, 2018 and 2019 were translated at RMB1.00 to HKD 1.1413 and to HKD 1.1163, respectively. The average translation rates applied to statement of income accounts for the years ended December 31, 2017, 2018 and 2019 were RMB 1.00 and to HKD 1.1530, HKD 1.1815 and to HKD 1.1363, respectively. The balance sheet amounts, with the exception of shareholders’ equity for WiMi Cayman and Skystar at December 31, 2018 and 2019 were translated at RMB 1.00 to USD 0.1457 and to USD 0.1433, respectively. The average translation rates applied to statement of income accounts for the years ended December 31, 2017, 2018 and 2019 were RMB 1.00 and to USD 0.1489, USD 0.1451 and to USD 0.1450, respectively. The shareholders’ equity accounts were stated at their historical rate. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheet.

Convenience translation

Translations of balances in the consolidated balance sheets, consolidated statements of income and consolidated statements of cash flows from RMB into USD as of and for the year ended December 31, 2019 are solely for the convenience of the reader and were calculated at the rate of RMB 1.00 to USD 0.1433, representing the mid-point reference rate set by Peoples’ Bank of China on December 31, 2019. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into USD at that rate, or at any other rate.

Cash and cash equivalents

Cash and cash equivalents primarily consists of bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use. Cash and cash equivalents also consist of funds earned from the Company’s operating revenues which were held at third party platform fund accounts which are unrestricted as to immediate use or withdraw. The Company maintains most of its bank accounts in the PRC, HK and US.

Accounts receivable, net

Accounts receivable include trade accounts due from customers. Accounts are considered overdue after 90 days. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate, and provides allowance when necessary. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable. As of December 31, 2018 and 2019, the Company made RMB 2,591 and RMB 1,577,486 (USD 226,124) allowance for doubtful accounts for accounts receivable, respectively.

Prepaid expenses and other current assets

Prepaid expenses and other current assets are mainly payments made to vendors or services providers for future services, prepaid rent, deposits for rent and utilities and employee advances. These amounts are refundable and bear no interest. Prepaid expenses also includes money deposited with certain channel providers to ensure the contents of the advertisement do not violate the terms of the channel providers. The deposits usually have one year term and are refundable upon contract termination. Management reviews its prepaid expenses and other current assets on a regular basis to determine if the allowance is adequate, and adjusts the allowance when necessary. As of December 31, 2018 and 2019, no allowance was deemed necessary.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment if applicable. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with 5% residual value. The estimated useful lives are as follows:

Useful Life
Office equipment	3 years
Office furniture and fixtures	3 - 5 years
Leasehold improvements	lesser of lease term or expected useful life

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of income and comprehensive income. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Intangible assets, net

The Company’s intangible assets with definite useful lives primarily consist of copyrights, non-compete agreements, and technology know-hows. Identifiable intangible assets resulting from the acquisitions of subsidiaries accounted for using the purchase method of accounting are estimated by management based on the fair value of assets received. The Company amortizes its intangible assets with definite useful lives over their estimated useful lives and reviews these assets for impairment. The Company typically amortizes its intangible assets with definite useful lives on a straight-line basis over the shorter of the contractual terms or the estimated useful lives of five to ten years.

Goodwill

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net identifiable assets of the acquired subsidiaries at the date of acquisition. Goodwill is not amortized and is tested for impairment at least annually, more often when circumstances indicate impairment may have occurred. Goodwill is carried at cost less accumulated impairment losses. If impairment exists, goodwill is immediately written off to its fair value and the loss is recognized in the consolidated statements of operations and comprehensive loss. Impairment losses on goodwill are not reversed.

The Company reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist annually or more frequently if events and circumstances indicate that it is more likely than not that an impairment has occurred. The Company has the opinion to access qualitative factors to determine whether it is necessary to perform the two-step in accordance with ASC 350-20. If the Company believes, as a result of the qualitative assessment, that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the two-step quantities impairment test described below is required. The first step compares the fair values of each reporting unit to its carrying amount, including good will. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business acquisition with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impairment for long-lived assets

Long-lived assets, including property and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. For the years ended December 31, 2017, 2018 and 2019, no impairment of long-lived assets was recognized.

Cost method investments

The Company accounts for investments with less than 20% of the voting shares and does not have the ability to exercise significant influence over operating and financial policies of the investee using the cost method. The Company records cost method investments at the historical cost in its consolidated financial statements and subsequently records any dividends received from the net accumulated earrings of the investee as income. Dividends received in excess of earnings are considered a return of investment and are recorded as reduction in the cost of the investments.

Cost method investments are evaluated for impairment when facts or circumstances indicate that the fair value of the long-term investments is less than its carrying value. An impairment is recognized when a decline in fair value is determined to be other-than-temporary. The Company reviews several factors to determine whether a loss is other-than-temporary. These factors include, but are not limited to, the: (i) nature of the investment; (ii) cause and duration of the impairment; (iii) extent to which fair value is less than cost; (iv) financial condition and near term prospects of the investments; and (v) ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value. No event had occurred and indicated that other-than-temporary impairment existed and therefore the Company did not record any impairment charges for its investments for the years ended December 31, 2017, 2018 and 2019.

Business Combination

The purchase price of an acquired company is allocated between tangible and intangible assets acquired and liabilities assumed from the acquired business based on their estimated fair values, with the residual of the purchase price recorded as goodwill. The results of operations of the acquired business are included in the Company’s operating results from the date of acquisition.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial Instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

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Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Revenue recognition

The Company adopted Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (ASC Topic 606) for the fiscal year ended December 31, 2019 using the modified retrospective method for contracts that were not completed as of December 31, 2018. The ASU requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identifies the contract with the customer, (ii) identifies the performance obligations in the contract, (iii) determines the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocates the transaction price to the respective performance obligations in the contract, and (v) recognizes revenue when (or as) the Company satisfies the performance obligation.

Prior to fiscal year 2019, the Company recognizes revenue when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price or fees are fixed or determinable, and (iv) the ability to collect is reasonably assured. Revenue is presented in the consolidated statements of income and comprehensive income net of sales taxes. The Company does not offer rights of refund of previously paid or delivered amounts, rebates, rights of return or price protection. In all instances, the Company limits the amount of revenue recognized to the amounts for which it has the right to bill its’ customers.

The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Company records its revenue. Upon adoption, the Company evaluated its revenue recognition policy for all revenue streams within the scope of the ASU under previous standards and using the five-step model under the new guidance and confirmed that there were no differences in the pattern of revenue recognition.

(i) AR Advertising Services

AR advertisements are the use holographic materials integrated into advertisement on the online media platforms or offline display. The Company’s performance obligation is to identify advertising spaces, embed holographic AR images or videos into films, shows and short form videos that are hosted by leading online streaming platforms in China. Revenue is recognized at a point in time when the related services have been delivered based on the specific terms of the contract, which are commonly based on specific action (i.e. cost per impression (“CPM”) or cost per action (“CPA”) for on line display and service period for offline display contracts.

The Company enters into advertising contracts with advertisers where the amounts charged per specific action are fixed and determinable, the specific terms of the contracts were agreed on by the Company, the advertisers and channel providers, and collectability is probable. Revenue is recognized on a CPM basis as impressions or clicks are delivered while revenue on a CPA basis is recognized once agreed actions are performed or service period is completed.

The Company considers itself as provider of the services as it has control of the specified services and products at any time before it is transferred to the customers which is evidenced by (1) the Company is primarily responsible to its customers for products and services offered where the products were designed in house and the Company has customer services team to directly service the customers; and (2) having latitude in establish pricing. Therefore the Company acts as the principal of these arrangements and reports revenue earned and costs incurred related to these transactions on a gross basis.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(ii) AR Entertainment

The Company’s AR entertainment includes mainly three sub categories: SDK payment channel services, software development and mobile games operations and technology developments.

a. SDK Payment Channel Services

The Company’s SDK payment channel services enable game players/app users to make online payments through Alipay, Unipay or Wechat pay etc. to various online content providers. When game players/app users make payments in the game or app, the SDK payment channel will automatically populate payment services for the users to fulfill payments.

The Company charges a fee for the payment channel services, the pricing of which is based on the predetermined rates specified in the contract. The Company’s performance obligation is to facilitate payment services and recognizes SDK payment channel service revenue at a point in time when a user completes a payment transaction via a payment channel and is entitled to payment. Related fees are generally billed monthly, based on a per transaction basis. The Company assessed that its promise to customer is to facilitate the service of third party instead of providing the payment services itself as the Company does not have control of the services provided as the Company do not service the users directly and does not have the latitude to establish the price, and therefore, revenue from SDK payment service is recorded on a net basis.

b. MR software development services

The Company’s MR software development service contracts are primarily on a fixed price basis, which require the Company to perform services for MR application design, content development and integrating based on customers’ specific needs. These services also require significant production and customization. The required customization work period is generally less than one year. The Company currently does not have any modification of contract and the contracts currently do not have any variable consideration.

The software customization, application design, upgrades and integration are considered as one performance obligation. The promises to transfer software, customization and upgrades are not separately identifiable as the customers do not obtain benefits from these services on its own.

The Company’s MR software development service contracts are generally recognized over time during the contract period as the Company has no alternative use of the customized software and application without incurring significant additional costs. Revenue is recognized based on the Company’s measurement of progress towards completion based on input or output methods. Input methods are used only when there is a direct correlation between hours incurred and the end product delivered and output method is used when the Company could appropriately measure the customization progress towards completion. Assumptions, risks and uncertainties inherent in the estimates used to measure progress could affect the amount of revenues, receivables and deferred revenues at each reporting period. The Company has a long history of developing various MR software resulting in its ability to reasonably estimate the progress toward completion on each fixed price customized contracts.

c. Mobile Games Services

The Company generates revenue from jointly operated mobile game publishing services and the licensed out games. In accordance with ASC 606, Revenue Recognition: Principal Agent Considerations, the Company evaluates agreements with the game developers, distribution channels and payment channels in order to determine whether or not the Company acts as the principal or as an agent in the arrangement with each party respectively. The determination of whether to record the revenues gross or net is based on whether the Company’s promise to its customers is to provide the products or services or to facilitate a sale by a third party. The nature of the promise depends on whether the Company controls the products or services prior to transferring it. Control is evidenced by if the Company is primarily responsible for fulling the provision of services and has discretion in establishing the selling price. When the Company controls the products or services, its promise is to provide and deliver the products and revenue is presented gross. When the Company does not control the products, the promise is to facilitate the sale and revenue is presented net.

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—Jointly operated mobile game publishing services

The Company is offering publishing services for mobile games developed by third party game developers. The Company acted as a distribution channel that it will publish the games on their own app or a third party owned app or website, named game portals. Through these game portals, game players can download the mobile games to their mobile devices and purchase coins, the virtual currency, for in game premium features to enhance their game playing experience. The Company contracts with third party payment platforms for collection services offered to game players who have purchased coins. The third party game developers, third party payment platforms and the co publishers are entitled to profit sharing based on a prescribed percentage of the gross amount charged to the game players. The Company’s obligation in the publishing services is completed at a point in time when the game players made a payment to purchase coins.

With respect to the publishing services arrangements between the Company and the game developer, the Company considered that the Company does not control the services as evidenced by (i) developers are responsible for providing the game product desired by the game players; (ii) the hosting and maintenance of game servers for running the online mobile games is the responsibility of the third party platforms; (iii) the developers or third party platforms have the right to change the pricing of in game virtual items. The Company’s responsibilities are publishing, providing payment solution and market promotion service, and thus the Company views the game developers to be its customers and considers itself as the facilitator of the game developers in the arrangements with game players. Accordingly, the Company records the game publishing service revenue from these games, net of amounts paid to the game developers.

—Licensed out mobile games

The Company also licenses third parties to operate its mobile games developed internally through mobile portal and receives revenue from the third party licensee operators on a monthly basis. The Company’s performance obligation is to provide mobile games to game operators which enable players of the mobile games to make in game purchases and the Company recognized revenue at a point in time when game players completed the purchases. The Company records revenues on a net basis, as the Company does not have the control of the services provided as it does not have the primary responsibility for fulfillment nor does not have the right to change the pricing of the game services.

d. Technology developments

The Company’s technology development contract requires the Company to design applications based on customers’ specific needs. The duration of the design period is short, usually approximately 3 months or less. Revenues are generally recognized at a point in time where the Company has transferred control of the asset upon completion of the design and after the acceptance by its customer with no more future obligation of the design project.

Contract balances:

The Company records receivable related to revenue when it has an unconditional right to invoice and receive payment.

Payments received from customers before all of the relevant criteria for revenue recognition met are recorded as deferred revenue.

Contract costs:

Contract costs represent costs incurred in advance of revenue recognition arising from direct costs in respect of the revenue contracts according to the customer’s requirements prior to the delivery of services, and such deferred costs will be recognized upon the recognition of the related revenue. Estimated contract costs are based on the budgeted service hours, which are updated based on the progress toward completion on a monthly basis. Pursuant to the contract terms, the Company has enforceable right on payments for the work performed. Provisions for estimated losses, if any, on uncompleted contracts are recorded in the period in which such losses become probable based on the current contract estimates. The Company reviewed impairment of contract costs at December 31, 2019 and determined all contract costs are recoverable.

The Company’s disaggregate revenue streams are summarized and disclosed in Note 16.

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Cost of revenues

For AR advertising services, the cost of revenue comprised of costs paid to channel distributors based on the sales agreements.

For AR entertainment segment, the costs of revenue consist of the shared costs with content providers based on the profit sharing arrangements, third party consulting services expenses and compensation expenses for our professionals.

Advertising costs

Advertising costs amounted to RMB 740,065, nil and RMB 59,091 (USD 8,470) for the years ended December 31, 2017, 2018 and 2019, respectively. Advertising costs are expensed as incurred and included in selling expenses.

Operating leases

A lease for which substantially all the benefits and risks incidental to ownership remain with the lessor is classified by the lessee as an operating lease. All leases of the Company are currently classified as operating leases. The Company records the total expenses on a straight-line basis over the lease term.

Research and development

Research and development expenses include salaries and other compensation-related expenses to the Company’s research and product development personnel, outsourced subcontractors, as well as office rental, depreciation and related expenses for the Company’s research and product development team.

Value added taxes (“VAT”)

Revenue represents the invoiced value of service, net of VAT. The VAT is based on gross sales price and VAT rates range up to 6%, depending on the type of service provided. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in tax payable. All of the VAT returns filed by the Company’s subsidiaries in China, have been and remain subject to examination by the tax authorities for five years from the date of filing.

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes is accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. PRC tax returns filed in 2017 to 2019 are subject to examination by any applicable tax authorities.

Other Income, net

Other Income includes government subsidies which are amounts granted by local government authorities as an incentive for companies to promote development of the local technology industry. The Company receives government subsidies related to government sponsored projects, and records such government subsidies as a liability when it is received. The Company records government subsidies as other income when there is no further performance obligation. Total government subsidies amounted to RMB 650,025, RMB 1,236,593 and RMB 1,356,800 (USD 194,490) for the years ended December 31, 2017, 2018 and 2019, respectively.

Other income also includes RMB 851,583(USD 122,070) of input VAT credit the Company redeemed during the year ended December 31, 2019. As part of VAT reform in 2019, from April 1, 2019 to December 31, 2021, a taxpayer in certain service industries could claim additional 10% of input VAT credit based on total input VAT paid to suppliers, the credit was applied to offset with the Company’s VAT payable.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common share outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. As of December 31, 2018 and 2019, there were 8,611,133 dilutive shares.

Employee benefit

The full-time employees of the Company are entitled to staff welfare benefits including medical care, housing fund, pension benefits, unemployment insurance and other welfare, which are government mandated defined contribution plans. The Company is required to accrue for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant PRC regulations, and make cash contributions to the state-sponsored plans out of the amounts accrued. Total expenses for the plans were RMB 947,723, RMB 1,057,537 and RMB 1,451,938 (USD 208,127) for the years ended December 31, 2017, 2018 and 2019, respectively.

Statutory reserves

Pursuant to the laws applicable to the PRC, PRC entities must make appropriations from after-tax profit to the non-distributable “statutory surplus reserve fund”. Subject to certain cumulative limits, the “statutory surplus reserve fund” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). For foreign invested enterprises and joint ventures in the PRC, annual appropriations should be made to the “reserve fund”. For foreign invested enterprises, the annual appropriation for the “reserve fund” cannot be less than 10% of after-tax profits until the aggregated appropriations reach 50% of the registered capital (as determined under PRC GAAP at each year-end). If the Company has accumulated loss from prior periods, the Company is able to use the current period net income after tax to offset against the accumulate loss.

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Segment reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for detailing the Company’s business segments.

Recently issued accounting pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), to increase the transparency and comparability about leases among entities. The new guidance requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. It also requires additional disclosures about leasing arrangements. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018, and requires a modified retrospective approach to adoption assuming the Company will remain an emerging growth company at that date. Early adoption is permitted. In September 2017, the FASB issued ASU No. 2017-13, which to clarify effective dates that public business entities and other entities were required to adopt ASC Topic 842 for annual reporting. A public business entity that otherwise would not meet the definition of a public business entity except for a requirement to include or the inclusion of its financial statements or financial information in another entity’s filing with the SEC adopting ASC Topic 842 for annual reporting periods beginning after December 15, 2019, and interim reporting periods within annual reporting periods beginning after December 15, 2020. ASU No. 2017-13 also amended that all components of a leveraged lease be recalculated from inception of the lease based on the revised after tax cash flows arising from the change in the tax law, including revised tax rates. The difference between the amounts originally recorded and the recalculated amounts must be included in income of the year in which the tax law is enacted. ASU 2019-10 further amended the effective date for non-public Companies to be effective for fiscal years beginning after December 15, 2020. As the Company is an emerging growth company under Title I of the JOBS Act, the Company could elect to defer the effective date of the ASU as non-public Companies. The Company plans to adopt the ASU for the fiscal year ended 2020 and is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other: Simplifying the Test for Goodwill Impairment. ASU 2017-04 eliminates step two of the goodwill impairment test and specifies that goodwill impairment should be measured by comparing the fair value of a reporting unit with its carrying amount. Additionally, the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets should be disclosed. The Company plans to adopt ASU 2017-04 fiscal in year 2020 and believes that the adoption of ASU 2017-04 will not have a material impact on our financial statements.

In July 2017, the FASB Issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815). The amendments in Part I of the Update change the reclassification analysis of certain equity-lined financial instruments (or embedded features) with down round features. The amendments in Part II of this Update re-characterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in Part II of this Update do not require any transition guidance because those amendments do not have an accounting effect. The Company does not believe the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

In February 2018, the FASB issued ASU 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this Update affect any entity that is required to apply the provisions of Topic 220, Income Statement—Reporting Comprehensive Income, and has items of other comprehensive income for which the related tax effects are presented in other comprehensive income as required by GAAP. The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption of the amendments in this Update is permitted, including adoption in any interim period, (1) for public business entities for reporting periods for which financial statements have not yet been issued and (2) for all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this Update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

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In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 removes, modifies and adds certain disclosure requirements in Topic 820 “Fair Value Measurement”. ASU 2018-13 eliminates certain disclosures related to transfers and the valuations process, modifies disclosures for investments that are valued based on net asset value, clarifies the measurement uncertainty disclosure, and requires additional disclosures for Level 3 fair value measurements. ASU 2018-13 is effective for the Company for annual and interim reporting periods beginning January 1, 2020. The Company does not expect the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments—Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments—Credit Losses—Available-for-Sale Debt Securities. The amendments in this Update address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. ASU 2019-05 is effective for the Company for annual and interim reporting periods beginning January 1, 2020. The Company does not expect the adoption of this ASU would have a material effect on the Company’s consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01 to clarify the interaction of the accounting for equity securities under ASC 321 and investments accounted for under the equity method of accounting in ASC 323 and the accounting for certain forward contracts and purchased options accounted for under ASC 815. With respect to the interactions between ASC 321 and ASC 323, the amendments clarify that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting when applying the measurement alternative in ASC 321, immediately before applying or upon discontinuing the equity method of accounting. With respect to forward contracts or purchased options to purchase securities, the amendments clarify that when applying the guidance in ASC 815-10-15-141(a), an entity should not consider whether upon the settlement of the forward contract or exercise of the purchased option, individually or with existing investments, the underlying securities would be accounted for under the equity method in ASC 323 or the fair value option in accordance with ASC 825. The ASU is effective for interim and annual reporting periods beginning after December 15, 2020.  Early adoption is permitted, including adoption in any interim period.  The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

Note 3—Variable interest entity (“VIE”)

On November 6, 2018, WiMi WFOE entered into Contractual Arrangements with Beijing WiMi. The significant terms of these Contractual Arrangements are summarized in “Note 1—Nature of business and organization” above. As a result, the Company classifies Beijing WiMi as a VIE which should be consolidated based on the structure as described in Note 1.

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A VIE is an entity that has either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary and must consolidate the VIE. WiMi WFOE is deemed to have a controlling financial interest and be the primary beneficiary of Beijing WiMi because it has both of the following characteristics:

(1) The power to direct activities at Beijing WiMi that most significantly impact such entity’s economic performance, and

(2) The right to receive benefits from Beijing WiMi that could potentially be significant to such entity.

Pursuant to the Contractual Arrangements, Beijing WiMi pays service fees equal to all of its net income to WiMi WFOE. The Contractual Arrangements are designed so that Beijing WiMi operate for the benefit of WiMi WFOE and ultimately, the Company.

Accordingly, the accounts of Beijing WiMi is consolidated in the accompanying financial statements. In addition, its financial positions and results of operations are included in the Company’s financial statements. Under the VIE Arrangements, the Company has the power to direct activities of Beijing WiMi and can have assets transferred out of Beijing WiMi. Therefore, the Company considers that there is no asset in Beijing WiMi that can be used only to settle obligations of Beijing WiMi, except for registered capital and PRC statutory reserves, if any. As Beijing WiMi is incorporated as limited liability company under the Company Law of the PRC, creditors of the Beijing WiMi do not have recourse to the general credit of the Company for any of the liabilities of Beijing WiMi.

The carrying amount of the VIE’s consolidated assets and liabilities are as follows:

	December 31, 2018	December 31, 2019	December 31, 2019
	RMB	RMB	USD
Current assets	75,442,911	88,858,539	12,737,384
Property and equipment, net	1,263,869	740,226	106,107
Other noncurrent assets	392,924,127	385,207,213	55,217,341
Total assets	469,630,907	474,805,978	68,060,832
Total liabilities	(286,142,679)	(180,276,255)	(25,841,611)
Net assets	183,488,228	294,529,723	42,219,221

	December 31, 2018	December 31, 2019	December 31, 2019
	RMB	RMB	USD
Current liabilities:
Accounts payable	33,033,855	38,695,727	5,546,820
Deferred revenues	586,923	503,576	72,185
Other payables and accrued liabilities	1,428,770	1,963,068	281,395
Other payables—related party	1,065	—	—
Current portion of business acquisition payable—related parties	34,086	—	—
Current portion of shareholder loans	—	69,592,363	9,975,683
Taxes payable	10,733,539	9,659,932	1,384,698
Intercompany payable*	—	42,270,095	6,059,186
Total current liabilities	45,818,238	162,684,761	23,319,967
Business acquisition payable—related parties	110,855,328	—	—
Non-current shareholder loan	125,336,715	14,974,315	2,146,486
Deferred tax liabilities, net	4,132,398	2,617,179	375,158
Total liabilities	286,142,679	180,276,255	25,841,611

*	Intercompany balances will be eliminated upon consolidation.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The summarized operating results of the VIE’s are as follows:

	For the year ended December 31, 2017	For the year ended December 31, 2018	For the year ended December 31, 2019	For the year ended December 31, 2019
	RMB	RMB	RMB	USD
Operating revenues	192,029,524	225,271,564	319,181,424	45,752,906
Gross profit	113,849,337	139,857,503	173,013,581	24,800,548
Income from operations	77,298,344	102,641,091	122,754,439	17,596,175
Net income	73,337,971	91,056,633	110,135,996	15,787,391

The summarized statements of cash flow of the VIE’s are as follows:

	For the year ended December 31, 2017	For the year ended December 31, 2018	For the year ended December 31, 2019	For the year ended December 31, 2019
	RMB	RMB	RMB	USD
Net cash provided by operating activities	108,057,941	101,291,046	193,845,889	27,786,745
Net cash used in investing activities	(118,364,263)	(98,597,356)	(126,445,437)	(18,125,260)
Net cash used in financing activities	(3,800,000)	(2,663,285)	(40,770,037)	(5,844,161)
Effect of exchange rate on cash and cash equivalents	-	-	(327,988)	(47,015)
Net (decrease) increase in cash and cash equivalents	(14,340,446)	1,433,789	26,302,427	3,770,309
Cash and cash equivalents, beginning of year	27,002,080	12,661,634	14,095,423	2,020,502
Cash and cash equivalents, end of year	12,661,634	14,095,423	40,397,850	5,790,811

Note 4—Business acquisition

Acquisition of Skystar

On March 7, 2017, Micro Beauty entered into a share purchase agreement (the “Agreement”) with Gao Zhixia, former shareholder of Skystar Development Co., Ltd (the “Seller”). Neither the Company nor its affiliates have any relationship with the Sellers other than with respect to the Agreement. The purpose of acquiring of Skystar is to acquire MR technology know-hows which has a good practicability and protection for data safeness.

The Company’s acquisition of Skystar was accounted for as a business combination in accordance with ASC 805. Pursuant to the Agreement, Micro Beauty agreed to acquire 100% of the capital stock of Skystar (the “Acquisition”), for an aggregate consideration of RMB 58,450,000 (USD 8,680,478) which will be paid in 5 years starting from the acquisition date. The consideration was funded from the capital contribution and the Company’s operations. The Company paid RMB 17,967,355 (USD 2,690,000), RMB 12,710,784 (USD 1,920,000) and RMB 26,805,592 (USD 3,842,435) during the years ended December 31, 2017, 2018 and 2019, respectively.

As of December 31, 2018, acquisition payable amounted to RMB 24,436,304, net of discount of RMB 435,857. As of December 31, 2019, the total business acquisition payable was paid off.

The Company has allocated the purchase price of Skystar based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. The Company estimated the fair values of the assets acquired and liabilities assumed at the acquisition date in accordance with the business combination standard issued by FASB with the valuation methodologies using level 3 inputs, except for cash was valued using Level 1 inputs. Management of the Company is responsible for determining the fair value of assets acquired, liabilities assumed and intangible assets identified as of the acquisition date and considered a number of factors including valuations from an independent appraiser firm. Acquisition-related costs incurred for the acquisitions are not material and have been expensed as incurred in general and administrative expense.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the fair value of the identifiable assets acquired at the acquisition date, which represents the net purchase price allocation at the date of the acquisition of Skystar based on a valuation performed by an independent valuation firm engaged by the Company and translated the fair value from RMB to USD using the exchange rate on March 31, 2017 at the rate of USD 1.00 to RMB 6.90.

March 31, 2017	Fair Value	Fair Value
	RMB	USD
Cash	144,953	21,000
Intangible—non-compete agreement	9,663,553	1,400,000
Intangible—technology know-how	12,424,568	1,800,000
Goodwill	33,554,007	4,862,900
Net assets acquired	55,787,081	8,083,900

The Company signed a 6 year non-compete agreements with former investors of companies acquired.

Technology know-hows, including video, audio integration, advertising serving platform, media assets management platform, data management platform and visual element tagging/identify/tracking technologies which enables the Company to develop software with AR features with estimated average finite useful lives of 5.8 years.

Approximately RMB 33.6 million of goodwill arising from the acquisition is mainly attributable to the excess of the consideration paid over the fair value of the net assets acquired that cannot be recognized separately as identifiable assets under U.S. GAAP, and comprise (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

The amount of sales what resulted from the acquisition and included in the consolidated statements of income and comprehensive income during the twelve months ended December 31, 2017, 2018 and 2019 were RMB 26,018,977, and RMB 12,515,694 and RMB 15,823,955 (USD 2,268,277), respectively.

Pro forma results of operations for the acquisition described above have not been presented because it is not material to the consolidated income statements.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5—Accounts receivable, net

Accounts receivable, net consisted of the following:

	December 31, 2018	December 31, 2019	December 31, 2019
	RMB	RMB	USD
Accounts receivable	46,764,658	37,699,656	5,404,039
Less: allowance for doubtful accounts	(2,591)	(1,577,486)	(226,124)
Accounts receivable, net	46,762,067	36,122,170	5,177,915

The following table summarizes the changes in allowance for doubtful accounts:

	December 31, 2018	December 31, 2019	December 31, 2019
	RMB	RMB	USD
Beginning balance	—	2,591	371
Addition	2,591	1,575,690	225,867
Write-off	—	(795)	(114)
Ending balance	2,591	1,577,486	226,124

Note 6—Property and equipment, net

Property and equipment consist of the following:

	December 31, 2018	December 31, 2019	December 31, 2019
	RMB	RMB	USD
Office electronic equipment	1,496,516	1,677,900	240,518
Office fixtures and furniture	70,753	85,368	12,237
Leasehold improvements	1,153,205	1,153,205	165,305
Subtotal	2,720,474	2,916,473	418,060
Less: accumulated depreciation	(1,456,605)	(2,147,005)	(307,761)
Total	1,263,869	769,468	110,299

Depreciation expense for the years ended December 31, 2017, 2018 and 2019 amounted to RMB 575,728, RMB 742,956 and RMB 690,400 (USD 98,965), respectively.

Note 7—Cost method investments

Cost method investments consist of the following:

	December 31, 2018	December 31, 2019	December 31, 2019
	RMB	RMB	USD
8% Investment	500,000	500,000	71,672
5% Investment	—	2,000,000	286,689
4% Investment	—	1,000,000	143,345
2% Investment	—	300,000	43,003
1% Investment	—	550,000	78,840
Total	500,000	4,350,000	623,549

As of December 31, 2018, Beijing WiMi invested RMB 500,000 in a company in the AR and 3D animation areas for 8%. During the year ended December 31, 2019, Beijing WiMi invested RMB 2,000,000 (USD 286,689), RMB 1,000,000 (USD 143,345), RMB 300,000 (USD 43,003), RMB 350,000 (USD 50,171) and RMB 200,000 (USD 28,669) in five companies in the AR and virtual reality areas for 5%, 4%, 2%, 1% and 1% of total equity interest, respectively. As the Company did not have significant influence over the investees, the investments were accounted for using the cost method.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8—Intangible assets, net

The Company’s intangible assets with definite useful lives primarily consist of copyrights, non-compete agreements and technology know-hows. The following table summarizes acquired intangible asset balances as of:

	December 31, 2018	December 31, 2019	December 31, 2019
	RMB	RMB	USD
Copyrights	579,722	579,722	83,100
Non-compete agreements*	64,747,645	64,961,002	9,311,803
Technology know-hows*	12,275,544	12,549,859	1,798,953
Subtotal	77,602,911	78,090,583	11,193,856
Less: accumulated amortization	(37,357,766)	(50,551,285)	(7,246,249)
Intangible assets, net	40,245,145	27,539,298	3,947,607

*	There is no change in carrying value of non-compete agreements and technology know-hows except for the foreign exchange translation difference from Skystar.

Amortization expense for the years ended December 31, 2017, 2018 and 2019 amounted to RMB 12,206,243, RMB 12,795,897 and RMB 13,193,519 (USD 1,891,219), respectively.

The estimated amortization is as follows:

Twelve months ending December 31,	Estimated amortization expense	Estimated amortization expense
	RMB	USD
2020	13,036,210	1,868,669
2021	9,891,766	1,417,930
2022	3,731,612	534,906
2023	716,975	102,774
2024	57,972	8,310
Thereafter	104,763	15,018
Total	27,539,298	3,947,607

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9—Goodwill

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net identifiable assets of the acquired subsidiaries at the date of acquisition. Goodwill is not amortized and is tested for impairment at least annually, more often when circumstances indicate impairment may have occurred. The following table summarizes the components of acquired goodwill balances as of:

	December 31, 2018	December 31, 2019	December 31, 2019
	RMB	RMB	USD
Goodwill from Shenzhen Kuxuanyou acquisition(a)	87,908,370	87,908,370	12,601,183
Goodwill from Shenzhen Yidian acquisition(b)	137,060,340	137,060,340	19,646,848
Goodwill from Shenzhen Yitian acquisition(c)	92,990,256	92,990,256	13,329,643
Goodwill from Skystar acquisition*(Note 4)	33,375,055	34,120,868	4,891,039
Goodwill	351,334,021	352,079,834	50,468,713

*	There was no change in carrying value of goodwill except for the foreign exchange translation difference from Skystar.

(a)

Beijing WiMi acquired Shenzhen Kuxuanyou in 2015 to acquire 100% of the capital stock of Shenzhen Kuxuanyou for an aggregate consideration of RMB 113.0 million (approximately USD 16.5 million). The excess fair value of consideration over the identifiable assets acquired of RMB 87,908,370 (USD 12,601,183) was allocated to goodwill.

(b)

Beijing WiMi acquired Shenzhen Yidian in 2015 to acquire 100% of the capital stock of Shenzhen Yidian for an aggregate consideration of RMB 168.0 million (approximately USD 24.5 million). The excess fair value of consideration over the identifiable assets acquired of RMB 137,060,340 (USD 19,646,848) was allocated to goodwill.

(c)	Beijing WiMi acquired Shenzhen Yitian in 2015 to acquire 100% of the capital stock of Shenzhen Yitian for an aggregate consideration of RMB 192.0 million (approximately USD 28.0 million). The excess fair value of consideration over the identifiable assets acquired of RMB 160,990,256 (USD 23,077,070) was allocated to goodwill. Impairment loss of RMB 68,000,000 (USD 9,747,427) was recognized for the year ended December 31, 2016.

The changes in the carrying amount of goodwill allocated to reportable segments as of December 31, 2018 and 2019 are as follows:

	AR advertising	AR
	services	entertainment	Total	Total
	RMB	RMB	RMB	USD
As of January 1, 2017	137,060,340	180,898,626	317,958,966	45,795,617
Add: Acquisition of Skystar	—	33,554,007	33,554,007	5,154,225
Translation difference	—	(1,489,503)	(1,489,503)	50,198
As of January 1, 2018	137,060,340	212,963,130	350,023,470	51,000,040
Translation difference	—	1,310,551	1,310,551	190,953
As of December 31, 2018	137,060,340	214,273,681	351,334,021	51,190,993
Translation difference	—	745,813	745,813	(722,280)
As of December 31, 2019	137,060,340	215,019,494	352,079,834	50,468,713

Note 10—Other payables and accrued liabilities

Other payables and accrued liabilities consist of the following:

	December 31, 2018	December 31, 2019	December 31, 2019
	RMB	RMB	USD
Salary payables	1,302,123	1,931,636	276,889
Other payables	91,599	22,670	3,250
Accrued expenses	35,048	326,040	46,736
Total other payables and accrued liabilities	1,428,770	2,280,346	326,875

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11—Related party balances and transactions

a)	Loans—related party

The Company borrowed RMB 161,800,000 from Jie Zhao, the Company’s major shareholder in 2016, borrowed additional RMB 3,950,000 in 2018 and RMB 13,000,000 (USD 1,863,479) in 2019. The Company repaid RMB 33,800,000 in 2017, RMB 14,826,000 in 2018 and RMB 125,274,000 (USD 17,957,341) in 2019. The Company also borrowed USD 952,500 (RMB 6,431,993) in 2018. The Company borrowed RMB 4,200,000 from Enweiliangzi Investment Co. (which is under common control of Jie Zhao) in 2018 and repaid the full balance in 2019. The loans are interest free, no collateral and are due in 2020 and 2021.The Company also borrowed RMB 75,500,000 (USD 10,822,510) from Shanghai Junei Internet Co. (which is under common control of Jie Zhao) in 2019 for cash flow purpose. The loan has an annual interest rate of 7% and is due in 2020 and 2021. During the year ended December 31, 2019, interest expense related to this loan, included in finance expense, amounted to RMB 290,208 (USD 41,600).

Name of Related Party	Relationship	Nature	December 31, 2018	December 31, 2019	December 31, 2019
			RMB	RMB	USD
Jie Zhao	Chairman of WiMi Cayman	Loan	117,124,000	4,850,000	695,221
Jie Zhao*	Chairman of WiMi Cayman	Loan	6,431,993	6,675,789	956,938
Shanghai Junei Internet Co.	Under common control of Jie Zhao	Loan	—	75,500,000	10,822,510
Enweiliangzi Investment Co.	Under common control of Jie Zhao	Loan	4,200,000	—	—
Total:			127,755,993	87,025,789	12,474,669
Current portion of shareholder loan			—	70,987,603	10,175,683
Shareholder loan—non-current			127,755,993	16,038,186	2,298,986

*	There has been no change in the balance of the loan, change was due to exchange difference.

The maturities schedule is as follows:

Twelve months ending December 31,	RMB	USD

2020	70,987,603	10,175,683
2021	16,038,186	2,298,986
Total	87,025,789	12,474,669

b)	Other payables—related party

Name of Related Party	Relationship	Nature	December 31, 2018	December 31, 2019	December 31, 2019
			RMB	RMB	USD
Beijing Tianhoudide Investment Management, LLP	Under the common control of Jie Zhao	Business expense payable	1,065	—	—

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

c)	Business acquisition payables—related parties

Business acquisition payables resulted from the Beijing WiMi’s acquisitions of Shenzhen Kuxuanyou Technology Co., Ltd., Shenzhen Yitian Internet Technology Co., Ltd., Shenzhen Yidian Network Technology Co., Ltd., in 2015 and Micro Beauty’s acquisition of Skystar in 2017.

Name of related party	Relationship	December 31, 2018	December 31, 2019	December 31, 2019
		RMB	RMB	USD
Xie Jinlong	Former shareholder of Shenzhen Kuxuanyou(a) and current General Manager	20,139,056	—	—
Yi Chengwei	Former shareholder of Shenzhen Yitian and(b) CTO of WiMi Cayman	50,828,374	—	—
Meng Xiaojuan	Former shareholder and legal representative of Shenzhen Yidian(c)	15,485,681	—	—
Gao Zhixia	Former shareholder and legal representative of Skystar(d)	24,436,303	—	—
Total:		110,889,414	—	—
Current portion of business acquisition payable		(34,086)	—	—
Business acquisition payable non-current		110,855,328	—	—

(a)

Beijing WiMi acquired Shenzhen Kuxuanyou, in 2015 to acquire 100% of the capital stock of Shenzhen Kuxuanyou for an aggregate consideration of RMB 113 million (approximately USD 17.2 million) to be made over six years. Jinlong Xie became a related party to the Company after the acquisition. Beijing WiMi paid RMB 23,000,000 in 2017, RMB 23,120,000 in 2018 and RMB 22,480,000 in 2019. As of December 31, 2019, the total business acquisition payable was paid off.

(b)

Beijing WiMi acquired Shenzhen Yitian in 2015 to acquire 100% of the capital stock of Shenzhen Yitian for an aggregate consideration of RMB 192.0 million (approximately USD 28 million) to be made over six years. Yi Chengwei became a related party to the Company after the acquisition. Beijing WiMi paid RMB 25,700,000 in 2017, RMB 33,720,000 in 2018 and RMB 56,680,000 in 2019. As of December 31, 2019, the total business acquisition payable was paid off.

(c)

Beijing WiMi acquired Shenzhen Yidian in 2015 to acquire 100% of the capital stock of Shenzhen Yidian for an aggregate consideration of RMB 168.0 million (approximately USD 24.5 million) to be made over six years. Meng Xiaojuan became a related party to the Company after the acquisition. Beijing WiMi paid RMB 50,000,000 in 2017, RMB 29,350,000 in 2018 and RMB 17,050,000 in 2019. As of December 31, 2019, the total business acquisition payable was paid off.

(d)	Gao Zhixia became a related party to the Company after the acquisition of Skystar in 2017. The Company paid RMB 17,967,355 in 2017, RMB 12,710,784 in 2018 and RMB 26,805,592 (USD 3,842,435) in 2019. As of December 31, 2019, the total business acquisition payable was paid off.

The amount of business acquisition payable reported in the consolidated balance sheets at carrying value, which approximates fair value as the rate of amortization of investment payment discount used were similar to interest rate charged by the bank in the PRC. Debt discount, net of accumulated amortization, totaled RMB 11,995,672 and nil as of December 31, 2018 and 2019, respectively, are recognized as a reduction of business acquisition payable. Amortization expense related to the debt discount, included in finance expenses, was RMB 4,191,002, RMB 5,124,715 and RMB 11,544,479 (USD 1,654,838) for the years ended December 31, 2017, 2018 and 2019, respectively.

Note 12—Taxes

Income tax

Cayman Islands

Under the current laws of the Cayman Islands, WiMi Cayman is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

WiMi HK and Micro Beauty are incorporated in Hong Kong and are subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax law, WiMi HK is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Seychelles

Skystar is incorporated in Seychelles and is not subject to tax on income generated outside of Seychelles under the current law. In addition, upon payments of dividends by these entities to their shareholders, no withholding tax will be imposed.

PRC

The subsidiaries and VIE incorporated in the PRC are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis. EIT grants preferential tax treatment to certain High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. Shenzhen KXY obtained the “high-tech enterprise” tax status in October 2015, which reduced its statutory income tax rate to 15% from November 2016 to November 2019.

Shenzhen Yiruan, Shenzhen Yiyun, Shenzhen Yidian and Shenzhen Duodian are qualified as software companies by local taxing authority, and obtained two years of tax exempt status and three years at reduced income tax rate of 12.5%. After the initial 5 years, the Company can apply for the reduced rate in a yearly basis. In addition, 75% of R&D expenses of Shenzhen Kuxuan and Shenzhen Yiruan are subject to additional deduction from pre-tax income.

Korgas Shengyou, Korgas WiMi, and Korgas 233 were formed and registered in Korgas in Xinjiang Provence, China from 2016 to 2017, and Kashi Duodian was formed and registered in Kashi in Xinjiang Provence, China in 2019. These companies are not subject to income tax for 5 years and can obtain another two years of tax exempt status and three years at reduced income tax rate of 12.5% after the 5 years due to the local tax policies to attract companies in various industries.

Shenzhen Qianhai and Shenzhen Zhiyun were formed and registered in Qianhai District in Guangdong Provence, China in 2015 and 2019, respectively. These companies are subject to income tax at a reduced rate of 15% due to the local tax policies to attract companies in various industries.

Tax savings for the years ended December 31, 2017, 2018 and 2019 amounted to RMB 22,769,752, RMB 20,619,510 and RMB 23,679,290 (USD 3,394,296), respectively. The Company’s basic and diluted earnings per shares would have been each lower by RMB 0.24 and RMB 0.21 per share for the years ended December 31, 2017 and 2018 without the preferential tax rate reduction, respectively. The Company’s basic and diluted earnings per shares would have been lower by RMB 0.24 (USD 0.03) and RMB 0.22 (USD 0.03) per share for the year ended December 31, 2019 without the preferential tax rate reduction, respectively.

Significant components of the benefit of (provision for) income taxes are as follows:

	For the year ended December 31, 2017	For the year ended December 31, 2018	For the year ended December 31, 2019	For the year ended December 31, 2019
	RMB	RMB	RMB	USD
Current	(1,994,837)	(9,618,606)	(4,644,300)	(665,734)
Deferred	1,466,826	1,543,010	1,515,220	217,198
Provision for income taxes	(528,011)	(8,075,596)	(3,129,080)	(448,536)

The following table reconciles China statutory rates to the Company’s effective tax rate:

	For the year ended December 31, 2017	For the year ended December 31, 2018	For the year ended December 31, 2019

China statutory income tax rate	25.0%	25.0%	25.0%
Preferential tax rate reduction	(30.8)%	(21.2)%	(22.5)%
Change in valuation allowance	—	—	0.4%
Permanent difference*	6.5%	4.0%	0.1%
Effective tax rate	0.7%	7.8%	3.0%

*	Permanent difference is mainly related to the tax losses carried forward due to the uncertainty surrounding their realization.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred tax assets and liabilities—China

Significant components of deferred tax assets and liabilities were as follows:

	December 31, 2018	December 31, 2019	December 31, 2019
	RMB	RMB	USD
Deferred tax assets:
Allowance for doubtful accounts	—	130,321	18,681
Net operating loss carryforwards	2,379,050	2,762,833	396,037
Less: valuation allowance	(2,379,050)	(2,762,833)	(396,037)
Deferred tax assets, net	—	130,321	18,681
Deferred tax liabilities:
Recognition of intangible assets arising from business combination	4,132,398	2,747,500	393,839
Total deferred tax liabilities, net	4,132,398	2,617,179	375,158

The Company evaluated the recoverable amounts of deferred tax assets, and provided a valuation allowance to the extent that future taxable profits will be available against which the net operating loss and temporary difference can be utilized. The Company considers both positive and negative factors when assessing the future realization of the deferred tax assets and applied weigh to the relative impact of the evidences to the extent it could be objectively verified.

The Company’s NOL was mainly from Beijing WiMi (VIE of WiMi WFOE)’s cumulative net operating loss (“NOL”) of approximately 13,025,860 (USD 1,867,186) as of December 31, 2019. Beijing WiMi has incurred losses since 2015 and its NOL is set to expire in 2020. Management considers projected future losses outweighs other factors and made a full allowance of related deferred tax assets.

The Company recognized deferred tax liabilities related to the excess of the intangible assets reporting basis over its income tax basis as a result of fair value adjustment from acquisitions in 2015. The deferred tax liabilities will reverse as the intangible assets are amortized for financial statement reporting purposes.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2018 and 2019, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the years ended December 31, 2017, 2018 and 2019 and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from December 31, 2019.

Value added tax

All of the Company’s service revenues that are earned and received in the PRC are subject to a Chinese VAT at a rate of 6% of the gross proceed or at a rate approved by the Chinese local government.

Taxes payable consisted of the following:

	December 31, 2018	December 31, 2019	December 31, 2019
	RMB	RMB	USD
VAT taxes payable	1,692,874	494,964	70,950
Income taxes payable	8,912,365	9,093,481	1,303,501
Other taxes payable	128,300	72,437	10,383
Totals	10,733,539	9,660,882	1,384,834

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13—Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. In China, the insurance coverage of each bank is RMB 500,000. As of December 31, 2019, cash balance of RMB 54,506,161 (USD 7,813,159) was deposited with financial institutions located in China, of which RMB 49,353,466 (USD 7,074,549) was subject to credit risk. The Hong Kong Deposit Protection Board pays compensation up to a limit of HKD 500,000 (approximately USD 64,000) if the bank with which an individual/a company hold its eligible deposit fails. As of December 31, 2019, cash balance of HKD 83,189,734, approximately RMB 74,519,699 (USD 10,681,990) was maintained at financial institutions in Hong Kong, of which HKD 81,614,681 approximately RMB 73,108,799 (USD 10,479,745) was subject to credit risk. In the US, the insurance coverage of each bank is USD 250,000. As of December 31, 2019, cash balance of USD 3,314 (RMB 23,117) was deposited with a financial institution located in US and was not subject to credit risk. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the PBOC. Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

To the extent that the Company needs to convert U.S. dollars into RMB for capital expenditures and working capital and other business purposes, appreciation of RMB against U.S. dollar would have an adverse effect on the RMB amount the Company would receive from the conversion. Conversely, if the Company decides to convert RMB into U.S. dollar for the purpose of making payments for dividends, strategic acquisition or investments or other business purposes, appreciation of U.S. dollar against RMB would have a negative effect on the U.S. dollar amount available to the Company.

Customer concentration risk

For the years ended December 31, 2017, 2018 and 2019, no customer accounted for more than 10% of the Company’s total revenues.

As of December 31, 2018, no customer accounted for more than 10% of the Company’s accounts receivable. As of December 31, 2019, two customers accounted for 13.4% and 12.0% of the Company’s accounts receivable.

Vendor concentration risk

For the year ended December 31, 2017, one vendor accounted for 12.0% of the Company’s total purchases. For the year ended December 31, 2018, three vendors accounted for 13.2%, 12.8% and 12.4% of the Company’s total purchases. For the year ended December 31, 2019, one vendor accounted for 26.6% of the Company’s total purchases.

As of December 31, 2018, two vendors accounted for 42.4% and 10.2% of the Company’s accounts payable. As of December 31, 2019, three vendors accounted for 32.8%, 27.9% and 11.9% of the Company’s accounts payable, respectively.

Note 14—Shareholders’ equity

Ordinary shares

WiMi Cayman was established under the laws of Cayman Islands on August 16, 2018 with authorized share of 20,115,570 Class A Ordinary Shares of par value US$0.0001 each, 466,967,730 Class B Ordinary Shares of par value US$0.0001 each and 12,916,700 Series A Preferred Shares of par value USD0.0001 each. Each Class A Ordinary Share shall be entitled to ten (10) votes on all matters subject to vote at general meetings of the Company, and each Class B Ordinary Share shall be entitled to one (1) vote on all matters subject to vote at general meetings of the Company. Each Class A Ordinary Share is convertible into one (1) Class B Ordinary Share at any time by the holder. Except for the voting right and conversion right, the Class A ordinary shares and Class B ordinary shares shall carry equal rights and rank pari passu with one another, including but not limited to the rights to dividends and other capital distributions.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the fourth quarter of 2018, WiMi Cayman issued 20,115,570 of Class A Ordinary Shares and 79,884,430 shares of Class B Ordinary shares, and the shares were accounted as if they were issued and outstanding at the beginning of the period presented pursuant to the reorganization as stated in Note 1.

Preferred shares

On November 22, 2018, the Company entered into share purchase agreement with two institutional investors pursuant to which the investors purchased 8,611,133 shares of the Company’s Series A convertible Preferred Shares for total proceeds of USD 20,000,000. The Preferred Shares holders could convert the Class B Ordinary Shares at any time at the Preferred Shares issue prices. Each Preferred Share shall automatically be converted into Class B Ordinary Shares, at the then applicable Preferred Share Conversion Price upon the closing of a Qualified Initial Public Offering (IPO). If the Company fails to complete the IPO, the preferred shares holders have no redemption rights on the preferred shares nor is the Company required to buy back any shares. Accordingly, the Company accounted for the convertible preferred shares as equity.

Restricted assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiary. Relevant PRC statutory laws and regulations permit payments of dividends by WiMi WFOE and Beijing WiMi (collectively “WiMi PRC entities”) only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of WiMi PRC entities.

WiMi PRC entities are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, WiMi PRC entities may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. WiMi PRC entities may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by State Administration of Foreign Exchange.

As a result of the foregoing restrictions, WiMi PRC entities are restricted in their ability to transfer their assets to the Company. Foreign exchange and other regulation in the PRC may further restrict WiMi PRC entities from transferring funds to the Company in the form of dividends, loans and advances. As of December 31, 2019, amounts restricted are the paid-in-capital and statutory reserve of WiMi PRC entities, which amounted to RMB 114,161,660 (USD 16,364,448).

Statutory reserve

As of December 31, 2018 and 2019, WiMi PRC entities collectively attributed RMB 19,647,831 and RMB 22,201,382 (USD 3,182,446), of retained earnings for their statutory reserves, respectively.

Capital contributions

During the year ended December 31, 2017, the Company’s shareholders contributed RMB 30,000,000 to the Company.

Note 15—Commitments and contingencies

Lease commitments

The Company has entered into twenty non-cancellable operating lease agreements for office spaces. The Company’s commitment for minimum lease payments under these operating leases as of December 31, 2019, for the next five years is as follow:

Twelve months ending December 31,	Minimum lease payment
	RMB	USD
2020	2,478,329	355,255
2021	1,639,356	234,993
Thereafter	—	—
Total minimum payments	4,117,685	590,248

Rent expense for the years ended December 31, 2017, 2018 and 2019 was RMB 2,933,035, RMB 3,359,469 and RMB 3,707,039 (USD 531,384), respectively.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contingencies

From time to time, the Company is party to certain legal proceedings, as well as certain asserted and un-asserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the consolidated financial statements.

Variable interest entity structure

In the opinion of management, (i) the corporate structure of the Company is in compliance with existing PRC laws and regulations; (ii) the Contractual Arrangements are valid and binding, and do not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations of WiMi WFOE and the VIE are in compliance with existing PRC laws and regulations in all material respects.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to the foregoing opinion of its management. If the current corporate structure of the Company or the Contractual Arrangements is found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its corporate structure and operations in the PRC to comply with changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company’s current corporate structure or the Contractual Arrangements is remote based on current facts and circumstances.

Note 16—Segments

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for detailing the Company’s business segments.

The Company’s chief operating decision maker is the Chief Executive Officer, who reviews the financial information of the separate operating segments when making decisions about allocating resources and assessing the performance of the group. The Company has determined that it has two operating segments: (1) AR advertising services, and (2) AR entertainment.

The following tables present summary information by segment for the years ended December 31, 2017, 2018 and 2019:

	AR advertising services	AR entertainment	Total December 31, 2017
	RMB	RMB	RMB
Revenues	133,078,464	58,951,060	192,029,524
Cost of revenues	66,148,464	13,031,723	79,180,187
Gross profit	66,930,000	45,919,337	112,849,337
Depreciation and amortization	4,338,510	8,443,461	12,781,971
Total capital expenditures	171,364	1,792,869	1,964,233

	AR advertising services	AR entertainment	Total December 31, 2018
	RMB	RMB	RMB
Revenues	181,241,346	44,030,218	225,271,564
Cost of revenues	81,437,761	3,976,300	85,414,061
Gross profit	99,803,585	40,053,918	139,857,503
Depreciation and amortization	4,360,632	9,178,221	13,538,853
Total capital expenditures	26,380	20,192	46,572

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	AR advertising services	AR entertainment	Total December 31, 2019	Total December 31, 2019
	RMB	RMB	RMB	USD
Revenues	267,514,061	51,667,363	319,181,424	45,752,906
Cost of revenues	140,716,036	5,451,807	146,167,843	20,952,358
Gross profit	126,798,025	46,215,556	173,013,581	24,800,548
Depreciation and amortization	9,455,226	4,428,693	13,883,919	1,990,184
Total capital expenditures	161,505	34,493	195,998	28,095

Total assets as of:

	December 31, 2018	December 31, 2019	December 31, 2019
	RMB	RMB	USD
AR advertising services	410,506,084	379,286,036	54,368,572
AR entertainment	196,977,342	184,212,477	26,405,849
Total Assets	607,483,426	563,498,513	80,774,421

The Company’s operations are primarily based in the PRC, where the Company derives a substantial portion of their revenues. Management also review consolidated financial results by business locations. Disaggregated information of revenues by geographic locations are as follows:

	For the year ended December 31, 2017	For the year ended December 31, 2018	For the year ended December 31, 2019	For the year ended December 31, 2019
	RMB	RMB	RMB	USD
Domestic PRC revenues	166,010,547	209,495,553	303,357,469	43,484,629
International revenues	26,018,977	15,776,011	15,823,955	2,268,277
Total revenues	192,029,524	225,271,564	319,181,424	45,752,906

Note 17—Subsequent events

The spread of a novel strain of coronavirus (COVID-19) around the world in the first quarter of 2020 has caused significant volatility in U.S. and international markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. and international economies and, as such, the Company is unable to determine if it will have a material impact to its operations.

On March 31, 2020, the Company completed its initial public offering (“IPO”) of 4,750,000 American Depository Shares (“ADS”) at a public offering price of $5.50 per ADS, each ADS represents two of the Company’s Class B ordinary shares, par value US$0.0001 per share, resulting in net proceeds to the Company of approximately $23.1 million after deducting placement agent fees and other expenses. In connection with the IPO, the Company’s ADS began trading on The Nasdaq Global Market on April 1, 2020 under the symbol “WIMI”.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18—Condensed financial information of the parent company

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

The subsidiary did not pay any dividend to the Company for the periods presented. For the purpose of presenting parent only financial information, the Company records its investment in its subsidiary under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiary” and the income of the subsidiary is presented as “share of income of subsidiary”. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted.

The Company did not have significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2018 and 2019.

PARENT COMPANY BALANCE SHEETS

	December 31, 2018	December 31, 2019	December 31, 2019
	RMB	RMB	USD
ASSETS
CURRENT ASSETS
Cash in bank	137,852,519	70,050,747	10,041,390
Other receivables—intercompany	—	63,037,292	9,036,050
Total current assets	137,852,519	133,088,039	19,077,440
OTHER ASSETS
Investment in subsidiaries	183,488,228	292,086,089	41,868,939
Total assets	321,340,747	425,174,128	60,946,379
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of shareholder loan	—	1,395,240	200,000
OTHER LIABILITIES
Non-current shareholder loan	2,419,278	1,063,871	152,500
Total liabilities	2,419,278	2,459,111	352,500
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Series A convertible preferred shares, $0.0001 par value, 12,916,700 shares authorized, 8,611,133 shares issued and outstanding of December 31, 2018 and 2019, respectively	5,910	5,910	861
Class A ordinary shares, $0.0001 par value, 20,115,570 shares authorized, 20,115,570 shares issued and outstanding of December 31, 2018 and 2019	13,095	13,095	2,011
Class B ordinary shares, $0.0001 par value, 466,967,730 shares authorized, 79,884,430 shares issued and outstanding of December 31, 2018 and 2019	52,005	52,005	7,988
Additional paid-in capital	168,166,990	168,166,990	24,105,815
Retained earnings	129,526,973	229,177,894	32,851,394
Statutory reserves	19,647,831	22,201,382	3,182,446
Accumulated other comprehensive income	1,508,665	3,097,741	443,364
Total shareholders’ equity	318,921,469	422,715,017	60,593,879
Total liabilities and shareholders’ equity	321,340,747	425,174,128	60,946,379

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PARENT COMPANY STATEMENTS OF INCOME

	For the Years Ended December 31,
	2017	2018	2019	2019
	RMB	RMB	RMB	USD
OPERATING EXPENSES
General and administrative	—	(1,838,494)	(7,972,189)	(1,142,770)
Total operating expenses	—	(1,838,494)	(7,972,189)	(1,142,770)
LOSS FROM OPERATIONS		(1,838,494)	(7,972,189)	(1,142,770)
OTHER INCOME (EXPENSE)
Interest income	—	—	1,025,954	147,065
Finance expense	—	(345)	(5,456)	(782)
Equity income of subsidiaries and VIE	73,337,971	91,056,631	109,156,163	15,646,937
Total other income, net	73,337,971	91,056,286	110,176,661	15,793,220
NET INCOME	73,337,971	89,217,792	102,204,472	14,650,450
FOREIGN CURRENCY TRANSLATION ADJUSTMENT	(250,623)	1,759,288	1,589,076	227,785
COMPREHENSIVE INCOME	73,087,348	90,977,080	103,793,548	14,878,235

PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2017	2018	2019	2019
	RMB	RMB	RMB	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	73,337,971	89,217,792	102,204,472	14,650,450
Adjustments to reconcile net income to cash used in operating activities:
Equity income of subsidiaries and VIEs	(73,337,971)	(91,056,631)	(109,156,163)	(15,646,937)
Change in operating assets and liabilities
Other receivables – intercompany	—	—	(62,298,143)	(8,930,097)
Net cash used in operating activities	—	(1,838,839)	(69,249,834)	(9,926,584)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Series A convertible preferred shares	—	137,738,000	—	—
Proceeds from related party loans	—	2,419,278	—	—
Net cash provided by financing activities	—	140,157,278	—	—
EFFECT OF EXCHANGE RATE ON CASH	—	(465,920)	1,448,063	207,572
CHANGES IN CASH AND CASH EQUIVALENTS	—	137,852,519	(67,801,771)	(9,719,012)
CASH AND CASH EQUIVALENTS, beginning of year	—	—	137,852,519	19,760,402
CASH AND CASH EQUIVALENTS, end of year	—	137,852,519	70,050,748	10,041,390

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,	June 30,
	2019	2020	2020
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	129,048,978	149,289,194	21,087,534
Short term investments	-	104,174,592	14,714,965
Accounts receivable, net	36,122,170	39,522,079	5,582,609
Prepaid expenses and other current assets	6,076,474	25,305,754	3,574,511
Contract costs	6,263,818	4,410,732	623,029
Total current assets	177,511,440	322,702,351	45,582,648

PROPERTY AND EQUIPMENT, NET	769,468	525,556	74,236

OTHER ASSETS
Cost method investments	4,350,000	4,350,000	614,450
Prepaid expenses and deposits	1,248,473	1,191,963	168,368
Intangible assets, net	27,539,298	21,212,035	2,996,262
Goodwill	352,079,834	352,752,515	49,827,320
Total non-current assets	385,217,605	379,506,513	53,606,400

Total assets	563,498,513	702,734,420	99,263,284

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	38,695,724	47,091,146	6,651,763
Deferred revenues	503,576	247,795	35,002
Other payables and accrued liabilities	2,280,346	2,844,213	401,753
Other payables – related party	-	5,000	706
Current portion of shareholder loans	70,987,603	20,295,332	2,866,775
Taxes payable	9,660,882	6,250,065	882,840
Total current liabilities	122,128,131	76,733,551	10,838,839

OTHER LIABILITIES
Non-current shareholder loans	16,038,186	4,850,000	685,077
Deferred tax liabilities, net	2,617,179	2,500,063	353,141
Total other liabilities	18,655,365	7,350,063	1,038,218

Total liabilities	140,783,496	84,083,614	11,877,057

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Series A convertible preferred shares, USD 0.0001 par value, 12,916,700 shares authorized, 8,611,133 and 0 shares issued and outstanding as of December 31, 2019 and June 30, 2020, respectively	5,910	-	-
Class A ordinary shares, USD 0.0001 par value, 20,115,570 shares authorized, 20,115,570 shares issued and outstanding as of December 31, 2019 and June 30, 2020	13,095	13,095	2,011
Class B ordinary shares, USD 0.0001 par value, 466,967,730 shares authorized, 79,884,430 and 98,333,843 shares issued and outstanding as of December 31, 2019 and June 30, 2020, respectively	52,005	64,880	9,833
Additional paid-in capital	168,166,990	339,632,773	47,974,119
Retained earnings	229,177,894	251,422,312	35,514,134
Statutory reserves	22,201,382	22,855,814	3,228,450
Accumulated other comprehensive income	3,097,741	4,661,932	657,680
Total shareholders’ equity	422,715,017	618,650,806	87,386,227

Total liabilities and shareholders’ equity	563,498,513	702,734,420	99,263,284

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
COMPREHENSIVE INCOME

	For the Six Months Ending June 30,
	2019	2020	2020
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
OPERATING REVENUES	158,481,409	170,835,899	24,131,068

COST OF REVENUES	(50,446,015)	(118,029,069)	(16,671,950)

GROSS PROFIT	108,035,394	52,806,830	7,459,118

OPERATING EXPENSES
Selling expenses	(1,657,185)	(1,366,226)	(192,983)
General and administrative expenses	(19,133,725)	(15,005,708)	(2,119,600)
Research and development expenses	(2,926,207)	(15,283,549)	(2,158,846)
Total operating expenses	(23,717,117)	(31,655,483)	(4,471,429)

INCOME FROM OPERATIONS	84,318,277	21,151,347	2,987,689

OTHER INCOME (EXPENSE)
Investment income	-	2,939,832	415,260
Interest income	443,041	192,056	27,128
Finance expenses, net	(2,510,177)	(1,334,887)	(188,557)
Other income, net	1,740,754	932,159	131,671
Total other (expenses) income, net	(326,382)	2,729,160	385,502

INCOME BEFORE INCOME TAXES	83,991,895	23,880,507	3,373,191

BENEFIT OF (PROVISION FOR) INCOME TAX
Current	(5,420,119)	(1,098,772)	(155,205)
Deferred	705,815	117,115	16,543
Total provision for income tax	(4,714,304)	(981,657)	(138,662)

NET INCOME	79,277,591	22,898,850	3,234,529

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	215,805	1,564,191	220,947

COMPREHENSIVE INCOME	79,493,396	24,463,041	3,455,476

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic	100,000,000	109,173,741	109,173,741
Diluted	108,611,133	113,503,095	113,503,095

EARNINGS PER SHARE
Basic	0.79	0.21	0.03
Diluted	0.73	0.20	0.03

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Convertible		Ordinary shares					Retained earnings		Accumulated
	preferred shares		Class A		Class B		Additional	(Accumulated deficit)		other
	Shares	Par Value	Shares	Par Value	Shares	Par Value	paid-in capital	Statutory reserves	Unrestricted	comprehensive income	Total	Total
		RMB		RMB		RMB	RMB	RMB	RMB	RMB	RMB	USD
BALANCE, December 31, 2018	8,611,133	5,910	20,115,570	13,095	79,884,430	52,005	168,166,990	19,647,831	129,526,973	1,508,665	318,921,469	46,390,602
Net income	-	-	-	-	-	-	-	-	79,277,591	-	79,277,591	11,531,789
Statutory reserves	-	-	-	-	-	-	-	1,658,418	(1,658,418)	-	-	-
Foreign currency translation	-	-	-	-	-	-	-	-	-	215,805	215,805	31,391
BALANCE, June 30, 2019	8,611,133	5,910	20,115,570	13,095	79,884,430	52,005	168,166,990	21,306,249	207,146,146	1,724,470	398,414,865	57,953,782

	Convertible		Ordinary shares					Retained earnings		Accumulated
	preferred shares		Class A		Class B		Additional	(Accumulated deficit)		other
	Shares	Par Value	Shares	Par Value	Shares	Par Value	paid-in capital	Statutory reserves	Unrestricted	comprehensive income	Total	Total
		RMB		RMB		RMB	RMB	RMB	RMB	RMB	RMB	USD
BALANCE, December 31, 2019	8,611,133	5,910	20,115,570	13,095	79,884,430	52,005	168,166,990	22,201,382	229,177,894	3,097,741	422,715,017	60,593,879
Issuance of ordinary share through Initial public offering, net	-	-	-	-	9,838,280	6,965	171,465,783	-	-	-	171,472,748	24,221,025
Conversion of Series A preferred shares into Class B ordinary shares	(8,611,133)	(5,910)			8,611,133	5,910	-	-	-	-	-	-
Net income	-	-	-	-	-	-	-	-	22,898,850	-	22,898,850	3,234,529
Statutory reserves	-	-	-	-	-	-	-	654,432	(654,432)	-	-	-
Foreign currency translation	-	-	-	-	-	-	-	-	-	1,564,191	1,564,191	(663,206)
BALANCE, June 30, 2020 (Unaudited)	-	-	20,115,570	13,095	98,333,843	64,880	339,632,773	22,855,814	251,422,312	4,661,932	618,650,806	87,386,227

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2019	2020	2020
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	79,277,591	22,898,850	3,234,529
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	6,796,359	7,049,053	995,699
Provision for doubtful accounts	520,018	298,249	42,129
Deferred tax benefit	(705,815)	(117,115)	(16,543)
Gain from short term investment	-	(2,939,832)	(415,260)
Loss from disposal of property and equipment	-	3,565	504
Amortization of debt discount	2,303,691	-	-
Change in operating assets and liabilities:
Accounts receivables	(11,478,731)	(3,698,158)	(522,376)
Prepaid expenses and other current assets	(2,643,251)	(19,224,116)	(2,715,462)
Contract costs	1,824,638	1,853,086	261,754
Prepaid expenses and deposits	24,506	56,516	7,983
Accounts payable	5,594,307	8,395,418	1,185,877
Deferred revenues	(125,316)	(255,781)	(36,130)
Other payables and accrued liabilities	(526,037)	563,173	79,550
Other payable – related parties	(1,065)	5,000	706
Taxes payable	1,919,319	(3,410,817)	(481,788)
Net cash provided by operating activities	82,780,214	11,477,091	1,621,172

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments of cost method investments	(3,850,000)	-	-
Payments of business acquisition payable – related parties	(6,310,931)	-	-
Purchases of property and equipment	(35,619)	(41,593)	(5,875)
Purchases of short term investments	-	(134,882,277)	(19,052,515)
Redemption of short term investments	-	34,210,364	4,832,314
Net cash used in investing activities	(10,196,550)	(100,713,506)	(14,226,076)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from initial public offering, net	-	171,472,748	24,221,025
Proceeds from shareholder loans	7,000,000	15,000,000	2,118,794
Repayment of shareholder loans	(100,820,000)	(77,000,000)	(10,876,474)
Net cash (used in) provided by financing activities	(93,820,000)	109,472,748	15,463,345

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	366,376	3,883	549

CHANGE IN CASH AND CASH EQUIVALENTS	(20,869,960)	20,240,216	2,858,990

CASH AND CASH EQUIVALENTS, beginning of period	151,947,942	129,048,978	18,228,544

CASH AND CASH EQUIVALENTS, end of period	131,077,982	149,289,194	21,087,534

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	4,018,743	4,893,687	691,248
Cash paid for interest expense	-	-	-

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Nature of business and organization

WiMi Hologram Cloud Inc. (“WiMi Cayman” or the “Company”) is a holding company incorporated on August 16, 2018, under the laws of the Cayman Islands. The Company has no substantive operations other than holding all of the outstanding share capital of WiMi Hologram Cloud Limited (“WiMi HK”) which was established in Hong Kong on September 4, 2018. WiMi HK is also a holding company holding all of the outstanding equity of Beijing Hologram WiMi Cloud Network Technology Co., Ltd. (“WiMi WFOE”) which was established on September 20, 2018 under the law of the People’s Republic of China (“PRC” or “China”). On June 1, 2020, WiMi HK established ICinit Limited (“ICinit”) in Hong Kong and WiMi HK has a 51% equity interest in ICinit.

The Company, through its variable interest entity (“VIE”), Beijing WiMi Cloud Software Co., Ltd. (“Beijing WiMi”) and its subsidiaries, mainly engaged in two operating segments: (1) Augmented reality (AR) advertising services; and (2) AR entertainment. The majority of Company’s business activities are carried out in Shenzhen and Hong Kong. The Company’s headquarters are located in the city of Beijing, China.

As of June 30, 2020, there are fifteen subsidiaries under the consolidation of the VIE company, Beijing WiMi.

On August 20, 2015, Beijing WiMi acquired Shenzhen Yitian Internet Technology Co., Ltd. (“Shenzhen Yitian”) and Shenzhen Yitian’s subsidiary Shenzhen Quntian Technology Co., Ltd. (“Shenzhen Qunitan”). Shenzhen Quntian was subsequently sold in 2017. Shenzhen Yitian established wholly owned subsidiaries Shenzhen Qianhai Wangxin Technology Co., Ltd. in 2015, Korgas 233 Technology Co., Ltd. Shenzhen in 2017, Shenzhen Yiyou Online Technology Co., Ltd in 2019 and Wuhan 233 Interactive Entertainment Technology Co., Ltd. in 2020. Shenzhen Yitian and subsidiaries mainly engage in AR entertainment.

On August 26, 2015, Beijing WiMi acquired Shenzhen Kuxuanyou Technology Co., Ltd. (“Shenzhen Kuxuan”), Shenzhen Kuxuan established wholly owned subsidiary Shenzhen Yiruan Tianxia Technology Co., Ltd. in 2016 and wholly owned subsidiaries Shenzhen Yiyun Technology Co., Ltd. and Korgas Shengyou Information Technology Co., Ltd. in 2017. Shenzhen Kuxuan and subsidiaries mainly engage in AR entertainment but switch to AR advertising services after second half of 2019.

On October 21, 2015, Beijing WiMi acquired Shenzhen Yidian Network Technology Co., Ltd. (“Shenzhen Yidian”), Shenzhen Yidian established Korgas Duodian Network Technology Co., Ltd. in 2016, Shenzhen Duodian Cloud Technology Co., Ltd. in 2017, and Kashi Duodian Internet Technology Co., Ltd and Shenzhen Zhiyun Image Technology Co., Ltd. in 2019. Shenzhen Yidian and subsidiaries engaged in AR advertising services.

In 2016, Beijing WiMi established wholly owned subsidiaries Korgas WiMi Xinghe Network Technologies Co., Ltd. (“Korgas WiMi”) and Micro Beauty Lightspeed Investment Management HK Limited. On March 7, 2017, Micro Beauty Lightspeed Investment Management HK Limited acquired 100% equity interest of Skystar Development Co., Ltd. Skystar engages in AR entertainment.

On November 6, 2018, WiMi Cayman completed a reorganization of entities under common control of its shareholders, who collectively owned all of the equity interests of WiMi Cayman prior to the reorganization. WiMi Cayman, and WiMi HK were established as the holding companies of WiMi WFOE. WiMi WFOE is the primary beneficiary of Beijing WiMi and its subsidiaries, and all of these entities included in WiMi Cayman are under common control which results in the consolidation of Beijing WiMi and subsidiaries which have been accounted for as a reorganization of entities under common control at carrying value. The unaudited interim condensed consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying unaudited interim condensed consolidated financial statements of WiMi Cayman.

On August 4, 2020, the Company established a wholly-owned subsidiary, Lixin Technology Co., Ltd. (“Lixin Technology”), to accelerate development of its holographic vision intelligent robots and fabless semiconductor businesses. Lixin Technology will also leverage our related patents and copyrights to develop semiconductor products and sell such products to customers across the broader holographic ecosystem. Lixin Technology will focus on a new upstream business in the domestic smart product market, and research, development and sales of semiconductor chips to further enhance our competitiveness.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited interim condensed consolidated financial statements reflect the activities of WiMi Cayman and each of the following entities as of June 30, 2020:

Name	Background	Ownership
WiMi HK	● A Hong Kong company ● Incorporated on September 4, 2018 ● A holding company	100% owned by WiMi Cayman
WiMi WFOE	● PRC limited liability company and deemed a wholly foreign owned enterprise (“WFOE”) ● Incorporated on September 20, 2018 ● Registered capital of RMB 325,500,000 (USD 50,000,000) ● A holding company	100% owned by WiMi HK
Beijing WiMi	● A PRC limited liability company ● Incorporated on May 27, 2015 ● Registered capital of RMB 5,154,639 (USD 751,055) Primarily engages in Hologram advertising services	VIE of WiMi WFOE
Shenzhen Kuxuanyou Technology Co., Ltd. (“Shenzhen Kuxuanyou”)	● A PRC limited liability company ● Incorporated on June 18, 2012 ● Registered capital of RMB 10,000,000 (USD 1,457,046) Primarily engages in AR advertising services	100% owned by Beijing WiMi Acquired in 2015
Shenzhen Yiruan Tianxia Technology Co., Ltd. (“Shenzhen Yiruan”)	● A PRC limited liability company ● Incorporated on January 06, 2016 ● Registered capital of RMB 10,000,000 (USD 1,457,046) Primarily engages in AR advertising services	100% owned by Shenzhen Kuxuanyou Technology Co., Ltd.
Shenzhen Yiyun Technology Co., Ltd. (“Shenzhen Yiyun”)	● A PRC limited liability company ● Incorporated on November 15, 2017 ● Registered capital of RMB 10,000,000 (USD 1,457,046) Primarily engages in AR advertising services	100% owned by Shenzhen Kuxuanyou Technology Co., Ltd
Korgas Shengyou Information Technology Co., Ltd. (“Korgas Shengyou”)	● A PRC limited liability company ● Incorporated on February 13, 2017 ● Registered capital of RMB 5,000,000 (USD 728,523) Primarily engages in SDK payment channel services	100% owned by Shenzhen Kuxuanyou Technology Co., Ltd Disposed in May 19, 2020**
Korgas WiMi Xinghe Network Technology Co., Ltd. (“Korgas WiMi”)	● A PRC limited liability company ● Incorporated on October 18, 2016 ● Registered capital of RMB 5,000,000 (USD 728,523) Primarily engages in Hologram advertising services	100% owned by Beijing WiMi Dissolved in February 2019*
Shenzhen Yitian Internet Technology Co., Ltd. (“Shenzhen Yitian”)	● A PRC limited liability company ● Incorporated on March 08, 2011 ● Registered capital of RMB 20,000,000 (USD 2,914,093) Primarily engages in mobile games development	100% owned by Beijing WiMi Acquired in 2015
Korgas 233 Technology Co., Ltd. (“Korgas 233”)	● A PRC limited liability company ● Incorporated on September 15, 2017 ● Registered capital of RMB 1,000,000 (USD 145,705) Primarily engages in mobile games development	100% owned by Shenzhen Yitian Internet Technology Co., Ltd.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Name	Background	Ownership
Shenzhen Qianhai Wangxin Technology Co., Ltd. (“Shenzhen Qianhai”)	● A PRC limited liability company ● Incorporated on October 16, 2015 ● Registered capital of RMB 5,000,000 (USD 728,523) Primarily engages in AR advertising services	100% owned by Shenzhen Yitian Internet Technology Co., Ltd.
Shenzhen Yiyou Online Technology Co., Ltd. (“YY Online”)	● A PRC limited liability company ● Incorporated on January 14, 2019 ● Registered capital of RMB 100,000 (USD 14,334) Primarily engages in AR advertising services	100% owned by Shenzhen Yitian Internet Technology Co., Ltd.
Wuhan 233 Interactive Entertainment Technology Co., Ltd. (“Wuhan 233”)	● A PRC limited liability company ● Incorporated on May 15, 2020 ● Registered capital of RMB 100,000 (USD 14,125) Primarily engages in mobile games development	100% owned by Shenzhen Yitian Internet Technology Co., Ltd.
Shenzhen Yidian Network Technology Co., Ltd. (“Shenzhen Yidian”)	● A PRC limited liability company ● Incorporated on May 20, 2014 ● Registered capital of RMB 10,000,000 (USD 1,457,046) Primarily engages in AR advertising services	100% owned by Beijing WiMi Acquired in 2015
Shenzhen Duodian Cloud Technology Co., Ltd. (“Shenzhen Duodian”)	● A PRC limited liability company ● Incorporated on August 24, 2017 ● Registered capital of RMB 5,000,000 (USD 728,523) Primarily engages in AR advertising services	100% owned by Shenzhen Yidian Network Technology Co., Ltd.
Korgas Duodian Network Technology Co., Ltd. (“Korgas Duodian”)	● A PRC limited liability company ● Incorporated on November 25, 2016 ● Registered capital of RMB 5,000,000 (USD 728,523) Primarily engages in AR advertising services	100% owned by Shenzhen Yidian Network Technology Co., Ltd.
Kashi Duodian Network Technology Co., Ltd. (“Kashi Duodian”)	● A PRC limited liability company ● Incorporated on January 31, 2019 ● Registered capital of RMB 5,000,000 (USD 716,723) Primarily engages in AR advertising services	100% owned by Shenzhen Yidian Network Technology Co., Ltd.
Shenzhen Zhiyun Image Technology Co., Ltd. (“Shenzhen Zhiyun”)	● A PRC limited liability company ● Incorporated on December 3, 2019 ● Registered capital of RMB 5,000,000 (USD 716,723) Primarily engages in AR advertising services	100% owned by Shenzhen Yidian Network Technology Co., Ltd.
Micro Beauty Lightspeed Investment Management HK Limited (“Micro Beauty”)	● A Hong Kong company ● Incorporated on February 22, 2016 ● Registered capital of HKD 100,000 (USD 12,771) Primarily engages in MR software development and licensing	100% owned by Beijing WiMi
Skystar Development Co.,Ltd (“Skystar”)	● A Republic of Seychelles Company ● Incorporated on March 30, 2016 ● Registered capital of USD 50,000 Primarily engages in MR software development and licensing	100% owned by Micro Beauty Lightspeed Investment Management HK Limited Acquired on March 7, 2017
ICinit Limited (“ICinit”)	● A Hong Kong company ● Incorporated on June 1, 2020 ● Registered capital of HKD 1,000,000 (USD 127,383)	51% owned by WiMi HK

*	Korgas WiMi which had no operations since inception, was dissolved in February 2019, no gain or loss was recognized in the dissolution.

**	The Company disposed Korgas Shengyou on May 19, 2020, resulting in a loss from disposal of subsidiaries of approximately RMB 26.

Contractual Arrangements

Due to legal restrictions on foreign ownership and investment in, among other areas, value-added telecommunications services, which include the operations of internet content providers, the Company operates its internet and other businesses in which foreign investment is restricted or prohibited in the PRC through certain PRC domestic companies. As such, Beijing WiMi is controlled through contractual agreements in lieu of direct equity ownership by the Company or any of its subsidiaries. Such contractual arrangements consist of a series of four agreements, a shareholder power of attorney and an irrevocable commitment letter (collectively the “Contractual Arrangements”, which were signed on November 6, 2018).

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The significant terms of the Contractual Agreements are as follows:

Exclusive Business Cooperation Agreement

Under the exclusive business cooperation agreement between WiMi WFOE and Beijing WiMi, dated November 6, 2018, WiMi WFOE has the exclusive right to provide to Beijing WiMi consulting and services related to, among other things, use of software, operation maintenance, product development, and management and marketing consulting. WiMi WFOE has the exclusive ownership of intellectual property rights created as a result of the performance of this agreement. Beijing WiMi agrees to pay WiMi WFOE service fee at an amount equal to the consolidated net income after offsetting previous year’s loss (if any). This agreement will remain effective until the date when it is terminated by WiMi WFOE.

Exclusive Share Purchase Option Agreements

Pursuant to the exclusive share purchase option agreement dated November 6, 2018, by and among WiMi WFOE, Beijing WiMi and each of the shareholders of Beijing WiMi, each of the shareholders of Beijing WiMi irrevocably granted WiMi WFOE an exclusive call option to purchase, or have its designated person(s) to purchase, at its discretion, all or part of their equity interests in Beijing WiMi, and the purchase price shall be the lowest price permitted by applicable PRC law. Each of the shareholders of Beijing WiMi undertakes that, without the prior written consent of WiMi WFOE or us, they may not increase or decrease the registered capital, amend its articles of association or change registered capital structure. This agreement will remain effective for ten years and can be renewed at WiMi WFOE’s sole discretion. Any transfer of shares pursuant to this agreement would be subject to PRC regulations and to any changes required thereunder.

Exclusive Assets Purchase Agreements

Pursuant to the exclusive asset purchase agreement dated November 6, 2018 by WiMi WFOE and Beijing WiMi, Beijing WiMi irrevocably granted WiMi WFOE an exclusive call option to purchase, or have its designated person(s) to purchase, at its discretion, all or part of Beijing WiMi’s current or future assets (including intellectual property rights), and the purchase price shall be the lowest price permitted by applicable PRC law. Beijing WiMi undertakes that, without the prior written consent of WiMi WFOE, it may not sell, transfer, pledge, dispose of its assets, incur any debts or guarantee liabilities. It will notify WiMi WFOE any potential litigation, arbitration or administrative procedures regarding the assets, and defend the assets if necessary. This agreement will remain effective for ten years and can be renewed at WiMi WFOE’s sole discretion. Any transfer of assets pursuant to this agreement would be subject to PRC regulations and to any changes required thereunder.

Equity Interest Pledge Agreements

Pursuant to the equity interest pledge agreement dated November 6, 2018, by and among WiMi WFOE, Beijing WiMi and the shareholders of Beijing WiMi, the shareholders of Beijing WiMi pledged all of their equity interests in Beijing WiMi to WiMi WFOE to guarantee their and Beijing WiMi’s obligations under the contractual arrangements including the exclusive consulting and services agreement, the exclusive option agreement, the exclusive asset purchase agreement and the power of attorney and this equity interest pledge agreement, as well as any loss incurred due to events of default defined therein and all expenses incurred by WiMi WFOE in enforcing such obligations of Beijing WiMi or its shareholders. The shareholders of Beijing WiMi agree that, without WiMi WFOE’s prior written approval, during the term of the equity interest pledge agreement, they will not dispose of the pledged equity interests or create or allow any other encumbrance on the pledged equity interests. We have completed the registration of the equity pledges with the relevant office of SAIC in accordance with the PRC Property Rights Law.

Power of Attorney

Pursuant to the power of attorney dated November 6, 2018, by WiMi WFOE and each shareholder of Beijing WiMi, respectively, each shareholder of Beijing WiMi irrevocably authorized WiMi WFOE or any person(s) designated by WiMi WFOE to exercise such shareholder’s voting rights in Beijing WiMi, including, without limitation, the power to participate in and vote at shareholder’s meetings, the power to nominate directors and appoint senior management, the power to sell or transfer such shareholder’s equity interest in Beijing WiMi, and other shareholders’ voting rights permitted by PRC law and the Articles of Association of Beijing WiMi. The power of attorney remains irrevocable and continuously valid from the date of execution so long as each shareholder remains as a shareholder of Beijing WiMi.

Spousal Consent Letters

Pursuant to these letters, the spouses of the applicable shareholders of Beijing WiMi unconditionally and irrevocably agreed that the equity interest in Beijing WiMi held by them and registered in their names will be disposed of pursuant to the equity interest pledge agreement, the exclusive option agreement, the exclusive asset purchase agreement and the power of attorney. Each of their spouses agreed not to assert any rights over the equity interest in Beijing WiMi held by their respective spouses. In addition, in the event that any spouse obtains any equity interest in Beijing WiMi held by his or her spouse for any reason, he or she agreed to be bound by the contractual arrangements.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Based on the foregoing contractual arrangements, which grant WiMi WFOE effective control of Beijing WiMi and enable WiMi WFOE to receive all of their expected residual returns, the Company accounts for Beijing WiMi as a VIE. Accordingly, the Company consolidates the accounts of Beijing WiMi for the periods presented herein, in accordance with Regulation S-X-3A-02 promulgated by the Securities Exchange Commission (“SEC”), and Accounting Standards Codification (“ASC”) 810-10, Consolidation.

Note 2—Summary of significant accounting policies

Liquidity

In assessing the Company’s liquidity, the Company monitors and analyzes its cash on-hand and its operating and capital expenditure commitments. The Company’s liquidity needs are to meet its working capital requirements, operating expenses and capital expenditure obligations. Cash flow from operations and capital contribution and loan from shareholders have been utilized to finance the working capital requirements of the Company. For the six months ended June 30, 2020, the Company had cash flow from operating activities of RMB 11.5 million. The Company’s cash and working capital was approximately RMB149.3 million and RMB 246.0 million as of June 30, 2020, respectively. The Company believes its revenues and operations will continue to grow and the current working capital is sufficient to support its operations and debt obligations as they become due one year through report date.

Basis of presentation

The accompanying unaudited interim condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission, regarding financial reporting, and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operation results. The results of operations for the six months ended June 30, 2020 are not necessarily indicative of results to be expected for any other period or for the full year of 2020. Accordingly, these statements should be read in conjunction with the information included in the annual report on Form 20-F for the fiscal year ended December 31, 2019 filed on April 29, 2020.

Principles of consolidation

The unaudited interim condensed consolidated financial statements include the financial statements of the Company and its subsidiaries, which include the wholly-foreign owned enterprise (“WFOE”) and variable interest entities (“VIEs”) over which the Company exercises control and, when applicable, entities for which the Company has a controlling financial interest or is the primary beneficiary. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Use of estimates and assumptions

The preparation of the unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the unaudited interim condensed consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s unaudited interim condensed consolidated financial statements include the useful lives of property and equipment and intangible assets, impairment of long-lived assets and goodwill, allowance for doubtful accounts, provision for contingent liabilities, revenue recognition, and deferred taxes and uncertain tax position. Actual results could differ from these estimates.

Short term investments

The Company records investments in equity securities at their fair value. Whereas readily determinable fair value is not available, the Company measures the investment by using the investment cost minus any impairment, if necessary plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer, if any. Gains or losses are realized when such investments are sold.

The Company reviews its investments, for other-than-temporary impairment based on the specific identification method and considers available quantitative and qualitative evidence in evaluating potential impairment. If the cost of an investment exceeds the investment’s fair value, the Company considers, among other factors, general market conditions, government economic plans, the duration and the extent to which the fair value of the investment is less than cost and the Company’s intent and ability to hold the investment to determine whether another-than-temporary impairment has occurred. If the investment’s fair value is less than the cost of an investment and the Company determines the impairment to be other-than-temporary, the Company recognizes an impairment loss based on the fair value of the investment. No impairment was recognized for the six months ended June 30, 2019 and 2020, respectively.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Foreign currency translation and other comprehensive income (loss)

The Company uses Renminbi (“RMB”) as its reporting currency. The functional currency of the Company and its subsidiary in Seychelles is U.S. dollar, and its subsidiaries which are incorporated in Hong Kong and PRC are Hong Kong Dollar and RMB, respectively, which are their respective local currencies based on the criteria of ASC 830, “Foreign Currency Matters”.

In the unaudited interim consolidated financial statements, the financial information of the Company and other entities located outside of the PRC has been translated into RMB. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the period.

Translation adjustments included in accumulated other comprehensive income amounted to RMB 3,097,741 and RMB 4,661,932 (USD 657,680) as of December 31, 2019 and June 30, 2020, respectively. The balance sheet amounts, with the exception of shareholders’ equity for WiMi HK at December 31, 2019 and June 30, 2020 were translated at RMB1.00 to HKD 1.1163 and to HKD 1.0948, respectively. The average translation rates applied to statement of income accounts for the six months ended June 30, 2019 and 2020 were RMB 1.00 and to HKD 1.1579 and to HKD 1.1025, respectively. The balance sheet amounts, with the exception of shareholders’ equity for WiMi Cayman and Skystar at December 31, 2019 and June 30, 2020 were translated at RMB 1.00 to USD 0.1433 and to USD 0.1413, respectively. The average translation rates applied to statement of income accounts for the six months ended June 30, 2019 and 2020 were RMB 1.00 and to USD 0.1455 and to USD 0.1420, respectively. The shareholders’ equity accounts were stated at their historical rate. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheet.

Convenience translation

Translations of balances in the unaudited interim condensed consolidated balance sheets, unaudited interim condensed consolidated statements of income and unaudited interim condensed consolidated statements of cash flows from RMB into USD as of and for the six months ended June 30, 2020 are solely for the convenience of the reader and were calculated at the rate of RMB 1.00 to USD 0.1413, representing the mid-point reference rate set by Peoples’ Bank of China on June 30, 2020. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into USD at that rate, or at any other rate.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common share outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. As of December 31, 2019 and June 30, 2020, there were 8,611,133 and 0 dilutive shares, respectively.

Revenue recognition

The Company adopted Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (ASC Topic 606) for the fiscal year ended December 31, 2019 using the modified retrospective method for contracts that were not completed as of December 31, 2018. The ASU requires the use of a new five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identifies the contract with the customer, (ii) identifies the performance obligations in the contract, (iii) determines the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocates the transaction price to the respective performance obligations in the contract, and (v) recognizes revenue when (or as) the Company satisfies the performance obligation.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Prior to fiscal year 2019, the Company recognizes revenue when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price or fees are fixed or determinable, and (iv) the ability to collect is reasonably assured. Revenue is presented in the consolidated statements of income and comprehensive income net of sales taxes. The Company does not offer rights of refund of previously paid or delivered amounts, rebates, rights of return or price protection. In all instances, the Company limits the amount of revenue recognized to the amounts for which it has the right to bill its’ customers.

The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Company records its revenue. Upon adoption, the Company evaluated its revenue recognition policy for all revenue streams within the scope of the ASU under previous standards and using the five-step model under the new guidance and confirmed that there were no differences in the pattern of revenue recognition.

(i) AR Advertising Services

AR advertisements are the use holographic materials integrated into advertisement on the online media platforms or offline display. The Company’s performance obligation is to identify advertising spaces, embed holographic AR images or videos into films, shows and short form videos that are hosted by leading online streaming platforms in China. Revenue is recognized at a point in time when the related services have been delivered based on the specific terms of the contract, which are commonly based on specific action (i.e. cost per impression (“CPM”) or cost per action (“CPA”) for on line display and service period for offline display contracts.

The Company enters into advertising contracts with advertisers where the amounts charged per specific action are fixed and determinable, the specific terms of the contracts were agreed on by the Company, the advertisers and channel providers, and collectability is probable. Revenue is recognized on a CPM basis as impressions or clicks are delivered while revenue on a CPA basis is recognized once agreed actions are performed or service period is completed.

The Company considers itself as provider of the services as it has control of the specified services and products at any time before it is transferred to the customers which is evidenced by (1) the Company is primarily responsible to its customers for products and services offered where the products were designed in house and the Company has customer services team to directly service the customers; and (2) having latitude in establish pricing. Therefore the Company acts as the principal of these arrangements and reports revenue earned and costs incurred related to these transactions on a gross basis.

(ii) AR Entertainment

The Company’s AR entertainment includes mainly three sub categories: SDK payment channel services, software development and mobile games operations and technology developments.

a. SDK Payment Channel Services

The Company’s SDK payment channel services enable game players/app users to make online payments through Alipay, Unipay or Wechat pay etc. to various online content providers. When game players/app users make payments in the game or app, the SDK payment channel will automatically populate payment services for the users to fulfill payments.

The Company charges a fee for the payment channel services, the pricing of which is based on the predetermined rates specified in the contract. The Company’s performance obligation is to facilitate payment services and recognizes SDK payment channel service revenue at a point in time when a user completes a payment transaction via a payment channel and is entitled to payment. Related fees are generally billed monthly, based on a per transaction basis. The Company assessed that its promise to customer is to facilitate the service of third party instead of providing the payment services itself as the Company does not have control of the services provided as the Company do not service the users directly and does not have the latitude to establish the price, and therefore, revenue from SDK payment service is recorded on a net basis.

b. MR software development services

The Company’s MR software development service contracts are primarily on a fixed price basis, which require the Company to perform services for MR application design, content development and integrating based on customers’ specific needs. These services also require significant production and customization. The required customization work period is generally less than one year. The Company currently does not have any modification of contract and the contracts currently do not have any variable consideration.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The software customization, application design, upgrades and integration are considered as one performance obligation. The promises to transfer software, customization and upgrades are not separately identifiable as the customers do not obtain benefits from these services on its own.

The Company’s MR software development service contracts are generally recognized over time during the contract period as the Company has no alternative use of the customized software and application without incurring significant additional costs. Revenue is recognized based on the Company’s measurement of progress towards completion based on input or output methods. Input methods are used only when there is a direct correlation between hours incurred and the end product delivered and output method is used when the Company could appropriately measure the customization progress towards completion. Assumptions, risks and uncertainties inherent in the estimates used to measure progress could affect the amount of revenues, receivables and deferred revenues at each reporting period. The Company has a long history of developing various MR software resulting in its ability to reasonably estimate the progress toward completion on each fixed price customized contracts.

c. Mobile Games Services

The Company generates revenue from jointly operated mobile game publishing services and the licensed out games. In accordance with ASC 606, Revenue Recognition: Principal Agent Considerations, the Company evaluates agreements with the game developers, distribution channels and payment channels in order to determine whether or not the Company acts as the principal or as an agent in the arrangement with each party respectively. The determination of whether to record the revenues gross or net is based on whether the Company’s promise to its customers is to provide the products or services or to facilitate a sale by a third party. The nature of the promise depends on whether the Company controls the products or services prior to transferring it. Control is evidenced by if the Company is primarily responsible for fulling the provision of services and has discretion in establishing the selling price. When the Company controls the products or services, its promise is to provide and deliver the products and revenue is presented gross. When the Company does not control the products, the promise is to facilitate the sale and revenue is presented net.

—Jointly operated mobile game publishing services

The Company is offering publishing services for mobile games developed by third party game developers. The Company acted as a distribution channel that it will publish the games on their own app or a third party owned app or website, named game portals. Through these game portals, game players can download the mobile games to their mobile devices and purchase coins, the virtual currency, for in game premium features to enhance their game playing experience. The Company contracts with third party payment platforms for collection services offered to game players who have purchased coins. The third party game developers, third party payment platforms and the co publishers are entitled to profit sharing based on a prescribed percentage of the gross amount charged to the game players. The Company’s obligation in the publishing services is completed at a point in time when the game players made a payment to purchase coins.

With respect to the publishing services arrangements between the Company and the game developer, the Company considered that the Company does not control the services as evidenced by (i) developers are responsible for providing the game product desired by the game players; (ii) the hosting and maintenance of game servers for running the online mobile games is the responsibility of the third party platforms; (iii) the developers or third party platforms have the right to change the pricing of in game virtual items. The Company’s responsibilities are publishing, providing payment solution and market promotion service, and thus the Company views the game developers to be its customers and considers itself as the facilitator of the game developers in the arrangements with game players. Accordingly, the Company records the game publishing service revenue from these games, net of amounts paid to the game developers.

—Licensed out mobile games

The Company also licenses third parties to operate its mobile games developed internally through mobile portal and receives revenue from the third party licensee operators on a monthly basis. The Company’s performance obligation is to provide mobile games to game operators which enable players of the mobile games to make in game purchases and the Company recognized revenue at a point in time when game players completed the purchases. The Company records revenues on a net basis, as the Company does not have the control of the services provided as it does not have the primary responsibility for fulfillment nor does not have the right to change the pricing of the game services.

d. Technology developments

The Company’s technology development contract requires the Company to design applications based on customers’ specific needs. The duration of the design period is short, usually approximately 3 months or less. Revenues are generally recognized at a point in time where the Company has transferred control of the asset upon completion of the design and after the acceptance by its customer with no more future obligation of the design project.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Contract balances:

The Company records receivable related to revenue when it has an unconditional right to invoice and receive payment.

Payments received from customers before all of the relevant criteria for revenue recognition met are recorded as deferred revenue.

Contract costs:

Contract costs represent costs incurred in advance of revenue recognition arising from direct costs in respect of the revenue contracts according to the customer’s requirements prior to the delivery of services, and such deferred costs will be recognized upon the recognition of the related revenue. Estimated contract costs are based on the budgeted service hours, which are updated based on the progress toward completion on a monthly basis. Pursuant to the contract terms, the Company has enforceable right on payments for the work performed. Provisions for estimated losses, if any, on uncompleted contracts are recorded in the period in which such losses become probable based on the current contract estimates. The Company reviewed impairment of contract costs at June 30, 2020 and determined all contract costs are recoverable.

The Company’s disaggregate revenue streams are summarized and disclosed in Note 16.

Note 3—Variable interest entity (“VIE”)

On November 6, 2018, WiMi WFOE entered into Contractual Arrangements with Beijing WiMi. The significant terms of these Contractual Arrangements are summarized in “Note 1—Nature of business and organization” above. As a result, the Company classifies Beijing WiMi as a VIE which should be consolidated based on the structure as described in Note 1.

A VIE is an entity that has either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary and must consolidate the VIE. WiMi WFOE is deemed to have a controlling financial interest and be the primary beneficiary of Beijing WiMi because it has both of the following characteristics:

(1) The power to direct activities at Beijing WiMi that most significantly impact such entity’s economic performance, and

(2) The right to receive benefits from Beijing WiMi that could potentially be significant to such entity.

Pursuant to the Contractual Arrangements, Beijing WiMi pays service fees equal to all of its net income to WiMi WFOE. The Contractual Arrangements are designed so that Beijing WiMi operate for the benefit of WiMi WFOE and ultimately, the Company.

Accordingly, the accounts of Beijing WiMi is consolidated in the accompanying financial statements. In addition, its financial positions and results of operations are included in the Company’s financial statements. Under the VIE Arrangements, the Company has the power to direct activities of Beijing WiMi and can have assets transferred out of Beijing WiMi. Therefore, the Company considers that there is no asset in Beijing WiMi that can be used only to settle obligations of Beijing WiMi, except for registered capital and PRC statutory reserves, if any. As Beijing WiMi is incorporated as limited liability company under the Company Law of the PRC, creditors of the Beijing WiMi do not have recourse to the general credit of the Company for any of the liabilities of Beijing WiMi.

The carrying amount of the VIE’s consolidated assets and liabilities are as follows:

	December 31, 2019	June 30, 2020	June 30, 2020
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Current assets	88,858,539	117,415,971	16,585,348
Property and equipment, net	740,226	501,188	70,794
Other noncurrent assets	385,207,213	379,496,115	53,604,932
Total assets	474,805,978	497,413,274	70,261,074
Total liabilities	(180,276,255)	(168,780,403)	(23,840,725)
Net assets	294,529,723	328,632,871	46,420,349

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2019	June 30, 2020	June 30, 2020
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Current liabilities:
Accounts payable	38,695,727	47,087,470	6,651,242
Deferred revenues	503,576	247,795	35,002
Other payables and accrued liabilities	1,963,068	2,621,231	370,257
Other payables—related party	—	5,000	706
Current portion of shareholder loans	69,592,363	17,799,809	2,514,275
Taxes payable	9,659,932	6,267,549	885,310
Intercompany payable*	42,270,095	87,401,486	12,345,715
Total current liabilities	162,684,761	161,430,340	22,802,507
Non-current shareholder loan	14,974,315	4,850,000	685,077
Deferred tax liabilities, net	2,617,179	2,500,063	353,141
Total liabilities	180,276,255	168,780,403	23,840,725

*	Intercompany balances will be eliminated upon consolidation.

The summarized operating results of the VIE’s are as follows:

	For the six months ended June 30, 2019	For the six months ended June 30, 2020	For the six months ended June 30, 2020
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Operating revenues	158,481,409	170,835,899	24,131,068
Gross profit	108,035,394	52,806,830	7,459,119
Income from operations	90,124,470	39,187,977	5,535,416
Net income	83,406,142	37,862,889	5,348,243

The summarized statements of cash flow of the VIE’s are as follows:

	For the six months ended June 30, 2019	For the six months ended June 30, 2020	For the six months ended June 30, 2020
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Net cash provided by operating activities	122,554,327	71,249,515	10,064,202
Net cash used in investing activities	(10,196,550)	(41,593)	(5,875)
Net cash used in financing activities	(93,820,000)	(62,000,000)	(8,757,681)
Effect of exchange rate on cash and cash equivalents	366,376	(468,077)	(66,117)
Net increase in cash and cash equivalents	18,904,153	8,739,845	1,234,529
Cash and cash equivalents, beginning of period	14,095,423	40,397,847	5,706,314
Cash and cash equivalents, end of period	32,999,576	49,137,692	6,940,843

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4—Short term investments

Short term investments consist of the following:

	December 31, 2019	June 30, 2020	June 30, 2020
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Marketable securities (1)	-	7,575,573	1,070,072
Investments at cost (2)	-	96,599,019	13,644,893
Total	-	104,174,592	14,714,965

Fair value disclosure:

	December 31, 2019	December 31, 2019 Fair Value Level 1	Level 2	Level 3
	RMB	RMB	RMB	RMB
Marketable securities	-	-	-	-
Investments at cost	-	-	-	-

	June 30, 2020	June 30, 2020 Fair Value Level 1	Level 2	Level 3
	RMB	RMB	RMB	RMB
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Marketable securities	7,575,573	7,575,573	-	-
Other investments	96,599,019	-	96,599,019	-

There is no transfer between the levels for the periods presented.

(1)	For the six months ended June 30, 2020, the Company invested a total of approximately RMB 41.6 million (USD 5.9 million) in marketable securities. The Company redeemed approximately RMB 35.3 million (USD 5.0 million) for the six months ended June 30, 2020. The fair value were approximately RMB 7.6 million (USD 1.1 million) as of June 30, 2020 resulting in gain of approximately RMB 1.2 million (USD 0.2 million).

(2)	For the six months ended June 30, 2020, the Company also invested a total of approximately RMB 94.4 million (USD 13.4 million) in two funds with underlying investments in equity and debt securities, the fair value were approximately RMB 96.6 million (USD 13.6 million) as of June 30, 2020, resulting in gain of approximately RMB 1.7 million (USD 0.2 million). The Company redeemed all investments in August, 2020.

Note 5—Accounts receivable, net

Accounts receivable, net consisted of the following:

	December 31, 2019	June 30, 2020	June 30, 2020
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Accounts receivable	37,699,656	41,397,814	5,847,562
Less: allowance for doubtful accounts	(1,577,486)	(1,875,735)	(264,953)
Accounts receivable, net	36,122,170	39,522,079	5,582,609

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the changes in allowance for doubtful accounts:

	December 31, 2019	June 30, 2020	June 30, 2020
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Beginning balance	2,591	1,577,486	222,824
Addition	1,574,895	298,249	42,129
Ending balance	1,577,486	1,875,735	264,953

Note 6—Property and equipment, net

Property and equipment consist of the following:

	December 31, 2019	June 30, 2020	June 30, 2020
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Office electronic equipment	1,677,900	1,648,189	232,811
Office fixtures and furniture	85,368	85,367	12,058
Leasehold improvements	1,153,205	1,153,205	162,894
Subtotal	2,916,473	2,886,761	407,763
Less: accumulated depreciation	(2,147,005)	(2,361,205)	(333,527)
Total	769,468	525,556	74,236

Depreciation expense for the six months ended June 30, 2019 and 2020 amounted to RMB 340,159 and RMB 281,939 (USD 39,825), respectively.

Note 7—Cost method investments

Cost method investments consist of the following:

	December 31, 2019	June 30, 2020	June 30, 2020
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
8% Investment	500,000	500,000	70,626
5% Investment	2,000,000	2,000,000	282,506
4% Investment	1,000,000	1,000,000	141,253
2% Investment	300,000	300,000	42,376
1% Investment	550,000	550,000	77,689
Total	4,350,000	4,350,000	614,450

As of June 30, 2020, Beijing WiMi invested RMB 500,000 in a company in the AR and 3D animation areas for 8%, Beijing WiMi invested RMB 2,000,000 (USD 282,506), RMB 1,000,000 (USD 141,253), RMB 300,000 (USD 42,376), RMB 350,000 (USD 49,439) and RMB 200,000 (USD 28,250) in five companies in the AR and virtual reality areas for 5%, 4%, 2%, 1% and 1% of total equity interest, respectively. As the Company did not have significant influence over the investees, the investments were accounted for using the cost method.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8—Intangible assets, net

The Company’s intangible assets with definite useful lives primarily consist of copyrights, non-compete agreements and technology know-hows. The following table summarizes acquired intangible asset balances as of:

	December 31, 2019	June 30, 2020	June 30, 2020
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Copyrights	579,722	579,722	81,887
Non-compete agreements*	64,961,002	65,153,436	9,203,113
Technology know-hows*	12,549,859	12,797,276	1,807,653
Subtotal	78,090,583	78,530,434	11,092,653
Less: accumulated amortization	(50,551,285)	(57,318,399)	(8,096,391)
Intangible assets, net	27,539,298	21,212,035	2,996,262

*	There is no change in carrying value of non-compete agreements and technology know-hows except for the foreign exchange translation difference from Skystar.

Amortization expense for the six months ended June 30, 2019 and 2020 amounted to RMB 6,456,200 and RMB 6,767,114 (USD 955,874), respectively.

The estimated amortization is as follows:

Twelve months ending June 30,	Estimated amortization expense	Estimated amortization expense
	RMB	USD
2021	13,110,697	1,851,924
2022	5,354,838	756,387
2023	2,251,791	318,072
2024	360,960	50,987
2025	57,972	8,189
Thereafter	75,777	10,703
Total	21,212,035	2,996,262

Note 9—Goodwill

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net identifiable assets of the acquired subsidiaries at the date of acquisition. Goodwill is not amortized and is tested for impairment at least annually, more often when circumstances indicate impairment may have occurred. The following table summarizes the components of acquired goodwill balances as of:

	December 31, 2019	June 30, 2020	June 30, 2020
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Goodwill from Shenzhen Kuxuanyou acquisition(a)	87,908,370	87,908,370	12,417,313
Goodwill from Shenzhen Yidian acquisition(b)	137,060,340	137,060,340	19,360,172
Goodwill from Shenzhen Yitian acquisition(c)	92,990,256	92,990,256	13,135,145
Goodwill from Skystar acquisition(d)	34,120,868	34,793,549	4,914,690
Goodwill	352,079,834	352,752,515	49,827,320

*	There was no change in carrying value of goodwill except for the foreign exchange translation difference from Skystar.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a)	Beijing WiMi acquired Shenzhen Kuxuanyou in 2015 to acquire 100% of the capital stock of Shenzhen Kuxuanyou for an aggregate consideration of RMB 113.0 million (approximately USD 16.5 million). The excess fair value of consideration over the identifiable assets acquired of RMB 87,908,370 (USD 12,417,313) was allocated to goodwill.

(b)	Beijing WiMi acquired Shenzhen Yidian in 2015 to acquire 100% of the capital stock of Shenzhen Yidian for an aggregate consideration of RMB 168.0 million (approximately USD 24.5 million). The excess fair value of consideration over the identifiable assets acquired of RMB 137,060,340 (USD 19,360,172) was allocated to goodwill.

(c)	Beijing WiMi acquired Shenzhen Yitian in 2015 to acquire 100% of the capital stock of Shenzhen Yitian for an aggregate consideration of RMB 192.0 million (approximately USD 28.0 million). The excess fair value of consideration over the identifiable assets acquired of RMB 160,990,256 (USD 22,740,343) was allocated to goodwill. Impairment loss of RMB 68,000,000 (USD 9,605,198) was recognized for the year ended December 31, 2016.

(d)	Micro Beauty acquired Skystar in 2017 to acquire 100% of the capital stock of Skystar for an aggregate consideration of RMB 58,450,000 (USD 8,256,233). The excess fair value of consideration over the identifiable assets acquired of RMB 34,793,549 (USD 4,914,690) was allocated to goodwill.

The changes in the carrying amount of goodwill allocated to reportable segments as of December 31, 2019 and June 30, 2020 are as follows:

	AR advertising	AR
	services	entertainment	Total	Total
	RMB	RMB	RMB	USD
As of December 31, 2018	137,060,340	214,273,681	351,334,021	51,190,993
Translation difference	—	745,813	745,813	(722,280)
As of December 31, 2019	137,060,340	215,019,494	352,079,834	50,468,713
Translation difference	—	672,680	672,681	(641,393)
As of June 30, 2020	137,060,340	215,692,174	352,752,515	49,827,320

Note 10—Other payables and accrued liabilities

Other payables and accrued liabilities consist of the following:

	December 31, 2019	June 30, 2020	June 30, 2020
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Salary payables	1,931,636	1,012,943	143,081
Other payables	22,670	176,760	24,968
Accrued expenses	326,040	1,654,510	233,704
Total other payables and accrued liabilities	2,280,346	2,844,213	401,753

Note 11—Related party balances and transactions

a)	Loans—related party

The Company borrows fund from Jie Zhao, the Company’s major shareholder for operation purpose. As of December 31, 2018, the Company has RMB 127,755,993 loans outstanding. The loans are interest free, no collateral and are due in 2022. For the six months ended June 30, 2019, the Company borrowed additional RMB 7,000,000 and repaid RMB 100,820,000 to Jie Zhao.

The Company borrowed RMB 75,500,000 (USD 10,822,510) from Shanghai Junei Internet Co. (which is under common control of Jie Zhao) in 2019 for cash flow purpose. The Company repaid RMB 77,000,000 (USD 10,876,474) during the six months ended June 30, 2020. The Company also borrowed RMB additional 15,000,000 (USD 2,118,794) during the six months ended June 30, 2020. The loan has an annual interest rate of 7% and is due in 2021. During the six months ended June 30, 2020, interest expense related to this loan, included in finance expense, amounted to RMB 1,327,764 (USD 187,551).

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Name of Related Party	Relationship	Nature	December 31, 2019	June 30, 2020	June 30, 2020
			RMB	RMB	USD
				(Unaudited)	(Unaudited)
Jie Zhao	Chairman of WiMi Cayman	Loan	4,850,000	4,850,000	685,077
Jie Zhao*	Chairman of WiMi Cayman	Loan	6,675,789	6,795,332	959,862
Shanghai Junei Internet Co.**	Under common control of Jie Zhao	Loan	75,500,000	13,500,000	1,906,913
Total:			87,025,789	25,145,332	3,551,852
Current portion of shareholder loan			70,987,603	20,295,332	2,866,775
Shareholder loan—non-current			16,038,186	4,850,000	685,077

*	There has been no change in the balance of the loan, change was due to exchange difference.

**	The full amount of the loan balance has been paid in August 2020.

The maturities schedule is as follows:

Twelve months ending June 30,	RMB	USD
2021	20,295,332	2,866,775
2022	4,850,000	685,077
Total	25,145,332	3,551,852

b)	Other payables—related party

Name of Related Party	Relationship	Nature	December 31, 2019	June 30, 2020	June 30, 2020
				(Unaudited)	(Unaudited)
			RMB	RMB	USD
Zhaohua Yao	Legal representative, executive director and general manager of Beijing WiMi	Business expense payable	—	5,000	706

Note 12—Taxes

Income tax

Cayman Islands

Under the current laws of the Cayman Islands, WiMi Cayman is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

WiMi HK and Micro Beauty are incorporated in Hong Kong and are subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax law, WiMi HK is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Seychelles

Skystar is incorporated in Seychelles and is not subject to tax on income generated outside of Seychelles under the current law. In addition, upon payments of dividends by these entities to their shareholders, no withholding tax will be imposed.

PRC

The subsidiaries and VIE incorporated in the PRC are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis. EIT grants preferential tax treatment to certain High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. Shenzhen KXY obtained the “high-tech enterprise” tax status in October 2015, which reduced its statutory income tax rate to 15% from November 2016 to November 2019.

Shenzhen Yiruan, Shenzhen Yiyun, Shenzhen Yidian and Shenzhen Duodian are qualified as software companies by local taxing authority, and obtained two years of tax exempt status and three years at reduced income tax rate of 12.5%. After the initial 5 years, the Company can apply for the reduced rate in a yearly basis. In addition, 75% of R&D expenses of Shenzhen Kuxuan and Shenzhen Yiruan are subject to additional deduction from pre-tax income.

Korgas Shengyou, Korgas WiMi, and Korgas 233 were formed and registered in Korgas in Xinjiang Provence, China from 2016 to 2017, and Kashi Duodian was formed and registered in Kashi in Xinjiang Provence, China in 2019. These companies are not subject to income tax for 5 years and can obtain another two years of tax exempt status and three years at reduced income tax rate of 12.5% after the 5 years due to the local tax policies to attract companies in various industries.

Shenzhen Qianhai and Shenzhen Zhiyun were formed and registered in Qianhai District in Guangdong Provence, China in 2015 and 2019, respectively. These companies are subject to income tax at a reduced rate of 15% due to the local tax policies to attract companies in various industries.

Tax savings for the six months ended June 30, 2019 and 2020 amounted to RMB 17,180,857 and RMB 4,705,887 (USD 664,720), respectively. The Company’s basic and diluted earnings per shares would have been lower by RMB 0.17 (USD 0.02) and RMB 0.16 (USD 0.02) per share for the six months ended June 30, 2019 without the preferential tax rate reduction, respectively. The Company’s basic and diluted earnings per shares would have been lower by RMB 0.04 (USD 0.01) and RMB 0.04 (USD 0.01) per share for the six months ended June 30, 2020 without the preferential tax rate reduction, respectively.

The Company’s effective tax rates were 5.6 % and 4.1% for the six months ended June 30, 2019 and 2020, respectively. Significant components of the benefit of (provision for) income taxes are as follows:

	For the six months ended June 30, 2019	For the six months ended June 30, 2020	For the six months ended June 30, 2020
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Current	(5,420,119)	(1,098,772)	(155,205)
Deferred	705,815	117,115	16,543
Provision for income taxes	(4,714,304)	(981,657)	(138,662)

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Deferred tax assets and liabilities—China

Significant components of deferred tax assets and liabilities were as follows:

	December 31, 2019	June 30, 2020	June 30, 2020
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Deferred tax assets:
Allowance for doubtful accounts	130,321	162,898	23,010
Net operating loss carryforwards	2,762,833	519,073	73,321
Less: valuation allowance	(2,762,833)	(519,073)	(73,321)
Deferred tax assets, net	130,321	162,898	23,010
Deferred tax liabilities:
Recognition of intangible assets arising from business combination	2,747,500	2,662,961	376,151
Total deferred tax liabilities, net	2,617,179	2,500,063	353,141

The Company evaluated the recoverable amounts of deferred tax assets, and provided a valuation allowance to the extent that future taxable profits will be available against which the net operating loss and temporary difference can be utilized. The Company considers both positive and negative factors when assessing the future realization of the deferred tax assets and applied weigh to the relative impact of the evidences to the extent it could be objectively verified.

The Company’s NOL was mainly from Beijing WiMi (VIE of WiMi WFOE)’s cumulative net operating loss (“NOL”) of approximately RMB 2,076,294 (USD 293,283) as of June 30, 2020. Beijing WiMi has incurred losses since 2015 and its NOL is set to expire in 2020. Management considers projected future losses outweighs other factors and made a full allowance of related deferred tax assets.

The Company recognized deferred tax liabilities related to the excess of the intangible assets reporting basis over its income tax basis as a result of fair value adjustment from acquisitions in 2015. The deferred tax liabilities will reverse as the intangible assets are amortized for financial statement reporting purposes.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2019 and June 30, 2020, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income tax expenses for the six months ended June 30, 2019 and 2020 and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from June 30, 2020.

Value added tax

All of the Company’s service revenues that are earned and received in the PRC are subject to a Chinese VAT at a rate of 6% of the gross proceed or at a rate approved by the Chinese local government.

Taxes payable consisted of the following:

	December 31, 2019	June 30, 2020	June 30, 2020
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
VAT taxes payable	494,964	917,302	129,572
Income taxes payable	9,093,481	5,298,559	748,437
Other taxes payable	72,437	34,204	4,831
Totals	9,660,882	6,250,065	882,840

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 13—Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. In China, the insurance coverage of each bank is RMB 500,000. As of June 30, 2020, cash balance of RMB 50,154,308 (USD 7,084,442) was deposited with financial institutions located in China, of which RMB 43,920,485 (USD 6,203,896) was subject to credit risk. The Hong Kong Deposit Protection Board pays compensation up to a limit of HKD 500,000 (approximately USD 64,000) if the bank with which an individual/a company hold its eligible deposit fails. As of June 30, 2020, cash balance of HKD 108,425,985, approximately RMB 99,040,632 (USD 13,989,778) was maintained at financial institutions in Hong Kong, of which HKD 106,791,222 approximately RMB 97,547,374 (USD 13,778,851) was subject to credit risk. In the US, the insurance coverage of each bank is USD 250,000. As of June 30, 2020, cash balance of USD 13,314 (RMB 94,254) was deposited with a financial institution located in US and was not subject to credit risk. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the PBOC. Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

To the extent that the Company needs to convert U.S. dollars into RMB for capital expenditures and working capital and other business purposes, appreciation of RMB against U.S. dollar would have an adverse effect on the RMB amount the Company would receive from the conversion. Conversely, if the Company decides to convert RMB into U.S. dollar for the purpose of making payments for dividends, strategic acquisition or investments or other business purposes, appreciation of U.S. dollar against RMB would have a negative effect on the U.S. dollar amount available to the Company.

Customer concentration risk

For the six months ended June 30, 2019, no customer accounted for more than 10% of the Company’s total revenues. For the six months ended June 30, 2020, one customer accounted for 10.3% of the Company’s total revenues.

As of December 31, 2019, two customers accounted for 13.4% and 12.0% of the Company’s accounts receivable. As of June 30, 2020, no customer accounted for more than 10% of the Company’s accounts receivable.

Vendor concentration risk

For the six months ended June 30, 2019, three vendors accounted for 13.5%, 13.1% and 12.2% of the Company’s total purchases. For the six months ended June 30, 2020, three vendors accounted for 28.5%, 15.1% and 14.8% of the Company’s total purchases.

As of December 31, 2019, three vendors accounted for 32.8%, 27.9% and 11.9% of the Company’s accounts payable, respectively. As of June 30, 2020, three vendors accounted for 27.5%, 19.2% and 13.5% of the Company’s accounts payable.

Note 14—Shareholders’ equity

Ordinary shares

WiMi Cayman was established under the laws of Cayman Islands on August 16, 2018 with authorized share of 20,115,570 Class A Ordinary Shares of par value US$0.0001 each, 466,967,730 Class B Ordinary Shares of par value US$0.0001 each and 12,916,700 Series A Preferred Shares of par value USD0.0001 each. Each Class A Ordinary Share shall be entitled to ten (10) votes on all matters subject to vote at general meetings of the Company, and each Class B Ordinary Share shall be entitled to one (1) vote on all matters subject to vote at general meetings of the Company. Each Class A Ordinary Share is convertible into one (1) Class B Ordinary Share at any time by the holder. Except for the voting right and conversion right, the Class A ordinary shares and Class B ordinary shares shall carry equal rights and rank pari passu with one another, including but not limited to the rights to dividends and other capital distributions.

During the fourth quarter of 2018, WiMi Cayman issued 20,115,570 of Class A Ordinary Shares and 79,884,430 shares of Class B Ordinary shares, and the shares were accounted as if they were issued and outstanding at the beginning of the period presented pursuant to the reorganization as stated in Note 1.

On March 31, 2020, the Company completed its IPO of 4,750,000 American Depository Shares (“ADS”) and the exercise of over-allotment option of 169,140 ADSs at a public offering price of $5.50 per ADS, each ADS represents two of the Company’s Class B ordinary shares, par value US$0.0001 per share, resulting in net proceeds to the Company of approximately $24.2 million after deducting underwriting commission and other expenses.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On July 27, 2020, the Company completed its second public offering of 7,560,000 American Depository Shares (“ADS”) at a public offering price of $8.18 per ADS, each ADS represents two of the Company’s Class B ordinary shares, par value US$0.0001 per share, resulting in net proceeds to the Company of approximately $57.8 million after deducting underwriting commission and other expenses.

Preferred shares

On November 22, 2018, the Company entered into share purchase agreement with two institutional investors pursuant to which the investors purchased 8,611,133 shares of the Company’s Series A convertible Preferred Shares for total proceeds of USD 20,000,000. The Preferred Shares holders could convert the Class B Ordinary Shares at any time at the Preferred Shares issue prices. Each Preferred Share shall automatically be converted into Class B Ordinary Shares, at the then applicable Preferred Share Conversion Price upon the closing of a Qualified Initial Public Offering (“IPO”). As of June 30, 2020, 8,611,133 shares of the Company’s Series A convertible Preferred Shares have been converted to Class B ordinary shares.

Restricted assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiary. Relevant PRC statutory laws and regulations permit payments of dividends by WiMi WFOE and Beijing WiMi (collectively “WiMi PRC entities”) only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the accompanying unaudited interim condensed consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of WiMi PRC entities.

WiMi PRC entities are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, WiMi PRC entities may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. WiMi PRC entities may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by State Administration of Foreign Exchange.

As a result of the foregoing restrictions, WiMi PRC entities are restricted in their ability to transfer their assets to the Company. Foreign exchange and other regulation in the PRC may further restrict WiMi PRC entities from transferring funds to the Company in the form of dividends, loans and advances. As of June 30, 2020, amounts restricted are the paid-in-capital and statutory reserve of WiMi PRC entities, which amounted to RMB 146,627,251 (USD 20,711,526).

Statutory reserve

As of December 31, 2019 and June 30, 2020, WiMi PRC entities collectively attributed RMB 22,201,382 and RMB 22,855,814 (USD 3,228,450), of retained earnings for their statutory reserves, respectively.

Equity incentive plan

On June 6, 2020, the Company’s board approved the Company’s 2020 Equity Incentive Plan (the “2020 Plan”) and subsequently ratified by the shareholders of the Companies in July 2020. The plan is to be administered by the Company’s board. The maximum aggregate number of Class B ordinary shares that may be issued under the 2020 Equity Incentive Plan is 17,500,000. The awards could be granted in the form of share options, restricted shares, restricted share units and other local awards. As of June 30, 2020, total of 15,890,000 Class B ordinary shares were granted on June 6, 2020 to be vested on October 1, 2020. The shares were issued in September 2020. The grants were valued at approximately RMB 189.0 million (USD27.4 million) using grant date fair value. No stock compensation expense was recorded for the six months ended June 30, 2020.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 15—Commitments and contingencies

Lease commitments

The Company has entered into twenty non-cancellable operating lease agreements for office spaces. The Company’s commitment for minimum lease payments under these operating leases as of June 30, 2020, for the next three years is as follow:

Twelve months ending June 30,	Minimum lease payment
	RMB	USD
2021	4,467,000	630,977
2022	4,467,000	630,977
2023	4,467,000	630,977
Total minimum payments	13,401,000	1,892,931

Rent expense for the six months ended June 30, 2019 and 2020 was RMB 1,773,209 and RMB 1,796,751 (USD 253,796), respectively.

Contingencies

From time to time, the Company is party to certain legal proceedings, as well as certain asserted and un-asserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the unaudited interim condensed consolidated financial statements.

Variable interest entity structure

In the opinion of management, (i) the corporate structure of the Company is in compliance with existing PRC laws and regulations; (ii) the Contractual Arrangements are valid and binding, and do not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations of WiMi WFOE and the VIE are in compliance with existing PRC laws and regulations in all material respects.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to the foregoing opinion of its management. If the current corporate structure of the Company or the Contractual Arrangements is found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its corporate structure and operations in the PRC to comply with changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company’s current corporate structure or the Contractual Arrangements is remote based on current facts and circumstances.

Coronavirus (“COVID-19”)

The ongoing outbreak of the noval coronavirus (COVID-19) has spread rapidly to many parts of the world. In March 2020, the World Health Organization declared the COVID-19 as a pandemic. The pandemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities in China for the past few months. Given the rapidly expanding nature of the COVID-19 pandemic, and because substantially all of our business operations and our workforce are concentrated in China, our business, results of operations, and financial condition have been adversely affected. Potential impact to our results of operations for the remainder of 2020 and beyond will also depend on if any future resurgence of the virus in China, which are beyond our control. There is no guarantee that the Company’s revenues will grow or remain at a similar level r in the remainder of 2020.

Note 16—Segments

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for detailing the Company’s business segments.

The Company’s chief operating decision maker is the Chief Executive Officer, who reviews the financial information of the separate operating segments when making decisions about allocating resources and assessing the performance of the group. The Company has determined that it has two operating segments: (1) AR advertising services, and (2) AR entertainment.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following tables present summary information by segment for the six months ended June 30, 2019 and 2020:

	AR advertising services	AR entertainment	Total June 30, 2019
	RMB	RMB	RMB
Revenues	131,632,254	26,849,155	158,481,409
Cost of revenues	48,621,377	1,824,638	50,446,015
Gross profit	83,010,877	25,024,517	108,035,394
Depreciation and amortization	2,165,912	4,630,447	6,796,359
Total capital expenditures	—	35,619	35,619

	AR advertising services	AR entertainment	Total June 30, 2020	Total June 30, 2020
	RMB	RMB	RMB	USD
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	155,824,088	15,011,811	170,835,899	24,131,068
Cost of revenues	114,801,846	3,227,223	118,029,069	16,671,950
Gross profit	41,022,242	11,784,588	52,806,830	7,459,118
Depreciation and amortization	3,887,345	3,161,708	7,049,053	995,699
Total capital expenditures	41,593	-	41,593	5,875

Total assets as of:

	December 31, 2019	June 30, 2020	June 30, 2020
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
AR advertising services	379,286,036	453,155,283	64,009,504
AR entertainment	184,212,477	249,579,137	35,253,780
Total Assets	563,498,513	702,734,420	99,263,284

The Company’s operations are primarily based in the PRC, where the Company derives a substantial portion of their revenues. Management also review consolidated financial results by business locations. Disaggregated information of revenues by geographic locations are as follows:

	For the six months ended June 30, 2019	For the six months ended June 30, 2020	For the six months ended June 30, 2020
	RMB	RMB	USD
		(Unaudited)	(Unaudited)
Domestic PRC revenues	152,167,090	164,291,682	23,206,678
International revenues	6,314,319	6,544,217	924,390
Total revenues	158,481,409	170,835,899	24,131,068

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 17—Subsequent events

Establishment of new subsidiaries:

On August 4, 2020, Wimi Cayman established a wholly-owned subsidiary, Lixin Technology Co., Ltd. (“Lixin Technology”) in the PRC, to accelerate development of its holographic vision intelligent robots and fabless semiconductor businesses. Lixin Technology established a wholly-owned subsidiary, Hainan Lixin Technology Co., Ltd. in October 2020.

On August 21, 2020, WiMi HK set up a joint venture company, VIDA Semicon Co., Limited (“VIDA”) in Hong Kong and WiMi HK has a 53% equity interest in VIDA. VIDA was set up to develop application of holographic AR technologies in the semiconductor industry.

On September 24, 2020, WiMi established a wholly-owned subsidiary VIYI Technology, Inc. (“VIYI Technology” or “VIYI”) under the laws of the Cayman Islands. VIYI Technology was set up to accelerate the development of AI algorithm and cloud computing services. In November and December 2020, Wimi Cayman signed transfer agreements with three third parties to transfer a total 13.5% of the issued share capital of VIYI for an aggregate consideration of USD 13.5 million (approximately RMB 88.0 million). The consideration was received by VIYI Technology in February 2020.

On September 27, 2020, VIYI entered into Acquisition Framework Agreement which was amended and supplemented on September 28, 2020 to acquire 100% equity interests of Fe-da Electronics Company Private Limited. (“Fe-da Electronics”), a provider of Internet of Things solutions based in Singapore, to accelerate the development of the Company’s computer chip and intelligent chip business. The transaction consummated on September 28, 2020. VIYI paid USD 15 million (approximately RMB 97.9 million) on November 27, 2020 and the remaining payments for this acquisition are expected to be made in three installments during the next three years, subject to the fulfilment of certain performance conditions by Fe-da Electronics. The first payment of USD 6 million (approximately RMB 39.1 million) is due on March 31, 2022 if the net income of Fe-da Electronics for the year of 2021 is at least USD 3 million (approximately RMB 19.6 million) ; the second payment of USD 6 million (approximately RMB 39.1 million) is due on March 31, 2023 if the net income of Fe-da Electronics for the year of 2022 is at least USD 6 million (approximately RMB 39.1 million); and the third payment of USD 8 million (approximately RMB 52.2 million) is due on March 31, 2024 if the net income of Fe-da Electronics for the year of 2023 is at least USD 9 million (approximately RMB 58.7 million). If Fe-da Electronics is unable to meet the performance target in any year, the Company is entitled to a refund of consideration in two times the difference of actual and target net income. The Company is in the process of finalizing the accounting for this transaction.

In November 2020, Fe-da Electronics purchased 100% equity interests of Excel Crest Limited (“Excel Crest”) for HKD 1 to support the daily operations of Fe-da Electronics in Hong Kong. Excel Crest has no material operations or assets as of the date of the filing.

On October 9, 2020, VIYI set up a wholly owned holding company in HK, VIYI Technology Ltd. (“VIYI Ltd”), which holds all of the outstanding equity of Shenzhen Weiyixin Technology Co., Ltd. (“Shenzhen Weiyixin”) established on November 18, 2020 under the law of the PRC. On November 30, 2020, Shenzhen Weiyixin established Shanghai Weimu Technology Co., Ltd., (“Shanghai Weimu”) in the PRC for software support services and Shenzhen Weiyixin holds 58% outstanding equity of Shanghai Weimu.

On October 12, 2020, ICinit established a wholly owned subsidiary Shenzhen ICinit technology Co., Ltd. (“Shenzhen ICinit”) to support ICinit’s business in the PRC. In January 2021, Shenzhen ICinit acquired 100% equity interests of Shenzhen Yichong Micro-Electronics Technology Co., Ltd., a provider of electronic components, for RMB2 (approximately USD 0.3).

On October 28, 2020, Shenzhen Yitian established Weidong Technology Co., Ltd. (“Weidong”). Weidong established a wholly owned subsidiary Korgas Weidong Technology Co., Ltd. in October 2020 and a 60% owned subsidiary Tianjin Weidong Technology Co., Ltd. in December 2020. Weidong and subsidiaries are in the PRC and mainly engage in AR advertising services.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Reorganization of Beijing WiMi and Shenzhen Yitian:

On December 18, 2020, with consent of Wimi WFOE and approval of board, the original shareholders of Beijing WiMi terminated the original VIE agreements that were entered into on November 6, 2018. The original shareholders who collectively owned 17.9% of Beijing WiMi transferred their 17.9% equity interests of Beijing Wimi to Ms. Yao Zhaohua and Ms. Sun Yadong pursuant to share transfer agreements. As a result Ms. Yao Zhaohua and Ms. Sun Yadong owned 99.9% and 0.1% of Beijing Wimi, respectively. Ms. Yao Zhaohua and Ms. Sun Yadong entered into contractual agreements (see contractual agreements below) with Wimi WFOE on December 18, 2020. As such, Wimi WFOE maintained effective control of Beijing WiMi.

On December 24, 2020, with consent of Wimi WFOE, Beijing WiMi transferred 99.0% and 1.0% equity interests in Shenzhen Yitian to Ms. Yao Zhaohua and Ms. Sun Yadong for consideration of RMB 1 and RMB 1, respectively pursuant to share transfer agreements. Ms. Yao Zhaohua and Ms. Sun Yadong entered into contractual agreement (see contractual agreements below) with Shenzhen Weiyixin on December 24, 2020 which granted Shenzhen Weiyixin effective control of Shenzhen Yitian from December 24, 2020.

On January 11, 2021, Shenzhen Yitian transferred its 100% equity interest of Weidong and subsidiaries to Shenzhen Weiyixin; its 100% equity interest YY Online to Weidong and its 100% equity interest in Horgos 233 and Wuhan 233 to YY Online. As a result Wuhan 233 and Horgos 233 became wholly owned subsidiaries of YY Online and YY Online became wholly owned subsidiary of Weidong and Weidong became wholly owned subsidiary of Shenzhen Weiyixin.

The above transactions were accounted as reorganization under common control without change of reporting entities, therefore the transfers were recorded on the dates of transfer prospectively.

Contractual agreements:

Beijing Wimi:

The contractual arrangements consist of a series of four agreements, shareholders power of attorney and irrevocable commitment letters (collectively the “Contractual Arrangements”, which were signed on December 18, 2020). The significant terms of the Contractual Agreements are as follows:

Exclusive Business Cooperation Agreement

Under the exclusive business cooperation agreement between Wimi WFOE and Beijing WiMi, dated December 18, 2020, Wimi WFOE has the exclusive right to provide to Beijing WiMi consulting and services related to, among other things, use of software, operation maintenance, product development, and management and marketing consulting. Wimi WFOE has the exclusive ownership of intellectual property rights created as a result of the performance of this agreement. Beijing WiMi agrees to pay Wimi WFOE service fee at an amount equal to the consolidated net income after offsetting previous year’s loss (if any). This agreement will remain effective until the date when it is terminated by Wimi WFOE.

Exclusive Share Purchase Option Agreement

Pursuant to the exclusive share purchase option agreement dated December 18, 2020, by and among Wimi WFOE, Beijing WiMi and each of the shareholders of Beijing WiMi, each of the shareholders of Beijing WiMi irrevocably granted Wimi WFOE an exclusive call option to purchase, or have its designated person(s) to purchase, at its discretion, all or part of their equity interests in Beijing WiMi, and the purchase price shall be the lowest price permitted by applicable PRC law. Each of the shareholders of Beijing WiMi undertakes that, without the prior written consent of Wimi WFOE or us, they may not increase or decrease the registered capital, amend its articles of association or change registered capital structure. This agreement will remain effective for ten years and can be renewed at Wimi WFOE’s sole discretion. Any transfer of shares pursuant to this agreement would be subject to PRC regulations and to any changes required thereunder.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Exclusive Assets Purchase Agreement

Pursuant to the exclusive asset purchase agreement dated December 18, 2020 by Wimi WFOE and Beijing WiMi, Beijing WiMi irrevocably granted Wimi WFOE an exclusive call option to purchase, or have its designated person(s) to purchase, at its discretion, all or part of Beijing WiMi’s current or future assets (including intellectual property rights), and the purchase price shall be the lowest price permitted by applicable PRC law. Beijing WiMi undertakes that, without the prior written consent of Wimi WFOE, it may not sell, transfer, pledge, dispose of its assets, incur any debts or guarantee liabilities. It will notify Wimi WFOE any potential litigation, arbitration or administrative procedures regarding the assets, and defend the assets if necessary. This agreement will remain effective for ten years and can be renewed at Wimi WFOE’s sole discretion. Any transfer of assets pursuant to this agreement would be subject to PRC regulations and to any changes required thereunder.

Equity Interest Pledge Agreement

Pursuant to the equity interest pledge agreement dated December 18, 2020, by and among Wimi WFOE, Beijing WiMi and the shareholders of Beijing WiMi, the shareholders of Beijing WiMi pledged all of their equity interests in Beijing WiMi to Wimi WFOE to guarantee their and Beijing WiMi’s obligations under the contractual arrangements including the exclusive consulting and services agreement, the exclusive option agreement, the exclusive asset purchase agreement and the power of attorney and this equity interest pledge agreement, as well as any loss incurred due to events of default defined therein and all expenses incurred by Wimi WFOE in enforcing such obligations of Beijing WiMi or its shareholders. The shareholders of Beijing WiMi agree that, without Wimi WFOE’s prior written approval, during the term of the equity interest pledge agreement, they will not dispose of the pledged equity interests or create or allow any other encumbrance on the pledged equity interests. The shareholders has completed the registration of the equity pledges on February 1, 2021 with the relevant administration for industry and commerce in accordance with the PRC Property Rights Law.

Power of Attorney

Pursuant to the power of attorney dated December 18, 2020, by Wimi WFOE and each shareholder of Beijing WiMi, respectively, each shareholder of Beijing WiMi irrevocably authorized Wimi WFOE or any person(s) designated by Wimi WFOE to exercise such shareholder’s voting rights in Beijing WiMi, including, without limitation, the power to participate in and vote at shareholder’s meetings, the power to nominate directors and appoint senior management, the power to sell or transfer such shareholder’s equity interest in Beijing WiMi, and other shareholders’ voting rights permitted by PRC law and the Articles of Association of Beijing WiMi. The power of attorney remains irrevocable and continuously valid from the date of execution so long as each shareholder remains as a shareholder of Beijing WiMi.

Spousal Consent Letters

Pursuant to these letters, the spouses of the applicable shareholders of Beijing WiMi unconditionally and irrevocably agreed that the equity interest in Beijing WiMi held by them and registered in their names will be disposed of pursuant to the equity interest pledge agreement, the exclusive option agreement, the exclusive asset purchase agreement and the power of attorney. Each of their spouses agreed not to assert any rights over the equity interest in Beijing WiMi held by their respective spouses. In addition, in the event that any spouse obtains any equity interest in Beijing WiMi held by his or her spouse for any reason, he or she agreed to be bound by the contractual arrangements.

Based on the foregoing contractual arrangements, which grant Wimi WFOE effective control of Beijing WiMi and enable Wimi WFOE to receive all of their expected residual returns, the Company consolidates Beijing WiMi as a VIE.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Shenzhen Yitian

The contractual arrangements consist of a series of four agreements, shareholders power of attorney and irrevocable commitment letters (collectively the “Contractual Arrangements”, which were signed on December 24, 2020). The significant terms of the Contractual Agreements are as follows:

Exclusive Business Cooperation Agreement

Under the exclusive business cooperation agreement between Shenzhen Weiyixin and Shenzhen Yitian, dated December 24, 2020, Shenzhen Weiyixin has the exclusive right to provide to Shenzhen Yitian consulting and services related to, among other things, use of software, operation maintenance, product development, and management and marketing consulting. Shenzhen Weiyixin has the exclusive ownership of intellectual property rights created as a result of the performance of this agreement. Shenzhen Yitian agrees to pay Shenzhen Weiyixin service fee at an amount equal to the consolidated net income after offsetting previous year’s loss (if any). This agreement will remain effective until the date when it is terminated by Shenzhen Weiyixin.

Exclusive Share Purchase Option Agreement

Pursuant to the exclusive share purchase option agreement dated December 24, 2020, by and among Shenzhen Weiyixin, Shenzhen Yitian and each of the shareholders of Shenzhen Yitian, each of the shareholders of Shenzhen Yitian irrevocably granted Shenzhen Weiyixin an exclusive call option to purchase, or have its designated person(s) to purchase, at its discretion, all or part of their equity interests in Shenzhen Yitian, and the purchase price shall be the lowest price permitted by applicable PRC law. Each of the shareholders of Shenzhen Yitian undertakes that, without the prior written consent of Shenzhen Weiyixin, they may not increase or decrease the registered capital, amend its articles of association or change registered capital structure. This agreement will remain effective unless terminated in the event that the entire equity interests held by registered shareholders in Shenzhen Yitian have been transferred to Shenzhen Weiyixin or until the date when it is terminated by Shenzhen Weiyixin. Any transfer of shares pursuant to this agreement would be subject to PRC regulations and to any changes required thereunder.

Equity Interest Pledge Agreement

Pursuant to the equity interest pledge agreement dated December 24, 2020, by and among Shenzhen Weiyixin, Shenzhen Yitian and the shareholders of Shenzhen Yitian, the shareholders of Shenzhen Yitian pledged all of their equity interests in Shenzhen Yitian to Shenzhen Weiyixin to guarantee their and Shenzhen Yitian’s obligations under the contractual arrangements including the exclusive consulting and services agreement, the exclusive option agreement, the power of attorney and this equity interest pledge agreement, as well as any loss incurred due to events of default defined therein and all expenses incurred by Shenzhen Weiyixin in enforcing such obligations of Shenzhen Yitian or its shareholders. The shareholders of Shenzhen Yitian agree that, without Shenzhen Weiyixin’s prior written approval, during the term of the equity interest pledge agreement, they will not dispose of the pledged equity interests or create or allow any other encumbrance on the pledged equity interests. The Company has completed the pledge registration with the relevant administration for industry and commerce on January 29, 2021.

Loan Agreement

As required by local administration for industry and commerce in order to file the pledge as mentioned above, Shenzhen Weiyixin entered into loan agreement with registered shareholders of Shenzhen Yitian on December 24, 2020. Shenzhen Weiyixin agreed to provide loans to be used exclusively as investment in Shenzhen Yitian. The loan must not be used for any other purposes without the relevant lender’s prior written consent. The term of the loan agreement commences from the date of the agreement and ends on the date the lender exercises its exclusive option under the relevant exclusive share purchase option agreement, or when certain defined termination events occur, such as if the lender sends a written notice demanding repayment to the borrower, or upon the default of the borrower, whichever is earlier. After the lender exercises its exclusive option, the borrower may repay the loan by transferring all of its equity interest in the relevant Onshore Holdco to the lender, or a person or entity nominated by the lender, and use the proceeds of such transfer as repayment of the loan. If the proceeds of such transfer is equal to or less than the principal of the loan under the loan agreement, the loan is considered interest-free. If the proceeds of such transfer is higher than the principal of the loan under the loan agreement, any surplus is considered interest for the loan.

WIMI HOLOGRAM CLOUD INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Power of Attorney

Pursuant to the power of attorney dated December 24, 2020, by Shenzhen Weiyixin, Shenzhen Yitian, and each shareholder of Shenzhen Yitian irrevocably authorized Shenzhen Weiyixin or any person(s) designated by Shenzhen Weiyixin to exercise such shareholder’s voting rights in Shenzhen Yitian, including, without limitation, the power to participate in and vote at shareholder’s meetings, the power to nominate directors and appoint senior management, the power to sell or transfer such shareholder’s equity interest in Shenzhen Yitian, and other shareholders’ voting rights permitted by PRC law and the Articles of Association of Shenzhen Yitian. The power of attorney remains irrevocable and continuously valid from the date of execution so long as each shareholder remains as a shareholder of Shenzhen Yitian.

Spousal Consent Letters

Pursuant to these letters, the spouses of the applicable shareholders of Shenzhen Yitian unconditionally and irrevocably agreed that the equity interest in Shenzhen Yitian held by them and registered in their names will be disposed of pursuant to the equity interest pledge agreement, the exclusive option agreement, and the power of attorney. Each of their spouses agreed not to assert any rights over the equity interest in Shenzhen Yitian held by their respective spouses. In addition, in the event that any spouse obtains any equity interest in Shenzhen Yitian held by his or her spouse for any reason, he or she agreed to be bound by the contractual arrangements.

Based on the foregoing contractual arrangements, which grant Shenzhen Weiyixin effective control of Shenzhen Yitian and enable Shenzhen Weiyixin to receive all of their expected residual returns, the Company consolidates Shenzhen Yitian as a VIE.

Stock Compensation:

On September 12, 2020, the board of directors approved the grant of 148,240 Class B ordinary shares to employees, directors and advisors. The shares were valued at $3.31 per share with grant date fair value of approximately RMB 3.4 million (approximately USD 0.5 million). 103,240 ordinary shares are to be vested by December 15 2020 and remaining shares to be vested over a three year period from October 15, 2020.

On January 26, 2021, the board of directors approved the grant of 720,000 Class B ordinary shares to management and employees. The shares were valued at $5.05 per share with grant date fair value of approximately RMB 25.1 million (approximately USD 3.6 million). 180,000 shares are to be vested on March 31, 2021 and remaining shares to be vested over a three year period from March 31, 2021.